Exhibit 10.16

SERIES A1 PREFERRED SHARE PURCHASE AGREEMENT

This Series A1 Preferred Share Purchase Agreement (this “Agreement”) is entered into as of the 20th day of July, 2007 by and between Negevtech Ltd., a private company organized under the laws of the State of Israel, with registered office at 12 Hamada Street, Rehovot, 76703 Israel, and corporate registration number 51-163426-3 (hereinafter the “Company”), and the Investors listed in Schedule A attached hereto (hereinafter each an “Investor” and collectively the “Investors”).

WITNESSETH

         WHEREAS the Investors desire to purchase Series A1 Preferred Shares in the Company and the Company desires to sell and issue Series A1 Preferred Shares in the Company, with such rights, preferences and privileges as set forth in the Amended Articles (as such term is defined below) (“Series A1 Preferred Shares”) pursuant to the terms and conditions set forth in this Agreement; and

         WHEREAS, immediately prior to the Closing (as defined below), the Company shall effect a Recapitalization (as defined and described in Section 1.1 below); and

        WHEREAS, as an inducement to the Company’ shareholders holding Series AA Preferred Shares and/or Series BB-1, BB-2, BB-3 and BB-4 Preferred Shares of the Company (the “Preferred Shareholders”) to exercise fully the rights offered to them to purchase the Company’s Series A1 Preferred Shares under this Agreement, at the Closing the Company shall convert the Recap Ordinary Shares (as defined below) held by each Participating Investor (as defined below) into the Company’s Ordinary Preferred A Shares and/or Ordinary Preferred B Shares, as the case may be, on a one-to-one basis, all as provided hereinafter; and

        WHEREAS, the Company and the Investors desire to set forth the terms and conditions of the sale and purchase of the Company’s Series A1 Preferred Shares;

         NOW THEREFORE, in consideration of the covenants and promises set forth herein, the parties hereto agree as follows:

1.	Recapitalization; Purchase and Sale of Shares

At or immediately prior to (as set forth below), and in any event contingent upon the Closing (as defined below), the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed until all such transactions have been completed, all subject to the terms and conditions of this Agreement:

1.1	Recapitalization

A recapitalization shall take place as reflected in the Capitalization Table attached hereinafter as Schedule 2.2(b) (respectively, the “Recapitalization” and the “Capitalization Table”), such that:

(i) all of the Company’s issued and outstanding and registered and unissued Series AA Preferred Shares and Series BB-1, BB-2, BB-3 and BB-4 Preferred Shares (the “Original Preferred AA Shares”, “Original Preferred BB Shares”, respectively) shall automatically be converted into Ordinary Shares of the Company on a one-to-one basis (the “Converted Ordinary Shares”); and

(ii) an additional number of Ordinary Shares shall be issued to the holders of such Original Preferred AA Shares and Original Preferred BB Shares so as to bring the total number of the Converted Ordinary Shares and the additional Ordinary Shares so issued to 99% of the fully diluted share capital of the Company (the fully diluted share capital shall exclude for such purpose any warrants to purchase Preferred AA Shares, as adjusted pursuant to the Recapitalization), to be allocated among the holders of Original Preferred AA Shares and Original Preferred BB Shares in proportion to the total cash amounts previously paid to the Company for the purchase of all such Original Preferred AA Shares and Original Preferred BB Shares, as set forth in the Reallocation Table attached hereto as Schedule 1.1(ii) (the “Reallocation Ordinary Shares”) ;and

(iii) a 100:1 consolidation of the entire share capital of the Company shall be affected (with any resulting fractions rounded to the nearest whole number) (the “Consolidation”); and

(iv) an additional number of Ordinary Shares shall be issued to each holder of Original Preferred BB Shares who is a Participating Investor, in consideration of the waiver by the holders of Original Preferred BB Shares of the existing full-ratchet anti-dilution protection attached to the Original Preferred BB Shares, such number resulting from applying 85% of the full-ratchet protection such holders of Original Preferred BB Shares would have been entitled to receive upon the Closing had the Ordinary Preferred B Shares been entitled to such anti-dilution rights and assuming a price per Ordinary Preferred B Share that is equal to US$20,000,000 divided by the aggregate number of Converted Ordinary Shares and Reallocation Ordinary Shares (the “Anti-Dilution Ordinary Shares”); and

(v) All outstanding warrants issued by the Company to purchase Original Preferred AA Shares (to the extent not cancelled) and warrants to purchase Original Preferred BB Shares shall be adjusted into warrants to purchase the same number of Ordinary Shares of the Company, followed by an adjustment of the number of purchasable shares and exercise price as a result of the Consolidation;

The Converted Ordinary Shares, the Reallocation Ordinary Shares and the Anti-Dilution Ordinary Shares shall together be referred as the “Recap Ordinary Shares”.

For avoidance of doubt, the holdings of each shareholder of the Company following the Recapitalization shall be as reflected and set forth in the Capitalization Table.

1.2	Sale and Issuance of Series A1 Preferred Shares

At the Closing, subject to the terms and conditions of this Agreement, the Investors shall purchase, severally and not jointly, and the Company shall sell and issue to the Investors, severally and not jointly, an aggregate amount of 11,333,583 (Eleven Million Three Hundred and Thirty Three Thousand Five Hundred and Eighty Three) Series A1 Preferred Shares of the Company, par value NIS 1 each (the “Issued A1 Preferred Shares” or the “Issued Shares”), at US$ 1.3235 per share (the “Price Per Share”), representing a pre-money valuation of the Company of US$20,000,000 on a fully diluted basis following the Recapitalization (excluding from the fully diluted basis for such purpose all warrants to purchase Series AA Preferred Shares, which shall be cancelled prior to the Closing, but including the ESOP Pool (as defined below)), for an aggregate investment of US$15,000,000 (Fifteen Million US Dollars) (the “A1 Purchase Price”) convertible into Ordinary Shares of the Company (Ordinary Shares issuable upon the conversion of the Issued Shares or upon conversion of Ordinary Preferred A Shares or the Ordinary Preferred B Shares shall be referred to as “Conversion Shares”), to be purchased by, and issued to each of the Investors as set forth in Schedule A, in consideration for the amount indicated opposite such Investor’s name.

1.3	Conversion of Recap Ordinary Shares

At the Closing, subject to the terms and conditions of this Agreement, the Company shall convert all Recap Ordinary Shares held by each Participating Investor into Ordinary Preferred A Shares of the Company (the “Ordinary Preferred A Shares”) and/or Ordinary Preferred B Shares of the Company (the “Ordinary Preferred B Shares”), as the case may be, on a one to one basis, such that following such conversion, (i) each Participating Investor who was a holder of Original Preferred AA Shares shall hold one Ordinary Preferred A Share for approximately every $11.1 (Eleven US Dollars and Ten Cents) previously paid to the Company for the purchase of the Original Preferred AA Shares previously held by such holder; (ii) and each Participating Investor who was a holder of Original Preferred BB Shares, shall hold one Ordinary Preferred B Share for approximately every $11.1 (Eleven US Dollars and Ten Cents) previously paid to the Company for the purchase of the Original Preferred BB Shares previously held by such holder, and (iii) all Anti-Dilution Ordinary Shares shall be converted into Ordinary Preferred B Shares on a one-to-one basis, all as set in the Conversion Table attached hereto as Schedule 1.3(a).

A “Participating Investor” shall mean a Preferred Shareholder of the Company that held Original Preferred AA Shares and/or Original Preferred BB Shares immediately prior to the Recapitalization and who participates in the purchase of the Preferred A1 Shares hereunder in at least its Pro-Rata Portion (as such term is defined below).

A “Pro Rata Portion” shall mean an amount resulting from the multiplication of the total amount of Series A1 Preferred Shares offered hereinunder, by a fraction: (i) the numerator of which shall be the total number of Recap Ordinary Shares held by a Preferred Shareholder immediately prior to the Closing and following the Recapitalization, and (ii) the denominator of which is the total number of Recap Ordinary Shares outstanding immediately prior to the Closing and following the Recapitalization held by all Preferred Shareholders, assuming, for the purpose of such calculation, that all Preferred Shareholders of the Company participate in the investment hereunder, all as set forth in the Pro-Rata Portion Table attached hereto as Schedule 1.3(b); provided that all Preferred A1 Shares purchased by persons and/or entities that are Permitted Transferees of each other (as defined in the existing Articles of Association of the Company) shall be aggregated together for the purpose of determining whether an Preferred Shareholder purchases its full Pro-Rata Portion; and provided further that, an Preferred Shareholder that purchases at least 80% of its Pro-Rata Portion shall be deemed to have purchased its full Pro-Rata Portion, if other Preferred Shareholders of the Company purchase in excess of their Pro-Rata Portions, such that the total number of Series A1 Preferred Shares indicated in Section 1.2 above shall be purchased under this Agreement.

1.4	The rights, preferences and privileges of the Series A1 Preferred Shares, the Ordinary Preferred A shares and the Ordinary Preferred B Shares are as set forth in the Amended Articles of Association of the Company attached hereto as Exhibit A (hereinafter referred to as the “Amended Articles”) and in the Shareholders Rights Agreement as amended and restated upon the Closing, in the form attached hereto as Exhibit B (hereinafter referred to as the “Shareholders Rights Agreement”).

1.5	Closing.

The closing of the purchase and sale of the Issued Shares to the Investors (the “Closing”) shall take place on July 20, 2007 or at such other time and place as may be agreed upon orally or in writing by the Company and the Investors investing at least 60% of the A1 Purchase Price invested by all Investors (together, the “Majority Investors”). At the Closing, the following actions shall occur simultaneously (no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents delivered):

(a)	the Company shall deliver to the Investors (unless waived by the Majority Investors):

(i)	copies of resolutions of the Company’s shareholders, in the form attached hereto as Schedule 1.5(a)(i), by which, inter alia: (i) the Articles of Association of the Company were replaced by the Amended Articles; (ii) the authorized share capital of the Company was increased, the ESOP pool has been increased in accordance with Section 1.7 below and the Issued Shares, the Ordinary Preferred A Shares and the Ordinary Preferred B Shares have been created; (iii) all actions and resolutions required in connection with the Recapitalization and the conversion of the Recap Ordinary Shares into Ordinary Preferred A Shares and Ordinary Preferred B Shares under Sections 1.1 and 1.3 above, have been authorized and approved; and (iv) this Agreement and all ancillary documents thereto were approved;

(ii)	validly executed share certificates covering the Issued Shares, the Ordinary Preferred A Shares and the Ordinary Preferred B Shares, issued in the name of each Investor, in the form attached hereto as Schedule 1.5(a)(ii)(a), provided that the share certificates of the Ordinary Preferred A Shares and the Ordinary Preferred B Shares shall be delivered only against delivering to the Company by each Participating Investor of the share certificates covering the Original Preferred AA Shares and/or the Original Preferred BB Shares originally held by it (or a written statement signed by such Participating Investor that such certificate(s) have been lost, stolen or destroyed, in the form attached hereto as Schedule 1.5(a)(ii)(b);

(iii)	a copy of a resolution of the Company’s Board of Directors (the “Board”), inter alia: (i) approving the execution, delivery and performance of this Agreement and the ancillary documents thereto, (iii) issuing and allotting the Issued Shares, the Ordinary Preferred A Shares and the Ordinary Preferred B Shares, and (iii) approving all relevant acts and adopting all relevant resolutions in connection with the Recapitalization, all in the form attached hereto as Schedule 1.5(a)(iii);

(iv)	a copy of the Company’s share register registering the Issued Shares, the Ordinary Preferred A Shares and the Ordinary Preferred B Shares in the Investors’ names and reflecting the shareholding in the Company following all actions and resolutions in connection with the Recapitalization and the conversion of shares under Sections 1.1 and 1.3 above;

(v)	a copy of the notices to be provided by the Company to the Israeli Registrar of Companies immediately after the Closing as required under the law (including with respect to the issuance of the Issued Shares and to the Recapitalization);

(vi)	a copy of the approvals of the transactions contemplated hereby from: (i) the Office of the Chief Scientist of the Ministry of Industry and Trade of the State of Israel (“OCS”); (ii) the Investment Center; and (iii) any other third party the consent of which is required;

(vii)	To the extent requested, Indemnity and Release Agreements to the members of the Company’s Board of Directors in the forms attached hereto as Schedule 1.5(a)(vii), duly executed by the Company.

(b) The Company shall notify the Israeli Registrar of Companies of the issuance of the Issued Shares and the other transactions hereunder promptly after the Closing and shall deliver a copy of such filed stamped notices to the Investors’ counsel.

(c) The non-Israeli Investors shall deliver to the Company a duly executed undertaking to the OCS in the form substantially attached hereto as Schedule 1.5(c), to the extent required by the OCS and if they have not already delivered such undertaking in the past.

1.6	Payment &Conversion of Bridge Loans

(a) $10 Million out of the total A1 Purchase Price shall be due and payable at the Closing, such that each Investor shall pay at the Closing the applicable amount specified opposite such Investor’s name in column I of Schedule A. The remaining proceeds out of the A1 Purchase Price (the “Remainder Amount”) shall be due and payable by each Investor, in the applicable amount specified opposite such investor’s name in column II of Schedule A, within 14 (Fourteen) days following receipt of a written notice from the Company of a call made by the Board.

(b) Payments shall be made by the Investors to the Company in U.S. dollars by way of a bank transfer to the Company’s account (Bank Leumi Le’Israel BM, Rehovot Business Branch (978), account No. 222200/29), by cancellation of such Investor’s respective portion of the Loan Amount (as defined in subsection (c) below) or by such other form of payment as is mutually agreed by the Company and each Investor.

(c) The parties acknowledge that the Investors identified on Schedule 1.6(c) hereto (collectively, the “Lenders”, and individually, a “Lender”) have extended to the Company bridge loans in the original aggregate principal amount of $5,000,000 (the “Loan Amount”) pursuant to the terms and conditions of that certain Convertible Loan Agreement dated as of May 7, 2007 and that certain Convertible Loan Agreement dated as of June 1, 2007 (collectively, the “Loan Agreements”) between the Company, on one hand, and the Lenders (or part of them), on the other hand. At the Closing, the respective unpaid portion of the Loan Amount plus all interest accrued until July 1, 2007, owed to each Lender (without taking into account any accrued interest following July 1, 2007, or discounts, which are waived by the Lenders as of the Closing), as set forth on Schedule A, shall become immediately due and payable and shall be applied against the applicable amount of the A1 Purchase Price to be transferred to the Company by such Lender in consideration for the Series A1 Preferred Shares purchased by it at the Closing. Notwithstanding anything to the contrary in the Loan Agreements, each Lender hereby waives its rights for any accrued but not paid interest accrued after July 1, 2007, discount, any conversion rights and/or any other rights granted to it under the terms of the Loans Agreements. Each Lender hereby acknowledges that upon the issuance of the Issued Shares to such Lender as contemplated hereunder, the Loan Amount owing to such Lender (including any interest accrued after July 1, 2007, or any discount) shall be deemed fully paid and extinguished, and the Company shall have no further obligations to such Lender under the Loan Agreements or any document or instrument in connection therewith.

1.7	ESOP

Immediately prior to the Closing, the number of Ordinary Shares reserved for allocation under the Company’s Employees Share Option Plan (“ESOP”) shall be increased so as to equal 10% of the Company’s share capital on an as converted and fully diluted basis immediately after the Closing, excluding from the fully diluted basis for such purpose all existing warrants to purchase Series AA Preferred Shares, to the extent not cancelled prior to the Closing (the “ESOP Pool”).

2.	Representations and Warranties of the Company

The Company hereby represents and warrants to the Investors that, except as set forth in this Agreement, the Exhibits and Schedules hereto and the Schedule of Exceptions attached hereto, which exceptions shall be deemed to be representations and warranties as if made hereunder, the following representations are true and correct on the date of this Agreement and shall be true and correct on the date of Closing as if made on such date:

2.1	Organization, Good Standing and Qualification.

The Company is a private company duly organized and validly existing under the laws of the State of Israel and incorporated on December 22, 1991. The Company has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted in: (i) the Operation Plan approved by the Board on May 17, 2007; (ii) the Marketing Penetration Plan (as defined below); and (iii) the 2007 Budget approved by the Board on May 17, 2007 (the “2007 Budget”)(subsections (i), (ii) and (iii) are collectively referred to herein as the “Updated Work Plan”), copies of which have been delivered to the lead counsel for the Investors. The Company is duly qualified to transact business in each jurisdiction in which the failure so to qualify is reasonably likely to have a material adverse effect on its assets, financial condition, operating results, prospects or business of the Company as presently conducted and as proposed to be conducted in the Updated Work Plan (“Material Adverse Effect”). The Memorandum of Association and Articles of Association of the Company, all as currently in effect, are attached hereto as Schedule 2.1.

2.2	Capitalization and Voting Rights.

On the date hereof, the authorized share capital of the Company consists of NIS 964,500 divided into:

(i) 53,000,060 Ordinary Shares, par value NIS 0.01 each, of which 624,949 Ordinary Shares are issued and outstanding and 5,636,003 of which are reserved for issuance to employees, consultants, officers, or directors of the Company and/or subsidiary thereof pursuant to the Share Option Plans (such number not including 393,500 Ordinary Shares issued upon exercise of options granted to employees of the Company), of which 5,487,976 have been allocated and the remaining are available for future issuance, (ii) 15,000,000 Preferred AA Shares, par value NIS 0.01 each, of which 13,144,070 are issued and outstanding, (iii) 12,137,708 Preferred BB-1 Shares, par value NIS 0.01 each, of which 8,152,256 are issued and outstanding and (iv) 4,000,000 Preferred BB-2 Shares, par value NIS 0.01 each, of which 3,597,106 are issued and outstanding, (v) 5,862,292 Preferred BB-3 Shares, par value NIS 0.01 each, of which 5,859,274 are issued and outstanding, and (vi) 6,449,940 Preferred BB-4 Shares, par value NIS 0.01 each, of which 4,338,096 are issued and outstanding.

Following the Recapitalization and the Closing, the authorized share capital of the Company will be NIS 56,000,000 divided into (i) 30,000,000 Ordinary Shares, par value NIS 1 each, of which 1,067,013 Ordinary Shares are issued and outstanding and of which 2,640,571 are reserved for issuance to employees, consultants, officers, or directors of the Company and/or subsidiaries thereof pursuant to the Share Option Plans (such number not including 3,935 Ordinary Shares already issued upon past exercise of options granted to employees of the Company), of which 54,880 have been allocated and the remaining are available for future issuance, (ii) 3,500,000 Ordinary Preferred A Shares, par value NIS 1 each, of which 2,386,991 are issued and outstanding, (iii) 10,000,000 Ordinary Preferred B Shares, par value NIS 1 each, of which 9,000,062 are issued and outstanding, and (iv) 12,500,000 Series A1 Preferred Shares, par value NIS 1 each, of which 11,333,583 are issued and outstanding.

The Ordinary Shares and Preferred Shares outstanding prior to the Closing and the Recapitalization, are all duly and validly authorized and issued, fully paid and nonassessable, were issued free of any lien, pledge, claim, charge, restriction, encumbrance or third party rights of any kind (“Security Interest”), and were issued in compliance with all applicable laws, including the relevant securities laws of the State of Israel.

A complete and correct list of the security holders of the Company (including, all warrants and options of the Company’s capital stock) immediately prior to the Closing and the Recapitalization is set forth in Schedule 2.2(a) attached hereto. The individuals and entities identified in Schedule 2.2(a) as the shareholders of the Company immediately prior to the Closing are the registered owners, and to the Company’s best knowledge, the lawful owners, beneficially and of record, of all of the issued and outstanding share capital of the Company, free and clear of any Security Interest, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of every kind, and none of the said individuals owns any other shares, options or other rights to subscribe for, purchase or acquire any capital stock of the Company.

Immediately following the Recapitalization and the Closing, the complete and correct list of the shareholdings (including all warrants and options) of the Company’s share capital will be as set forth in the Capitalization Table attached hereto as Schedule 2.2(b).

Except for (i) the options, warrants and rights detailed in Schedule 2.2(b), (ii) the Issued Shares to be issued under this Agreement and the conversion privileges of such Issued Shares, (iii) the Recapitalization, (iv) the rights provided in Sections 2, 3 & 4 of the Shareholders Rights Agreement, and (v) rights pursuant to the Company’s Articles of Association, there are no outstanding or authorized subscriptions, options, warrants, calls, rights (including conversion or preemptive rights), commitments, anti-dilution rights, exchange rights, or other rights or securities, of any nature whatsoever, or any other agreements, undertakings, promises or commitments of any character for the purchase of or acquisition from the Company of any shares of its share capital or any security convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares.

The Company is not a party or subject to any agreement or understanding, and, to the best of the Company’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

2.3	Officers and Directors.

(a)	The Company and the Subsidiary’s current officers and directors are the individuals appearing in Schedule 2.3 hereto. Except as set forth in the Company’s Articles of Association and the Shareholders Rights Agreement, the Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Company’s Board of Directors. To the Company’s best knowledge, there is no voting agreement or other arrangement among the Company’s shareholders, and there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving written consents with respect to any security or by a director and/or officer of the Company.

(b)	There are no agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided by the Company or the Subsidiary to any of their directors or officers except as set forth in the Schedule of Exceptions.

2.4	Subsidiaries.

The Company owns, beneficially and of record, all of the issued and outstanding share capital of its subsidiaries in Delaware USA, Singapore, Japan and Germany (jointly, the “Subsidiary”) and all the rights thereto, free and clear of liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust or other voting agreements. Except for the Subsidiary, the Company does not own any of the issued and outstanding share capital of any other company, and is not a participant in any partnership, joint venture or other business association. There are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from any Subsidiary or from the Company, any share capital of such Subsidiary and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of any Subsidiary. All issued and outstanding share capital of the Subsidiary was duly authorized, and is validly issued and outstanding and fully paid and nonassessable. The Subsidiary is duly organized, validly existing and in good standing under the laws under which it is incorporated and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as proposed to be conducted. Neither the nature of any Subsidiary’s business as now conducted or as presently proposed to be conducted nor its ownership or leasing of property require that such Subsidiary be qualified to do business or be in good standing in any jurisdiction other than the jurisdiction in which such Subsidiary is organized.

2.5	Authorization and Approvals.

(a)	The Company has all requisite corporate power and authority to execute and deliver this Agreement and any other agreements contemplated hereby or which are ancillary hereto and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Company and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and any other agreements contemplated hereby or which are ancillary hereto, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Issued Shares, has been taken or will be taken prior to the Closing, and this Agreement, any other agreements contemplated hereby or which are ancillary hereto and any obligations contemplated herein constitute valid and legally binding obligations of the Company, enforceable in accordance with its terms subject only to laws affecting the rights and remedies of creditors.

(b)	Except for OCS approval, the Investment Center approval, and the notices to be provided to the Israeli Registrar of Companies with respect to the adoption of the Amended Articles, the increase and change in the composition and structure of its share capital for effecting the Recapitalization including the issuance of the Recap Ordinary Shares, the conversion of the Recap Ordinary Shares held by Participating Investors into Ordinary Preferred A Shares and Ordinary Preferred B Shares and the allocation of the Issued Shares in accordance with this Agreement, no approvals, permits or consents of, or filing with any state or local governmental body, official authority, or any other third party is required under any applicable law or instrument in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.6	Valid Issuance of Issued Shares.

The Issued Shares, the Ordinary Preferred A Shares and the Ordinary Preferred B Shares, to be issued to each Investor pursuant to this Agreement shall, when issued as provided for herein, be duly authorized, validly issued, and issued in compliance with all applicable laws, including Israeli securities laws and free of any pre-emptive rights or similar rights (“Participation Rights”) and any restrictions on transfer, will have the rights, preferences, privileges, and restrictions set forth in the Shareholders Rights Agreement and the Amended Articles (as shall be in force from time to time), and will be free and clear of any taxes, liens, claims, encumbrances or third party rights of any kind (except as specified in this Agreement, the Amended Articles, the Shareholders Rights Agreement and applicable law) and duly registered in the Investor’s name in the Company’s share register and, once the applicable A1 Purchase Price therefor is fully paid for by such Investor as provided for herein, shall be fully paid and non-assessable (provided that until such time as the Remainder Amount is due, all Issued Shares shall be deemed fully paid and as of the time the Remainder Amount becomes due only a portion of the Issued Shares held by an Investor that equal to the Remainder Amount due from such Investor divided by the Price Per Share shall be deemed not fully paid). The Conversion Shares have been duly authorized and reserved for issuance by all necessary corporate action and, when issued and allotted in accordance with the terms of this Agreement and the Company’s Articles of Association, will be duly and validly issued, will have the rights, preferences, privileges and restrictions set forth in the Company’s Articles of Association (as shall be in force from time to time) and will be free and clear of any liens, encumbrances, claims, or third party rights of any kind (except as specified in this Agreement, the Amended Articles, the Shareholders Rights Agreement, and applicable law) and duly registered in the Investor’s name in the Company’s share register and, once fully paid for by such Investor as provided for herein, shall be fully paid and non assessable.

2.7	Litigation.

There is no claim, action, suit, proceeding or, to the best knowledge, information or belief of the Company, investigation pending or currently threatened against the Company, the Subsidiary and there is no claim, action, suit, proceeding or, to the best knowledge, information or belief of the Company, investigation which questions the validity of this Agreement, the Shareholders Rights Agreement, or the right of any of them to enter into it, or to consummate the transactions contemplated hereby, or which is reasonably likely to result, either individually or in the aggregate, in any Material Adverse Effect or any change in the current equity ownership of the Company, nor, to the best knowledge, information or belief of the Company, is there any basis for such claim, action, suit, proceeding or investigation. The foregoing includes, without limitation: (i) actions pending or threatened involving the prior employment of any of the Company’s or the Subsidiary’s employees; (ii) use by employees of the Company or the Subsidiary, in connection with the business of the Company, of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with any such prior employers. Neither the Company nor the Subsidiary is a party to, or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality nor are any of them aware of any pending or threatened action, suit, proceeding or investigation (or of any basis for same) against any of them by any government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company and/or the Subsidiary currently pending or that the Company and/or the Subsidiary intends to initiate.

2.8	Proprietary Information; Patents and Trademarks.

(a)	The Company and the Subsidiary own or have the unrestricted right to use pursuant to written license, sublicense, agreement, or permission, free and clear of any Security Interest, third party rights and royalties, all patents, trademarks, service marks, trade names, mask works, and copyrights and all trade secrets, including know-how, invention, designs, processes, computer programs, algorithms, firmware and technical data, concepts, techniques, methods, systems, drawings, photographs, models, prototypes, research materials, formulas, development or experimental work, work in progress, mask work, cost data, marketing plans, product plans, business strategies, financial information, forecasts, personnel information and customer or supplier lists currently used and/or necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted in the Updated Work Plan (collectively: “Intellectual Property”).

(b)	Schedule 2.8 identifies each: (a) patent, trade mark, domain name or registration which has been issued to the Company or the Subsidiary with respect to any of the Intellectual Property; (b) pending patent or trade mark application or application for registration which the Company or the Subsidiary has made with respect to any of the Intellectual Property; (c) each trade name or unregistered trademark used by the Company or the Subsidiary; and (d) license, agreement, or other permission which the Company or the Subsidiary has received from or granted to any third party with respect to any of the Intellectual Property (together with any exceptions). With respect to each item of Intellectual Property required to be identified as set forth in this Section 2.8: (i) the Company or the Subsidiary possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, royalty, commission or similar arrangements or other restriction and free and clear of any right of any academic or research institution, government, previous employer of any of the Founders (as defined below) or any other third party; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges in a material manner the legality, validity, enforceability, use, or ownership of the item; (iv) neither the Company nor the Subsidiary has ever agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and (v) neither the Company nor the Subsidiary has granted, and there are not outstanding, any options, licenses or agreements of any kind relating to the Intellectual Property, nor is the Company or the Subsidiary bound by or a party to any option, license or agreement of any kind with respect to any of the Intellectual Property.

(c)	Each item of Intellectual Property owned or used by the Company or the Subsidiary immediately prior to the Closing hereunder will be owned or available for use by them on substantially the same terms and conditions immediately subsequent to the Closing hereunder. Except for readily and commercially available off-the-shelf software, no other Intellectual Property of any kind required by the Company or the Subsidiary to conduct their business, as currently conducted and as presently proposed to be conducted, is owned by a third party or would require the payment of any fee or royalty. The Company and the Subsidiary have complied in all material respects with the requirements of, and has filed all material documentation required in dealing with, any patent or trademark registry agency in which their patent and/or trademarks applications were filed.

(d)	To the best knowledge of the Company, (i) neither the Company nor the Subsidiary has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of any third party nor will the conducting by them of their business, or use of the Intellectual Property, as presently conducted and as presently proposed to be conducted interfere, infringe upon, misappropriate or otherwise come into conflict with any intellectual property rights of any third party; (ii) neither the Company nor the Subsidiary has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or the Subsidiary must license or refrain from using any intellectual property rights of any third party) and to the Company’s knowledge there is no basis for such; and (iii) to the best knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property of the Company or the Subsidiary.

(e)	Neither the Company nor the Subsidiary is obligated nor is the Company aware that any of the Company’s or the Subsidiary’s employees under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of its, his or her best efforts to promote the interests of the Company or that would conflict with the Company’s or the Subsidiary’s business as now conducted and as presently proposed to be conducted in the Updated Work Plan. Neither the execution nor the delivery of this Agreement, the Shareholders Rights Agreement, the carrying on of the Company’s and the Subsidiary’s business by any of their respective employees, nor the conduct of the Company’s and the Subsidiary’s business as proposed to be conducted, will: either (i) to the best of the Company’s knowledge, information or belief, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated, or (ii) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which the Company or the Subsidiary is now obligated. To the best of the Company’s knowledge information or belief, for the conduct of its and the Subsidiary’s business as now conducted and as presently proposed to be conducted in the Updated Work Plan, it will not be necessary to utilize any inventions of people the Company currently intends to hire, owned by their prior employer.

All Intellectual Property related to the Company, the Subsidiary and their business, developed by the founders of the Company listed in Schedule 2.8(e) (the “Founders”) prior to the incorporation of the Company (“Founders IP”) was duly assigned to the Company by the Founders at the time of, or following, the incorporation of the Company, free and clear of any Security Interest, and to the Company’s best knowledge, all declarations and documents required by the various authorities around the world in order to register such assignments have been duly submitted; and neither the Founders nor, to the Company’s best knowledge, any other party has any interest in or rights to any of the Founders IP. During the period in which the Founders were developing the Founders IP, the Founders to the Company’s best knowledge were not employed by any third party or involved in any consulting relationship with any third party. The Founders, to the Company’s best knowledge, are the sole inventors and developers of the Founders IP (including the inventions, methods and devices described and claimed in the patents which are part of such IP) without any contribution, assistance or participation of any third party.

(f)	Each employee, officer and consultant of the Company or Subsidiary has executed a Proprietary Information and Inventions Agreement and/or an Employment Agreement and/or any similar agreement, containing confidentiality, non compete and assignment of invention provisions in the form provided to lead counsel for the Investors, and to the Company’s best knowledge none of the Company’s or the Subsidiary’s employees, Founders, officers or consultants are in violation thereof, and the Company will use its best efforts to prevent any such violation.

(g)	The Company and the Subsidiary have taken measures to protect the secrecy, confidentiality and value of all their intellectual property, which measures are reasonable and customary in the industry in which they operate.

(h)	There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, and neither the Company nor the Subsidiary is bound by or is a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity other than licenses arising from the purchase or use of “off-the-shelf” or other standard products.

2.9.	Compliance with Law and Other Instruments.

Neither the Company nor the Subsidiary is in violation or default of any provisions of their Memorandum or Articles of Association or applicable charter documents, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, of any provision of law applicable to it, which violation or default is reasonably likely to have a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement, the Shareholders Rights Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and/or giving of notice, either a default under any such material provision, instrument, judgment, order, writ, decree or contract or an event which is reasonably likely to result in the creation of any material lien, charge or encumbrance upon any assets of the Company or the Subsidiary, suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization, or approval applicable to the Company or the Subsidiary, their business or operations or any of their assets or properties.

2.10	Agreements; Action.

(a)	Except for the agreements explicitly contemplated hereby and by the Shareholders Rights Agreement there are no agreements, understandings or proposed transactions between the Company or the Subsidiary and any of their officers, directors or shareholders or their affiliates.

(b)	There are no Material Agreements, judgments, orders, writs or decrees to which the Company or the Subsidiary is a party or by which either is bound.

(c)	For purposes of Section 2.10(a) and (b), “Material Agreements” shall mean (i) any agreement or proposed transaction with respect to any transaction to which the Company or the Subsidiary is a party and in which the amount involved exceeds US$250,000, (ii) any agreement or proposed transaction which relates to the Company’s or the Subsidiary’s intellectual property and any agreement or proposed transaction which relates to intellectual property rights of any third party, (iii) distribution agreements, (iv) non-disclosure agreements (other than with employees and distributors of the Company or he Subsidiary), (v) any agreement or proposed transaction between the Company or the Subsidiary and shareholder of the Company or other Interested Party (as such a term is defined under the Israeli Securities Act 1968) of the Company, (vi) any written agreement between the shareholders of the Company of which the Company has actual knowledge, (vii) any agreement or proposed transaction restricting or affecting the development, manufacture or distribution of the Company’s products or services, and (viii) any agreement or proposed transaction which materially restricts or limits the Company’s or the Subsidiary’s right to do business or compete in any area or any field with any person, firm or company. All Material Agreements are in full force and effect and the Company has no knowledge of the invalidity of or grounds for rescission on any of these agreements, or of any intention to terminate any such agreements. Neither the Company nor the Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation nor is any person, firm or corporation a guarantor of any indebtedness of the Company or the Subsidiary.

For the purpose of this subsection 2.10(c) all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company or the Subsidiary has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of this subsection.

(d)	Other than as set forth in the Financial Statements, since their incorporation, neither the Company nor the Subsidiary has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities, (iii) made any loans or advances to any person, or given a guarantee or created any charge, lien or other encumbrance on any of its assets and/or its unissued and unpaid share capital for any obligation of any person, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, and in respect of (ii), (iii) and (iv) other than in the ordinary course of business.

(e)	Neither the Company nor the Subsidiary are parties to nor are they bound by any contract, agreement or instrument, or subject to any restriction under its Memorandum or Articles of Association, which is reasonably likely to have a Material Adverse Effect.

2.11	Related-Party Transactions.

No employee, officer, or director of the Company or the Subsidiary or member of his or her immediate family is indebted to the Company or the Subsidiary, and neither the Company nor the Subsidiary are indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which either the Company or the Subsidiary are affiliated or with which the Company or the Subsidiary have a business relationship, or any firm or corporation that competes with the Company. To the best of the Company’s knowledge, no member of the immediate family of any officer or director of the Company or the Subsidiary is directly or indirectly interested in any material contract with the Company.

2.12	Permits.

The Company and the Subsidiary have all franchises, permits, licenses, and any similar authority necessary for the conduct of their business as now being conducted by it, the lack of which is reasonably likely to have a Material Adverse Effect, and the Company believes that the Company and the Subsidiary can obtain, without undue burden or expense, any similar authority for the conduct of their respective business as proposed to be conducted in the Updated Work Plan. The Company and the Subsidiary are not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

2.13	Environmental and Safety Laws.

To the best knowledge, information or belief of the Company, neither the Company nor the Subsidiary is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best knowledge information and belief of the Company, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.14	Manufacturing and Marketing Rights.

Neither the Company nor the Subsidiary has granted rights to manufacture, produce, assemble, license, market, or sell its respective products to any other person and is not bound by any agreement that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its respective products.

2.15	Disclosure.

The Company has fully provided the Investors with all the information that the Investors have requested for deciding whether to purchase the Issued Shares and to make the transactions contemplated in this Agreement and in the Shareholders Rights Agreement, and all information which the Company believes is necessary to enable the Investors to make such decisions. Neither this Agreement, the Shareholders Rights Agreement, nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. There is no material fact or information relating to the business, prospects, condition (financial or otherwise), affairs, operations, or assets of the Company that has not been disclosed to the Investors in writing by the Company.

2.16	Updated Work Plan.

The Updated Work Plan as defined above, has been prepared in good faith by the Company and to the best knowledge, information or belief of the Company do not contain any untrue statement of a material fact, nor are there any other material facts or matters of which the Company is aware which are reasonably likely to make the statements made therein misleading, except that with respect to projections and assumptions contained in the Updated Work Plan, the Company represents only that such projections and assumptions were prepared and/or made in good faith. The parties agree that such estimates and projections are not purely factual in nature, that the business of the Company is subject to certain risk factors and no assurance can be or is given that the assumptions are correct or that any of the forecasts, projections, expectations or transactions contemplated therein will be attained.

2.17	Registration Rights.

Except as provided in the Shareholders Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights and F-3 registration rights, to any person or entity.

2.18	Title to Property and Assets.

Full and accurate details of the Company’s and the Subsidiary’s material tangible properties and assets are contained in Schedule 2.18 to this Agreement. The Company and the Subsidiary own their respective property and assets free and clear of all mortgages, liens, loans and encumbrances. With respect to the property and assets that the Company and the Subsidiary lease, the Company and the Subsidiary are in compliance with their respective leases, except for such non-compliance which is not reasonably likely to have a Material Adverse Effect and the Company and the Subsidiary hold valid leasehold interests free of any material liens, claims or encumbrances. No tangible assets owned by the Company are shared by the Company with any other person.

2.19	Financial Statements

Attached as Schedule 2.19 is the Company’s audited consolidated annual financial statements for the year ended December 31, 2006 and reviewed but unaudited financial statements for the period ending March 31, 2007 (the “Financial Statements”). The Financial Statements have been prepared in accordance with US generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements accurately present, in all material respects, the financial condition and operating results of the Company and the Subsidiary as of the dates, and for the periods, indicated therein. All proper and necessary books of account and accounting records have been maintained by the Company, are in its possession and contain accurate information in accordance with generally accepted principles consistently applied relating to all transactions to which the Company has been a party.

2.20	Financial Issues.

(a)	The Company and the Subsidiary maintain and will continue to maintain a standard system of accounting established and administered in accordance with US GAAP with reconciliation to Israeli GAAP.

(b)	Except as stated in the Financial Statements, neither the Company nor the Subsidiary has any liabilities, debts or obligations, whether accrued, absolute or contingent, incurred, since its incorporation, except in the ordinary and usual course of business. Since its incorporation, the Company has been operating in the ordinary and usual course of business.

2.21	Changes.

Since March 31, 2007, there has not been:

(i)	any change in the assets, liabilities, financial condition or operating results of the Company or the Subsidiary from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(ii)	any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect;

(iii)	any waiver by the Company or the Subsidiary of a valuable right or of a material debt owed to it;

(iv)	any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or the Subsidiary, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as presently proposed to be conducted in the Updated Work Plan).

(v)	any change or amendment to a material contract or arrangement by which the Company or the Subsidiary or any of their respective assets or properties are bound or subject;

(vi)	any material change in any compensation arrangement or agreement with any employee of the Company;

(vii)	any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company or the Subsidiary;

(viii)	any resignation or termination of employment of any key officer of the Company, and to the best knowledge of the Company there is no impending resignation or termination of employment of any such officer;

(ix)	receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(x)	any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or the Subsidiary, with respect to any of their respective material properties or assets, except liens for taxes not yet due or payable;

(xi)	any loans or guarantees made by the Company or the Subsidiary to or for the benefit of its respective employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(xii)	any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

(xiii)	to the best knowledge of the Company, any other event or condition of any character that is reasonably likely to have a Material Adverse Effect; or

(xiv)	any agreement or commitment by the Company or the Subsidiary to do any of the things described in this Section 2.21.

2.22	Tax Returns, Payments and Elections.

The Company and the Subsidiary have filed all tax returns and reports (including information returns and reports) as required by law. These returns and reports are true and correct in all material respects. The Company hereby represents and warrants that the provision for taxes of the Company and the Subsidiary as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. To the best of their knowledge, the Company and the Subsidiary have not elected pursuant to any applicable tax law any election that would have a material effect on the Company, its respective financial condition, its respective business as presently conducted or presently proposed to be conducted or any of its respective properties and/or its respective material assets. The Company and the Subsidiary have never had any tax deficiency proposed or assessed against them and have not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company’s or the Subsidiary’s income tax returns have ever been audited by governmental authorities or, if audited no material comments or claims by governmental authorities were made with respect to such audits. Since the date of the Financial Statements, the Company and the Subsidiary have not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company and the Subsidiary have made adequate provisions on their respective books of account for all taxes, assessments and governmental charges with respect to their respective business, properties and operations for such period. The Company hereby represents and warrants that the Company and the Subsidiary have withheld or collected from each payment made to each of their respective employees, the amount of all taxes (including, but not limited to, Israeli income taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

2.23	Minute Books.

The minute books of the Company and the Subsidiary contain a complete summary of all meetings of directors and shareholders since the time of their incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

2.24	Labor Agreements and Actions; Employee Compensation.

(a)	Neither the Company nor the Subsidiary is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union other than those provisions of general agreements between the Federation of Labor Unions (the “Histadrut”) and the Coordination Bureau of Economic Organizations which may be applicable to certain classes of employees by virtue of extension orders, and no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company or the Subsidiary. There is no strike or other labor dispute involving the Company or the Subsidiary pending, or to the best knowledge of the Company, that is likely to have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving the Company or the Subsidiary. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or the Subsidiary, nor does the Company or the Subsidiary have a present intention to terminate the employment of any of the foregoing. Schedule 2.24, which was previously delivered to lead counsel of the Investors, sets forth the names of each of the Company’s and the Subsidiary’s employees and consultants. The Company and the Subsidiary are or at the Closing will be a party to an employment agreement with each employee of the Company and the Subsidiary, as applicable. The employment of each officer and employee of the Company or the Subsidiary is terminable at the will of the Company or the Subsidiary, subject to the payment of severance and other payments as provided by law and/or pursuant to any applicable employment agreements. The Company and the Subsidiary have complied in all material respects with all applicable laws related to employment. Except as set forth in Schedule 2.24, the Company and the Subsidiary are not parties to or bound by any currently effective employment deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

Schedule 2.24 contains a list of all written and material oral promises, agreements, arrangements and understandings, with officers, directors, employees and consultants (other than attorneys and accountants) of the Company and the Subsidiary, which are presently in effect, detailing the name, title or position, annual salary/compensation (including bonuses, commissions, and deferred compensation), pensions (including those required by all applicable laws), retirement benefits, company cars, profit sharing, and any interests in any incentive compensation plan.

The severance pay to the employees of the Company and the Subsidiary is fully funded or provided for in the Financial Statements in accordance with US generally accepted accounting principals. All liabilities of the Company in connection with its employees (excluding illness pay and advance notice of termination) were adequately accrued in the Financial Statements and the Company is not aware of any circumstance whereby any employee might demand any claim for compensation on termination of employment beyond the amount of statutory or contractual severance pay to which such employee may be entitled. All obligations of the Company and the Subsidiary with respect to statutorily required severance payments have been fully satisfied or have been funded by contributions to appropriate insurance funds.

(b)	All grantees under the Share Option Plans have provided the trustees nominated under the plans with a proxy for the exercise of all rights granted to them with respect to their shares and options, including voting rights, until the consummation of an IPO.

2.25	Government Sponsored Programs.

Schedule 2.25 attached hereto contains an accurate and complete list of all grants and other benefits, including tax benefits, received or applied for by the Company or the Subsidiary from any governmental authority. The Company has received certain grants in support of its research and development through the OCS. The Company is in compliance in all respects with all of the terms and provisions of its grants from the OCS and any other grants or benefits listed as received in Schedule 2.25 and applicable laws and regulations in order to continue to qualify for such grants and in order not to give rise to any obligation to prepay the amount of such grants nor to require the Company to repay to the OCS any amount in excess of such grants before due.

2.26	Brokers.

The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

2.27	Significant Customers and Suppliers.

No customer, sub-contractor or supplier that is significant to the Company or the Subsidiary, has terminated, materially reduced or threatened to terminate or materially reduce or limit (i) its relationship with the Company or the Subsidiary, or (ii) its purchases from or provision of products or services to the Company or the Subsidiary, as the case may be.

2.28	Insurance.

The Company and the Subsidiary have in full force and effect insurance policies of financially sound and reputable insurers, as to their respective properties and business, in scope and amount customary and reasonable for the businesses in which the Company and the Subsidiary are engaged or presently propose to engage, with coverage sufficient in amount to allow them to replace any of their material properties that might be damaged or destroyed or compensation by or for the Company and the Subsidiary. The Company and the Subsidiary have not done or suffered anything to be done that has rendered or might render any policies of insurance void or voidable and the Company and the Subsidiary have complied in all material respects with all conditions contained in such policies. Schedule 2.28 sets forth a list of insurance policies currently maintained by the Company and the Subsidiary and the coverage thereunder.

2.29	Effectiveness; Survival; Indemnification

(a)	Closing: Each representation and warranty of the Company is deemed to be made on the date of this Agreement and at the Closing, and shall survive and remain in full force and effect after the Closing for a period until the earlier of forty eight (48) months thereafter or the initial public offering of the Company’s securities, except for each of the representations and warranties made in Sections 2.2 and 2.6 that shall be in effect indefinitely, and the representations and warranties made in Sections 2.7, 2.8 and 2.22 which shall remain in full force and effect after the Closing for a period of 7 (seven) years or the initial public offering of the Company’s securities, whichever is the earlier. In the event of any breach or misrepresentation of any covenant, warranty or representation made by the Company under this Agreement, the Company shall indemnify the Investors and hold them harmless from any and all loss, damage, liability and expense sustained or incurred by the Investors as a result of or in connection with said breach or misrepresentationfor an amount not exceeding the sum of the A1 Purchase Price actually paid by such Investor to the Company pursuant to this Agreement.

(b)	Notwithstanding the foregoing, any limitations set forth in subsection 2.29 shall not apply to any claim for indemnification that is based on a willful or intentional breach or misrepresentation of any covenant, warranty or representation made by the Company under this Section 2, and the representations and warranties made by the Company under this Section 2 in respect of any such claim shall be unlimited by time.

(c)	Any amount due to any Investor as a result of a claim for indemnification shall be determined after deducting or setting off, as the case may be, all monetary recovery from insurers and other third parties and any savings of taxes or other governmental or administrative levies. For the avoidance of doubt, the limitation under this Section 2.29(c), shall not restrict any such insurer or other third parties from claiming back from the Company any moneys paid to the Investors pursuant to this Section 2.29(c) subject, however, to the restrictions and limitations set forth in Section 2.29(a) and (b) above.

2.30	Indemnity Procedure.

Promptly after receipt by an Investor of notice of the commencement of any action, proceeding, or investigation of any third party in respect of which indemnity may be sought as provided in subsection 2.29 above, it shall accordingly notify the Company (the “Indemnitor”). The Company shall promptly assume the defense of the Investor with counsel reasonably satisfactory to the Investor, and the fees and expenses of such counsel shall be at the sole cost and expense of the Company. The Investor will cooperate with the Indemnitor in the defense of any action, proceeding, or investigation for which the Company assumes the defense. The Indemnitor shall not be liable for the settlement of any action, proceeding, or investigation effected without its consent, which consent shall not be unreasonably withheld.

3.	Representations and Warranties of the Investors

Each Investor hereby represents and warrants that:

3.1	Authorization: Ownership of Shares.

        All action on the part of the Investor, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the Shareholders Rights Agreement, and the performance of all obligations hereunder has been taken or will be taken prior to the Closing, and this Agreement and the Shareholders Rights Agreement constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject only to laws affecting the rights and remedies of creditors. The Investor is duly organized and properly registered in the jurisdiction of its organization. The execution, delivery and performance of this Agreement and the Shareholders Rights Agreement, will not violate any provision of the corporate documents of the Investor, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to its best knowledge, of any provision of law, rule or regulation applicable to the Investor.

3.2	Purchase Entirely for Own Account.

        This Agreement is made with the Investor in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of this Agreement the Investor hereby confirms, that the Issued Shares (for the purposes of this Section 3, collectively, the “Securities”) will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities.

3.3	Disclosure of Information.

        The Investor represents that it is a sophisticated investor with the experience in making venture capital investments, including in high-tech companies and projects. It was not organized for the specific purpose of acquiring the Issued Shares. It is able financially to bear the risks involved in such investment and it has received all the information it considers necessary or appropriate for deciding whether to purchase the Issued Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its business, management, financial affairs and the terms and conditions of the offering of the Issued Shares. The foregoing, however, does not limit or modify the representations and warranties in Section 2 of this Agreement or the right of the Investor to rely thereon.

3.4	Office of the Chief Scientist

        It is aware that the Company has received financing for certain research and development projects through the OCS and it is aware, and agrees to the application, of the provisions of the Law for the Encouragement of Industrial Research and Development, 5744-1984 and of Regulations promulgated thereunder, to the Company, including, inter alia:

(a)	the Company’s obligation to pay royalties to the State of Israel;

(b)	that the manufacture of any product developed as a result of any project so funded take place in the State of Israel unless the Research Committee of the OCS pursuant to the above law otherwise determines, subject to and pursuant to the above law; and

(c)	that know-how derived from any project so funded may not be transferred to third parties without the approval of the Research Committee of the OCS subject to and pursuant to the above law.

3.5	Israeli Securities Law

If listed in Schedule 3.5 A it is a “Venture Capital Fund” as defined in the Appendix to the Israeli Securities Law, 5768-1968 and if listed in Schedule 3.5 B it confirms that it is not a resident of Israel and that no offer to purchase securities of the Company was made to it in Israel.

4.	Conditions of Investor’s Obligations at Closing.

        The obligations of the Investors under Section 1 of this Agreement are subject to the fulfillment on or before the Closing, of each of the following conditions (any or all of which may be waived, in whole or in part, by the Majority Investors.

4.1	Representations and Warranties.

        The representations and warranties contained in Section 2 shall be true on and as of the Closing as though such representations and warranties had been made on and as of the date of the Closing.

4.2	Performance.

        The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3	Proceedings and Documents.

        All corporate and other proceedings in connection with the transactions contemplated at the Closing, and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors’ counsel, and the Investors shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

4.4	Consents and Approvals, Delivery of Documents

        The Company shall have received and shall have provided the Investors with copies, satisfactory to the Investors’ counsel, of all permits, consents, approvals and authorizations which shall be necessary or required to consummate this Agreement, the Shareholders Rights Agreement and to issue and sell the Issued Shares, including without limitation the waivers, consents and approvals set forth in Section 1.3 hereof, for the Recapitalization and OCS and Investments Center’s approval for the transactions contemplated hereby and for the issuance of the Issued Shares, the Ordinary Preferred A Shares and the Ordinary Preferred B Shares. All the actions to be taken as set forth in Section 1.3 above shall have been completed to the satisfaction of the Investors. Documents to be delivered by the Company, as set forth in Section 1.3 above, shall be delivered. All such documents shall be satisfactory in form and substance to the Investors.

4.5	Opinion of Company Counsel.

        On or prior to the Closing, the Investors shall have received from Tulchinsky Stern Marciano, Ben-Zur, Cohen, & Co. Law Offices, counsel for the Company, an opinion, dated as of Closing, in form and substance acceptable to Investors’ lead counsel attached hereto as Schedule 4.5.

4.6	Shareholders Rights Agreement

        On or prior to the Closing, the Shareholders Rights Agreement shall have been amended and shall be in the form attached hereto as Exhibit B .

4.7	Absence of Adverse Changes

        From the date hereof until the Closing, there will have been no material adverse change in the financial or business condition or prospects of the Company, in the sole judgment of the Majority Investors.

4.8	No Action.

No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any state, municipal, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

4.9	Amended Articles of Association.

        Prior to the Closing, the Amended Articles shall have been adopted by the Company’s shareholders.

4.10	Officer’s Certificate.

        On or prior to the Closing, a certificate from the chief financial officer of the Company, certifying as to the matters set forth in Section 4.1, 4.2, 4.7 and 4.8 in the form attached hereto as Schedule 4.10, shall have been delivered to the Investors.

4.11	Due Diligence Review

        The Investor’s legal, business and financial due diligence review of the Company and the Subsidiary shall have been completed to the sole and complete satisfaction of the Investors and their counsel.

4.12	Management Rights Letter

        The Company shall have executed and delivered to each Investor who so requested a Management Rights Letter in the form attached hereto as Schedule B.

4.13	ESOP

        The number of Ordinary Shares reserved for allocation under the Company’s ESOP shall be increased as described in Section 1.7 above.

4.14	Consents and Approvals

        The Company shall have received all permits, consents, approvals and authorizations which shall be necessary or required to consummate this Agreement and to issue and sell the Issued Shares, the Ordinary Preferred A Shares and the Ordinary Preferred B Shares, and shall have received the Board and shareholders approval for the Recapitalization and the conversion of the Recap Ordinary Shares into Ordinary Preferred A Shares or Ordinary Preferred B Shares, as applicable as contemplated under this Agreement.

5.	Conditions of the Company’s Obligations at Closing.

        The obligations of the Company to the Investors under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

5.1	Representations and Warranties.

        The representations and warranties of the Investors contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2	Payment of Consideration.

        The Investors shall have delivered the consideration specified in Section 1.2 above.

5.3	Shareholders Rights Agreement

        On or prior to the Closing, the Shareholders Rights Agreement shall have been amended and shall be in the form attached hereto as Exhibit B.

5.4	Amended Articles of Association.

        Prior to the Closing, the Amended Articles shall have been adopted by the Company’s shareholders.

5.5	Consents and Approvals

        The Company shall have received all permits, consents, approvals and authorizations which shall be necessary or required to consummate this Agreement and to issue and sell the Issued Shares, the Ordinary Preferred A Shares and the Ordinary Preferred B Shares, and shall have received the Board and shareholders approval for the Recapitalization and the conversion of the Recap Ordinary Shares into Ordinary Preferred A Shares and Ordinary Preferred B Shares, as applicable as contemplated under this Agreement.

5.6	No Judgment or Order.

        There shall not be on the Closing, any judgment or order of a court of competent jurisdiction or any ruling, regulation or order of any agency of the Israeli government which would prohibit or have the effect of preventing consummation of the sale of the Issued Shares.

6.	Covenants of the Company.

6.1	Use of Proceeds.

        The Company shall utilize the funds received from the Investors under this Agreement in accordance with the 2007 Budget, as updated from time to time in by the Board of Directors of the Company.

6.2	Amended Articles of Association.

        Within 14 days of the Closing, the Company shall file the Amended Articles with the Israeli Registrar of Companies.

7.	Press Release.

        No party, shall issue any public statement or release concerning this Agreement and the transactions contemplated hereby without the prior written approval of the Company and the Majority Investors.

8.	Miscellaneous.

8.1	Survival of Representations.

        The warranties, representations and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

8.2	Successors and Assigns.

        Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including Permitted Transferees, as such term is defined in the Company’s Amended Articles, of any Issued Shares and Conversion Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3	Finders Fee

        Each of the Company and the Investors represent as to themselves, that no person or entity shall be entitled to any broker’s or finder’s fees or any other commission or similar fee in connection with this Agreement. The Company agrees to indemnify and to hold harmless the Investors and the Investors agree to indemnify and hold harmless the Company and the Founders from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investors or the Company, or any of their respective officers, partners, employees, or representatives are respectively responsible.

8.4	Governing Law.

        The Company and the Investors agree that this Agreement shall be governed by and construed under the laws of the State of Israel and that the exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the applicable Tel Aviv Court.

8.5	Counterparts.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6	Titles and Subtitles.

        The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7	Notices.

        Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after the day of deposit with a National Post Office, if delivered by first class mail, postage prepaid, if addressed to a party in the same country or fourteen (14) after deposit with a National Post Office, if delivered by first class mail, postage prepaid, if addressed to a party in a different country, (b) upon delivery, if delivered by hand (c) five (5) days after the day of deposit with recognized overnight courier service freight prepaid or (d) one (1) business days after the business day of facsimile transmission, if delivered by facsimile transmission with a copy by first class mail, postage prepaid, and each notice shall be addressed to the party to be notified at the address set forth in this section as follows:

For the Company.

Negevtech Ltd.
attn:	CEO
address:	Beit Tamar
12 Hamada St.
Rehovot 76122

tel:	08-9366050
fax:	08-9366051

For the Investors:

As set out on Schedule A.

or at such other address as such party may designate by fourteen (14) days’ advance written notice to the other parties.

8.8	Expenses.

        Upon Closing, the Company will pay from the proceeds of the A1 Purchase Price the legal fees and expenses of the lead counsel appointed by the Investors, Ori Rosen & Co., Law Offices, actually incurred by the Investors in connection with the transactions contemplated under this Agreement, up to a total of $25,000 plus VAT.

8.9	Entire Agreement; Amendments and Waivers.

        This Agreement (together with the schedules and exhibits attached hereto) contains the entire understanding of the parties with respect to its subject matter and all prior negotiations, discussions, commitments, and understandings heretofore between them with respect thereto are merged herein. Any term of this Agreement may be amended, directly or indirectly, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Majority Investors, excluding, however, the number of shares issued to each Investor and the Price Per Share, that may not be changed with respect to such Investor unless such Investor has consented thereto in writing.

8.10	Severability.

        If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

         Negevtech Ltd.

By:	_______________________________________

Name:	_______________________________________

Title:	_______________________________________

Date:	_______________________________________

IN WITNESS WHEREOF, we affix our signatures hereto as of the date set forth above.

INVESTORS:

Investor	Address
Pitango Venture Capital Fund III (Israeli Sub) L.P.	11 HaManofim Street Bldg. B Herzliya 46725, Israel
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.
Pitango Venture Capital Fund III (Israeli Investors) L.P.
Pitango Parallel Investor Fund III (Israel), L.P.
Pitango Principles Fund III (Israel) L.P.
Pitango Venture Capital Fund III Trusts 2000 Ltd.
Shrem, Fudim, Kelner Founders Group II L.P.	21 Ha'arbaa Street Tel Aviv 64739, Israel
Shrem Fudim Kelner & Co. Ltd.
Shrem Fudim Kelner Founders Group II Annex Fund L.P.
SVE Star Ventures Enterprises GmbH & Co. No. IX KG.	Star Ventures Management Possartstrasse 9 D-81679 Munich Germany Contact: Nicolas Sammartino
Star Growth Enterprise, a German Civil Law Partnership (with limitation of liability
SVM Star Ventures Managementgesellschaft mbH Nr. 3
Star Management of Investments No. II (2000) L.P.	SVM Star Venture Capital Management Ltd. 11 Galgaley Haplada St., P.O. Box 12600, Herzelia Pituach, 46733, Israel. Contact: Tami Gilboa-Arbel
Genesis Partners II, L.D.C.	Ackerstein Towers B 11 HaMenofim St Herzliya, 46733 Israel
Genesis Partners II (Israel), L.P.
Poalim Ventures Ltd.	Alrov Tower, 46 Rothschild Blvd, Tel Aviv 66883, Israel Facsimile: 03-5675760
Poalim Ventures I Ltd.
Poalim Ventures II L.P.
Wellington Partners Venture III Technology Fund L.P.	Theresienstrasse 6, 80333 Muenchen, Germany
Amadeus III	Mount Pleasant House 2 Mount Pleasant Cambridge CB3 0RN
Amadeus III Affiliates Fund L.P.	2711 Centerville Road Suite 400, Wilmington, New Castle County, Delaware 19808

[See separate signature pages for each Investor]

Schedule A

Bridge Loan Interest	7.77%	1-Jul-07

Name	Date	Bridge Loan $2M	Interest	Total

Pitango Venture Capital Fund III (Israeli Sub) L.P.	9-May-07	393,593	4,441	398,034
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.	9-May-07	36,386	411	36,797
Pitango Venture Capital Fund III (Israeli Investors) L.P.	9-May-07	106,429	1,201	107,630
Pitango Parallel Investor Fund III (Israel), L.P	9-May-07	33,089	373	33,462
Pitango Principles Fund III (Israel) L.P.	9-May-07	13,855	156	14,011
Pitango Venture Capital Fund Trusts 2000 Ltd.	9-May-07	27,709	313	28,022
Shrem, Fudim, Kelner Founders Group II L.P.			-	-
Shrem Fudim Kelner Founders Group II Annex Fund L.P.			-	-
Shrem, Fudim Kelner & Co Ltd.			-	-
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.	9-May-07	276,287	3,117	279,404
Star Management of Investments No. II (2000) L.P.	8-May-07	36,298	417	36,715
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)	9-May-07	277,423	3,130	280,553
SVM Star Ventures Managmenttgesellschaft mbH Nr. 3		-	-	-
Genesis Partners II, L.D.C.	4-May-07	304,032	3,754	307,786
Genesis Partners II (Israel) L.P.	4-May-07	44,922	555	45,477
Poalim Ventures Ltd.	10-May-07	31,815	352	32,167
Poalim Ventures I Ltd.	10-May-07	48,947	542	49,489
Poalim Ventures II L.P.	17-May-07	99,238	951	100,189
Wellington Partners Venture III Technology Fund L.P.	7-May-07	262,635	3,075	265,710
Amadeus III			-	-
Amadeus III Affiliates Fund LP			-	-

Total		1,992,658	22,788	2,015,446

Name	Date	Bridge Loan $3M	Interest	Total

Pitango Venture Capital Fund III (Israeli Sub) L.P.	7-Jun-07	521,085	2,662	523,747
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.	7-Jun-07	48,172	246	48,418
Pitango Venture Capital Fund III (Israeli Investors) L.P.	7-Jun-07	140,904	720	141,624
Pitango Parallel Investor Fund III (Israel), L.P	7-Jun-07	43,807	224	44,031
Pitango Principles Fund III (Israel) L.P.	7-Jun-07	18,343	94	18,437
Pitango Venture Capital Fund Trusts 2000 Ltd.	7-Jun-07	36,685	187	36,872
Shrem, Fudim, Kelner Founders Group II L.P.			-	-
Shrem Fudim Kelner Founders Group II Annex Fund L.P.			-	-
Shrem, Fudim Kelner & Co Ltd.			-	-
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.	7-Jun-07	365,782	1,869	367,651
Star Management of Investments No. II (2000) L.P.	6-Jun-07	48,055	256	48,311
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)	7-Jun-07	367,286	1,876	369,162
SVM Star Ventures Managmenttgesellschaft mbH Nr. 3			-	-
Genesis Partners II, L.D.C.	5-Jun-07	402,514	2,228	404,742
Genesis Partners II (Israel) L.P.	5-Jun-07	59,473	329	59,802
Poalim Ventures Ltd.	3-Jun-07	43,839	261	44,100
Poalim Ventures I Ltd.	3-Jun-07	67,444	402	67,846
Poalim Ventures II L.P.	3-Jun-07	136,743	815	137,558
Wellington Partners Venture III Technology Fund L.P.	5-Jun-07	371,770	2,058	373,828
Amadeus III	5-Jun-07	318,256	1,761	320,017
Amadeus III Affiliates Fund LP	5-Jun-07	9,843	54	9,897

Total		3,000,001	16,042	3,016,043

Schedule A

List of Investors and Amount of Investment

		Investment At Closing

Name	Total Investment	# Preferred A-1	Investment Amount at closing	Bridge Loan $2M+ Interest	Bridge Loan $3M+ Interest	Paymeny Due at Closing	Remainder Amount*

Pitango Venture Capital Fund III (Israeli Sub) L.P.	$2,221,057	1,678,169	$1,480,704	$398,034	$523,747	$558,923	$740,353
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.	$205,327	155,139	$136,884	$36,797	$48,418	$51,669	$68,443
Pitango Venture Capital Fund III (Israeli Investors) L.P.	$600,572	453,776	$400,382	$107,630	$141,624	$151,128	$200,190
Pitango Parallel Investor Fund III (Israel), L.P	$186,721	141,081	$124,480	$33,462	$44,031	$46,987	$62,241
Pitango Principles Fund III (Israel) L.P.	$78,181	59,071	$52,120	$14,011	$18,437	$19,672	$26,061
Pitango Venture Capital Fund Trusts 2000 Ltd.	$156,362	118,143	$104,242	$28,022	$36,872	$39,348	$52,120
Canada Israel Opportunity Fund III, L.P.	$30,000	22,667	$20,000	$0	$0	$20,000	$10,000
Shrem Fudim Kelner Founders Group II Annex Fund L.P.	$30,000	22,667	$20,000	$0	$0	$20,000	$10,000
Shrem, Fudim Kelner & Co Ltd.	$30,000	22,667	$20,000	$0	$0	$20,000	$10,000
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.	$1,685,854.79	1,273,785	$1,123,903	$279,404	$367,651	$476,848	$561,952
Star Management of Investments No. II (2000) L.P.	$221,484.03	167,347	$147,656	$36,715	$48,311	$62,630	$73,828
Star Growth Enterprise, a German Civil Law Partnership	$1,692,786.46	1,279,023	$1,128,525	$280,553	$369,162	$478,810	$564,261
SVM Star Ventures Managmenttgesellschaft mbH	$146,380.72	110,601	$97,587	$0	$0	$97,587	$48,794
Genesis Partners II, L.D.C.	$1,868,977	1,412,147	$1,245,984	$307,786	$404,742	$533,456	$622,993
Genesis Partners II (Israel) L.P.	$275,826	208,406	$183,884	$45,477	$59,802	$78,605	$91,942
Poalim Ventures Ltd.	$251,949	190,366	$167,966	$32,167	$44,100	$91,699	$83,983
Poalim Ventures I Ltd.	$387,613	292,870	$258,409	$49,489	$67,846	$141,074	$129,204
Poalim Ventures II L.P.	$785,885	593,793	$523,923	$100,189	$137,558	$286,176	$261,962
Wellington Partners Venture III Technology Fund L.P.	$2,142,511	1,618,822	$1,428,341	$265,710	$373,828	$788,803	$714,170
Amadeus III	$1,942,438	1,467,652	$1,294,958	$0	$320,017	$974,941	$647,480
Amadeus III Affiliates Fund LP	$60,075	45,391	$40,050	$0	$9,897	$30,153	$20,025

Total	$15,000,000	11,333,583	$9,999,998	$2,015,446	$3,016,043	$4,968,509	$5,000,002

*Remainder Amoumt: To be paid by each Investor within 14 (Fourteen) days following receipt of a written notice from the Company of a call made by the Board

Schedule B

[Negevtech, Ltd. Letterhead]

Date: July 20, 2007

To: [please fill in]
_________
_________
_________

(the "Investors")

Re: Management Rights

Dear Ms./ Sirs,

This letter will confirm our agreement that pursuant to and effective as of your purchase of Series A1 Preferred Shares of Negevtech Ltd. (hereinafter the “Company”), pursuant to that certain Series A1 Preferred Share Purchase Agreement, dated July 20, 2007 (the “Share Purchase Agreement”) by and between the Investors, the other entities set forth therein and the Company, the Investors will be entitled to the following contractual management rights, in addition to rights to non-public financial information, inspection rights, and other rights specifically provided to all investors in the Share Purchase Agreement and its ancillary documents:

(1)	The Investors shall be entitled to consult with and advise the management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with Investors regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

(2)	The Investors may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial conditions and operations, provided that access to highly confidential proprietary information and facilities need not be provided to the Investors.

(3)	If and for so long as the Investors are not represented on the Company’s Board of Directors (whether through a director or an observer), the Company shall give a representative of the Investors (as will be designated in writing by the Investors) (the “Representative”) copies of all notices, minutes, consents, and other material that the Company provides to its directors; provided, however, that the Company reserves the right to exclude the Representative from access to any material the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such Representative may address the Board of Directors with respect to the Investor’s concerns regarding significant business issues facing the Company.

(4)	The Investors hereby agree on their behalf and on behalf of the Representative to hold in strict confidence and not to use or otherwise disclose any confidential information provided to the Investors and/or to the Representative, or learned by any of them as a consequence of exercising the rights and privileges afforded to them under the terms of this letter agreement. The provisions of this paragraph 4 shall remain in effect notwithstanding any termination of this letter agreement.

(5)	The rights described herein shall terminate and be of no further force or effect upon the date of the closing of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public, or equivalent law of another jurisdiction

Very truly yours,

—————————————— Rivi Sherman, President Negevtech, Ltd.

Exhibit A

THE COMPANIES LAW

A COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF

NEGEVTECH LTD.

PRELIMINARY

1.	Reserved.

2.	In these Articles, unless the context otherwise requires:

The “2007 Investment Agreement” – shall mean the Series A1 Preferred Share Purchase Agreement dated July 20, 2007, between the Company and certain investors.

These “Articles” – shall mean the Articles of Association of the Company as shall be in force from time to time.

“Amadeus” – shall mean Amadeus III and Amadeus III Affiliates Fund LP and their Permitted Transferees to which they transfer shares.

“as converted basis” – shall mean assuming the theoretical conversion of all outstanding Preferred Shares into Ordinary Shares, at the then applicable conversion ratio.

“Board” or “Board of Directors” – shall mean the Board of Directors of the Company.

“Bonus Shares” – shall mean shares issued by the Company for no consideration to shareholders entitled to receive them on a pro rata basis.

“Business Day” – shall mean a day on which commercial banks in Israel are open for business (including, for the avoidance of doubt, Fridays).

The “Company” – shall mean NEGEVTECH LTD.

The “Companies Law” – shall mean the Companies Law, 5759-1999 as shall be in effect from time to time and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

“Dividend” – shall mean any asset transferred by the Company to a shareholder in respect of such shareholder’s shares, whether in cash or in any other way, including a transfer without valuable consideration, but excluding Bonus Shares.

“Genesis” – shall mean Genesis Partners II, L.D.C., Genesis Partners II (Israel) L.P. and their Permitted Transferees to which they transfer shares.

“Intel” shall mean Intel Atlantic, Inc., a corporation established and existing under the laws of the State of Delaware, USA.

The “Office” – shall mean the registered office of the Company as it shall be from time to time.

The term “Major Holder” shall mean a holder of at least 2.5% of the issued and outstanding shares of the Company, on an as converted basis and with respect solely to Article 14 – a holder of at least 2% of the issued and outstanding shares of the Company, on an as converted basis.

“Majority Preferred Shareholders” – shall mean the holders of at least 60% (sixty percent) of the issued and outstanding Preferred Shares (calculated on an as converted basis).

“Ordinary Shares” – shall mean Ordinary Shares of the Company, par value NIS 1 each.

“Original Issue Price” – shall mean: (i) with respect to the Series A1 Preferred Shares, $1.3235 per share; (ii) with respect to the Ordinary Preferred A Shares, $1.3406 per share; (iii) with respect to the Ordinary Preferred B Shares, $1.86665 per share, as such prices may be adjusted, for certain purposes set forth in these Articles, upon the occurrence of a Recapitalization Event.

“Orbotech” – shall mean Orbotech Technology Ventures L.P. and its Permitted Transferees to which it transfers shares.

“Permitted Transferee” – shall mean: (i) a person or entity that controls or is controlled by or is under common control with the respective shareholder; (ii) spouse, brothers, sisters, parents and children of the transferor or a trust for the benefit of the transferor and/or any of the foregoing, in the event the shares are held by individuals; (iii) in the case of any shareholder which is a limited or general partnership or a trust, to its partners (whether general or limited, including retired partners) or beneficiaries and to affiliated partnerships managed by the same management company or managing (general) partner or by an entity which directly or indirectly controls, is controlled by, or is under common control with, such management company or managing or general partner; (iv) a trustee of the Company’s incentive plans may transfer to a beneficiary and vice versa; (v) in the case of Plenus Technologies Ltd., Plenus II, L.P., Plenus II (D.C.M.), Limited Partnership, Golden Gate Bridge Fund, L.P., Bank Leumi Le-Israel B.M. and the Participants (listed in Schedule 1 of the Loan Agreement between the Company, Plenus II, L.P. and Plenus II (D.C.M.), Limited Partnership dated October 11, 2005), each shall be considered a Permitted Transferee of each other, as long as such Permitted Transferee is not a competitor of the Company; (vi) an acquirer that acquires in one transaction the entire outstanding share capital of the Company from its shareholders, whether pursuant to Article 29B or Section 341 of the Companies Law or otherwise, including by way of a merger shall be deemed a Permitted Transferee for purposes of such transfer ;and (vii) Bank Leumi Le-Israel BM (“BLL”) shall be a Permitted Transferee of Pitango Principals Fund III (Israel) LP (“Pitango Principals”), who may freely pledge and subject any of its shares and other securities in the Company to a charge in favor of BLL, without being subject to any restrictions hereunder with respect to the creation or imposition of such pledge or charge, including, without limitation, the requirement for Board approval or any other approval, any right of first refusal, co-sale offer or otherwise. However, the sale of the said securities on behalf of Bank Leumi Le-Israel BM pursuant to a realization of the said charge shall be subject to the right of first refusal and any other restrictions on the transfer of shares contained herein.

The term “control” shall have the same meaning as designated to it under the Companies Law and shall also mean the possession, directly or indirectly, of more than 50% of the voting power or the right to appoint more than 50% of the members of the Board of Directors or the right to receive more than 50% of the distributed profit.

“Pitango” – shall mean Pitango Venture Capital Fund III (Israeli Sub) L.P., Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P., Pitango Venture Capital Fund III (Israeli Investors) L.P., Pitango Parallel Investor Fund III (Israel), L.P., Pitango Principles Fund III (Israel) L.P., Pitango Venture Capital Fund III Trusts 2000 L.P., all of which shall be deemed Permitted Transferees of each other, and their Permitted Transferees to which they transfer shares.

“Poalim Ventures” means Poalim Ventures Ltd., Poalim Ventures I Ltd. and Poalim Ventures II L.P., who shall be deemed Permitted Transferees of each other, and their Permitted Transferees to which they transfer shares.

“Preferred Shares” – shall mean Series A1 Preferred Shares, Ordinary Preferred A Shares and Ordinary Preferred B Shares.

“Qualified IPO” or “QIPO” – shall mean the consummation of a firm commitment underwritten public offering of the Company’s shares, with aggregate gross proceeds for the Company of at least US$ 30,000,000 (Thirty Million), at an offering price per share representing a Company valuation of at least US$ 130,000,000 (One Hundred and Thirty Million).

“Recapitalization Event” – shall mean any event of share combination or subdivision, distribution of Bonus Shares or any other similar reclassification, reorganization or recapitalization of the Company’s share where the shareholders retain their proportionate holdings in the Company on an as converted basis.

“Series A1 Preferred Shares” – shall mean Series A1 Preferred Shares of the Company, par value NIS 1 each.

“Ordinary Preferred A Shares” – shall mean Ordinary Preferred A Shares of the Company, par value NIS 1 each.

“Ordinary Preferred B Shares” – shall mean Ordinary Preferred B Shares of the Company, par value NIS 1 each.

“Star” – shall mean SVE Star Ventures Enterprises GmbH & Co. No. IX KG., Star Management of Investments No. II (2000) L.P., SVM Star Ventures Management gesellschaft mbH No. 3, Star Growth Enterprise, a German Civil Law Partnership (with limitation of liability) and their Permitted Transferees to which they transfer shares.

"Wellington" - shall mean Wellington Partners Ventures III Technology Fund L.P. and its Permitted Transferees to which it transfers shares.

In these Articles, subject to this Article 2 and unless the context otherwise requires, expressions defined in the Companies Law, or any modification thereof in force at the date at which these Articles become binding on the Company, shall have the meanings so defined; and words importing the singular shall include the plural, and vice versa, and words importing the masculine gender shall include the female, and words importing persons shall include bodies corporate. The titles of the articles are not part of the articles.

For purposes of determining the availability of any right, the computation of any shareholdings or the applicability of any limitation under these Articles, all Ordinary Shares and Preferred Shares entitled to such right or the application of such limitation held or acquired by entities or persons constituting Permitted Transferees of each other, shall be aggregated and such entities or persons shall be viewed as a single Shareholder.

In the event that an article that has been added to these Articles contradicts an original article found in these Articles – the article added shall take precedence.

3.	PRIVATE COMPANY

(a)	The Company is a private Company.

(b)	The right to transfer the shares of the Company shall be restricted in the manner hereinafter appearing;

(c)	The number of the shareholders of the Company (not including persons who are in the employment of the Company, and persons who, having been formerly in the employment of the Company were while in that employment and have continued after the termination of that employment to be shareholders of the Company) shall be limited to fifty, provided that, for the purposes of this provision, where two or more persons hold one or more shares in the Company jointly they shall be treated as a single shareholder; and

(d)	No invitation shall be issued to the public to subscribe for any shares or debentures or debenture stocks of the Company.

3A	CHARITABLE CONTRIBUTIONS

The Company may donate reasonable sums of money and/or issue securities of the Company representing up to tenth of one percent (0.1%) of its issued and outstanding share capital, to any worthy purpose or entity approved by the Board of Directors of the Company even if such donation is not made for business consideration.

4.	OFFICE

The Office of the Company shall be at such place as the Board shall from time to time designate.

5.	THE CAPITAL

The authorized capital of the Company is comprised of NIS 56,000,000 divided into: 30,000,000 Ordinary Shares, par value 1 NIS per share, 12,500,000 Series A1 Preferred Shares, par value 1 NIS per share, 3,500,000 Ordinary Preferred A Shares, par value 1 NIS per share and 10,000,000 Ordinary Preferred B Shares, par value 1 NIS per share.

6.	RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED SHARES

The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Shares are as set forth in these Articles.

7.	DIVIDEND PROVISIONS

Subject to Article 8 below, any dividends declared by the Company shall be distributed, subject to Article 30 below, between all holders of shares of the Company, pari passu, based upon the number of Ordinary Shares (on an as converted basis) held by any such holder.

8.	DIVIDEND AND LIQUIDATION PREFERENCE

(a)	Upon the happening of any of the following events:

(1)	any liquidation, dissolution or winding up of the Company, either voluntary or involuntary; or

(2)	any consolidation, or merger of the Company with or into another corporation following which the shareholders of the Company prior to such transaction do not hold following such transaction more than 50% of the outstanding shares and the voting power of the surviving corporation by virtue of their holdings in the Company prior to such transaction (“Merger”); or

(3)	any sale or Transfer to another corporation of all or substantially all of the assets of the Company, or all or substantially all of the shares in the Company (other than to a wholly owned subsidiary of the Company or to a corporation in which the shareholders of the Company prior to the transaction hold more than 50% of the outstanding voting rights by virtue of their holdings in the Company prior to such transaction) (“Acquisition”); or

(4)	any distribution of Dividends;

(any of the events described in sections (1) to (4) above shall be hereinafter referred to as a “Liquidation Event”)

then the amount of declared Dividends or any assets of the Company available for distribution in connection with, or the consideration received in, such Liquidation Event (hereinafter referred to as “Distribution Assets”) shall be distributed pursuant to the following order of preference:

(b)	The holders of the Series A1 Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of all other equity securities of the Company by reason of their ownership thereof, an amount per each Series A1 Preferred Share equal to: (i) Two time (2X) of the applicable Original Issue Price for each such share, less (ii) the aggregate amount previously paid in respect of such share pursuant to this Article 8(b), if any (the “A1 Preference Amount”). In the event that the Distribution Assets are not sufficient for a full payment of the A1 Preference Amount to the holders of the Series A1 Preferred Shares pursuant to this subarticle (b), such Distribution Assets as are available for distribution, shall be distributed among the holders of the Series A1 Preferred Shares pro-rata in proportion to the preferential amount each such holder would otherwise be entitled to receive had the A1 Preference Amount been paid in full.

(c)	Following the payment in full of the A1 Preference Amount, the holders of the Ordinary Preferred A Shares and the holders of the Ordinary Preferred B Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of all other equity securities of the Company by reason of their ownership thereof, an amount per each Ordinary Preferred A Share and per each Ordinary Preferred B Share equal to: (i) the applicable Original Issue Price of such share, less (ii) the aggregate amount previously paid in respect of such share pursuant to this Article 8(c), if any (the “Ordinary A/BPreference Amount”). In the event that the Distribution Assets are not sufficient for a full payment of the Ordinary A/B Preference Amount to the holders of the Ordinary Preferred A Shares and the holders of the Ordinary Preferred B Shares pursuant to this subarticle (c), such Distribution Assets as are available for distribution, shall be distributed among the holders of the Ordinary Preferred A Shares and the holders of the Ordinary Preferred B Shares pro-rata in proportion to the preferential amount each such holder would otherwise be entitled to receive in respect of such shares had the Ordinary A/B Preference Amount been paid in full.

Notwithstanding anything to the contrary in these Articles, any change or amendment to the rights attached to the Ordinary Preferred B Shares under this subarticle 8(c) shall require the approval of holders of at least 75% (Seventy Five Percent) of the Ordinary Preferred B Shares, provided that the authorization or issuance of a new class of shares with preferential rights (including preferential rights of dividend and liquidation preferences) or issuance of additional shares of an existing class shall not be deemed a change or amendment in the rights of the Ordinary Preferred B Shares under this subarticle 8(c).

(d)	Following the payment in full of the A1 Preference Amount and the Ordinary A/B Preference Amount, the holders of the Preferred Shares and the holders of the Ordinary Shares shall receive any remaining Distribution Assets available for distribution pro rata based on the number of Ordinary Shares (on an as converted basis) held by any such holder.

(e)	In the event of a Merger or an Acquisition in which the shareholders (and not the Company) are the intended recipients of the proceeds resulting therefrom (such as with a sale of shares transaction), no transfer of securities in accordance thereto will be considered valid and the Company will not register or otherwise give effect to such transfer, unless the provisions of the distribution preferences under this Article 8 shall apply.

(f)	Whenever the Distribution Assets are in securities or property other than cash, the value of such assets shall be the fair market value of such securities or other property as shall be determined by the Board, or by the liquidator in case of winding up. Such proceeds shall be made payable in US dollars unless any holder of fully paid share elects to receive such distributions in NIS. The NIS equivalent of the dollar value of any distribution shall be determined in accordance with the Representative Rate last published by the Bank of Israel prior to the date of the making of the distribution.

9.	CONVERSION OF PREFERRED SHARES

The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

(a)	Right to Convert.

(1)	Subject to Article 9(c), each fully paid Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Preferred Share at the Office or any transfer agent for the Preferred Shares, into one fully paid and non-assessable Ordinary Share nominal value NIS 1 and the Company shall, at such time, issue to the holders thereof, for no additional charge (a portion of the premium paid for such Preferred Shares being attributed as payment on account of the nominal value of such additional Ordinary Shares – in the event that the then applicable law requires that shares are issued for no less than their nominal value and to the extent no other source available pursuant to the provisions of the then applicable law may be used for such purpose), such number of fully-paid and non-assessable Ordinary Shares as required so that the total number of Ordinary Shares so issued (i.e. including the Ordinary Share into which the Preferred Share was converted) will be equal to the number determined by dividing the Original Issue Price applicable to such Preferred Share by the Conversion Price (as defined below) at the time in effect for such share. In the event that the then applicable law requires that shares are issued for not less than their nominal value, and the aggregate nominal value of all such Ordinary Shares shall exceed the consideration paid to the Company with respect to such Preferred Share, the holder thereof shall pay the Company such excess nominal value to the extent no other source available pursuant to the provisions of the then applicable law (such as premiums paid for other shares of the Company) may be used for such purpose. The initial Conversion Price per each Preferred Share shall be its Original Issue Price, provided, however, that the Conversion Price for the Series A1 Preferred Shares shall be subject to adjustment as set forth in subarticles 9(c), 9(d) and 9(e) and the Conversion Price for the Ordinary Preferred A Shares and Ordinary Preferred B Shares shall be subject to adjustment as set forth in subarticles 9(d) and 9(e).

(2)	All Preferred Shares shall automatically be converted into Ordinary Shares at the Conversion Price at the time in effect for such Preferred Shares upon the earlier of: (A) a Qualified IPO, or (B) the written consent of the Majority Preferred Shareholders.

(b)	Mechanics of Conversion.

(1)	Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares such holder shall surrender the certificate or certificates therefor at the Office and shall give written notice to the Company of the election to convert the same (or any part thereof) and shall state therein the name or names of any nominee for such holder in which the certificate or certificates for shares of Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter unless such notice states that conversion is to be effective on any later date or when any conditions specified in the notice have been fulfilled in which case conversion shall take effect on such other date or when such conditions have been fulfilled, issue and deliver at such office to such holder of Preferred Shares, or subject to the transfer restrictions contained in these Articles to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Shares to be converted, or on any later date or when any conditions specified in the notice have been fulfilled and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. If the conversion is in connection with a QIPO, the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities. In the event that the certificate(s) representing the Preferred Shares to be converted as aforesaid are not delivered to the Company, then the Company shall not be obligated to issue any certificate(s) representing the Ordinary Shares issued upon such conversion, unless the holder of such Preferred Shares notifies the Company in writing that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

(2)	A conversion of Preferred Shares pursuant to one of the events described in Article 9(a)(2) shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares.

(c)	Conversion Price Adjustments of Preferred Shares

Until the QIPO, the applicable Conversion Price of the Series A1 Preferred Shares shall be subject to adjustment from time to time as follows:

(1)	Upon each issuance by the Company of any “Additional Securities” (as defined below), without consideration or for a price per share less than the applicable Conversion Price for any issued and outstanding Series A1 Preferred Shares, in effect immediately prior to the issuance of such Additional Securities, the applicable Conversion Price for any such issued and outstanding Series A1 Preferred Shares in effect immediately prior to each such issuance shall be adjusted to a price (calculated to the nearest cent ($0.01)) determined by dividing (1) the sum of (A) the total number of Ordinary Shares issued and outstanding prior to the issuance of such Additional Securities multiplied by the applicable Conversion Price of the Series A1 Preferred Shares in effect prior to the issuance of such Additional Securities, plus (B) the total amount of the consideration received by the Company for such Additional Securities by (2) the sum of the total number of Ordinary Shares issued and outstanding immediately prior to the issuance of such Additional Securities plus the number of such Additional Securities issued. For the purpose of the above calculation, the number of shares of Ordinary Shares issued and outstanding immediately prior to such issue shall be calculated on an as converted and fully diluted basis, as if all outstanding warrants, options or other rights for the purchase of shares or convertible securities had been fully exercised (and the resulting securities fully converted into Ordinary Shares, if so convertible) as of such date, but excluding the warrants to purchase Series AA Preferred Shares outstanding prior to the execution of the 2007 Investment Agreement, unless cancelled).

(2)	(A)	No adjustments of any applicable Conversion Price shall be made in an amount less than one US cent ($0.01). No adjustment of any applicable Conversion Price pursuant to subarticle 9(c)(1) shall be made if it has the effect of increasing the applicable Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

(B)	In the case of the issuance of Additional Securities (as defined below) for cash, the consideration, for the purpose of subarticles 9(c)(1) shall be deemed to be the amount of cash received therefore before any payment of commissions, expenses and the like.

(C)	In the case of the issuance of Additional Securities (defined below) for a consideration, in whole or in part other than cash, the consideration other than cash shall, for the purpose of subarticle 9(c)(1) be deemed to be the fair value thereof as determined, in good faith, by the Board of Directors.

(D)	In the case of the issuance of options to purchase or rights to subscribe for Ordinary Shares, or securities by their terms convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, the aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercise, including without limitation, the passing of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Ordinary Shares or upon conversion or an exchange of such convertible or exchangeable security shall be deemed to have been issued at the time of the issuance of such options, rights, or securities at a consideration equal to the consideration (determined in the manner provided in subarticle 9(c)(2)(B) and 9(c)(2)(C)), if any, received by the Company upon the issuance of such options or rights or securities plus any additional consideration payable to the Company pursuant to the term of such options or rights or securities (without taking into account potential anti-dilution adjustments) for the Ordinary Shares covered thereby, and the applicable Conversion Price shall be adjusted accordingly. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely to be included in the numerator and denominator for purposes of determining the number of Ordinary Shares outstanding for purposes of Article 9(c)(1)) shall be recomputed to reflect the issuance of only the number Ordinary Shares (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, or upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. The number of Ordinary Shares deemed issued and the consideration deemed paid therefor shall be appropriately adjusted to reflect any change, termination or expiration of the type described in this Article 9(c)(2)(D).

(E)	For purpose of subarticle 9(c)(1) hereof, the consideration for any Additional Securities shall be taken into account at the U.S. dollar equivalent thereof, on the day such Additional Securities are issued or deemed to be issued pursuant to subarticle 9(c)(2)(D).

(3)	“Additional Securities” shall mean any Ordinary Shares, options to purchase or rights to subscribe for Ordinary Shares, or securities which by their terms are convertible into or exchangeable for Ordinary Shares, or any securities convertible into or exercisable for any securities of the foregoing. Notwithstanding the foregoing, “Additional Securities” does not include:

(A)	Securities issued pursuant to a transaction described in subarticles 9(d) or 9(e) hereof;

(B)	The issuance, pursuant to the approval of the Board, of Ordinary Shares or Options to purchase Ordinary Shares to employees, directors and bona-fide consultants;

(C)	Securities issued pursuant to options, warrants or other rights outstanding prior to the issuance of the Series A1 Preferred Shares;

(D)	Ordinary Shares issued upon conversion of Preferred Shares;

(E)	Issuance of Bonus Shares, providing such Bonus Shares are issued to all the then existing shareholders, or shares issued pursuant to a rights offering in which all such shares are offered exclusively to existing shareholders;

(F)	Shares issued in the acquisition of another company provided that the issuance of such shares is approved by the Board of Directors;

(G)	Shares issued in connection with equipment leases, bank loans or secured debt financings approved by the Board of Directors provided the number of such shares issued shall not exceed, in the aggregate, together with all previous issuances made pursuant to this paragraph, 1% of the then issued and outstanding share capital of the Company on a fully diluted, as converted basis;

(H)	Securities issued or issuable following written approval of Majority Preferred Shareholders in which they agree to waive their anti-dilution or pre-emptive rights (as the case may be) with respect to such specific issuance; and

(I)	Securities issued as a charitable donation pursuant to Article 3A.

(d)	Other Distributions

Subject to the liquidation preference of the Preferred Shares as set forth in Article 8 above, in the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in subarticle 9(c)(3) or if the Company at any time shall pay a dividend payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares then, in each such case for the purpose of this subarticle 9(d), the holders of the Preferred Shares shall be entitled to receive such distribution, in respect of their holdings on an as-converted basis as of the record date for such distribution.

Subject to the liquidation preference of the Preferred Shares as set forth in Article 8 above, if the Company at any time shall make a distribution of its assets to the holders of its Ordinary Shares as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends, each holder of Preferred Shares shall be entitled to receive without payment of any additional consideration, a sum equal to the amount of such assets as would have been payable to such holder as owner of that number of Ordinary Shares receivable by exercise of the conversion rights had such holder been the holder of record of such Ordinary Shares on the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution.

(e)	Recapitalization

If at any time or from time to time there shall be a Recapitalization Event (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article 9 or Article 8) provisions shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled immediately prior to such Recapitalization Event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 9 with respect to the rights of the holders of the Preferred Shares after such Recapitalization Event to the end that the provisions of this Article (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event in a manner as nearly equivalent as may be practicable.

If the Company shall subdivide or combine its Ordinary Shares, the applicable Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination, or, if the Company shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier.

(f)	No Impairment

The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consideration, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of the Conversion Rights of the holders of Preferred Shares, but will at all times in good faith assist in the carrying out of all the provisions of this Article 9 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

(g)	No Fractional Shares and Certificate as to Adjustments

(1)	No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares held by the holder and the number of Ordinary Shares issuable upon such aggregate conversion.

(2)	Upon the occurrence of each adjustment or readjustment of any applicable Conversion Price pursuant to this Article 9, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

(h)	Notices of Record Date

In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall provide to each holder of Preferred Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)	Reservation of Shares Issuable Upon Conversion

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

10.	RESERVED

11.	VOTING RIGHTS

Subject to Article 58 below, each holder of Ordinary Shares and Preferred Shares shall be entitled to one (1) vote per Ordinary Share or Ordinary Share into which such Preferred Share is convertible at the time of voting, whether in a vote by show of hands, secret ballot or written consent. Each holder of Preferred Shares shall vote together with the Ordinary Shares as a single class (except as otherwise expressly provided in these Articles or as required by law) and shall be entitled to notice of any general meeting of shareholders in accordance with these Articles. Fractional votes shall not be permitted and any fractional vote resulting from the conversion mechanism described above in these Articles shall be rounded up or down to the nearest whole number (with one-half (1/2) being rounded upward).

12.	PROTECTIVE PROVISIONS

(a)	Until a QIPO, the Company shall not take any of the following actions without approval of the Majority Preferred Shareholders (which may be obtained by way of a written consent and shall not require the convening of a shareholders meeting for such purpose, unless required by applicable law):

(1)	any amendment to or modification of these Articles and/or the Memorandum of Association of the Company or any other action which would amend, change or modify the rights, preferences or privileges of the Preferred Shares.

(2)	declaration of any Dividend;

(3)	the authorization of any share capital, or other rights or securities convertible into or exchangeable for share capital, or the conversion of any existing shares into shares, in each case with rights equal to or superior to the rights of the Preferred Shares;

(4)	any action or transaction which is outside the business of the Company as contemplated in the Updated Work Plan of the Company (as defined in the 2007 Investment Agreement);

(5)	any action which effects a merger, reorganization, liquidation, disposition, acquisition or sale of the Company or of any subsidiary thereof, or any transfer of a material asset of the Company or of any subsidiary thereof, or the creation of or purchase of or into any entity;

(6)	any action which may alter or change the capital structure of the Company or of any subsidiary thereof, any action which effects a reclassification or recapitalization of the outstanding capital shares of the Company, and any increase in the registered share capital of the Company or of any subsidiary thereof;

(7)	the creation of any guarantee, mortgage, pledge or security interest in a material asset, or in all or substantially all of the assets of the Company or a subsidiary;

(8)	the replacement of the independent auditors to the Company, which in any event shall be one of the “big four”; and

(9)	the incurrence by the Company or by any subsidiary thereof of any indebtedness that shall exceed the sum of $250,000 (Two Hundred Fifty Thousand US Dollars), calculated on a cumulative basis in respect of any one transaction or in respect of a series of connected transactions;

(b)	Until a QIPO, the Company shall not issue any securities of any kind or options to purchase securities of any kind without the approval of the majority of the directors appointed by the holders of the Preferred Shares, provided however that shares issued upon the exercise of warrants, options, or other rights outstanding prior to the 2007 Investment Agreement or the grant of options (and shares issued upon exercise of such options) under the Company’s incentive plans, are not subject to such approval.

(c)	Any amendment or modification of the rights and obligations of Intel set forth in Article 29(e) (Right of First Refusal), Article 29A (Co-Sale) and Article 29(B)(b) (Bring Along) and 65(c) (Directors) shall require the consent of Intel.

(d)	The required consents as set forth in Articles 12(a) – (b) above shall also apply to any action taken by any wholly owned subsidiary of the Company.

13.	ALLOTMENT OF SHARES

Subject to the provisions of Articles 12 and 14, the authorized but unissued shares shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including, inter-alia, terms relating to calls as set forth in Article 31 hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give any person the option to acquire from the Company any shares, either at par or at premium, or subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit.

14.	PREEMPTIVE RIGHTS

(a)	Until a QIPO, the provisions of this Article 14 shall apply:

(1)	Any Additional Securities (as defined in Article 9 above) to be issued by the Company (the “Offered Securities”) shall first be offered by the Board of Directors by written notice to each Major Holder (for purposes of this Article 14, the “Offerees”). The number of Offered Securities offered to each Offeree shall be the result of the multiplication of the Offered Securities by a fraction: (i) the numerator of which shall be the total number of outstanding Ordinary Shares of the Company (on an as-converted basis) held by such Offeree as determined prior to the offer made pursuant to this Article 14, and (ii) the denominator of which is the total number of outstanding Ordinary Shares of the Company (on an as-converted basis), as determined prior to the offer made pursuant to this Article 14.

(2)	The Company shall provide each Offeree with a Notice (the “Notice of Offer”) specifying the number of Offered Securities he is entitled to purchase and which shall state the terms of the proposed issuance, and any such Offeree may accept such offer, as to all or any part of the Offered Securities so offered to him, by giving the Company written notice of acceptance within fourteen (14) days after being served with such Notice of Offer; provided that if the purchase by such Offeree is being effected prior to, or concurrently with such issuance of Offered Securities (rather than subsequent thereto) then such Offeree shall be obligated to consummate the purchase of such Offered Securities only if the Company consummates the sale of the balance of the Offered Securities pursuant to the terms described in such Notice of Offer

(3)	Any and all preemption rights set forth in this Article 14, may be exercised by a Permitted Transferee of a Major Holder instead of by such Major Holder if such Major Holder so notifies the Company in writing.

(b)	Any Offered Securities not subscribed for by the Offeree as aforesaid, shall be under the control of the Board of Directors and may be issued without regard to this Article 14, except to the extent that said Offered Securities may not be allotted on terms more favorable to the purchaser than those offered pursuant to this Article 14. In the event the Offered Securities are not acquired by the expiration of 120 days from the date of expiration of the [fourteen (14)] day period referred to in Article 14(a)(2), they may not be issued except by compliance with the provisions of Article 14.

15.	REGISTERED HOLDER

(a)	If two or more persons are registered as joint holders of a share they shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, power of attorney and furnishing notices, the one registered first in the register of shareholders, insofar as all the registered joint holders shall not notify the Company in writing to relate to another one of them as the sole owner of the share, as aforesaid, shall be deemed to be the sole owner of the share.

(b)	In the case that two or more persons are registered together as holders of a share, each one of them shall be permitted to give receipts binding all the joint holders for dividends or other monies in connection with the share and the Company shall be permitted to pay all the dividends or other monies due with respect to the share to one or more of the joint holders, as it shall choose.

(c)	Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in, such share, on the part of any other person.

16.	SHARE CERTIFICATES

(a)	A shareholder shall be entitled to receive from the Company without payment, one certificate that shall contain that number of shares registered in the name of such shareholder, their class and serial numbering. However, in the event of joint holders holding a share, the Company shall not be obligated to issue more than one certificate to all of the joint holders, and the delivery of such a certificate to one of the joint holders shall be deemed to be a delivery to all of the joint holders.

(b)	Each certificate shall carry the signature or signatures of a director or such other person(s) appointed by the Board of Directors for this purpose and the rubber stamp or the seal of the Company.

(c)	If a share certificate is defaced, lost or destroyed, it may be replaced upon payment of such fee, if any, and on such terms, if any, as to evidence and indemnity as the Board of Directors may think fit.

17.	MODIFICATIONS OF SHARE RIGHTS

If at any time the share capital is divided into different classes of shares (unless otherwise provided for by the terms of issue of the shares of that class) it shall be permitted, subject to the provisions of Article 12 above, to change, convert, broaden, add or vary in any other manner the rights, advantages, restrictions and provisions attached at that time to one or more of the classes by a resolution of the general meeting of the shareholders of the Company, without the need for any separate class vote or class meeting. It is hereby clarified that any resolution required to be adopted pursuant to these Articles by the consent of a separate class of shares, whether by way of a separate general meeting of such class or by way of written consent, shall be given by the holders of shares of such class entitled to vote or give consent thereon and no holder of shares of a certain class shall be banned from voting or consenting by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. A shareholder shall not be required to refrain from participating in the discussion, voting and/or consenting on any resolution concerning an amendment to any class of shares held by such shareholder, due to the fact that such shareholder may benefit in one way or another from the outcome of such resolution.

Without derogating from the need to receive any consents or approvals required pursuant to Article 12, it is hereby clarified and agreed that the enlargement of an existing class of shares, or the issuance or allotment of additional shares thereof, or the creation of additional shares of that class as a result of conversion of shares from another class or unification with another class, shall not be deemed, for purposes of these Articles, to amend, change, vary, modify or abrogate the rights attached to the previously issued shares of such class or of any other class.

PLEDGE

18.	The Company shall have a lien and first pledge on all the shares, not fully paid, registered in the name of any shareholder (whether registered in his name only or together with another or others) and on the proceeds from the sale thereof, for any amount still outstanding with respect to that share, whether presently payable or not. Such a pledge shall exist whether the dates of payment or fulfillment or execution of the obligations, debts or commitments have become due or not, and shall apply to all dividends that shall be decided upon from time to time in connection with these shares. No benefit shall be created with respect to this share based upon the rules of equity which shall frustrate this pledge, however the Board may declare at any time with respect to any share, that it is released, wholly or in part, temporarily or permanently, from the provisions of this article.

19.	The Company may sell, in such manner and at such time as the Board thinks fit, any of the pledged shares, but no sale shall be made unless the date of payment of the monies or a part thereof has arrived, or the date of fulfillment and performance of the obligations and commitments in consideration of which the pledge exists has arrived, and after a written request has been furnished to the shareholder or person who has acquired a right in the shares, which sets out the amount or obligation or commitment due from him and which demands their payment, fulfillment or execution, and which informs the person of the Board’s desire to sell the shares in the event of non-fulfillment of the notice, and the person has not fulfilled his obligation pursuant to the notice within seven days after the notice has been sent to him.

20.	The net proceeds of such sale after payment of the costs thereof, shall be applied in payment of such sum due to the Company or to the fulfillment of the obligation or commitment (including debts, liabilities and engagements which have not yet fallen due for payment or satisfaction), and the remainder (if there shall be any) shall be paid to the shareholder or to the person who has acquired a right in the share sold pursuant to the above.

21.	After execution of a sale as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the buyer’s name in the register of shareholders as the owner of the sold shares and it shall not be the obligation of the buyer to supervise the application of monies nor will his right in the shares be affected by a defect or illegality in the sale proceedings after his name has been registered in the register of shareholders with respect to those shares. The sole remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

TRANSFER OF SHARES AND THE MANAGEMENT THEREOF

22.	Each transfer of shares shall be made in writing in the form appearing herein below, or in a similar form, or in any form as to be determined upon by the Board from time to time, such form shall be delivered to the Office together with the transferred share certificates and any other proof the Board shall require, if it shall so require, in order to prove the title of the transferor. The instruments and documents notifying the Company with respect to the transfer are a prerequisite to the effectuation of such transfer. Notwithstanding the above, any transfer of shares to any person or entity that is not at the time of transfer a shareholder of the Company and that competes with the Company, directly or indirectly, in the field of optical inspection or metrology for semiconductors or the transfer of shares which have not been fully paid up will require the consent and approval of the Board of Directors, except if such transfer is to a Permitted Transferee.

Deed of Transfer of Shares

I, ____________ of _____________ in consideration of the sum of NIS ________ (New Israeli Shekels) paid to me by ______________, of ____________ (hereinafter called “the said transferee”) do hereby transfer to the said transferee ___________ share (or shares) having par value of NIS ________ each one numbered ____ until ____ inclusive in Negevtech Ltd., to hold unto the said transferee, his executors, administrators, and assigns, subject to the conditions on which I held the same at the time of the execution hereof; and I, the said transferee, do hereby agree to accept the said share (or shares) subject to the conditions aforesaid. As witness we have hereunder set out hands the ______ day of _________ 20__.

____________________________	____________________________
Transferee	Transferor

____________________________	____________________________
Address	Address

23.	The deed of share transfer shall be executed both by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the register of shareholders in respect thereof.

24.	The Company shall be permitted to demand a fee for registration of transfer, in a reasonable rate as to be determined by the Board from time to time, with the exception of transfers to Permitted Transferees.

25.	RESERVED.

26.	Upon the death of a shareholder, the remaining holders (in the event that the deceased was a joint holder in a share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive) shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation with respect to the share that he held jointly with any other holder.

27.	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation of a shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right, either to be registered as a shareholder in respect of the share upon the consent of the Board or, instead of being registered himself, to transfer such share to another person, subject to the provisions contained in these Articles with respect to transfers.

28.	A person becoming entitled to a share because of the death of a shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid with respect to the share, but he shall not be entitled to receive notices with respect to Company meetings or to participate or vote therein with respect to that share, or aside from the aforesaid, to use any right of a shareholder, until he has been accepted as a shareholder with respect to that share.

29.	RIGHT OF FIRST REFUSAL

(a)	Until a QIPO, a shareholder of the Company shall not be permitted to make any Transfer (as hereinafter defined) of his shares in the Company, other than to a Permitted Transferee, except pursuant to the following provisions set forth below.

For the purposes of this Agreement, the term “Transfer” shall mean any sale, assignment, transfer, hypothecation or other encumbrance or disposition of in any way.

(b)	A shareholder, desirous of making any Transfer of the shares held by him to others, in whole or in part (hereinafter the “Transferor”) shall be obligated to offer them first to the Offerees (as defined in Article 14 above), by giving notice in writing to the Company and the Company shall forward such notice to such Offerees within 3 (three) business days following receipt of such notice (hereinafter “Sale Notice”).

(c)	In the Sale Notice the Transferor shall mention the number of shares he wishes to Transfer (hereinafter the “Offered Shares”), the price forming the consideration for the Offered Shares, the name of the transferee (the “Transferee”) and the other conditions of the sales.

(d)	The Sale Notice shall be irrevocable unless all of the Offerees agree otherwise.

(e)	Each of the Offerees may inform the Transferor and the Company in writing within 21 Business Days from the date of receipt of the Sale Notice as to his/her intention to purchase that number of Offered Shares, in whole or in part, which is the result of the multiplication of the Offered Shares by a fraction: (i) the numerator of which is the number of Ordinary Shares (on an as-converted basis) of the Company held by such Offeree and (ii) the denominator of which is the total number of outstanding Ordinary Shares (on an as-converted basis) held by all Offerees (hereinafter the “Offerees’ Offered Shares”), the purchase of which shall be at the purchase price and in accordance with the payment conditions as provided for in the Sale Notice (hereinafter the “Purchase Notice”). An Offeree who has submitted a Purchase Notice shall be referred to hereinafter as “Buyer”. Notwithstanding the foregoing, Intel (to the extent it is a Major Holder) shall be required to provide the Transferor with a Purchase Notice within 10 days of receipt of the Sale Notice and, in the event Intel is the Transferor, the Offerees will be required to provide Intel with a Purchase Notice within 10 days of receipt of the Sale Notice.

(f)	Thereafter, the Company shall give each Buyer who has fully exercised his rights pursuant to Article 29(e) a written notice, with a copy to the Transferor (the “Excess Notice”) stating the amount of Offered Shares with respect to which no Purchase Notice was submitted (hereinafter referred to as “Excess Offered Shares”) and each such Buyer shall be entitled, subject to Article 29(j) below, provided he so notifies the Transferor and the Company in writing (the “Excess Reply Notice”), such Excess Reply Notice to be received by the Transferor within 7 Business Days following the delivery to such Buyer of the Excess Notice, to purchase any or all of such Excess Offered Shares.

(g)	If by the end of the time referred to in Articles 29(e) and 29(f) above no Purchase Notices have been received by the Company or the Company has received Purchase Notices with respect to a total number of shares that is less than the number of Offered Shares, the Transferor may, within 30 days from the expiration of the time for submission of the Purchase Notices or, in the event that Article 29(f) applies, the Excess Reply Notice, sell all (but not less than all) of the Offered Shares to the Transferee and/or to any Buyer that submitted a Purchase Notice and, if applicable, an Excess Notice, up to the number of shares requested to be purchased by such Buyer (though he shall be under no obligation to do so) at a price not less than the price mentioned in the Sale Notice (as linked to the representative rate of the U.S. dollar from the day of the furnishing of the notice to the date of sale in fact) and upon all other conditions not less favorable to the Transferor than those provided for in the Sales Notice.

(h)	If the Transferor shall not transfer the Offered Shares as aforesaid, within the period of time specified in Articles 29(e), (f) and (g) above, he shall be obligated, before selling the Offered Shares to another, to offer them again to the Offerees in accordance with the aforementioned procedure, and such procedure shall apply to any further offer.

(i)	If there have been received Purchase Notices and, if applicable, Excess Reply Notices, for a total number of shares equal to the number of Offered Shares, then every Buyer shall buy the number of shares as mentioned in the Purchase Notice and, if applicable, the Excess Reply Notices, he has submitted.

(j)	If Purchase Notices and Excess Reply Notices shall have been received for a total number of shares greater than the number of Offered Shares, the Buyers may acquire shares in a manner proportionate to the share capital of the Company held by them at that time, as determined in accordance with Article 29(e) above. However, no Buyer shall be required to buy a greater number of shares than the number provided for in the Purchase Notice and, if applicable, the Excess Reply Notice, submitted by him and upon the allocation to him of the full number of Offered Shares so requested by him in the Purchase Notice, such Buyer shall be disregarded for the purpose of any further allocation of the remaining Excess Offered Shares.

(k)	In every one of the events referred to in Articles 29(e), 29(f), 29(g), 29(h), 29(j) and 29(i) the Company shall send within five (5) days after the last date for the submission of each of the Purchase Notices and the Excess Reply Notices to each of the Buyers (with a copy to the Transferor), a notice accompanied by the copies of all Purchase Notices received by the Company of either non-acceptance of the offer pursuant to the Sale Notice or the acceptance thereof (hereinafter the “Acquisition Notice”).

(l)	After receipt of the Acquisition Notice notifying acceptance, each Buyer shall purchase from the Transferor, and the Transferor shall sell and transfer to such Buyer the number of shares referred to in such notice according to the terms of the Sale Notice (other than in circumstances set forth in Article 29(g) above, in which case the provisions of said Article 29(g) will apply). Upon the transfer to Buyer such shares must be free and clear of any liens or encumbrances unless otherwise specified in the Sale Notice. The Transferor and such Buyer shall each have all remedies for breach of contract available under applicable laws in connection with the transactions set forth in this Article 29.

(m)	Any Transfer of shares by any Offeree pursuant to the exercise of its co-sale rights under Article 29A shall not give the other Offerees additional rights of first refusal and shall be deemed to have been part of the Offered Shares and included in the Sale Notice to the extent that the number of the shares being Transferred has not changed as a result of the exercise of co-sale rights. To the extent such number has changed, the provisions hereof shall apply to the transaction again, ab initio, and the Transferor shall give a new Sale Notice hereunder.

29A	CO SALE

(a)	Should any holder of Preferred Shares (other than Intel) (“Selling Shareholder”) wish to make a Transfer, other than to a Permitted Transferee, then each of the holders of Preferred Shares other than Intel (the “Entitled Shareholders”) shall have the right to participate in the Selling Shareholder’s Transfer of such Offered Shares, in accordance with this Article 29A, pursuant to the specified terms and conditions stated in the Sale Notice, provided that an Entitled Shareholder who is also an Offeree for purposes of Article 29 above shall be entitled to elect whether to exercise its rights under either Article 29 or Article 29A and shall not be entitled to contingently exercise its rights under both such articles. Each of the Entitled Shareholders shall be entitled, upon written notice to the Company and the Selling Shareholder within twenty-one (21) Business Days after receipt of the Sales Notice (“Participating Preferred Shareholders”), to sell to the Transferee up to that number of the Shares in the Company owned by such Participating Preferred Shareholder (the “Equity Shares”) determined by multiplying the total number of Offered Shares times a fraction the numerator of which is the number of Ordinary Shares owned by such Participating Preferred Shareholders (on an as-converted basis) and the denominator of which is the total number of Ordinary Shares owned by all Participating Preferred Shareholders (on an as-converted basis) and the Selling Shareholder. Such written notice shall indicate, subject to the terms of this Article 29A, the number of Shares that the Participating Preferred Shareholder intends to transfer to the Transferee. At the closing of the sale of the Offered Shares to the Transferee, the Selling Shareholder shall transfer his shares to the Transferee only if the Transferee concurrently therewith purchases, on the same terms and conditions specified in the Article 29A Notice, all of the Shares as to which participation notices have been delivered.

(b)	Notwithstanding the provisions of Article 29A(a), no Transfer in one transaction or in a series of related transactions, of shares representing more than 50% of the issued and outstanding shares of the Company (on an as converted basis) may be made, other than to a Permitted Transferee, unless the proposed Transferee of such shares offers to purchase the remaining issued and outstanding shares of the Company upon the same terms and conditions. In such event, the consideration payable by the Transferee shall be distributed among all selling shareholders participating in such Transfer in accordance with the terms of Article 8.

29B	BRING ALONG

(a)	At any time prior to a QIPO, in the event that:

Shareholders holding 60% (sixty percent) or more (the “Threshold Percent”) of the Company’s issued and outstanding shares, on an as converted basis (the “Proposing Shareholders”) accept an offer to affect a Merger or Acquisition (the “Offer”); and

Such Merger or Acquisition is conditioned upon the consent and/or sale of all of the remaining issued shares of the Company; then all remaining shareholders (the “Non Proposing Shareholders”) will be required, if so demanded by the Proposing Shareholders, to vote in favor of, execute the relevant documents, and otherwise take all necessary and reasonable actions relating to such Offer, including to sell their shares upon the same terms and conditions as in the Offer made to the Proposing Shareholders and the proceeds shall be allocated in accordance with the provisions of Article 8. In the event that the Threshold Percent is met, any sale, assignment, transfer, pledge, hypothecation, mortgage, disposal or encumbrance of the Shares by the Non Proposing Shareholders other than in connection with the Offer, shall be absolutely prohibited.

(a)(1)	Without derogating from the aforesaid and in addition to it, the majority required for a forced sale pursuant to Section 341 of the Companies Law shall be 60% of the issued and outstanding share capital of the Company, on an as converted basis (with no need for a separate consent of each class). The distribution of the consideration in such transaction shall be in accordance with the provisions of Article 8.

(b)	Notwithstanding the foregoing, the obligation of Intel to sell its shares (the “Transaction”) pursuant to this Article 29B shall be subject to the satisfaction of each of the following conditions:

(i)	Form of Consideration. Intel shall not be required to accept any consideration for its shares other than cash or freely tradeable equity securities (subject to a lock-up period of no more than 90 days following the issuance of such securities to Intel) which have been admitted to or listed upon (i) the Official List of the UK Listing Authority or (ii) the New York or American Stock Exchange or the NASDAQ National Market in the United States of America or (iii) the Geregelter Markt or (iv) Euronext Paris S.A. or (v) such other stock exchange as Intel may agree.

(ii)	Equal Consideration. Subject to section (iii) below, upon the consummation of the Transaction, all of the holders of Preferred Shares will receive the same form and amount of consideration per Preferred Share, respectively, taking into account any liquidation preference to which the holders of Preferred Shares are entitled, and if any holders of Preferred Shares are given an option as to the form and amount of consideration to be received, all holders will be given the same option.

(iii)	Costs/Expenses. Intel shall not be required to incur any costs or expenses (without limitation whether by way of out of pocket expenses or by way of set off) in connection with the Transaction except its pro rata share of any costs incurred for the benefit of all of the Company’s shareholders and for which Intel has agreed in writing to be responsible in advance of such costs being incurred. For the avoidance of doubt Intel shall be solely responsible for any costs that it decides to incur including the costs of its own counsel.

(iv)	Representations, Warranties and Indemnities. The only representations, warranties or indemnities that Intel shall be required to make in connection with the Transaction are representations, warranties and indemnities concerning (i) legal ownership of the Company’s securities to be sold by Intel (the “Intel Securities”), and (ii) the corporate authority of Intel to convey title to the Intel Securities, and the ability to do so free and clear of liens, encumbrances or adverse claims (the “Intel Required Obligations”). The Intel Required Obligations shall be in the same form as those to be given by each of the other shareholders of the Company and shall be given by Intel on a several (but not joint) basis only.

(v)	Liability. Intel shall not accept, assume or be deemed to have assumed any joint, or joint and several, liability with any other shareholder(s), the Company or any other party, with respect to any representation, warranty, indemnity, covenant or combination thereof made by such other shareholder(s), the Company or other party in connection with the Transaction. Intel’s liability shall in any event be limited to the amount of consideration actually received by Intel in cleared funds.

(vi)	Escrow and Liability upon Escrow. In the event that consideration for any of the shares in the Company is to be placed in escrow (the “Escrow Amount”), such Escrow Amount will not exceed 15% of the total consideration payable to all shareholders of the Company and that the Escrow Amount, to the extent that no claim has been made against it and for such amount as might remain following such claim, will be released to the shareholders at the latest three (3) months following the end of the acquiring company’s first accounting period after the consummation of the transfer of Intel’s shares or eighteen (18) months after the consummation of such transfer (the later of the two). Intel’s liability shall be limited to its pro rata share of the Escrow Amount (Intel’s pro rata share to be calculated on the basis of the consideration due to Intel as a proportion of the aggregate consideration due to all shareholders in the Company). For the avoidance of doubt, the Escrow Amount may be used to satisfy claims arising out of breaches by the Company of representations and warranties given by the Company in connection with a Transaction, all subject to the foregoing terms and conditions.

(vii)	US Securities. If the consideration proposed for Intel’s shares is in the form of securities of an issuer incorporated in the United States, Intel shall not be obligated to participate in the Transaction unless it is provided an opinion of counsel to the effect that the sale in connection with such Transaction is not in violation of the registration or qualification requirements of federal or applicable state securities laws in the United States, or, if Intel is not provided with such an opinion, the Company shall indemnify Intel for any violation.

(vii)	Other Agreements. Intel shall not be required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates.

(viii)	Covenant Not to Compete. Intel shall not be required to agree to any covenants including without limitation any covenant not to compete or any covenant not to solicit any of the customers, employees or suppliers of any party to the Transaction.

Furthermore, notwithstanding the foregoing, the obligation of Orbotech to sell its shares (the “OrbotechTransaction”) pursuant to this Article 29B shall be subject to the condition that the only representations, warranties or indemnities that Orbotech shall be required to make in connection with the Orbotech Transaction are representations, warranties and indemnities concerning (i) legal ownership of the Company’s securities to be sold by Orbotech (the “Orbotech Securities”), and (ii) the corporate authority of Orbotech to convey title to the Orbotech Securities, and the ability to do so free and clear of liens, encumbrances or adverse claims (the “Orbotech Required Obligations”). The Orbotech Required Obligations shall be in the same form as those to be given by each of the other shareholders of the Company and shall be given by Orbotech on a several (but not joint) basis only.

29C.	STAND STILL

Notwithstanding anything to the contrary in these Articles, any issuance of securities by the Company, and any sale, transfer, pledge, encumbrance or other disposal of any of the securities of the Company (by the Company or any shareholder), or any other action (including repurchase of any shares of the Company by the Company or by any subsidiary thereof), other than any action in which the provisions of Article 29B (Bring Along) shall apply, which results in a Strategic Investor (as defined below) whether or not a shareholder of the Company, holding (together with affiliates, Permitted Transferees, or other parties acting in concert with it) more than 20% of the voting rights in the Company, is prohibited unless approved in writing in advance by the Majority Preferred Shareholders (excluding, for the purposes of such majority, any Strategic Investors and their affiliates and Permitted Transferees or other parties acting in concert with them) and on terms and conditions approved by them. Any of the transactions set forth in the forgoing sentence not so approved shall be null and void and shall not be registered in the Company’s Shareholders Register. For purpose hereof a “Strategic Investor” shall mean a corporation or other business entity whose business is related to the Company’s business and who is likely to have a business or technologic interest in the Company’s business, as distinguished from an interest for the sole purpose of a financial investment.

CALLS

30.	A shareholder shall not be entitled to receive dividends nor to use any right a shareholder has, or receive any benefit or entitlement stated in these Articles (including without limitation, the rights set forth in Articles 7, 8, 11, 12, 14, 29, 29A, 65 and 86 hereof), unless he has paid all the calls that shall be made from time to time prior to or on the date appointed for payment thereof, with respect of money unpaid on all of his shares, whether he is the sole holder or holds the shares together with another person, in addition to interest and expenses if there shall be any.

31.	The Board may, subject to the provisions of these Articles or any agreement with the applicable shareholders, make calls upon the shareholders from time to time in respect of any moneys unpaid on their shares, as they shall determine proper, upon the condition that there shall be given prior notice of fourteen (14) days on every call and each shareholder shall be obligated to pay the total amount requested from him, or the installment on account of the call (if there shall so be) at the times and places to be determined by the Board.

32.	The calls for payment shall be deemed to have been requested from the date the Board shall have decided upon the calls for payment.

33.	The joint holders of a share shall be jointly and severally liable to pay the calls for payment in full and the installment on account, in connection with such calls.

34.	If a sum called in respect of a share is not paid the holders of the share or the person to whom it has been issued shall be liable to pay interest and linkage differentials upon the amount of the call or the payments on account, as determined by the Board of Directors commencing from the day appointed for the payment thereof to the time of actual payment, but the Board shall be at liberty to waiver payment of that interest, wholly or in part.

35.	Any amount that according to the condition of issuance of a share must be paid at the time of issuance or at a fixed date, whether on account of the sum of the share or premium, shall be deemed for the purposes of these Articles to be a call of payment that was made duly and the date of payment shall be the date appointed for payment. In the event of non-payment of this amount all of the Articles herein dealing with payment of interest, expenses, forfeiture, pledge and the like and all the other Articles connected therewith, shall apply, as if this sum had been duly requested and notice had been given, as aforesaid.

36.	The Board may make arrangements at the time of issue of shares for a difference between the holders with respect to the amount of calls to be paid and the times of payment, and the rate of interest.

37.	The Board may, if it thinks fit, receive from any shareholder willing to pay in advance all of the monies or a part thereof that shall be due on account of his shares, in addition to any amounts or a part thereof that shall be due on account of his shares, in addition to any amounts that the payment in fact has been requested and they shall be permitted to pay him interest at the rate the Board and shareholders shall agree upon, for the amounts paid in advance as aforesaid, or upon the part thereof which is in excess of the amounts whose payment was at the time requested on account of his shares in connection with which the payments have been made in advance, in addition to paying dividends that will be paid for that part of the share which has been paid in advance. The Board of Directors may at any time repay any amount so advanced without premium or penalty by giving such shareholder seven days’ prior notice in writing. Nothing in this Article 37 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

FORFEITURE OF SHARES

38.	If a shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

39.	The notice shall name a further day, not earlier than the expiration of seven days from the date of the notice, on or before which the amount of the call or installment or a part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment, at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

40.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. In such event, the provisions of Section 181 of the Companies Law shall apply, and the shares so forfeited shall be “dormant shares” as provided for therein. The forfeiture shall include those dividends that were declared but not yet distributed, with respect to the forfeited shares.

41.	A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board thinks fit, subject to applicable law. Such shares shall not be deemed, for the purposes of these Articles, to comprise part of the issued and outstanding share capital of the Company, and shall be disregarded for the purposes of calculations based thereon. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board thinks fit.

42.	A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all monies which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of all moneys that, at the date of forfeiture, were presently payable by him to the Company in respect of the shares (including interest and expenses).

43.	Without derogating from Article 30 above, the forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company or any claim or demand against it with respect to that share and the other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations not included in such a cancellation according to these Articles or that the Companies Law imposes upon former shareholders.

44.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

MODIFICATION OF CAPITAL

45.	Subject to the provisions of Article 12 above and to any applicable law, the Company may, from time to time, by resolution duly adopted according to these Articles:

(a)	consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

(b)	cancel any shares which have not been taken or agreed to be taken by any person;

(c)	by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of smaller amounts than is fixed by the Memorandum of Association in a manner that with respect to the shares created as a result of the division it will be possible within the resolution of division to grant to one or more shares a preferable right or advantage with respect to dividend, capital, voting or otherwise over the remaining share or other similar shares;

(d)	reduce its share capital and any fund reserved for capital redemption in the manner that it shall deem to be correct.

INCREASE OF SHARE CAPITAL

46.	Subject to the provisions of Article 12 above and to any applicable law, the Company shall be permitted from time to time, by resolution duly adopted according to these Articles, to increase its share capital – whether or not all its shares have been issued, or whether the shares issued have been paid in full – by creation of new shares. This new capital shall be in such an amount, divided into shares in such amounts and have such preferable or deferred or other special rights (subject always to the special rights conferred upon an existing class of share), subject to any condition and restrictions with respect to dividends, return of capital, voting or otherwise, all as shall be directed by the general meeting in its resolution sanctioning the increase of the share capital.

47.	Subject to any decision to the contrary in the resolution sanctioning the increase in share capital, pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

GENERAL MEETINGS

48.	A general meeting shall be held once in every calendar year at such time, being not more than fifteen months after the holding of the last preceding general meeting, and place as may be prescribed by the Board. The above mentioned general meetings shall be called “Annual General Meetings”. All other general meetings shall be called “Special General Meetings”.

49.	Subject to the provisions of these Articles the function of the Annual General Meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and accounts of the Board and auditors; to declare dividends, to appoint auditors and to fix their salaries. Every other matter shall be deemed to be special and shall be discussed at a Special General Meeting.

50.	The directors or anyone of them may, whenever they think fit, and upon a requisition in writing as provided for in the Companies Law, convene a Special General Meeting. Every such requisition shall include the objects for which a meeting should be convened, shall be signed by the requisitioners and shall be sent to the registered Office of the Company. If the Board of Directors does not convene a meeting within 21 days from the date of the submission of the requisition as aforesaid, the requisitioners may convene by themselves a meeting. However, the meeting which was so convened shall not be held after three months have passed since the date of the submission of the requisition.

NOTICE OF GENERAL MEETINGS

51.	A prior notice of 14 (fourteen) days at least shall be sufficient for any general meeting, including any meeting at which it is being proposed to amend the Memorandum of Association and/or Articles of Association and, accordingly, prior notice of at least 14 days shall be given with respect to the place, date and hour of the meeting, and in the event that a special matter shall be discussed, a general description of the nature of that matter. The notice shall be given, as herein below provided for, to the shareholders entitled pursuant to these Articles to vote at the meeting. The notice shall be sufficient for any meeting of shareholders including a meeting at which it is proposed to amend the Memorandum of Association and/or Articles of Association. If, by chance, a notice as aforesaid was not given or not received by a shareholder, this shall not amount to a disqualification of the resolution passed or disqualification of the proceedings held at that meeting. With the consent of all the shareholders who are entitled, at that time, to vote, it shall be permitted to convene all meetings and to resolve all types of resolutions, upon a shorter advance notice or without any notice and in such manner, generally, as such be approved by the shareholders.

QUORUM

52.	No deliberation shall be commenced with respect to any matter at the general or special meeting unless there shall be present a quorum at the time when the general meeting proceeds to deliberate. In any meeting a quorum shall be formed when there are present personally or by proxy not less than two shareholders who hold or represent together the majority of the voting rights of the issued share capital of the Company, providing that one of such two shareholders present shall be a holder of Preferred Share(s) of the Company.

53.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened by the Board upon the demand of shareholders or upon the demand of less than 50% of the directors then in office or directly by such shareholders or directors, shall be cancelled. Otherwise, if within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same place and time, or any other day and/or any other hour and/or any other place as the Board shall notify the shareholders, and, if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting any two shareholders present personally or by proxy shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened. Shareholders may participate by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting. The secretary of the meeting shall confirm attendance by telephone to the Chairman.

CHAIRMAN

54.	The Chairman of the Board of Directors shall preside as chairman at all general meetings. If there is no Chairman or he is not present within 15 minutes from the time appointed for the meeting or if he shall refuse to preside at the meeting, the shareholders present shall elect one of the directors to act as Chairman, and if only one director is present he shall act as Chairman. If no directors are present or if they all refuse to preside at the meeting the shareholders present shall elect one of the shareholders present to preside at the meeting. The Chairman shall have no special rights or privileges and no second or casting vote.

POWER TO ADJOURN

55.	The Chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, as the meeting shall decide. At an adjourned meeting no matters shall be discussed except for those permissible to be discussed at that meeting which decided upon the adjournment.

ADOPTION OF RESOLUTIONS

56.	At every meeting a resolution put to the vote of the meeting shall be decided upon by a show of hands, unless before or upon the declaration of the result of the show of hands a secret ballot in writing be demanded by the Chairman (if he is entitled to vote) or by any shareholder present, in person or by proxy, and entitled to vote at the meeting. Except if a secret vote is demanded as aforesaid, the declaration of the Chairman that the resolution has been carried or carried unanimously or by a particular majority, or lost, or not carried by a particular majority, shall be final, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without the necessity of proving the number or proportion of the votes recorded in favor or against such a resolution. Subject to any provision in this regard in the Companies Law, or in these Articles, all resolutions of the shareholders including without limitation with respect to a merger, a change of the Company’s name, modification or alterations of the Company’s share capital and the amendment of the Company’s Memorandum of Association in accordance with such resolution and the amendment or replacement of the Company’s Articles of Association shall be deemed adopted at a General Meeting at which a quorum is present if approved by a simple majority of the voting rights of the Company represented personally or by proxy and voting thereon (excluding abstentions).

57.	If a secret ballot is duly demanded, it shall be taken in such manner as the Chairman directs, whether immediately or after an adjournment or in a postponed manner or otherwise, and the results of the ballot shall be deemed to be a resolution of the meeting wherein the secret ballot was demanded. Those requesting a secret ballot can withdraw their request at any time before the secret ballot is held. A secret ballot demanded on the election of a Chairman, or on a question of adjournment shall be taken forthwith. A secret ballot demanded on any other question shall be taken at such time as the Chairman of the meeting directs. A demand for a secret ballot shall not prevent the continuation of the meeting with respect to the transaction of any other business, except for the manner with respect to which the secret ballot was demanded. All demands or notices hereunder may be submitted by facsimile.

VOTES OF SHAREHOLDERS

58.	Subject to and without derogating from the right or preference rights or restrictions existing at that time with respect to a certain class of shares forming of the capital of the Company, each shareholder present at a meeting, personally or by proxy, shall be entitled, whether at a vote by show of hands or by secret ballot, to one vote for each Ordinary Share held by him calculated, with respect to the Preferred Shares, on an as-converted basis, provided that no shareholder shall be permitted to vote any shares at a general meeting or appoint a proxy to vote therein except if he has paid all calls for payment prior to or on the day appointed for payment thereof and all monies due to the Company from him prior to or on the day appointed for payment thereof with respect to such shares.

59.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for the purpose of this article seniority shall be determined by the order in which the names stand in the register of shareholders. Joint holders of a share of which one of them is present at a meeting shall not vote by proxy. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders.

60.	PROXIES

(a)	In every vote a shareholder shall be entitled to vote either personally or by proxy. A proxy present at a meeting shall also be entitled to request a secret ballot. A proxy need not be a shareholder of the Company.

(b)	A shareholder of the Company that is a corporation or partnership shall be entitled by decision of its Board of Directors or by a decision of a person or other duly authorized body, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative, appointed as aforesaid, shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself may use just as if it was a person.

61.	(a)	A vote pursuant to an instruction appointing a proxy shall be valid notwithstanding the death of the appointor or the appointor becoming of unsound mind or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing was given of the death, becoming of unsound mind, cancellation or transfer and was received at the Office before the meeting took place.

(b)	A shareholder is entitled to vote by a separate proxy with respect to each share held by him provided that each proxy as aforesaid shall have a separate letter of appointment containing the serial number of the shares with respect to which the proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the holders of such instrument to a vote.

INSTRUMENT OF APPOINTMENT

62.	A letter of appointment of a proxy or power of attorney or other certificate (if there shall be such) pursuant to which the appointee is acting, shall be in writing and such instrument or a copy thereof shall be deposited in the Office, or in another place in Israel or abroad – as the Board shall direct from time to time generally or with respect to a particular case, no later than upon the commencement of the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, otherwise that person shall not be entitled to vote that share. An instrument appointing a proxy and which is not limited in time or by the occurrence of an event (such as an IPO) shall not be valid 12 months after the date of its execution. If the appointment shall be for a limited period or until the occurrence of an event (such as an IPO), the instrument shall be valid for the period or until the occurrence of the event contained therein.

63.	An instrument appointing a proxy (whether for a specific meeting or otherwise) may be in the following form or in any other similar form which the circumstances shall permit:

“I, ______________, of ______________, a shareholder holding shares in ____________ and entitled to _______ votes hereby appoint ________________, of ____________, or in his place ______________, of _______________, to vote in my name and in my place at the general meeting (annual, special, adjourned – as the case may be) of the Company to be held on the ____ day of __________, 2___ and at any adjournment thereof.

In witness whereof, I have hereby affixed my signature the ___ day of __________, 2___.

Appointor’s Signature

64.	RESERVED.

65.	DIRECTORS

(a)	The Board of Directors shall consist of up to eight (8) members who shall be appointed as follows:

(1)	each of Pitango, Star, Genesis, Poalim Ventures and Wellington shall be entitled to appoint one (1) director to the Board of Directors of the Company for so long as it holds Preferred Shares constituting more than 5% of the issued and outstanding share capital of the Company, on an as converted basis;

(2)	the majority of the directors appointed pursuant to Article 65(a)(1) above shall be entitled to appoint up to three (3) directors, who shall be industry experts (andmay include the Chief Executive Officer (“CEO”) of the Company); and

(b)	Amadeus shall be entitled to appoint one (1) observer to the Board for so long as it holds Preferred Shares constituting more than 5% of the issued and outstanding share capital of the Company, on as converted basis.

(c)	Observers to the Board of Directors shall be entitled to attend all Board of Directors meetings and in this capacity, to receive all notices of meetings and any documentation the Company provides to the Company’s directors before, during or after such meetings, subject to restrictions relating to attorney-client privilege or conflict of interests, and shall be subject (other than an observer appointed by Intel) (if any) to the same fiduciary duties that apply to members of the Board of Directors.

(d)	The provisions of this Article 65 shall be in force until a QIPO.

66.	(a)	The directors and observers shall be appointed as set forth in Article 65 and may be removed and vacancies filled by those entitled to appoint, as specified in Article 65. Notice of appointment or removal shall become effective on the date fixed in the notice of appointment or removal, or upon delivery thereof to the Company, whichever is later. For avoidance of doubt, in the event that a seat of the Board of Directors is vacated, and no one is entitled to replace such vacated seat, then such vacated seat shall remain vacant and the number of directors shall be reduced accordingly.

(b)	If the office of any member of the Board of Directors is vacated, the other members of the Board of Directors may act in every way and manner so long as their number does not fall below two, at least one of which was appointed by the holders of the Preferred Shares. If their number falls below two, or if there are only two directors but none of them were appointed by the holder of the Preferred Shares, they may act only in an emergency, for convening General Meetings and for providing written notice to those shareholders or groups of shareholders who are entitled to fill the vacancies, of such vacancies. In the event that within 10 days following mailing of such written notices the vacancies are not filled, the directors in office, whatever their number or by whom appointed, may act in every way and manner.

67.	Subject to the provisions of these Articles or to the provisions of an existing contract, the tenure of office or the director shall automatically be terminated:

(1)	if he becomes bankrupt;

(2)	if he is declared lunatic or becomes of unsound mind;

(3)	if he has resigned by an instrument in writing to the Company;

(4)	if he is removed from office pursuant to Articles 65 and 66 above;

(5)	with his death;

(6)	if he is the CEO, upon termination of his position as CEO (or earlier, if removed pursuant to Articles 65 and 66 above, as aforesaid); or

(7)	if a company, with its liquidation.

68.	ALTERNATIVE DIRECTOR

(a)	Any person who is qualified to be appointed as a Director may serve as a substitute director even if he is a member of the Board of Directors or a substitute Director, (hereinafter “substitute”).

(b)	A substitute shall have one vote.

(c)	A substitute shall have, subject to the provisions of the instrument by which he was appointed, all the powers and authorities that the director for which he is serving as director, has.

(d)	The provision of this Article with respect to the appointment of a director shall apply with respect to an appointment of a substitute.

(e)	The office of a substitute director shall be automatically vacated if his appointment is terminated by the director who appointed him in accordance with these regulations, or upon the occurrence of one of the events described in Articles (1), (2), (3), (5), (6) or (7) of Article 67 or, if the office of the member of the Board of Directors with respect to whom he serves as a substitute shall be vacated for any reason whatsoever.

(f)	The substitute director has the right to receive notice of convening of a Board of Directors meeting and may participate or vote at such meeting only if the director appointing said substitute is absent from said meeting.

69.	REMUNERATION OF DIRECTOR

Members of the Board of Directors, not being employees of the Company or professionals providing special professional services for consideration to its members, shall not receive a salary from funds of the Company unless the general meeting has so decided and in the amount that the general meeting shall decide upon. The directors, and their substitutes, shall be entitled to receive expenses, in an acceptable rate, for travel expenses, board and lodging that have been expended for or during the performance of their duties as directors, and including travel expenses to the Board meetings and return. If pursuant to a decision of the Board, one of the directors shall perform services or tasks aside from his regular duties as a director, whether as a result of his particular profession or by a trip or stay abroad or otherwise, the Board may decide to pay him a preferred wage in addition to his regular salary, and such a wage shall be paid by way of salary, commission, participation in profits or otherwise and this wage shall be in addition to his regular salary, if there shall be any, or will be in place thereof, as shall be decided.

70.	POWER AND DUTIES

The management of the business of the Company shall be vested in the Board of Directors. They shall be entitled to exercise all the powers and authorities that the Company has and to perform in its name all the acts that it is entitled to do according to its memorandum of association and/or Articles and/or the Companies Law except for those which are pursuant to the Companies Law or the Articles vested in the general meeting of the Company, subject to any provisions in the Companies Law or in these Articles or the regulations that the Company shall adopt in its general meeting (insofar as they do not contradict the Companies Law or these Articles). However any article adopted by the Company in its general meeting shall not affect the legality of any prior act of the Board that would be legal and valid, if not for such an article.

71.	A director shall not be required to hold qualifying shares.

CONFLICT OF INTEREST

72.	A director shall not be prohibited from fulfilling his rights and duties under these Articles or from entering into contracts with the Company whether as a seller, buyer or otherwise, and no such contract or arrangement which shall be made on behalf of the Company or in its name wherein the director is or will be an interested party, either directly or indirectly, shall be void provided, however that:

(a)	any transaction between a director and the Company must be approved both by the Board of Directors and the Audit Committee of the Company, or, if no Audit Committee has been created, by the General Meeting;

(b)	the interested director may not participate or vote at the Board of Directors at which approval is sought unless all other directors are interested directors, but shall be counted toward the quorum necessary for commencing deliberations at such meeting; and

(c)	the interested director must, in addition to disclosing the substance of his interest in the transaction for which approval is sought, also disclose any material facts and documents relating thereto. The provisions of this article shall apply also to a substitute or alternate director, if it is appropriate.

73.	A director may hold another paid position or function in the Company or in any other company that the Company is a shareholder of or that it has some other interest in, together with his position as a director (except an auditor) upon those conditions with respect to salary and other matters as decided by the Board.

74.	FUNCTIONS OF THE DIRECTORS

The Board may meet in order to transact business, to adjourn its meetings or to organize them otherwise as it shall deem fit and to determine the legal quorum necessary to conduct business, provided that the quorum for a meeting of the Board of Directors shall consist of at least a majority of the directors then in office. A director whose presence is required for purposes of a quorum as aforesaid may by written notice to the Company waive the requirement for his presence in order to constitute a quorum. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the second business day following the day originally scheduled, and at such adjourned meeting 4 directors shall constitute a quorum notwithstanding that a director appointed by any specific shareholder or class of shareholders is not present.

75.	CHAIRMAN

The Board may from time to time elect, by a simple majority, a Chairman, and decide the period of time he shall hold such an office, and he shall preside at the meetings of the Board of Directors. However, if such a Chairman is not elected or if he is not present at any meeting, the Board may, by a simple majority, choose one of its members to serve as Chairman of that meeting.

The Chairman shall have no rights or privileges other than those granted to directors and shall not have a second or casting vote.

MEETINGS

76.	A member of the Board of Directors may at any time call a Board of Directors’ meeting, and the secretary shall be required on the request of such member to convene a Board of Directors’ meeting.

(a)	Any notice of a Board of Directors’ meeting can be given, in writing, or by fax or email provided that the notice is given seven (7) days before the time appointed for the meeting, unless all the members of the Board of Directors having received a shorter notice, shall agree to such a shorter notice, provided, however, that a four (4) days notice will be sufficient if the majority of the directors then in office agree to such shorter notice.

(b)	Unless otherwise provided by these Articles, all acts and determinations of the Board of Directors shall be determined by a simple majority of those attending and voting.

(c)	Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

77.	DELEGATION OF POWER

(a)	Subject to applicable law, the Board of Directors may delegate any of their powers to committees consisting of such member or members of their body as they deem fit and may, from time to time, revoke such delegation. No committee of the Board of Directors shall be established except by unanimous consent of all directors.

(b)	In the exercise of any power delegated to it by the Board of Directors all committees shall conform to any regulations that may be imposed upon them by the Board of Directors, if there shall be any such regulation. If no such regulations are adopted by the Board of Directors or if there are no complete and encompassing regulations, the committees shall act pursuant to these Articles dealing with organization of meetings, meetings and functions of the Board of Directors, mutatis mutandis, and insofar as no provision of the Board of Directors shall replace it pursuant to this article.

(c)	All actions performed in a bona fide fashion by the Board of Directors or by a committee of the Board of Directors, or by any person acting as a director or as a substitute shall be as valid, even if at a later date a flaw shall be discovered in the appointment of such a director or such a person acting as aforesaid, or that all or some of them were unfit as if each and every one of those persons shall have been duly appointed and fit to serve as a director or substitute as the case may be.

78.	RESERVED.

79.	RESERVED.

80.	GENERAL MANAGER

(a)	The Board may from time to time appoint one or more persons, whether or not he is a member of the Board of Directors, as the CEO of the Company, either for a fixed period of time or without limiting the time that he or they will stay in office, and the Board may from time to time (subject to any provision in any contract between him or them and the Company) release him or them from their office and appoint another or others in his or their place.

(b)	The Board of Directors may from time to time grant and bestow upon the general manager, at that time, those powers and authorities that it exercises pursuant to these Articles, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes and in such time and conditions, and on such restrictions, as it shall decide; and it may grant such authorities whether concurrently with the Board of Directors’ authorities in that area, or in excess of them, or in place thereof or any one of them, and it can from time to time revoke, repeal, or change any one or all of those authorities.

(c)	Notwithstanding the aforesaid in Article 69 the wages of the general manager shall be determined from time to time by the Board of Directors (subject to any provision in any contract between him and the Company) and it may be paid by way of a fixed salary or commission or dividends, or a percentage of profits or the Company profit turnover or of any other Company that the Company has an interest in, or by participation in such profits, or in one or more of the aforementioned methods.

81.	MINUTES

(a)	The Board shall cause minutes to be taken of all general meetings of the Company, of the appointments of officials of the Company, of Board of Directors’ meetings and of committee meetings that shall include the following items, if applicable:

(1)	the names of the members present;

(2)	the matters discussed at the meeting;

(3)	the results of the vote;

(4)	resolutions adopted at the meeting;

(5)	directives given by the meeting to the committees;

(6)	if requested, any reservation of a shareholder or director with regard to a matter discussed or resolution passed.

(b)	The minutes of any meeting shall serve as prima facie proof as to the facts in the minutes if the minutes are reviewed and approved at the next succeeding meeting and are signed by the Chairman of that next succeeding meeting.

82.	RESOLUTION IN WRITING

A resolution in writing signed by all shareholders of the Company or by all the members of the Board of Directors, or of a committee, or such a resolution that all the shareholders of the Company then entitled to vote at General Meetings, the members of the Board of Directors or a committee have agreed to in writing or by fax shall be valid for every purpose as a resolution adopted at a General Meeting, Board of Directors’ or committee meeting, as the case may be, that was duly convened and held. In place of a shareholder or director, as the case may be, any such aforesaid resolution may be signed and delivered by his substitute.

83.	SEAL, STAMP AND SIGNATURES

(a)	The Board shall cause the seal (if the Company shall have a seal) to be kept in safekeeping and it shall be forbidden to use the seal unless prior permission of the Board of Directors is given. If such permission was given, the seal shall be affixed in the presence of whoever has been so appointed by the Board of Directors, and he shall sign any document upon which the seal has been affixed.

(b)	The Company shall have at least one rubber stamp. The Board shall ensure that such a stamp is kept in a safe place.

(c)	The Board of Directors may designate and authorize any person or persons (even if they are not members of the Board of Directors) to act and to sign in the name of the Company, and the acts and signatures of such a person or persons shall bind the Company, insofar as such persons have acted and signed within the limits of their aforesaid authority.

(d)	The printing of the name of the Company by a typewriter or by hand next to the signatures of the authorized signatories of the Company, pursuant to sub-article (c) above, shall be valid as if the rubber stamp of the Company was affixed.

84.	BRANCH REGISTERS

The Company may, subject to the provisions of the Companies Law or any other applicable law that may substitute such provisions, keep in every other country where those provisions shall apply, a register or registers of shareholders living in that other country as aforesaid, and to exercise any other powers referred to in the laws with respect to such branch registers.

85.	THE SECRETARY, OFFICERS AND ATTORNEYS

(a)	The Board of Directors may appoint a secretary of the Company upon the conditions that it deems fit. The Board may as well, from time to time, appoint an associate secretary who shall be deemed to be the secretary for the period of his appointment.

(b)	The Board of Directors may, from time to time appoint to the Company, officers, workers, agents and functionaries to permanent, temporary or special positions, as it shall, from time to time, see fit and set compensation for them.

(c)	The Board may, at any time and from time to time, authorize any Company, firm, person or group of people, whether this authorization is done by the Board directly or indirectly, to be the attorneys in fact of the Company for those purposes and with those powers and discretion which shall not exceed those conferred upon the Board of Directors or that the Board of Directors can exercise pursuant to these Articles – and for such a period of time and upon such conditions as the Board deems proper, and every such authorization may contain such directives as the Board of Directors deems proper for the protection and benefit of the persons dealing with such attorneys.

86.	DIVIDEND

Subject to the provisions of the Companies Law and these Articles, including without limitation the provisions of Articles 7, 8 and 12 and subject to any rights or conditions of Preferred Shares and other rights and conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, the profits of the Company shall be distributable to the shareholders of the Company according to the proportion of the nominal value paid up or credited as paid up on account of the shares held by them at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value. A distribution, setting aside or declaration of dividend requires a decision of the Board of Directors.

The Board of Directors may issue any share upon the condition that a dividend shall be paid at a certain date or that a portion of the declared dividend for a certain period shall be paid, or that the period for which a dividend shall be paid shall commence at a certain date, or a similar condition, all as decided by the Board of Directors. In every such case – subject to the provision mentioned in the beginning of this article – the dividend shall be paid in respect of such a share in accordance with such a condition.

87.	Subject to the provisions of the Companies Law, at the time of declaration of a dividend the Board of Directors may decide that such a dividend shall be paid in part or in whole, by way of distribution of certain properties, especially by way of distribution of fully paid up shares or debentures or debenture stock of the Company, or by way of distribution of fully paid up shares or debentures or debenture stock of any other Company or in one or more of the aforesaid ways. For purposes of any such distribution, the outstanding Preferred Shares shall be deemed to have been converted into Ordinary Shares as of the time appointed by the Board of Directors for the purpose of determining entitlement to participate in such distribution.

88.	Any dividends payable on shares which are not fully paid up, will be first applied to any unpaid amount on such shares even if such payments are not yet due, pursuant to the terms of issuance or as provided in these Articles, and any excess will be distributed to the holder of such shares as set forth herein.

89.	The Board of Directors may put a lien on any dividend on which the Company has a charge, and it may use it to pay any debts, obligations or commitments with respect to which the charge exists.

90.	A transfer of shares shall not transfer the right to a dividend which has been declared after the transfer but before the registration of the transfer. The person registered in the register as a shareholder on the date appointed by the company for that purpose shall be the one entitled to receive a dividend.

91.	RESERVED.

92.	A notice of the declaration of a dividend, whether an interim dividend or otherwise, shall be given to the shareholders registered in the register, in the manner provided for in these Articles.

93.	If no other provision is given, the dividend may be paid by check or payment order to be mailed to the registered address of a shareholder or person entitled thereto in the register or, in the case of registered joint owners, to the addresses of one of the joint owners as registered in the register. Every such check shall be made out to the person it is sent to. The receipt of the person who, on the date of declaration of dividend, is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

94.	(a)	Subject to Article 12 above, if at any time the share capital shall be divided into different classes of shares, the distribution of fully paid up shares, from funds pursuant to Article 95 below, shall be made in one of the two following manners as to be decided upon by the Board:

(i)	In such a manner so that all the holders of a share entitled to fully paid up shares shall receive one uniform class of shares; or

(ii)	In such manner so that each holder of shares entitled to fully paid up shares as aforesaid shall receive shares of the class of shares held by him and entitling him to fully paid up shares, as aforesaid.

(b)	In order to give effect to any resolution in connection with the distribution of dividends, or distribution of property, fully paid-up shares or debentures, the Board of Directors may resolve any difficulty that shall arise with distribution as it shall deem necessary, especially to issue certificates for fractional shares and to determine the value of certain property for purposes of distribution, and to decide that payment in cash shall be made to the shareholder on the basis of the value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of coordinating the rights of all the parties. The Board of Directors shall be permitted, in this regard, to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Board shall see beneficial. Wherever required, an agreement shall be submitted to the registrar of companies and the Board may appoint a person to execute such an agreement in the name of the persons entitled to a dividend, property, fully paid up shares or debentures as shares or debentures as aforesaid, and such an appointment shall be valid.

(c)	The Company shall not be obligated to pay interest on a dividend.

(d)	The Board of Directors may, with respect to all dividends not collected within one year after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded. The Company shall not pay interest for dividends or interest not collected.

95.	FUNDS

The Board may set aside from the profits of the Company the sums it deems proper, as a reserve fund or reserve funds for extraordinary uses, or for preferred dividends or equalization of dividends or other funds or for the purpose of correcting, bettering or retaining any property of the Company and for those other purposes which shall, in the absolute discretion of the Board of Directors, be beneficial to the Company and it may invest the various sums so invested in such investments as it finds proper, and from time to time deal with such investments, change or transfer them, in part or in whole, for the benefit of the Company. The Board of Directors may, as well, divide any reserve liability fund to preferred funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the Company, without being required to keep such sums separate from the rest of the Company’s property. The Board of Directors may, from time to time, also transfer, to the next year, profits out of such sums which are, in its absolute discretion, beneficial to the Company. Generally the Board of Directors may create funds as it deems necessary, either those resulting from profits of the Company or from re-evaluation of property, or from premiums paid for shares or from any other source, and to use them in its discretion as it deems fit insofar as that in the creation of such funds, the changes or uses do not exceed the provisions of the Companies Law or accepted accounting principles.

96.	All premiums received from the issue of shares shall be capital funds and they shall be treated for every purpose as capital and not as profits distributable as dividends. The Board of Directors may organize a reserve capital liability account and transfer, from time to time, all such premiums to the reserve capital liability account or use such premiums and monies to cover depreciation or doubtful loss. All losses from sale of investments or other property of the Company shall be debited from other funds of the Company. The Board of Directors may use any monies credited to the capital reserve liability account in any manner that these Articles or the Companies Law permits.

97.	Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these Articles, be invested together with such other monies of the Company in the day to day business of the Company, without having to differentiate between these investments and the investment of the monies of the Company.

98.	ACCOUNTS AND AUDIT

The Board shall cause correct accounts to be kept:

(a)	of the assets and liabilities;

(b)	of any amount of money received or expended by the Company and the mattes for which such sum of money is expended or received; and

(c)	of all purchases and sales made by the Company.

99.	The account books shall be kept in the Office or at such other place as the Board deems fit and they shall also be open for inspection by the directors.

100.	The Board of Directors shall determine from time to time, in any specific case or type of case, or generally, whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company, or any of them, shall be open for inspection by the shareholders, and no shareholder, not being a director, shall have any right of inspecting any account book or document of the Company except as conferred by law or authorized by the Board of Directors or by the Company in a general meeting.

101.	Not less than once a year, the Board shall submit before the Company at the Annual General Meeting a profit and loss account for the period after the previous account, and if it is the first account for the period after registration of the Company, it shall be prepared as of a date not more than nine months before the date of the meeting and in accordance with the relevant provisions of the Companies Law, and the Board shall submit a balance sheet that is correct as of the date of the profit and loss account. To the balance sheet shall be attached a report of the auditor and it shall be accompanied by a report from the Board with respect to the situation of the Company business and the amount they propose as a dividend and the amount (if any) that they propose be set aside for the fund accounts.

102.	Auditors shall be appointed and their function shall be set out in accordance with the Companies Law.

NOTICES

102A.	A notice or any other document may be served by the Company upon any shareholder either personally or by sending it by prepaid letter, fax or e-mail addressed to such shareholder at his address, wherever situated, as appearing in the register of shareholders, provided, however that a shareholder may notify the Company in writing of its objection to the use of e-mail as the sole means of notice in which event the Company shall provide notice to such shareholder by e-mail and one of the other means permitted by this Article 102A.

103.	All notices directed to be given to the shareholders shall, with respect to any shares to which persons are jointly entitled, be given to one of the joint holders, and any notice so given shall be sufficient notice to the holders of such share.

104.	Prior and timely notice of the convening of a shareholders meeting shall be given to each shareholder, wherever situated, at the last address provided by the shareholder. Any shareholder registered in the register who shall, from time to time, furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address.

105.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a shareholder by sending it through the post in a prepaid letter or fax or e-mail addressed to them by name, at the address furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

106.	Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by post, shall be deemed to have been served five (5) days after the time when the letter was delivered to the post, if sent by airmail, and two (2) days after the letter was delivered to the post, if sent by domestic post, and (iii) if sent by facsimile or electronic mail, shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or beginning the recipient’s next business day after receipt if not received during recipient’s normal business hours. In proving such service it shall be sufficient to prove that the letter, facsimile, or electronic mail containing the notice was properly addressed and delivered at the post office or sent by facsimile or electronic mail, as the case may be. Any list kept in the ordinary manner in any mail list of the company or any copy of any fax in the Company’s possession shall be prima facie proof of the delivery.

107.	(a)	In any case where it is necessary to give prior notice of a certain number of days or a notice valid for a certain period, the date of delivery shall be taken into account in the number of days or period.

(b)	In addition to the furnishing of a notice pursuant to the above article, the Company may furnish a notice to the shareholders entitled to receive notice, or to part of them, by publication of a notice in a newspaper distributed in the area wherein the Office is located, or any other place, in Israel or abroad, as the Board shall determine from time to time.

108.	RESERVED

109.	INDEMNITY; INSURANCE AND EXEMPTION

(a)	Subject to the provisions of the Companies Law, the Company may indemnify its Office Holders (as such term is defined in the Companies Law) to the fullest extent permitted by the Companies Law. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Officer Holder in such Officer Holder’s capacity as an Officer Holder of the Company:

(1)	a monetary liability imposed on him/her in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company;

(2)	reasonable litigation expenses, including legal fees, paid for by the Office Holder, in an investigation or proceeding conducted against such Office Holder by an agency authorized to conduct such investigation or proceeding, and which investigation or proceeding (i) concluded without the filing of an indictment against such Office Holder and without there having been a financial obligation imposed against such Office Holder in lieu of a criminal proceeding, or (ii) concluded without the filing of an indictment against such Office Holder but with there having been a financial obligation imposed against such Office Holder in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

(3)	reasonable litigation expenses, including legal fees, paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent, all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company.

(4)	For purposes of Article 109(a)(2) above:

a)	the “conclusion of a proceeding without the filing of an indictment” regarding a matter in which a criminal proceeding was initiated, means the closing of a file pursuant to Section 62 of the Criminal Procedure Law [Consolidated Version], 5742-1982 (the “Criminal Procedure Law”) or a stay of process by the Attorney General pursuant to Section 231 of the Criminal Procedure Law; and

b)	a “financial obligation imposed in lieu of a criminal proceeding” means a financial obligation imposed by law as an alternative to a criminal proceeding, including an administrative fine pursuant to the Administrative Offenses Law, 5746-1982, a fine for committing an offense categorized as a finable offense pursuant to the provisions of the Criminal Procedure Law or a penalty.

(5)	The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that, in respect of Article 109(a)(1), the undertaking is limited to categories of events which in the opinion of the Board of Directors can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board of Directors as reasonable under the circumstances, and (ii) retroactively.

(b)	Subject to the provisions of any law, the Company may procure, for the benefit of any of its Office Holders, office holders’ liability insurance with respect to any of the following:

(1)	a breach of the duty of care owed to the Company or any other person;

(2)	a breach of the fiduciary duty owed to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the action would not injure the Company; or

(3)	a monetary liability imposed on an Office Holder in favor of a third party, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company.

(c)	Subject to the provisions of any law, the Company may exempt in advance, by a Board of Directors’ resolution, Office Holders from all or part of their responsibilities for damages due to their violation of their duty of care to the Company. Notwithstanding the foregoing, the Company may not exempt Office Holders in advance from their responsibilities for damages due to their violation of their duty of care to the Company with respect to Distributions.

(d)	The provisions of Articles 109(a), 109(b) and 109(c) above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Board of Directors.

Exhibit B

AMENDED AND RESTATED SHAREHOLDERS RIGHTS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS RIGHTS AGREEMENT (the “Agreement”) is made as of July 20, 2007 by and among NEGEVTECH LTD., an Israeli corporation (the “Company”), and the individuals and entities identified in Schedule A annexed hereto, each hereinafter referred to individually as an “Investor” and, collectively, as the “Investors”.

W I T N E S S E T H:

        WHEREAS, the Company and the Prior Investors (as defined below) are parties to that certain Shareholders’ Rights Agreement dated as of September 13, 2005, as amended on March 22, 2006 and on September 26, 2006 (the “Prior Agreement”); and

        WHEREAS, the Investors, (which include certain of the Prior Investors) are parties to that certain Series A1 Share Purchase Agreement of even date herewith between the Company and certain of its shareholders (the “A1 Share Purchase Agreement”), pursuant to which the Investors are purchasing Series A1 Preferred Shares of the Company; and

        WHEREAS, upon the Recapitalization and the Closing pursuant to the A1 Share Purchase Agreement (as such terms are defined therein), all the Company’s preferred shares shall automatically be converted into Ordinary Shares and any Prior Investor who shall become a Participating Investor (as such term is defined in the A1 Share Purchase Agreement) shall be issued, in lieu of such Ordinary Shares, Ordinary Preferred A Shares and/or Ordinary Preferred B Shares, as the case may be and as provided therein; and

        WHEREAS, the Company and the Investors desire to amend and restate the Prior Agreement in accordance with Section 12.4 of the Prior Agreement, to read as set forth herein; and

        WHEREAS, the Investors represent holders of at least a majority of the Registrable Securities pursuant to the Prior Agreement and are therefore eligible, in accordance with Section 12.4 of the Prior Agreement, to amend the Prior Agreement as aforesaid;

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree that the Prior Agreement is hereby amended and restated in its entirety, as follows:

1.	Definitions. For purposes of this Section:

1.1 The term “Articles of Association” means the Amended Articles of Association of the Company in effect as of the date hereof, as may be amended from time to time.

1.2 The term “as-converted basis” means assuming the theoretical conversion of all outstanding Preferred Shares into Ordinary Shares, at the then applicable conversion ratio.

1.3 The term “Holder” means a holder of Registrable Securities who is a party to this Agreement.

1.4 The term “Initiating Holders” means the holders of a majority of the Registrable Securities then outstanding.

1.5 The term “IPO” shall mean the consummation of the Company’s first sale of its shares to the public in a bona fide underwriting pursuant to a registration statement under the Act.

1.6 The term “Major Shareholder” shall mean a holder of Preferred Shares holding at least 2.5% of the issued and outstanding shares of the Company, on an as-converted basis.

1.7 The term “Ordinary Shares” shall mean Ordinary Shares of the Company, par value NIS 1 each.

1.8 The term “Ordinary Preferred A Shares” shall mean Ordinary Preferred A Shares of the Company, par value NIS 1 each

1.9 The term “Ordinary Preferred B Shares” shall mean Ordinary Preferred B Shares of the Company, par value NIS 1 each.

1.10 The term “Permitted Transferee” shall have the meaning given to it in the Articles of Association.

1.11 The term “Preferred A1 Shares” shall mean Series A1 Preferred Shares of the Company, par value NIS 1 each.

1.11 The term “Preferred Shares” shall mean the Ordinary Preferred A Shares, the Ordinary Preferred B Shares and the Preferred A1 Shares.

1.12 The term “Prior Investors” shall mean the holders of all of the preferred shares of the Company issued and outstanding immediately prior to the Closing and the Recapitalization, as such terms are defined in the A1 Share Purchase agreement.

1.13 The term “Qualified IPO” shall mean the consummation of a firm commitment underwritten public offering of the Company’s shares, with aggregate gross proceeds to the Company of at least US$ 30,000,000, at an offering price per share representing a pre-money valuation of the Company of at least US$130,000,000.

1.14 The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the United States Securities Act of 1933, as amended, or similar securities act in a jurisdiction other than the U.S. (the “Act”), and the declaration or ordering of effectiveness of such registration statement or document.

1.15 The term “Registrable Securities” means (i) Ordinary Shares of the Company held by an Investor and/or Plenus Technologies Ltd. (“Plenus”) including any Ordinary Shares issued or issuable upon conversion of any Preferred Shares currently held or hereafter acquired by an Investor and/or Plenus and all Ordinary Shares which an Investor and/or Plenus may hereafter purchase pursuant to preemptive rights, rights of first refusal, anti-dilution rights, or otherwise; and (ii) any Ordinary Shares issued upon the conversion or exercise of any warrant, right or other security which is currently held or hereafter acquired by an Investor; and (iii) any shares of the Company issued as a dividend or in a share split or in connection with any other distribution with respect to, or in exchange for or in replacement of, such Ordinary Shares described in (i) and (ii) above.

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1.16 The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Ordinary Shares outstanding, calculated on an as-converted basis, which are Registrable Securities.

1.17 The term “Form F-3” means such form under the Act as in effect on the date hereof or substantially similar thereto and available to the Company and/or the Holders or any registration form under the Act subsequently adopted by the United States Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.18 The term “1934 Act” means the United States Securities and Exchange Act of 1934, as amended.

2.	Demand Registrations

2.1 If the Company shall receive at any time commencing six (6) months after the effective date of the IPO, a written request from Initiating Holders, that the Company file a registration statement under the Act for the registration of all or part of their Registrable Securities, then the Company shall promptly give written notice of such request to the other Holders, and the Company shall effect as soon as practicable, and in any event shall use its best efforts to effect, within sixty (60) days of the receipt of such request of the Initiating Holders, the registration under the Act of all Registrable Securities (i) which the Initiating Holders requested to be registered as aforesaid and (ii) of all Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within twenty (20) days after the receipt of the Company’s notice. No more than two (2) requests shall be made pursuant to this Section 2.1. In no event shall the Company be required to effect more than one demand registration in each six (6) month period.

2.2 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Initiating Holders shall have the right to propose the managing underwriter in any underwritten offering (and such proposal shall include in general the proposed terms of the underwriting agreement and pricing of the transaction), subject to the consent of the Company, which consent shall not be unreasonably withheld, and shall not be withheld if it is the lead or co-lead from the IPO or other prior registered offering or one of the top twenty underwriters by volume of deals in the preceding twelve months. In the event that the Initiating Holders do not propose a managing underwriter or the Company reasonably withholds consent to the proposed managing underwriter, the Company shall have the right to designate the managing underwriter(s) in any underwritten offering, subject to the consent of the Initiating Holders, which consent shall not be unreasonably withheld.

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2.3 If the underwriter of such offering determines that the number of shares requested by the Holders is greater than the number of shares that may be underwritten, the number of Registrable Securities that may be included in such registration shall be reduced accordingly, and there shall be excluded from such registration to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holders, then shares which the Company may wish to register for its own account, and thereafter, to the extent necessary, shares held by the Holders (pro rata to the respective number of Registrable Shares then outstanding held by such Holders) and any Registrable Securities excluded from such underwriting shall be withdrawn from the registration. A registration statement shall not be counted as a request for the purpose of this Section 2 if, as a result of an exercise of the underwriter’s cut-back provisions set forth herein, less than 30% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

3.	Incidental Registration

3.1 At any time after the IPO, if the Company proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than registration statements pursuant to Section 2 above or relating to employee benefit plans or with respect to corporate reorganization or other transactions under Rule 145 of the Act), the Company shall, at such time, promptly give the Holders written notice of such registration. Upon the written request of a Holder given within twenty (20) days after receipt of such notice from the Company in accordance with the notice provision of this Agreement, the Company shall use its best efforts to cause to be registered under the Act all of the Registrable Securities that such Holder has requested to be registered. In the event the Company shall grant to any shareholder the right to register securities immediately upon the IPO of the Company, then the rights of the Holders pursuant to this Section 3 shall be adjusted accordingly, and the Holders shall be entitled to register Registrable Securities pursuant to this Section 3 immediately upon IPO.

3.2 In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 3 to include any of a Holder’s securities in such underwriting unless the Holder (i) agrees to the sale of (including any restriction on the sale of) its securities on the basis provided in any customary underwriting arrangements, including customary lock-up periods as required by (x) the underwriters with respect to any shares, provided such period shall not exceed the period of 180 days in respect of the IPO and 90 days in respect of any other offering (provided that in such other offering at least 23% of the securities included in such registration are Registrable Securities requested to be included by the Holders), and provided that all senior employees, shareholders and management are subject to such lock-up period unless the Holders of the majority of the Registrable Securities requested to be registered therein agree in writing to waive such pre-condition or (y) applicable law, or (z) stock exchanges; and (ii) provides any relevant information reasonably requested and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, all reasonably requested, and other documents reasonably requested, that are required under the terms of such underwriting arrangements and then only in such quantity as the underwriters determine, in their sole discretion, will not materially and adversely effect the success of the offering by the Company. If such underwriters determine that the total amount of securities, including Registrable Securities, requested by a Holder to be included in such offering could materially adversely affect the success of such offering, then the Company shall be required to include in such offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not materially adversely affect the success of the offering, provided the Company will include in such registration (i) first, the securities the Company proposes to sell, and (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each holder of Registrable Securities participating in such offering,; provided that in any event the Holders shall be entitled to register at least 23% of the securities to be included in any such registration.

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4.	Form F-3 Registration.

In case the Company shall receive at any time commencing six (6) months (or any longer period as required by law or regulation) after the effective date of the IPO from a Holder or Holders of the Registrable Securities then outstanding a request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by the Holder, the Company shall promptly give written notice of such request to the other Holders and the Company shall:

Use best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all of the Holder’s Registrable Securities as are specified in such request and all Registrable Securities held by such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 4:

(i)	if Form F-3 is not available for such offering by the Holder; or

(ii)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(iii)	the requested registration would have an aggregate offering price of all Registrable Shares sought to be registered, net of underwriting discounts and commissions, below $1,500,000.

Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities as soon as practicable after receipt of the request of a Holder as aforesaid.

5.	Obligations of the Company.

Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

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5.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders, keep such registration statement effective for up to one hundred and twenty days or, if sooner, until the distribution contemplated in the Registration Statement has been completed.

5.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

5.3 Furnish to the Holders and each duly authorized underwriter such number of authorized copies of a prospectus, including copies of a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by the Holders.

5.4 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders of Registrable Securities covered by such registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

5.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, including indemnification and other customary provisions, in usual and customary form, with the managing underwriter of such offering. If a Holder shall participate in such underwriting he shall also enter into and perform its obligations under such an agreement.

5.6 Notify the Holders of Registrable Securities covered by such registration statement:

(i)	promptly after the Company shall receive notice thereof, of the time when such registration statement becomes effective or when any amendment or supplement or any prospectus forming a part of such registration statement has been filed;

(ii)	promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus for additional information;

(iii)	at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

6

5.7 Advise a Holder if his Registrable Shares are included in such registration statement promptly after the Company shall receive notice or otherwise obtain knowledge of the issuance of any order by the SEC suspending the effectiveness of such registration statement or amendment thereto or of the initiation or threatening of any proceeding for that purpose; and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if a stop order should be issued;

5.8 Use its best efforts to furnish, at the request of a Holder in the event he is requesting registration of Registrable Securities pursuant to this Agreement on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to a Holder in the event he is requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to a Holder in the event he is requesting registration of Registrable Securities.

Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any registration pursuant to this Agreement: (i) within a period of one hundred eighty (180) days following the effective date of a previous registration of the Company’s securities and (ii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration to be effected at such time, in which event the Company shall have the right to defer the filing of the registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of a Holder under this Agreement; provided, however, that with respect to a registration requested pursuant to Sections 2 or 4 above: (A) the Company shall not utilize this right more than once in any twelve (12) month period; (B) the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period other than S-8 registration or the like, and (C) if the Initiating Holders disapprove of the deferral of the registration, they may elect to withdraw their demand by written notice to the Company, in which case such registration, if effected, shall not be counted for the purpose of Section 2.

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6.	Expenses of Registration

All expenses (other than underwriting discounts, fees and commissions) incurred in connection with registrations, filings or qualifications pursuant to Sections 2, 3 and 4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (the “Registration Expenses”) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of Holders of the majority of the Registrable Securities to be so registered (in which case the Holder shall bear such expenses), unless such Holders agree to forfeit their right to the demand registration pursuant to Section 2; provided further, however that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of the request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change or in the event that the Holders have withdrawn their registration request in accordance with the second paragraph of Section 5.8, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2. All underwriting discounts, fees and commissions applicable to the sale of Registrable Securities and pursuant to this Agreement shall be borne by the holders of such Registrable Securities, pro rata on the basis of the number of shares sold in the respective offering.

7.	Indemnification. In the event any Registrable Securities are included in a registration statement pursuant to this Agreement:

7.1 To the extent permitted by law the Company will indemnify and hold harmless each of the Holders, any underwriter (as defined in the Act) for the Holders, each of their directors, shareholders, partners and officers, and legal counsel and independent accountants, and each person, if any, who controls such Holder within the meaning of the Act or the 1934 Act (collectively and individually referred to as the “Indemnified Party”) against all claims, losses, damages and liabilities (joint or several) (or actions in respect thereof) arising out of or based on any of the following statements, omissions or violations: (i) untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus or any amendments or supplements thereto, offering circular or other document; or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation (or alleged violation) by the Company of the Act or any other securities laws, and will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating, preparing or defending any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, (i) that the Company will not be liable to an Indemnified Party in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Indemnified Party, and stated to be specifically for use therein; and (ii) that the indemnity agreement contained in this subsection 7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld.

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7.2 To the extent permitted by law, each Holder , in the event that his Registrable Securities are included in such registration, will indemnify the Company, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of the Company’s securities covered by such registration statement, each other Holder selling Registrable Securities in such registration and each person who controls the Company, such underwriter or such other Holder within the meaning of the Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, persons, underwriters, Holders, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in strict conformity with written information furnished to the Company by an instrument duly executed by such Holderand stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall be limited to an amount equal to the proceeds (net of underwriters discounts, fees and commissions) to such Holder from the sale of Registrable Securities sold by such Holder pursuant to such registration and provided further that the indemnity agreement contained in this subsection 7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld.

7.3 If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. In no event shall the liability of a Holder exceed the proceeds (net of underwriters discounts, fees and commissions) from the offering received by such Holder.

7.4 Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, shall not relieve the indemnifying party of its obligations hereunder except to the extent such failure results in a lack of timely actual knowledge by the indemnifying party and the indemnifying party suffers actual damage as a result thereof or actual prejudices to its ability to defend such action.

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7.4 The obligations of the Company and the Holders under this Section 7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

8.	Reports Under the 1933 Act.

In the event the Company becomes subject to reporting under the 1934 Act, then with a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

8.1 make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of first registration statement filed by the Company for the offering of its securities to the general public;

8.2 take such action, including the voluntary registration of its Ordinary Shares under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form F-3 for the sale of their Registrable Securities.

8.3 file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

8.4 furnish to each Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing the Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

9.	Assignment of Registration Rights and Grant of Additional Rights.

9.1 The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided that such transfer or assignment is made pursuant to the provisions of the Articles of Association and in accordance with any provisions relating to transfer and/or assignment of such securities appearing in the relevant Share Purchase Agreement and/or in this Agreement, and provided further that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and such transferee or assignee consents to be subject to this Agreement.

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9.2 From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of at least 60% of the Registrable Securities then outstanding enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities, including, without limitation, on Form F-3.

9A.	Termination of Registration Rights

Notwithstanding anything to the contrary contained in this Agreement or otherwise, the registration rights granted pursuant to the provisions of Sections 2, 3 and 4 hereunder shall terminate and shall be of no further force and effect five years following the IPO, regardless of any Rule 144 availability.

10.	Covenants of the Company.

10.1 Delivery of Financial Statements.

Until a Qualified IPO, the Company shall deliver to each Major Shareholder the following reports in English (and with respect to the reports listed in subsections (a) and (b) below also to Intel Atlantic, Inc. (“Intel”) for so long as it holds Preferred Shares of the Company):

(a) as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal year of the Company, consolidated financial statements audited and certified by independent public accountants of the Company which are associated with one of the “Big Four” US accounting firms, prepared in accordance with US generally accepted accounting principals with reconciliation to Israeli GAAP.

(b) as soon as practicable, but in any event within thirty (30) days of the end of each quarter, consolidated financial quarterly reports, reviewed by independent public accountants of the Company, prepared in US Dollars in accordance with generally accepted accounting principles.

(c) as soon as practicable, but in no event later than 30 days prior to the beginning of each year, revised twelve month forward prospective budgets, including detailed quarterly financial projections for such twelve months period (hereinafter referred to as “Annual Budget”).

(d) monthly reports and other reports regarding the Company’s operation, in such format, and containing such information as the Board of Directors shall require (including at least a business update and overview, profit and loss and cash-flow statements) within reasonable time, not to exceed 30 days, from the end of each calendar month.

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(e) Such other information as may reasonably be requested by such Major Shareholder.

(f) In addition, if an Investor reasonably determines, that being a publicly traded company or an affiliate of a publicly traded company, it requires additional financial information in respect of the Company in order to timely publish the reports of the Investor and/or of such affiliated company(ies), the Company shall promptly provide the Investor with financial information with respect to the Company, and such reports may be attached to the reports published by the Investor or such affiliated companies, to the extent required by law.

10.2 Delivery of Work Plan and Annual Budget

No later than November 30 of each year, the Company shall submit to the Board of Directors the annual Work Plan and the Annual Budget for the forthcoming calendar year.

10.3 Visitation Rights

During the regular working hours and upon reasonable advance notice, each Major Shareholder shall have full access to all books and records of the Company, shall be entitled to review and copy them at their discretion, and shall be entitled to visit and inspect the Company’s property, inspect its assets and consult with the management of the Company, providing that in exercising such rights no information shall be disclosed to the Major Shareholders, the disclosure of which in the discretion of the Board of Directors of the Company, might cause damage to the business of the Company as contemplated in the Updated Work Plan (as defined in the A1 Share Purchase Agreement). The provisions of this Agreement and of the respective Share Purchase Agreements regarding the Investors’ undertakings of confidentiality or any separate non-disclosure agreement executed by any Investor shall apply, mutatis mutandis, to any information disclosed to the Major Shareholders pursuant to the rights set out under this Section 10.3.

10.4 Patents.

Unless the Board of Directors shall deem otherwise appropriate for the Company, the Company will take all reasonable steps necessary to initiate/continue the prosecution of its patent applications and to maintain any patents granted thereon.

10.5 Auditors and Internal Auditor.

The Company shall maintain the services of: (i) one of the “big four” accounting firms or one of their respective affiliates as independent auditors of the Company, and (ii) an internal auditor, such appointments and their respective terms to be approved by the Board of Directors of the Company, subject to applicable law.

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11.	Confidentiality.

From time to time, the parties may make available to each other, in written form or orally, information of a confidential and proprietary nature including, but not limited to, technology, technical, test and analysis data, specifications, prototypes, marketing, application, financial, bookkeeping, business, and customer information. The parties shall not disclose such information to others or use such information without the prior written consent of the disclosing party or as necessary to carry out the terms of this Agreement. Each party shall treat such information with the same care as it would exercise in the handling of its own confidential or proprietary information and shall obtain reasonable assurances that each person to whom such information is disclosed, will hold such information in confidence. Confidential information as referred to in this Section 11 shall not include information (i) which is or becomes public knowledge through no fault of the receiving party; (ii) which is known to the receiving party on a non-confidential basis at the time of disclosure by the disclosing party, as evidenced by the receiving party’s written records; (iii) which is disclosed to the receiving party on a non-confidential basis by a third party having no obligation of secrecy to the disclosing party; or (iv) which is subsequently independently developed by or for the receiving party without use of confidential information. Notwithstanding the aforesaid: (i) a party shall be entitled to disclose confidential information which it is required to disclose under any applicable law or stock exchange regulations, provided, however, that such disclosure is made to the minimum extent required and provided that a prior notice of disclosure is given to the disclosing party and sufficient opportunity to limit or contest such disclosure; (ii) a party shall be entitled to disclose confidential information to any person or entity to which such party transfers or considers transferring securities in the Company, subject to a standard undertaking not less strict than the undertaking set out herein, and (iii) in connection with periodic and financial reports to its shareholders, investors or partners, each party may make general statements regarding the nature and progress of the Company’s business, and may provide summary financial information of the Company. The provisions of this Section 11 shall not apply to Intel. Instead, the terms of Section 3 (“Confidentiality”) of the Intel Side Agreement by and between the Company, Intel and additional parties, dated July 2002, shall continue to apply with respect to Intel (and this Agreement shall be deemed a “Financing Agreement” for the purpose of said Section 3).

12.	Miscellaneous

12.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

12.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof, and the parties hereto irrevocably submit solely to the jurisdiction of the Courts of Tel Aviv, in respect of any dispute or matter arising out of or connected with this Agreement.

12.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Investors and the respective successors and permitted assigns of the Investors. The parties may not assign any of there rights or obligations under this Agreement without the prior written consent of the other parties unless such rights or obligations are assigned together with the shares to which they relate and the assignee undertakes in writing to be bound by the provisions hereof.

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12.4 Entire Agreement; Amendment and Waiver; Headings; Preamble and Schedules. This Agreement and the Schedules and Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. The Prior Agreement (including, for the avoidance of doubt, all amendments thereof) is hereby terminated in its entirety and shall be of no further force or effect. Any term of this Agreement may be amended or terminated and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the holders of at least 60% of the Registrable Securities then outstanding. All article and section headings are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement. The preamble and schedules to this Agreement are incorporated herein and form an integral part of this Agreement.

12.5 Notices Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after the day of deposit with a National Post Office, if delivered by first class mail, postage prepaid, if addressed to a party in the same country or fourteen (14) after deposit with a National Post Office, if delivered by first class mail, postage prepaid, if addressed to a party in a different country, (b) upon delivery, if delivered by hand (c) five (5) days after the day of deposit with recognized overnight courier service freight prepaid or (d) two (2) days after the business day of facsimile transmission, if delivered by facsimile transmission with a copy by first class mail, postage prepaid, and each notice shall be addressed to the party to be notified at the address set forth in this section as follows:

For the Company.

Negevtech Ltd.
attn:	CEO
address:	Beit Tamar
12 Hamada St.
Rehovot 76122

tel:	08-9312222
fax:	08-9366051

For the Investors:

as set forth on Schedule A hereto:

or at such other address as such party may designate by written notice to the other parties.

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12.6 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

12.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

12.9 Aggregation of Holdings. For purposes of determining the availability of any right, the computation of shareholdings or the applicability of any limitation under this Agreement, each Investor’s holdings in the Company and the holdings of any of its Permitted Transferees shall be aggregated, and the aggregate holdings shall be considered to be held by such Investor and its Permitted Transferees as a single shareholder.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Shareholders’ Rights Agreement as of the date first above written.

Negevtech Ltd.

By:	1) —————————————— title

2)

—————————————— title

[SIGNATURE PAGE TO SHAREHOLDERS RIGHTS AGREEMENT DATED JULY 2007]

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IN WITNESS WHEREOF, the parties have executed this Shareholders’ Rights Agreement as of the date first above written.

INVESTORS:

[SEE SEPARATE SIGNATURE PAGES]

[SIGNATURE PAGE TO SHAREHOLDERS RIGHTS AGREEMENT DATED JULY 2007]

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SCHEDULE A

Investors and Addresses

Investor	Address
Pitango Venture Capital Fund III (Israeli Sub) L.P.	11 HaManofim Street Bldg. B Herzliya 46725, Israel
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.
Pitango Venture Capital Fund III (Israeli Investors) L.P.
Pitango Parallel Investor Fund III (Israel), L.P.
Pitango Principles Fund III (Israel) L.P.
Pitango Venture Capital Fund III Trusts 2000 Ltd.
Shrem, Fudim, Kelner Founders Group II L.P.	21 Ha'arbaa Street Tel Aviv 64739, Israel
Shrem Fudim Kelner & Co. Ltd.
Shrem Fudim Kelner Founders Group II Annex Fund L.P.
SVE Star Ventures Enterprises GmbH & Co. No. IX KG.	Star Ventures Management Possartstrasse 9 D-81679 Munich Germany Contact: Nicolas Sammartino
Star Growth Enterprise, a German Civil Law Partnership (with limitation of liability
SVM Star Ventures Managementgesellschaft mbH Nr. 3
Star Management of Investments No. II (2000) L.P.	SVM Star Venture Capital Management Ltd. 11 Galgaley Haplada St., P.O. Box 12600, Herzelia Pituach, 46733, Israel. Contact: Tami Gilboa-Arbel
Genesis Partners II, L.D.C.	Ackerstein Towers B 11 HaMenofim St Herzliya, 46733 Israel
Genesis Partners II (Israel), L.P.
Poalim Ventures Ltd.	Alrov Tower, 46 Rothschild Blvd, Tel Aviv 66883, Israel Number for notices being delivered by facsimile: 03-5675760
Poalim Ventures I Ltd.
Poalim Ventures II L.P.
Wellington Partners Venture III Technology Fund L.P.	Theresienstrasse 6, 80333 Muenchen, Germany
Amadeus III	Mount Pleasant House 2 Mount Pleasant Cambridge CB3 0RN
Amadeus III Affiliates Fund L.P.	2711 Centerville Road Suite 400, Wilmington, New Castle County, Delaware 19808

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Schedule of Exceptions

Corresponding to the

PREFERRED SHARE PURCHASE AGREEMENT

Dated as of July 20, 2007

By and Among

Negevtech Ltd.

And

Several Investors

[***]

*** Text omitted and filed separately with the Securities and Exchange Commission pursuant to 17 CFR § 230.406 and § 200.80(b)(4).

Schedule 1.1(ii)

Registered Share Capital: NIS 8,000,000 divided into 800,000,000 Ordinary Shares, nominal value NIS 0.01 each

	Post Automatic Conversion		Reallocation by Money

Name	# Ordinary	# Options/Warrants to Purchase Ordinary	1% Ordinary	99% Ordinary	Warrants to purchase Ordinary (Originally Preferred AA)	# Additional Ordinary for Money Reallocation

Pitango Venture Capital Fund III (Israeli Sub) L.P.	5,324,638	0	0	121,535,914	201,465	116,211,276
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.	492,239	0	0	11,235,452	18,624	10,743,213
Pitango Venture Capital Fund III (Israeli Investors) L.P.	1,439,805	0	0	32,863,684	54,475	31,423,879
Pitango Parallel Investor Fund III (Israel), L.P	447,636	0	0	11,351,950	36,734	10,904,314
Pitango Principles Fund III (Israel) L.P.	187,431	0	0	4,278,147	7,092	4,090,716
Pitango Venture Capital Fund II Trusts 2000 L.P.	374,857	0	0	8,556,162	14,184	8,181,305
Canada Israel Opportunity Fund III, L.P.	62,160	0	0	1,478,388	2,520	1,416,228
Shrem, Fudim, Kelner Founders Group II L.P.	45,308	0	0	1,149,037	2,520	1,103,729
Shrem Fudim Kelner Founders Group II Annex Fund L.P.	16,753	0	0	327,592	0	310,839
Shrem, Fudim Kelner & Co Ltd.	35,119	0	0	853,192	1,679	818,073
Qualitau Ltd.	355,522	0	0	9,016,252	26,879	8,660,730
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.	3,581,174	0	0	82,905,150	318,075	79,323,976
Star Management of Investments No. II (2000) L.P.	470,493	0	0	11,068,374	45,943	10,597,881
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)	3,595,901	0	0	72,016,603	0	68,420,702
SVM Star Ventures Managmenttgesellschaft mbH Nr. 3	334,236	0	0	6,986,689	0	6,652,453
Genesis Partners II, L.D.C.	4,113,040	0	0	92,519,033	253,679	88,405,993
Genesis Partners II (Israel) L.P.	607,717	0	0	13,672,074	37,535	13,064,357
Lehman Brothers European Venture Capital L.P.	222,108	0	0	5,632,789	41,998	5,410,681
Lehman Brothers Holdings plc (on behalf of pre-tax plan)	425,109	0	0	10,781,014	80,384	10,355,905
Lehman Brothers Partnership Account 2000/2001, L.P.	191,536	0	0	4,857,465	36,217	4,665,929
Lehman Brothers Offshore Partnership Account 2000/2001, L.P.	49,677	0	0	1,259,838	9,393	1,210,161
Orbotech	1,776,860	0		45,062,231	335,988	43,285,371
Intel	1,255,074	0		29,466,788	134,395	28,211,714
Poalim Ventures Ltd.	447,960	0		9,384,098	0	8,936,138
Poalim Ventures I Ltd.	689,168	0		14,437,049	0	13,747,881
Poalim Ventures II L.P.	1,397,290	0		29,271,156	0	27,873,866
Wellington Partners Venture III Technology Fund L.P.	3,799,359	0		79,800,110	0	76,000,751
Amadeus III	3,285,579	0		73,094,003	0	69,808,424
Amadeus III Affiliates Fund LP	67,053	0		1,491,723	0	1,424,670
Financiere Seso S.A	159,620	0	159,620		0	0
Inter Hightech (1982) Ltd.	71,829	0	71,829		0	0
Service Providers	0	32,769	32,769		0	0
TICI	0	87,791	87,791		0	0
Tmura Fund	0	5,000	5,000		0	0
ESOP IL Plan(1)(2) (exercise)	393,500		393,500		0	0
ESOP IL Plan	0	5,031,003	5,031,003		0	0
ESOP US Plan	0	605,000	605,000		0	0
New ESOP			0		0	0
Plenus Technologies Ltd		1,556,437	1,556,437		0	0

Total	35,715,751	7,318,000	7,942,949	786,351,957	1,659,779	751,261,155

Schedule 1.3(a)

	Post Consolidation & Before Closing		Conversion into Ordinary Preferred A/B Shares

Name	# Warrants to purchase Ordinary (Originally Preferred AA)	# Ordinary	Ordinary	# Warrants to purchase Ordinary (Originally Preferred AA)	# Options to Purchase Ordinary	# Warrants to Purchase Ordinary	Ordinary Preferred A	Ordinary Preferred B	Ordinary Preferred B 85% Anti- Dilution	Total Ordinary Preferred B	Total holdings	% Fully Diluted on an as converted basis

Pitango Venture Capital Fund III (Israeli Sub) L.P.	2,015	1,215,360		canceled			736,047	479,313	497,606	976,919	1,712,966	11.34%
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.	186	112,354		canceled			68,044	44,310	46,001	90,311	158,355	1.05%
Pitango Venture Capital Fund III (Israeli Investors) L.P.	545	328,637		canceled			199,026	129,611	134,558	264,169	463,195	3.07%
Pitango Parallel Investor Fund III (Israel), L P	367	113,519		canceled			113,519	-	-	-	113,519	0.75%
Pitango Principles Fund III (Israel) L.P.	71	42,781		canceled			25,909	16,872	17,516	34,388	60,297	0.40%
Pitango Venture Capital Fund II Trusts 2000 L.P.	142	85,562		canceled			51,818	33,744	35,032	68,776	120,594	0.80%
Canada Israel Opportunity Fund III, L.P.	25	14,784		canceled			11,490	3,294	3,420	6,714	18,204	0.12%
Shrem, Fudim, Kelner Founders Group II L.P.	25	11,490		canceled			11,490	-	-	-	11,490	0.08%
Shrem Fudim Kelner Founders Group II Annex Fund L.P.		3,276		-			-	3,276	3,401	6,677	6,677	0.04%
Shrem, Fudim Kelner & Co Ltd.	17	8,532		canceled			7,656	876	909	1,785	9,441	0.06%
Qualitau Ltd.	269	90,163	90,163	canceled					-	-	90,163	0.60%
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.	3,181	829,051		canceled			564,076	264,975	270,620	551,568	1,109,999	7.35%
Star Management of Investments No. II (2000) L.P.	459	110,684		canceled			81,475	29,209	29,760	60,657	141,581	0.94%
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)		720,166		-			-	720,166	717,176	1,461,726	1,464,716	9.69%
SVM Star Ventures Managmenttgesellschaft mbH Nr. 3		69,867		-			-	69,867	66,661	135,866	139,072	0.92%
Genesis Partners II, L.D.C.	2,537	925,191		canceled			449,869	475,322	493,463	968,785	1,418,654	9.39%
Genesis Partners II (Israel) L.P.	375	136,720		canceled			66,572	70,148	72,825	142,973	209,545	1.39%
Lehman Brothers European Venture Capital L.P.	420	56,328	56,328	canceled				-	-	-	56,328	0.37%
Lehman Brothers Holdings plc (on behalf of pre-tax plan)	804	107,810	107,810	canceled				-	-	-	107,810	0.71%
Lehman Brothers Partnership Account 2000/2001, L.P.	362	48,575	48,575	canceled				-	-	-	48,575	0.32%
Lehman Brothers Offshore Partnership Account 2000/2001, L.P.	94	12,598	12,598	canceled				-	-	-	12,598	0.08%
Orbotech	3,360	450,622	450,622	canceled				-	-	-	450,622	2.98%
Intel	1,344	294,668	294,668	canceled					-	-	294,668	1.95%
Poalim Ventures Ltd.		93,841		-			-	93,841	97,423	191,264	191,264	1.27%
Poalim Ventures I Ltd.		144,370		-			-	144,370	149,880	294,250	294,250	1.95%
Poalim Ventures II L.P.		292,712		-			-	292,712	303,884	596,596	596,596	3.95%
Wellington Partners Venture III Technology Fund L.P.		798,001		-			-	798,001	828,457	1,626,458	1,626,458	10.76%
Amadeus III		730,940		-				730,940	758,837	1,489,777	1,489,777	9.86%
Amadeus III Affiliates Fund LP		14,917		-				14,917	15,486	30,403	30,403	0.20%
Financiere Seso S.A		1,596	1,596	-		-				-	1,596	0.01%
Inter Hightech (1982) Ltd.		718	718	-		-				-	718	0.00%
Service Providers		328	-	-		328				-	328	0.00%
TICI		878	-			878				-	878	0.01%
Tmura Fund		50	-			50				-	50	0.00%
ESOP IL Plan(1)(2) (exercise)		3,935	3,935							-	3,935	0.03%
ESOP IL Plan		50,310			50,310					-	50,310	0.33%
ESOP US Plan		6,050	-		6,050					-	6,050	0.04%
New ESOP		0								-	2,584,209	17.10%
Plenus Technologies Ltd		15,564	-			15,564				-	15,564	0.10%

Total	16,598		1,067,013		56,360	16,820	2,386,991	4,415,764	4,584,298	9,000,062	15,111,455	100.00%

Schedule 1.3(b)

	Pro-Rata Assuming Full Participation

Name	# Total Shares on an as converted basis	% Issued & Outstanding on an as converted basis	Pro Rata $

Pitango Venture Capital Fund III (Israeli Sub) L.P.	1,430,947	14.44%	$2,167,856.92
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.	132,284	1.34%	$200,407.69
Pitango Venture Capital Fund III (Israeli Investors) L.P.	386,934	3.91%	$586,197.50
Pitango Parallel Investor Fund III (Israel), L.P	113,519	1.15%	$171,979.08
Pitango Principles Fund III (Israel) L.P.	50,370	0.51%	$76,309.57
Pitango Venture Capital Fund II Trusts 2000 L.P.	100,739	1.02%	$152,617.63
Canada Israel Opportunity Fund III, L.P.	16,266	0.16%	$24,642.67
Shrem, Fudim, Kelner Founders Group II L.P.	11,490	0.12%	$17,407.13
Shrem Fudim Kelner Founders Group II Annex Fund L.P.	4,749	0.05%	$7,194.64
Shrem, Fudim Kelner & Co Ltd.	8,926	0.09%	$13,522.72
Qualitau Ltd.	90,163	0.91%	$136,595.19
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.	948,232	9.57%	$1,436,553.07
Star Management of Investments No. II (2000) L.P.	123,822	1.25%	$187,587.93
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)	1,044,084	10.54%	$1,581,766.99
SVM Star Ventures Managmenttgesellschaft mbH Nr. 3	101,292	1.02%	$153,455.41
Genesis Partners II, L.D.C.	1,138,983	11.50%	$1,725,537.13
Genesis Partners II (Israel) L.P.	168,271	1.70%	$254,927.30
Lehman Brothers European Venture Capital L.P.	56,328	0.57%	$85,335.83
Lehman Brothers Holdings plc (on behalf of pre-tax plan)	107,810	1.09%	$163,330.06
Lehman Brothers Partnership Account 2000/2001, L.P.	48,575	0.49%	$73,590.18
Lehman Brothers Offshore Partnership Account 2000/2001, L.P.	12,598	0.13%	$19,085.73
Orbotech	450,622	4.55%	$682,683.58
Intel	346,132	3.49%	$524,383.26
Poalim Ventures Ltd.	136,049	1.37%	$206,111.59
Poalim Ventures I Ltd.	209,305	2.11%	$317,093.01
Poalim Ventures II L.P.	424,369	4.28%	$642,910.79
Wellington Partners Venture III Technology Fund L.P.	1,156,928	11.68%	$1,752,723.46
Amadeus III	1,059,704	10.70%	$1,605,430.98
Amadeus III Affiliates Fund LP	21,626	0.22%	$32,762.97

Total	9,907,366	99.94%	$15,000,000.00

Schedule 1.5(a)(i)

MINUTES OF AN EXTRAORDINARY GENERAL MEETING
AND CLASS MEETINGS
OF THE SHAREHOLDERS
OF NEGEVTECH LTD.
(the “Company”)

PLACE:	The Company’s offices at 12 Hamada St., Rehovot, ISRAEL

DATE:	July 6, 2007

TIME:	1.	16:00 - A meeting of holders of Series AA Preferred Shares.
	2.	16:10 - A meeting of holders of Series BB Preferred Shares.
	3.	16:20 - A meeting of holders of Series BB-1 Preferred Shares.
	4.	16:30 - A meeting of holders of Series BB-2 Preferred Shares.
	5.	16:40 - A meeting of holders of Series BB-3 Preferred Shares.
	6.	16:50 - A meeting of holders of Series BB-4 Preferred Shares.
	7.	17:00 - A meeting of holders of all Preferred Shares.
	8.	17:10 - An Extraordinary General Meeting of all Shareholders.

SHAREHOLDERS PRESENT:	By Proxy granted to the Company’s CFO, Oz Desheh, the following shareholders of the Company, holding 98.898% of the voting power in the Company on an as converted basis:

Pitango entities, Star entities, Shrem Fudim Kelner entities, Genesis entities, Lehman Brothers entities, Orbotech Technology Ventures L.P., Intel Atlantic, Inc., Poalim entities, Qualitau Ltd., Wellington Partners Venture III Technology Fund L.P., Amadeus entities, Financiere Seso S.A, Inter Hightech (1982) Ltd.; Rivi Sherman (as a trustee under US ESOP)

SHAREHOLDERS ABSENT:	Eli Lerner, Employees’ trustee under IL ESOP (holding 1.102% of the voting power in the Company on an as converted basis)

CHAIRMAN:	Aaron Mankovsky

AGENDA:	1.	Increase of Share Capital

2.	Recapitalization

3.	Adoption of New Articles

4.	I. Series A1 Preferred Share Financing

II. Increase of Option Pool

5.	Approval of “Interested Party” Transactions

6.	Waiver of rights

I. Anti-dilution Rights

II. Pre-emptive Rights

III. Change of Rights

7.	Omnibus Resolutions

Call to Order

Oz Desheh, presiding as secretary of the meetings, called the meetings to order and announced that a quorum of shareholders was present and that each of the meetings, having been duly convened, were ready to proceed with their business.

I.	INCREASE OF SHARE CAPITAL

          VOTE AGAINST: Qualitau Ltd., holding 1% of the voting power of shareholders present;

          VOTE FOR: All other Shareholders present, holding 99% of the voting power of the shareholders presented.

          RESOLVED, by the aforementioned majority, to increase the Company’s registered share capital such that following the Recapitalization and the Closing (as such terms defined below), the registered share capital of the Company shall consist of NIS 56,000,000, divided into 30,000,000 Ordinary Shares of par value NIS 1.00 per share, 12,500,000 Series A1 Preferred Shares, of par value NIS 1.00 per share, 3,500,000 Ordinary Preferred A Shares, of par value NIS 1.00 NIS per share and 10,000,000 Ordinary Preferred B Shares, of par value NIS 1.00 per share;

          FURTHER RESOLVED, by the aforementioned majority, that the Board shall be authorized to make such adjustments to the numbers of shares of the aforementioned registered share capital of the Company, as it shall deem necessary to ensure that the Company’s registered share capital shall include sufficient number of the shares that should be issued and outstanding immediately following the Closing in accordance with the terms of this Shareholders’ Written Consent

II.	RECAPITALIZATION

1.	Conversion of Preferred Shares

          VOTE AGAINST: Qualitau Ltd., holding 1.013% of the voting power of Preferred Shareholders present and 2.705% of the voting power of Series AA Preferred Shareholders present;

          VOTE FOR: All other Preferred Shareholders present, holding 98.987% of the voting power of the Preferred Shareholders present, 97.275% of the voting power of Series AA Preferred Shareholders present and 100% of the voting power of the holders of each of the Company’s Series BB-1, BB-2, BB-3 and BB-4 Preferred shares.

          RESOLVED AS FOLLOWS, by the aforementioned majority of (i) the holders of the Company’s Preferred Shares, (ii) the holders of the Company’s Series AA Preferred Shares and unanimously by (iii) the BB Preferred Shareholders, and (iv) the holders of each of the Company’s Series BB-1, BB-2, BB-3 and BB-4 Preferred Shares, each of them voting as a separate class;

          RESOLVED, to elect, in accordance with Article 9(a)(2) of the Company’s articles of association (the “Current Articles”) to convert all outstanding Preferred Shares of the Company into Ordinary Shares of the Company (the “Ordinary Shares”), on a one to one basis, to be effective subject to and immediately prior to the closing of the Company’s proposed Series A1 Preferred Shares financing under the proposed Series A1 Purchase Agreement substantially in the form attached hereto as Exhibit Al (the “Closing”, the “A1 Purchase Agreement”, respectively);

          FURTHER RESOLVED, subject to and immediately prior to the Closing, all of the issued and outstanding Series AA Preferred Shares and Series BB-1, BB-2, BB-3 and BB-4 Preferred Shares of the Company, nominal value NIS 0.01 each, currently held by all holders of Preferred Shares (the “Original Preferred AA Shares”, “Original Preferred BB Shares”, respectively) shall automatically be converted into the same number of fully paid and non-assessable shares of Ordinary Shares of the Company, nominal value 0.01 NIS each (the “Converted Ordinary Shares”), in accordance with the terms and conditions of the Current Articles and all of the registered (authorized) and unissued Series AA Preferred Shares and Series BB-1, BB-2, BB-3 and BB-4 Preferred Shares of the Company shall automatically be converted into the same number of registered (authorized) and unissued Ordinary Shares of the Company, nominal value NIS 0.01 each.

2.	Reallocation, Consolidation & Anti-Dilution Protection

          VOTE AGAINST: Qualitau Ltd., holding 1% of the voting power of the Shareholders present, 1.013% of the voting power of Preferred Shareholders present and 2.705% of the voting power of Series AA Preferred Shareholders present;

          VOTE FOR: All other Shareholders present, holding 99% of the voting power of the Shareholders present, 98.987% of the voting power of the Preferred Shareholders present, 97.275% of the voting power of Series AA Preferred Shareholders present, 100% of the voting power of the holders of each of the Company’s Series BB-1, BB-2, BB-3 and BB-4 Preferred shares and 100% of the voting power of the Ordinary Shareholders present.

          RESOLVED AS FOLLOWS, by aforementioned majority of (i) all the Shareholders present, (ii) the Preferred Shareholders and (iii) the Series AA Preferred Shareholders, and unanimously by (i) the Ordinary Shareholders present, (ii) the BB Preferred Shareholders and (iii) holders of series of BB1, BB2, BB3 and BB4 Preferred Shares, each voting as a separate class;

          RESOLVED that it is advisable to authorize and approve a recapitalization of the Company’s registered and issued share capital as reflected in the Capitalization Table attached hereto as Exhibit A2 (the “Capitalization Table”), to be effective subject to and immediately prior to the Closing (the “Recapitalization”);

          FURTHER RESOLVED, that the Recapitalization shall be authorized and approved, subject to and effective immediately prior to the Closing, such that the following actions shall be executed immediately prior to the Closing, all as reflected in the Capitalization Table:

(a) an additional number of Ordinary Shares shall be issued to each holder of Original Preferred AA Shares and Original Preferred BB Shares so as to bring the total number of the Converted Ordinary Shares and the additional Ordinary Shares so issued to 99% of the fully diluted share capital of the Company (the fully diluted share capital shall exclude for such purpose any warrants to purchase Preferred AA Shares, as adjusted pursuant to the Recapitalization, to the extent not cancelled), to be allocated among the holders of Original Preferred AA Shares and Original Preferred BB Shares in proportion to the total cash amounts previously paid to the Company for the purchase of all such Original Preferred AA Shares and Original Preferred BB Shares held by them, as set forth in the Reallocation Table attached hereto as Exhibit C (the “Reallocation Ordinary Shares”); and

(b) a 100:1 consolidation of the entire share capital of the Company shall be affected, and immediately prior to such consolidation an additional number of Ordinary Shares shall be issued to each holder, as may be necessary in order to round to the nearest whole number any fractions of shares which otherwise would have been resulted from such consolidation (the “Consolidation”); and

(c) an additional number of Ordinary Shares shall be issued to each holder of Original Preferred BB Shares who is a Participating Investor (as defined in the A1 Purchase Agreement), in consideration of the waiver by the holders of Original Preferred BB Shares of the existing full-ratchet anti-dilution protection attached to the Original Preferred BB Shares, such additional number of Ordinary Shares resulting from applying 85% of the full-ratchet protection such holders of Original Preferred BB Shares would have been entitled to receive upon the Closing, had such protection been applied to the Ordinary Preferred B Shares (as defined below) received by such holders, assuming a price per Ordinary Preferred B Share that is equal to US$20,000,000 divided by the aggregate number of Converted Ordinary Shares and Reallocation Ordinary Shares (the “Anti-Dilution Ordinary Shares”);

(d) All outstanding warrants in the Company to purchase Original Preferred AA Shares (to the extent not cancelled) and warrants to purchase Original Preferred BB Shares shall be automatically adjusted into warrants to purchase Ordinary Shares of the Company, followed by an adjustment of the number of purchasable shares and exercise price as a result of the Consolidation.

The Converted Ordinary Shares, the Reallocation Ordinary Shares and the Anti-Dilution Ordinary Shares shall together be referred to as the “Recap Ordinary Shares”.

III.	ADOPTION OF NEW ARTICLES

          VOTE AGAINST: Qualitau Ltd., holding 1% of the voting power of the Shareholders present, 1.013% of the voting power of Preferred Shareholders present and 2.705% of the voting power of Series AA Preferred Shareholders present;

          VOTE FOR: All other Shareholders present, holding 99% of the voting power of the Shareholders presented, 98.987% of the voting power of the Preferred Shareholders present, 97.275% of the voting power of Series AA Preferred Shareholders present, 100% of the voting power of the holders of each of the Company’s Series BB-1, BB-2, BB-3 and BB-4 Preferred shares and 100% of the voting power of the Ordinary Shareholders present.

          RESOLVED AS FOLLOWS, by aforementioned majority of (i) all the Shareholders present, (ii) the Preferred Shareholders and (iii) the Series AA preferred Shareholders, and unanimously by (i) the Ordinary Shareholders present, (ii) the BB Preferred Shareholders (iii) holders of series of BB1, BB2, BB3 and BB4 Preferred Shares, each voting as a separate class;

          WHEREAS, in connection with the Closing and as a result of the Recapitalization, it is necessary to adopt certain changes to the Current Articles; and

          WHEREAS, without limitation from the generality of the above, it is necessary to increase the Company’s registered share capital in effect following the Recapitalization and to create (i) the Company’s Series A1 Preferred Shares proposed to be sold upon the Closing, (ii) the Ordinary Preferred A Shares and (iii) the Ordinary Preferred B Shares;

          BE IT RESOLVED to approve and adopt, subject to and effective immediately prior to the Closing, the New Articles of Association substantially in the form attached hereto as Exhibit A4 (the “New Articles”), as the Articles of Association of the Company, such New Articles to be filed by the Company with the Registrar of Companies, in place of the Current Articles;

IV.	APPROVAL OF SERIES A1 PREFERRED SHARES FINANCING

1.	Sale & Issuance of Series Al Preferred Shares

          VOTE AGAINST: Qualitau Ltd., holding 1% of the voting power of the Shareholders present, 1.013% of the voting power of Preferred Shareholders present and 2.705% of the voting power of Series AA Preferred Shareholders present;

          VOTE FOR: All other Shareholders present, holding 99% of the voting power of the Shareholders present, 98.987% of the voting power of the Preferred Shareholders present, 97.275% of the voting power of Series AA Preferred Shareholders present and 100% of the voting power of the holders of each of the Company’s Series BB-1, BB-2, BB-3 and BB-4 Preferred shares.

          RESOLVED AS FOLLOWS, by aforementioned majority of (i) all the Shareholders present, (ii) the Preferred Shareholders and (iii) the Series AA preferred Shareholders, and unanimously by (i) the BB Preferred Shareholders and (ii) holders of series of BB1, BB2, BB3 and BB4 Preferred Shares, each voting as a separate class;

          RESOLVED that it is advisable to approve and authorize the proposed financing under the A1 Purchase Agreement (as defined above) and that the consummation of the transactions provided for therein do not prejudice the best interests of the Company;

          FURTHER RESOLVED to authorize and approve, all subject to and effective immediately prior to the Closing, the execution, delivery and performance of the A1 Purchase Agreement and the consummation of the transactions provided for therein and the performance by the Company of its obligations thereunder, including, inter alia, (i) the issuance and sale of Series A1 Preferred Shares, (ii) the conversion of the Recap Ordinary Shares (as defined above) held by Participating Investors (as defined in the A1 Purchase Agreement) into Ordinary Preferred A Shares and Ordinary Preferred B Shares as provided in Section 1.3 of the A1 Purchase Agreement, (iii) the issuance of any shares issuable upon the conversion thereof, and (iv) the payment and conversion of the Loan Amounts (as defined in Section 1.6(c) of the A1 Purchase Agreement), all of the above without need for any further act, approval or authority of the Company’s Board of Directors or of the Shareholders of the Company, and all ancillary transactions, documents, schedules and exhibits contemplated by and/or associated with the A1 Purchase Agreement (whether or not approved separately herein);

          FURTHER RESOLVED, to authorize and approve, all subject to and effective immediately prior to the Closing, that certain Amended and Restated Shareholders Rights Agreement, between the Company and the parties thereto, as defined therein, substantially in the form attached hereto as Exhibit A3 (the “Amended Shareholders Rights Agreement”), including, inter alia, the execution, delivery and performance of the Amended Shareholders Rights Agreement;

          FURTHER RESOLVED to authorize any two of the directors of the Company to execute and deliver the A1 Purchase Agreement, the Amended Shareholders rights Agreement and all ancillary documents and instruments (the “Transaction Documents”) on behalf of the Company, with such changes therein or additions thereto as such directors executing the Transaction Documents shall deem advisable; and finally

          RESOLVED to authorize and approve, all subject to and effective immediately prior to the Closing, any other matter described or set forth in the Transaction Documents which requires the authorization or approval of the Board of Directors or of the Shareholders of the Company and to authorize any two of the directors of the Company to take such acts and to execute such documents on behalf of the Company as may be required to implement the Transaction Documents and the transactions contemplated therein.

2.	Increase of Pool under Company’s Employee Share Option Plans

          VOTE AGAINST: Qualitau Ltd., holding 1% of the voting power of the Shareholders present, 1.013% of the voting power of Preferred Shareholders present;

          VOTE FOR: All other Shareholders presented, holding 99% of the voting power of the Shareholders present and 98.987% of the voting power of the Preferred Shareholders present.

          RESOLVED, by the aforementioned majority, that immediately prior to the Closing, the number of Ordinary Shares reserved for allocation under the Company’s Employees Share Option Plans shall be increased so as to equal 10% of the Company’s share capital on an as converted and fully diluted basis, immediately following the Closing (excluding for the purpose of such fully diluted basis calculation the warrants to purchase Series AA Preferred Shares).

V.	APPROVAL OF INTERESTED PARTY TRANSACTION

          VOTE AGAINST: Qualitau Ltd., holding 1% of the voting power of shareholders present;

          VOTE FOR: All other Shareholders presented, holding 99% of the voting power of the shareholders present.

          RESOLVED, by the aforementioned majority, that the shareholders of the Company are aware that it may be alleged that certain of the directors of the Company have personal interests in the above matters and the transactions contemplated under the Transaction Documents, either as direct parties thereto or due to their interests in parties thereto.

          FURTHER RESOLVED, to approve the above matters and the transactions contemplated under the Transaction Documents, as if it was deemed an “Interested Party Transaction” pursuant to the Companies law, 5759-1999, due to the nature of the relationship existing between certain parties to the Transaction Documents and their officers and directors and the Company and its officers and directors;

VI.	WAIVER OF RIGHTS

1.	Waiver of Anti-Dilution Rights

          VOTE AGAINST: Qualitau Ltd., holding 1.013% of the voting power of Preferred Shareholders present and 2.705% of the voting power of Series AA Preferred Shareholders present;

          VOTE FOR: All other Preferred Shareholders presented, holding 98.987% of the voting power of the Preferred Shareholders present, 97.275% of the voting power of Series AA Preferred Shareholders present and 100% of the voting power of the holders of each of the Company’s Series BB-1, BB-2, BB-3 and BB-4 Preferred shares.

          RESOLVED AS FOLLOWS, by the aforementioned majority of (i) the holders of the Company’s Preferred Shares, (ii) the holders of the Company’s Series AA Preferred Shares and unanimously by (iii) the holders of the Company’s Series BB Preferred Shareholders and (iv) holders of each BB-1, BB-2, BB-3 and BB-4 Preferred Shares, each of them voting as a separate class;

          WHEREAS, upon the consummation of the transactions contemplated under the Transaction Documents, the holders of Series AA Preferred Shares shall not receive that certain anti-dilution protection such holders would have been entitled to receive upon the Closing under Article 9(c) of the Current Articles; and

          WHEREAS, upon the consummation of the transactions contemplated under the Transaction Documents, the holders of Series BB-1, BB-2, BB-3 and BB-4 Preferred Shares (the “BB Preferred Holders”) shall not receive the full anti-dilution protection such BB Preferred Holders would have been entitled to receive upon the Closing under Article 9(c)(l) of the Current Articles, but rather only BB Preferred Holders who become Participating Investors (as such term is defined in the A1 Purchase Agreement) shall receive, immediately prior to the Closing only a partial protection;

          BE IT RESOLVED, in accordance with Article 9(c)(5)(H) of the Current Articles, to irrevocably waive their rights of anti-dilution protection under Article 9(c)(2) of the Current Articles with respect to the Closing and the transactions contemplated under the Transaction Documents; and

          FURTHER RESOLVED, in accordance with Article 9(c)(5)(H) of the Current Articles, to irrevocably waive, subject to the issuance of the Anti-Dilution Ordinary Shares (as defined above) their full rights of anti-dilution protection under Article 9(c)(l) of the Current Articles with respect to the Closing and the transactions contemplated under the Transaction Documents, such that only BB Preferred Holders who become Participating Investors (as such term is defined in the A1 Purchase Agreement) shall receive, immediately prior to the Closing only a partial anti-dilution protection all as set forth in Section l.l(iv) of the A1 Purchase Agreement.

2.	Waiver of pre-Emptive Rights and other Rights

          VOTE AGAINST: None

          VOTE FOR: All Shareholders present.

          RESOLVED UNANIMOUSLY AS FOLLOWS, by vote of the shareholders of the Company, the Preferred Shareholders and the shareholders who are Major Holders (as defined in the Current Articles):

          WHEREAS, the Company’s Board of Directors has previously decided to offer all the Preferred Shareholders of the Company to participate in the proposed financing contemplated under the A1 Purchase Agreement, each in its Pro Rata Portion, as such term is defined in Section 1.3 of the A1 Purchase Agreement;

          BE IT RESOLVED, to irrevocably waive the rights of pre-emptive under Article 14 of the Current Articles with respect to the Closing and the transactions contemplated under the Transaction Documents;

3.	Change of Rights

          VOTE AGAINST: Qualitau Ltd., holding 1% of the voting power of the Shareholders present, 1.013% of the voting power of Preferred Shareholders present and 2.705% of the voting power of Series AA Preferred Shareholders present;

          VOTE FOR: All other Shareholders presented, holding 99% of the voting power of the Shareholders present, 98.987% of the voting power of the Preferred Shareholders present, 97.275% of the voting power of Series AA Preferred Shareholders present, 100% of the voting power of the holders of each of the Company’s Series BB-1, BB-2, BB-3 and BB-4 Preferred shares and 100% of the voting power of the Ordinary Shareholders present.

          RESOLVED AS FOLLOWS, by aforementioned majority of (i) all the Shareholders present, (ii) the Preferred Shareholders and (iii) the Series AA preferred Shareholders, and unanimously by (i) the Ordinary Shareholders, (ii) the BB Preferred Shareholders, and (iii) holders of series of BB-1, BB-2, BB-3 and BB-4 Preferred Shares, each voting as a separate class;

          RESOLVED, to approve the changes in rights and privileges attached to the Company’s Ordinary Shares, Series AA Preferred Shares, Series BB-1 Preferred Shares, Series BB-2 Preferred Shares, Series BB-3 Preferred and Shares Series BB-4 Preferred Shares, respectively, resulting from the consummation of the transactions contemplated under the Transaction Documents, the Recapitalization, the terms of the A1 Purchase Agreement and the New Articles

VII.	OMNIBUS RESOLUTIONS

          VOTE AGAINST: Qualitau Ltd., holding 1% of the voting power of shareholders present;

          VOTE FOR: All other Shareholders presented, holding 99% of the voting power of the shareholders present.

          RESOLVED AS FOLLOWS, by the aforementioned majority:

          RESOLVED, that the shareholders of the Company deem the actions sanctioned by the foregoing resolutions to be advisable and in the best interests of the Company and its shareholders.

          RESOLVED, that any of the officers and directors of the Company be, and each of them hereby is, authorized to prepare, execute, deliver and perform, as the case may be, such agreements, amendments, applications, approvals, certificates, communications, consents, demands, directions, documents, further assurances, instruments, notices, orders, requests resolutions, supplements or undertakings, as each such officer, in his discretion, shall deem necessary or advisable to carry out the intent and purposes of the foregoing resolutions; and that the preparation, execution, delivery and performance of any such agreements, amendments, applications, approvals, certificates, communications, consents, demands, directions, documents, further assurances, instruments, notices, orders, requests, resolutions, supplements or undertakings shall be conclusive evidence of the approval of the Company’s Board of Directors thereof and all matters relating thereto.

          RESOLVED, that any and all actions heretofore taken by the officers of the Company in the name and on behalf of the Company in furtherance of the preceding resolutions, are hereby ratified, approved and adopted.

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Adjournment

There have been no further matters to come before the meetings, upon motion duly made, each of the meetings were adjourned.

Secretary of the Meeting Approved:

Oz Desheh

Chairman of the Meeting Approved

Aaron Mankovsky

Schedule 1.5(a)(ii)(a)

SHARES XXX		NUMBER O1-XXX

NEGEVTECH LTD.

Share Certificate

    [Shareholder]

This is to certify that

Is the Registered Holder of                XXX

[class] Shares of par value NIS 1.00 each,

Numbered                                   XXX - XXX

Inclusive, fully paid up in the above named Company, subject to

The Memorandum and Articles of Association of the Company.
Given under the Company's Stamp This __th day of ___, 2007

—————————————— DIRECTOR	COMPANY STAMP	—————————————— DIRECTOR

Schedule 1.5(a)(ii)(b)

Affidavit of Loss

The undersigned states and undertakes as follows:

1. The undersigned is the true, lawful, present and sole holder of Share Certificate No. ______ (the “Share Certificate”), issued on _________ evidencing ownership by the undersigned of ___________ Shares, par value NIS _______ per share, of Negevtech Ltd. (“Negevtech”). A photocopy of the Share Certificate is annexed hereto.

2. The undersigned hereby certifies that the Share Certificate has in some manner become lost or destroyed and cannot be located. The undersigned believes that the Share Certificate has been lost or destroyed because the undersigned has diligently searched for it and has been unable to locate it. In the event that it is found, the undersigned will forthwith deliver it to Negevtech.

3. The undersigned declares, represents and warrants that neither the Share Certificate nor the shares it represents nor any rights or interests therein were endorsed, and have not been pledged, charged, mortgaged, sold, delivered, transferred, assigned or otherwise encumbered in any way and no other party has any rights therein.

4. The undersigned hereby agrees to indemnify and hold Negevtech and its respective successors and assigns harmless from and against any loss, damage, cost, expense (including reasonable attorneys’ fees) or liability that Negevtech or any of the aforesaid may suffer, sustain or become subject to, resulting from or relating to the Share Certificate, its loss and/or the issuance and delivery of a replacement certificate or certificates.

5. The undersigned hereby further undertakes to promptly take all such actions and to execute such documents as may be required pursuant to applicable law or reasonably requested by Negevtech in connection with the above and agrees to bear all legal fees and other costs and expenses with respect thereto.

6. The undersigned hereby represents that this Affidavit of Loss is made for the purpose of inducing Negevtech and its respective transfer agents, registrars and trustees, if any to refuse to recognize any person or entity other than the undersigned as the owner of the Share Certificate and to refuse to make any payment, transfer, registration, delivery or exchange called for by reliance on the Share Certificate to any person or entity other than the undersigned and to refuse to take any other action with respect to the Share Certificate pursuant to the request or demand of any person or entity other than the undersigned.

Signed and delivered on this __ day of _______, 2007.

                                                                               ____________________

Schedule 1.5(a)(iii)

ACTION BY UNANIMOUS WRITTEN CONSENT
OF THE DIRECTORS OF
NEGEVTECH LTD. (THE "COMPANY")
DATED JULY __, 2007

The undersigned, constituting all of the members of the Board of Directors of the Company (the “Board”), hereby adopt the following resolutions by way of unanimous written consent in lieu of holding a formal meeting, effective as of the date first written above, and hereby waive any notice whatsoever in connection therewith.

I.	INTERESTED PARTY TRANSACTIONS

        WHEREAS, it is hereby disclosed or made known to the Board that the majority of the Company’s directors are officers or directors or partners in, or have a financial interest in certain of the Company’s shareholders and therefore each of them may be considered as an “Interested Party”, as such term is defined under the Companies Law 1999 with respect to the approval and authorization of the Recapitalization, the A1 Purchase Agreement and the Closing, (as such terms are defined below); and

        WHEREAS, all the members of the Board are aware of the material facts related to Recapitalization, the A1 Purchase Agreement and the Closing and have had an adequate opportunity to ask questions regarding, and investigate the nature of, the relationships and/or interests of each Interested Party in connection with thereto; and

        WHEREAS, after careful consideration, the Board has determined that the terms and conditions of the proposed Recapitalization, the A1 Purchase Agreement and the Closing are just and equitable and fair as to the Company and that it is in the best interests of the Company and the shareholders of the Company to perform and execute the Recapitalization, the A1 Purchase Agreement and the Closing; and

        WHEREAS, the shareholders of the Company have previously decided the Recapitalization, the A1 Purchase Agreement, the Closing and the transactions contemplated under the Transaction Documents (as defined below), to be advisable and in the best interests of the Company and its shareholders and further approved such transactions and matters as if they were deemed an “Interested Party Transaction” pursuant to the Companies law, 5759-1999, due to the nature of the relationships existing between certain parties to the Transaction Documents and their officers and directors and the Company and its officers and directors;

        NOW THEREFORE, the following resolutions have been adopted and approved by the Board;

II.	CONVERSION OF PREFERRED SHARES

        WHEREAS, (i) the holders of the Company’s Preferred Shares, (ii) the holders of the Company’s Series AA Preferred Shares and (iii) the holders of the Company’s Series BB-1, BB-2, BB-3 and BB-4 Preferred Shares, have previously elected, in accordance with Article 9(a)(2) of the Company’s articles of association (the “Current Articles”) to convert all outstanding Preferred Shares of the Company into Ordinary Shares of the Company (the “Ordinary Shares”), on a one to one basis, to be effective subject to and immediately prior to the closing of the Company’s proposed Series A1 Preferred Shares financing under the proposed Series A1 Purchase Agreement substantially in the form attached hereto as Exhibit A (the “Closing”, the “A1 Purchase Agreement”, respectively);

        BE IT RESOLVED, to approve the aforementioned conversion authorized by the Company’s shareholders, by the following actions to be effective immediately prior to and conditioned upon the Closing;

    (a)        the conversion of all of the issued and outstanding Series AA Preferred Shares and Series BB-1, BB-2, BB-3 and BB-4 Preferred Shares of the Company, nominal value NIS 0.01 each, currently held by all holders of Preferred Shares (the “Original Preferred AA Shares”, “Original Preferred BB Shares”, respectively) into the same number, on a one to one basis, of fully paid and non-assessable Ordinary Share of the Company, nominal value 0.01 NIS (the “Converted Ordinary Shares”);

        Pursuant to Article 9(b)(2) of the Current Articles, such conversion shall be deemed to have taken place automatically regardless of whether the certificates representing the Original Preferred AA Shares and the Original Preferred BB Shares have been tendered to the Company but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares;

    (b)        the change of the Company’s registered share capital by converting all of the registered (authorized) and unissued Series AA Preferred Shares and Series BB-1, BB-2, BB-3 and BB-4 Preferred Shares of the Company into the same number of authorized and unissued Ordinary Shares of the Company, nominal value NIS 0.01 each.

    (c)        the automatic adjustment of all outstanding warrants issued by the Company to purchase Original Preferred AA Shares (to the extent not cancelled) and warrants to purchase Original Preferred BB Shares, into warrants to purchase the same number of Ordinary Shares of the Company, nominal value NIS 0.01.

        The Company’s share capital following the foregoing actions shall be as described in the capitalization table attached hereto as Exhibit B1.

III.	RECAPITALIZATION

        WHEREAS, the shareholders of the Company and each series of Preferred Shares voting as a single class (and all holders of series of BB1, BB2, BB3 and BB4 Preferred Shares also voting together as a single class), have previously approved a recapitalization of the Company’s registered and issued share capital as proposed under the A1 Purchase Agreement, to be effective subject to and immediately prior to the Closing (the “Recapitalization”);

        BE IT RESOLVED, that the Recapitalization shall be authorized and approved, effective immediately prior to and conditioned upon the Closing, such that the following actions shall be executed immediately prior to the Closing and immediately after the issuance of the Converted Ordinary Shares under the foregoing resolution:

1.	Reallocation

        RESOLVED, to approve, as part and for the purposes of effecting the Recapitalization previously approved and authorized by the shareholders of the Company, an increase in the Company’s share capital, from NIS 964,500 to NIS 8,000,000, by registering additional 703,550,000 Ordinary Shares of the Company, nominal value NIS 0.01 each, such that following such increase the Company’s registered share capital shall consist of NIS 8,000,000 divided into 800,000,000 Ordinary Shares of the Company, nominal value NIS 0.01 each;

        FURTHER RESOLVED, to issue an additional number of fully paid and non-assessable Ordinary Shares to each holder of Original Preferred AA Shares and Original Preferred BB Shares, as set forth in Column I of the Reallocation Table attached hereto as Exhibit B2 (the “Reallocation Ordinary Shares”), so as to bring the total number of the Converted Ordinary Shares and the additional Ordinary Shares so issued to 99% of the fully diluted share capital of the Company (the fully diluted share capital shall exclude for such purpose any warrants to purchase Preferred AA Shares, as adjusted pursuant to the foregoing resolution, to be allocated among the holders of Original Preferred AA Shares and Original Preferred BB Shares in proportion to the total cash amounts previously paid to the Company for the purchase of all such Original Preferred AA Shares and Original Preferred BB Shares held by them;

2.	Consolidation

        BE IT RESOLVED, to issue to certain shareholders of the Company immediately after the issuance of Ordinary Shares under the foregoing resolution and prior to the c Consolidation (as defined below), an additional number of Ordinary Shares, as indicated in Column G of the Consolidation Table attached hereto as Exhibit B3, reflecting the number of shares necessary in order to round to the nearest whole number fractions of shares which otherwise would have been resulted from such Consolidation; Any other fractions of shares resulted from such Consolidation shall be rounded down to the nearest whole number (as reflected in the Consolidation Table attached hereto as Exhibit B). The Ordinary Shares so issued shall be considered part of the Reallocation Ordinary Shares.

        FURTHER RESOLVED, to consolidate, immediately after the foregoing issuance of Ordinary Shares, the entire share capital of the Company by a ratio of 100:1 (the “Consolidation”).

3.	Anti-Dilution Protection

RESOLVED, to issue, immediately after the completion of the Consolidation, to each holder of Original Preferred BB Shares who is a Participating Investor (as defined in the A1 Purchase Agreement), in consideration of the waiver by the holders of Original Preferred BB Shares of the existing full-ratchet anti-dilution protection attached to the Original Preferred BB Shares, such additional number of Ordinary Shares as indicated in Column I of the Anti-Dilution Protection Table attached hereto as Exhibit B4, reflecting an effect of 85% of the full-ratchet protection such holders of Original Preferred BB Shares would have been entitled to receive upon the Closing, had such protection been applied to the Ordinary Preferred B Shares (as defined below) received by such holders, assuming a price per Ordinary Preferred B Share that is equal to US$20,000,000 divided by the aggregate number of Converted Ordinary Shares and Reallocation Ordinary Shares (the “Anti-Dilution Ordinary Shares”);

The Converted Ordinary Shares, the Reallocation Ordinary Shares and the Anti-Dilution Ordinary Shares shall together be referred to as the “Recap Ordinary Shares”.

4.	Adjustment of Warrants

        RESOLVED, to approve the automatic adjustment, as resulting from the Consolidation, of the number of Ordinary Shares purchasable under, and the exercise price of, all outstanding warrants issued by the Company to purchase Original Preferred AA Shares (to the extent not cancelled) and warrants to purchase Original Preferred BB Shares, previously adjusted under the foregoing resolution of Section II(c) above, into warrants to purchase Ordinary Shares of the Company.

IV.	ADOPTION OF NEW ARTICLES & INCREASE OF SHARE CAPITAL

        WHEREAS, in connection with the Closing and as a result of the Recapitalization, it is necessary to adopt certain changes to the Current Articles; and

        WHEREAS, without limitation from the generality of the above, it is necessary to increase the Company’s registered share capital in effect following the Recapitalization and to create (i) the Company’s Series A1 Preferred Shares proposed to be sold upon the Closing, (ii) the Ordinary Preferred A Shares and (iii) the Ordinary Preferred B Shares;

        BE IT RESOLVED, to approve the adoption by the Company’s shareholders, subject to and effective immediately prior to the Closing, of the New Articles of Association substantially in the form attached hereto as Exhibit C (the “New Articles”), as the Articles of Association of the Company, such New Articles to be filed by the Company with the Registrar of Companies, in place of the Current Articles;

        FURTHER RESOLVED, as part of the adoption of the New Articles, to approve the increase of the Company’s registered share capital such that following the Recapitalization and the Closing (as such terms defined above), the registered share capital of the Company shall consist of 56,000,000 NIS, divided into 30,000,000 Ordinary Shares of par value NIS 1.00 per share, 12,500,000 Series A1 Preferred Shares, of par value NIS 1.00 per share, 3,500,000 Ordinary Preferred A Shares, of par value NIS 1.00 NIS per share and 10,000,000 Ordinary Preferred B Shares, of par value NIS 1.00 per share;

V.	APPROVAL OF SERIES A1 PREFERRED SHARES FINANCING

1.	Sale & Issuance of Series A1 Preferred Shares and Approval of Additional Transactions

        WHEREAS the Board deems it advisable to approve and authorize the proposed financing under the A1 Purchase Agreement (as defined above) and believes that the consummation of the transactions provided for therein do not prejudice the best interests of the Company;

        BE IT RESOLVED to authorize and approve the execution, delivery and performance of the A1 Purchase Agreement and the consummation of the transactions provided for therein and the performance by the Company of its obligations thereunder, including, inter alia, (i) the issuance and sale of such number of the Company’s Series A1 Preferred Shares to each of the Participating Investors (as defined in the A1 Purchase Agreement), as indicated opposite such Participating Investor’s name in the Post-Closing Capitalization Table attached hereto as Exhibit D, (ii) the conversion of the Recap Ordinary Shares (as defined above) held by each Participating Investor into Ordinary Preferred A Shares and/or Ordinary Preferred B Shares, as indicated opposite such Participating Investor’s name in the Post-Closing Capitalization Table attached hereto as Exhibit D, (iii) the issuance of any shares issuable upon the conversion of the Series A1 Preferred Shares, the Ordinary Preferred A Shares and the Ordinary Preferred B Shares, and (iv) the payment and conversion of the Loan Amounts (as defined in and subject to the terms of Section 1.6(c) of the A1 Purchase Agreement), all of the above without need for any further act, approval or authority of the Board, and all ancillary transactions, documents, schedules and exhibits contemplated by and/or associated with the A1 Purchase Agreement (whether or not approved separately herein);

        FURTHER RESOLVED to reserve at all times a sufficient number of unissued Ordinary Shares to allow for the conversion of the Company’s Preferred Shares (including Ordinary Preferred Shares) of all classes, as set forth in the New Articles, and to authorize the issuance of such Ordinary Shares upon the occurrence of such future conversion, all in accordance with the terms and conditions applicable to the conversion of such Preferred Shares in the New Articles;

        FURTHER RESOLVED, that such Series A1 Preferred Shares, Ordinary Preferred A Shares, Ordinary Preferred B Shares and Ordinary Shares into which such shares may be converted and any additional Ordinary Shares issued in connection with such conversion, when issued and paid for in accordance with the provisions of the A1 Purchase Agreement and the New Articles, will be duly authorized, validly issued, fully paid and non-assessable (provided that until such time as the Remainder Amount (as defined in the A1 Purchase Agreement) is due, all Series A1 Preferred Shares shall be deemed fully paid and as of the time the Remainder Amount becomes due only a portion of the Series A1 Preferred Shares held by a Participating Investor that equal to the Remainder Amount due from such Participating Investor but not paid by it, divided by the Price Per Share (as defined in the A1 Purchase Agreement) shall be deemed not fully paid);

        FURTHER RESOLVED, to authorize and approve that certain Amended and Restated Shareholders Rights Agreement, between the Company and the parties thereto, as defined therein, substantially in the form attached hereto as Exhibit E (the “Amended Shareholders Rights Agreement”), including, inter alia, the execution, delivery and performance of the Amended Shareholders Rights Agreement;

        FURTHER RESOLVED, to authorize and approve the execution, delivery and performance of Indemnity and Release Agreements, substantially in the form attached hereto as Exhibit F, between the Company and Albert Joseph Markus, Amichai Steinberg and Rafi Yizhar, all subject to the approval of the Company’s shareholders

        FURTHER RESOLVED to authorize any two of the directors of the Company to execute and deliver the A1 Purchase Agreement, the Amended Shareholders rights Agreement and all ancillary documents and instruments (the “Transaction Documents”) on behalf of the Company, with such changes therein or additions thereto as such directors executing the Transaction Documents shall deem advisable; and finally

        FURTHER RESOLVED to authorize and approve any other matter described or set forth in the Transaction Documents which requires the authorization or approval of the Board and to authorize any two of the directors of the Company to take such acts and to execute such documents on behalf of the Company as may be required to implement the Transaction Documents and the transactions contemplated therein.

2.	Increase of Pool under Company’s Employee Share Option Plans

        RESOLVED, that immediately prior to the Closing, the number of Ordinary Shares reserved for allocation under the Company’s Employees Share Option Plans shall be increased so as to equal 10% of the Company’s share capital on an as converted and fully diluted basis, immediately following the Closing, (excluding from the fully diluted basis for such purpose all existing warrants to purchase Series AA Preferred Shares, as adjusted under the foregoing resolutions, to the extent not cancelled).

3.	Change of Director’s Position

        RESOLVED, that conditioned upon the occurrence of the Closing, Mr. Amichai Steinberg, the director previously designated to the Company’s Board of Directors by Orbotech Technology Ventures L.P., in accordance with Article 65(a)(1) of the Current Articles, is hereby appointed to serve as an industry expert in the Company’s Board of Director in accordance with Article 65(a)(2) of the New Articles.

VI.	OMNIBUS RESOLUTIONS

        RESOLVED, that the undersigned deem the actions sanctioned by the foregoing resolutions to be advisable and in the best interests of the Company and its shareholders.

        RESOLVED, that any of the officers and directors of the Company[ be, and each of them hereby is, authorized to prepare, execute, deliver and perform, as the case may be, such agreements, amendments, applications, approvals, certificates, communications, consents, demands, directions, documents, further assurances, instruments, notices, orders, requests resolutions, supplements or undertakings, as each such officer, in his discretion, shall deem necessary or advisable to carry out the intent and purposes of the foregoing resolutions; and that the preparation, execution, delivery and performance of any such agreements, amendments, applications, approvals, certificates, communications, consents, demands, directions, documents, further assurances, instruments, notices, orders, requests, resolutions, supplements or undertakings shall be conclusive evidence of the approval of the Board thereof and all matters relating thereto.

        RESOLVED, that any and all actions heretofore taken by the officers of the Company in the name and on behalf of the Company in furtherance of the preceding resolutions, are hereby ratified, approved and adopted.

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[Signature Page – Board Written Consent of July 2007]

In Witness Whereof, we have affixed our signatures, effective as of the date first written above;

______________________	______________________	______________________
Aaron Mankovsky	Bart Markus	Eddy Shalev

______________________	______________________	______________________
Rafi Yizhar	Eran Gersht	Yaffa Krindel

______________________	______________________
Amichai Steimberg	Jaron Lotan

Schedule 1.5(a)(vii)

To
[_____________]

Dear Sir,

Re: Indemnification and Release

This letter is being issued to you pursuant to the resolutions adopted by the Board of Directors of Negevtech Ltd. (the “Company”) on ___________, 2007, (and shall be presented to the approval of the shareholders as soon as possible).

1.	The Company hereby undertakes to indemnify you to the maximum extent permitted by applicable law in respect of:

1.1	Any financial oligation imposed on you in favor of any other person and/or entity pursuant to any judgment including any judgment by way of compromise or any judgment of an arbitrator certified by a competent court within the framework of any legal proceedings taken against you, if any, due to any act or omission (collectively hereinafter referred to as an “Action”) taken or not taken, or made or not made, by you in your capacity as an Office Holder of the Company (as such term is defined in the Israeli Companies Law, 1999, as amended (the “Companies Law”);

1.2	All reasonable litigation expenses, including, but not limited to, attorney’s fees and the fees and expenses of investigators, accountants and other experts, which you may pay, or be obligated to pay by the court, (i) in relation to the opposing by you of any legal proceedings, which are instituted against you by the Company or in its name or by any other person; or (ii) in any criminal proceedings in which you are acquitted; or (iii) in any criminal proceedings regarding a crime which does not require proof of mens rea (criminal intent) in which you are convicted; or (iv) in any administrative or investigative proceedings that do not result in criminal proceedings against you and without any monetary liability being imposed on you in lieu of criminal proceedings or that result in criminal proceedings in which you are acquitted, or (v) in any administrative or investigative proceedings that do not result in criminal proceedings against you but result in the imposition of a monetary liability in lieu of criminal proceedings provided it is in respect of a criminal action that does not require proof of criminal intent; or (vi) in preparation or defense with respect to any threatened or pending proceedings as aforesaid; all to the extent permitted pursuant to the Companies Law and in respect of actions taken by you in your capacity as an Office Holder of the Company

The above indemnification will also apply to any action taken by you in your capacity as an Office Holder of any other company controlled, directly or indirectly, by the Company or in fulfilling the position of an Office Holder and/or and observer at the board of directors’ meetings of any other entity at the request of the Company (each of the aforesaid entities shall be referred to hereinafter as an “Affiliate”).

2.	The Company will not indemnify you for any amount you may be obligated to pay in respect of:

2.1	A breach of your duty of loyalty to the Company; provided, that the Company will indemnify you for a breach of your duty of loyalty if in committing such breach you acted in good faith and had reasonable grounds to assume that your action would not harm the Company.

2.2	A breach of your duty of care to the Company committed intentionally or recklessly.

2.3	An action taken with the intent of unlawfully realizing personal gain.

2.4	A fine or penalty imposed upon you.

2.5	A counterclaim made by the Company or in its name in connection with a claim against the Company filed by you, other than for indemnification hereunder.

3.	The Company will make available all amounts needed in accordance with paragraph 1 above on the date on which such amounts are first payable by you (“Time of Indebtedness”), and with respect to items referred to in paragraph 1.2 above, on an ongoing basis, as and when payable by you, even prior to a court decision, and in any event within five (5) business days from your first written request. Advances given to cover legal expenses in criminal proceedings or in administrative or investigative proceedings that result in criminal proceedings will be repaid by you to the Company if you are found guilty (other than with respect to criminal proceedings regarding a crime which does not require proof of criminal intent).

As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

All amounts paid as indemnification pursuant hereto will be grossed-up to cover any tax payments you may be required to make if the indemnification payments are taxable to you.

4.	The Company will indemnify you even if at the relevant Time of Indebtedness you are no longer an Office Holder of the Company or of an Affiliate or board observer of an Affiliate, provided that the obligations are in respect of actions taken by you while you were an Office Holder and/or board observer, as aforesaid, and in such capacity, including if taken prior to the above resolutions, and the indemnity will extend to your heirs, executors, administrators and legal representatives.

5.	The indemnification is limited to the following categories of events relating to:

5.1	The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings.

5.2	Occurrences resulting from the Company’s becoming or its status as a public company, and/or from the fact that the Company’s securities were offered to the public and/or are traded on a stock exchange, whether in Israel or abroad.

5.3	Occurrences in connection with investments the Company and/or Affiliates make in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by you in the name of the Company and/or an Affiliate as an Office Holder and/or board observer of the corporation the subject of the transaction and the like.

5.4	The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company and/or an Affiliate.

5.5	Actions in connection with the merger of the Company and/or an Affiliate with or into another entity, the sale of any, including all, or substantially all, of the Company’s and/or an Affiliate’s assets (which inlcude, inter-alia, operations and/or business), a Tender Offer, a Forced Sale of Shares, Arrangement and Compromise (as such capitalized terms are defined in the Companies Law) or any reorganization, merger or consolidation of whatever kind or nature within the meaning of any law applicable to such claim or demand.

5.6	Without derogating from the generality of the above, actions in connection with the purchase, lease or sale of companies, legal entities, business, securities or assets, and the division or consolidation thereof.

5.7	Actions taken in connection with labor relations and/or employment matters in the Company and/or in Affiliates and trade relations of the Company and/or Affiliates, including with employees, independent contractors, customers, suppliers and various service providers.

5.8	Actions in connection with the testing of products developed by the Company and/or by Affiliates or in connection with the certification, distribution, sale, license or use of such products.

5.9	Actions taken in connection with the intellectual property of the Company and/or an Affiliate and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property.

5.10	Actions taken pursuant to or in accordance with the policies and procedures of the Company and/or its Affiliates, whether such policies and procedures are published or not.

5.11	The obligation to disclose information to shareholders of the Company (whether past, current or prospective).

5.12	Dealings by the Company and/or an Affiliate with third parties, including agents, employees, customers, suppliers, creditors or others.

5.13	Presentations or reports submitted or delivered to shareholders (whether current or prospective), customers or creditors of the Company.

5.14	Any matter relating to financial reports, accounting or book-keeping of the Company and/or an Affiliate or failure to pay, report or keep any foreign, federal, state, county, local, municipal or city taxes or other mandatory payment.

5.15	Any claim or demand made by any third party suffering any personal injury or damage to business or personal property through any action attributed to the Company and/or an Affiliate, or their respective employees, agents or other persons acting or allegedly acting on their behalf.

5.16	Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity, including the Office of the Chief Scientist or the Investments Center of the Israeli Ministry of Industry, Trade and Labor, the Israeli Antitrust Authority or the Israel Securities Authority, or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company or any of its Affiliates, or any of their respective businesses or operations.

6.	The total amount of indemnification that the Company undertakes towards all persons whom it has resolved to indemnify for the matters and in the circumstances described herein, jointly and in the aggregate, shall not exceed the greater of:

(a)	An amount equal to $10 Million US Dollars, according to the representative rate of exchange, or any other official rate of exchange that may replace it, at the Time of Indebtedness; or

(b)	The amount adjudicated against you jointly and severally with others.

(c)	The amount adjudicated against you subject to the limitations in paragraphs 6(a) and 6(b) above (the greater of the two) plus the amount adjudicated against others if their portion is not collected for any reason.

7.	The Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), within the limits set forth in paragraph 6 above.

8.	Subject to the provisions of paragraphs 6 and 7 above, the indemnification will, in each case, cover all sums of money (100%) that you will be obligated to pay, in those circumstances for which indemnification is permitted under the law.

9.	The Company will be entitled to any amount collected from a third party in connection with liabilities indemnified hereunder and which are in excess of the amount, if any, not indemnified by the Company.

10.	In all indemnifiable circumstances indemnification will be subject to the following:

10.1	You shall notify the Company of any legal proceedings initiated against you and of all possible or threatened legal proceedings within seven (7) days from the day that you are dully and lawfully first aware thereof, and that you transfer to the Company, or to such person as it shall advise you, without delay all documents you receive in connection with these proceedings.

Similarly, you must advise the Company on an ongoing and current basis concerning all events which you suspect may give rise to the initiation of legal proceedings against you.

Failure to notify the Company as aforesaid will not relieve the Company of its indemnification obligations pursuant hereto except to the extent that it has been actually prejudiced as a result of such failure.

10.2	Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose.

In the event that: (i) such attorney is not, upon reasonable grounds, acceptable to you, (ii) the Company shall have not assumed the defense of the legal proceedings or has not pursued the defense diligently, or (iii) the named parties to any such legal proceeding include both you and the Company, and it is reasonably concluded that joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest between yourself and the Company, you will be entitled to appoint an attorney of your own that shall accompany you in such procedure. Your attorney shall be fully updated on the defense procedure, and the Company and the attorney conducting the legal defense on behalf of the Company shall fully cooperate with your attorney, including regularly consulting with your attorney on the measures taken in the course of the defense. The Company shall indemnify you for all reasonable expenses incurred by you in connection with engaging such attorney.

The Company and/or the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as it shall see fit, including by way of compromise. At the request of the Company, you shall execute all documents required to enable the Company and/or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid.

For the avoidance of doubt, in the case of criminal proceedings the Company and/or the attorneys as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Letter of Indemnification and Release and/or pursuant to law, or to enter into any settlement, or compromise or consent to any judgement unless such settlement, compromise or consent includes an unconditional release of you from all liability arising out of the proceeding, without your consent. However, the aforesaid will not prevent the Company and/or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding without your consent so long as such arrangement will not be an admittance of an occurrence not indemnifiable pursuant to this Letter of Indemnification and Release and/or pursuant to law and so long as it includes an unconditional release as aforesaid.

10.3	You will cooperate with the Company and/or any attorney as aforesaid in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, provided that the Company shall cover all costs incidental thereto such that you will not be required to pay the same or to finance the same yourself.

10.4	If, in accordance to paragraph 10.2, the Company has taken upon itself the conduct of your defense, the Company will have no liability or obligation pursuant to this Letter of Indemnification and Release or the above resolutions to indemnify you for any legal expenses, including any legal fees, that you may expend in connection with your defense, except as provided for in paragraph 10.2 above.

10.5	The Company will have no liability or obligation pursuant to this Letter of Indemnification and Release or the above resolutions to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid if the Company’s consent to such compromise or settlement was not given in advance, such consent not to be unreasonably withheld.

11.	The Company hereby exempts you and releases, to the fullest extent permitted by law, from and against any liability for monetary or other damages due to, or arising or resulting from a breach of your duty of care to the Company, provided that in no event shall you be exempt with respect to any actions listed in paragraph 2 above.

12.	If for the validation of any of the undertakings in this Letter of Indemnification and Release any act, resolution, approval or other procedure is required the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

13.	For the avoidance of doubt, it is hereby clarified that nothing contained in this Letter of Indemnification and Release or in the above resolutions derogate from the Company’s right to indemnify you post factum for any amounts which you may be obligated to pay as set forth in paragraph 1 above without the limitations set forth in paragraphs 5 and 6 above.

14.	If any undertaking or release included in this Letter of Indemnification and Release is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings or releases which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking or release may be modified or amended so as to be valid and enforceable as a matter of law, such undertakings or releases will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking or release, so as to be valid and enforceable to the maximum extent permitted by law.

15.	This Agreement shall be construed in accordance with and governed by the laws of the State of Israel, without giving effect to rules of conflicts of laws. The exclusive jurisdiction concerning any legal proceeding arising between the parties concerning this agreement shall vest in the competent court in the district of Tel Aviv.

16.	The Company shall bear all of your costs, including legal expenses, in enforcing this Letter of Indemnification and Release against the Company.

17.	This Letter of Indemnification and Release contains the entire agreement and understanding between the Company and yourself in respect of the subject matter hereof and terminates and replaces any previous agreement in such respect, provided however, that no previous exemption or release (as opposed to indemnity undertakings) given to you from and against any liability for monetary or other damages due to, or arising or resulting from a breach of your duty of care to the Company shall be affected.

Sincerely, Negevtech Ltd.

Schedule 1.5(c)

Date: July 20, 2007

To:	The Research Committee
The Office of the Chief Scientist
PO Box 2197
Jerusalem, 91021

Relating to projects that have been financed by or are currently being financed by the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor (the “OCS”) and to projects of the Company (as this term is defined below) that may be financed by the OCS in the future (the “Projects”).

UNDERTAKING

The undersigned, [________________], a [company/partnership] incorporated, organized and existing under the laws of [______________] and whose registered offices is at [____________________________], having, by an agreement dated July 20, 2007, committed to invest in Negevtech Ltd., an Israeli company (the “Company”), in exchange for ___________ Shares par value NIS 0.01 each of the Company;

Recognizing that the Company’s research and development Projects are currently, have been or will be financially supported by the Government of the State of Israel through the OCS under and subject to the provisions of The Encouragement of Research and Development in Industry Law 5744-1984 (the “R&D Law”) and the regulations, rules and procedures promulgated thereunder; and

Recognizing that the R&D Law places strict constraints on the transfer of know-how and/or production rights, making all such transfers subject to the absolute discretion of the OCS’ research committee (the “Research Committee”), acting in accordance with the aims of the R&D Law and requiring that any such transfer receive the prior written approval of the Research Committee;

HEREBY UNDERTAKE,

To observe strictly all the requirements of the R&D Law and the regulations, rules and procedures promulgated thereunder, as applied to the Company and as directed by the Research Committee, in particular those requirements stipulated under Section 19, 19A and 19B of the R&D Law relating to the prohibitions on the transfer of know-how and/or production rights.

As a shareholder of the Company, to make all reasonable efforts that the Company shall not be in breach of the requirements of the R&D Law and the regulations, rules and procedures promulgated thereunder, as applied to the Company and as directed by the Research Committee, in particular those requirements stipulated under Sections 19, 19A and 19B of the R&D Law relating to the prohibitions on the transfer of know-how and/or production rights.

Nothing herein shall be deemed as an assumption by the undersigned of any of the obligations of the Company.

By: ______________________

Name: ______________________

Title: ______________________

Schedule 1.6(c)

List of Lenders

Name	Bridge Loan $2M	Bridge Loan $3M

Pitango Venture Capital Fund III (Israeli Sub) L.P.	393,593	521,085
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.	36,386	48,172
Pitango Venture Capital Fund III (Israeli Investors) L.P.	106,429	140,904
Pitango Parallel Investor Fund III (Israel), L.P	33,089	43,807
Pitango Principles Fund III (Israel) L.P.	13,855	18,343
Pitango Venture Capital Fund Trusts 2000 Ltd.	27,709	36,685
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.	276,287	365,782
Star Management of Investments No. II (2000) L.P.	36,298	48,055
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)	277,423	367,286
Genesis Partners II, L.D.C.	304,032	402,514
Genesis Partners II (Israel) L.P.	44,922	59,473
Poalim Ventures Ltd.	31,815	43,839
Poalim Ventures I Ltd.	48,947	67,444
Poalim Ventures II L.P.	99,238	136,743
Wellington Partners Venture III Technology Fund L.P.	262,635	371,770
Amadeus III		318,256
Amadeus III Affiliates Fund LP		9,843

Total	1,992,658	3,000,001

Schedule 2.1(a)

THE COMPANIES LAW

A COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF

NEGEVTECH LTD.

PRELIMINARY

1.	Reserved.

2.	In these Articles, unless the context otherwise requires:

These “Articles” – shall mean the Articles of Association of the Company as shall be in force from time to time.

“Amadeus” – shall mean Amadeus III and Amadeus III Affiliates Fund LP and their Permitted Transferees to which they transfer shares.

The “Amadeus Agreement” shall mean the Series BB-4 Preferred Share Purchase Agreement dated September 26, 2006 between the Company and certain investors.

“as converted basis” – shall mean assuming the theoretical conversion of all outstanding Preferred Shares into Ordinary Shares, at the then applicable conversion ratio.

“Board” or “Board of Directors”– shall mean the Board of Directors of the Company.

“Business Day” – shall mean a day on which commercial banks in Israel are open for business (including, for the avoidance of doubt, Fridays).

The “Company” – shall mean NEGEVTECH LTD.

The “Companies Law” – shall mean the Companies Law, 5759-1999 as shall be in effect from time to time and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

“Genesis” – shall mean Genesis Partners II, L.D.C., Genesis Partners II (Israel) L.P. and their Permitted Transferees to which they transfer shares.

“Intel” shall mean Intel Atlantic, Inc., a corporation established and existing under the laws of the State of Delaware, USA.

The “Office” – shall mean the registered office of the Company as it shall be from time to time.

The term “Major Holder” shall mean a holder of at least 2.5% of the issued and outstanding shares of the Company, on an as converted basis and with respect solely to Article 14 – a holder of at least 2% of the issued and outstanding shares of the Company, on an as converted basis.

“Majority Preferred Shareholders” – shall mean the holders of the majority of the issued and outstanding Preferred Shares (calculated on an as converted basis).

“Ordinary Shares” – shall mean Ordinary Shares of the Company, par value NIS 0.01 each.

“Original Issue Price” – shall mean: (i) with respect to the Series AA Preferred Shares, $2.4385 per share, provided, that with respect to any Series AA Preferred Share issued upon the exercise of warrants outstanding as of the closing of the Poalim Agreement, the Original Issue Price shall be $3.4885and provided further that with respect solely to Article 9 the Original Issue Price per each Series AA Preferred Share shall be the same as the Original Issue Price of the Series BB-1 Preferred Shares; (ii) with respect to the Series BB-1 Preferred Shares and the Series BB-3 Preferred Shares, $2.3194 per share; (iii) with respect to the Series BB-2 Preferred Shares, $1.97149 per share; and (iv) with respect to the Series BB-4 Preferred Shares, $2.4354 per share, as such prices may be adjusted, for certain purposes set forth in these Articles, upon the occurrence of a Recapitalization Event.

“Orbotech” – shall mean Orbotech Technology Ventures L.P. and its Permitted Transferees to which it transfers shares.

“Permitted Transferee” – shall mean: (i) a person or entity that controls or is controlled by or is under common control with the respective shareholder; (ii) spouse, brothers, sisters, parents and children of the transferor or a trust for the benefit of the transferor and/or any of the foregoing, in the event the shares are held by individuals; (iii) in the case of any shareholder which is a limited or general partnership or a trust, to its partners (including retired partners) or beneficiaries and to affiliated partnerships managed by the same management company or managing (general) partner or by an entity which directly or indirectly controls, is controlled by, or is under common control with, such management company or managing or general partner; (iv) a trustee of the Company’s incentive plans may transfer to a beneficiary and vice versa; (v) in the case of Plenus Technologies Ltd., Plenus II, L.P., Plenus II (D.C.M.), Limited Partnership, Golden Gate Bridge Fund, L.P., Bank Leumi Le-Israel B.M. and the Participants (listed in Schedule 1 of the Loan Agreement between the Company, Plenus II, L.P. and Plenus II (D.C.M.), Limited Partnership dated October 11, 2005), each shall be considered a Permitted Transferee of each other, as long as such Permitted Transferee is not a competitor of the Company; and (vi) Bank Leumi Le-Israel BM (“BLL”) shall be a Permitted Transferee of Pitango Principals Fund III (Israel) LP (“Pitango Principals”), who may freely pledge and subject any of its shares and other securities in the Company to a charge in favor of BLL, without being subject to any restrictions hereunder with respect to the creation or imposition of such pledge or charge, including, without limitation, the requirement for Board approval or any other approval, any right of first refusal, co-sale offer or otherwise. However, the sale of the said securities on behalf of Bank Leumi Le-Israel BM pursuant to a realization of the said charge shall be subject to the right of first refusal and any other restrictions on the transfer of shares contained herein.

The term “control” shall have the same meaning as designated to it under the Companies Law and shall also mean the possession, directly or indirectly, of more than 50% of the voting power or the right to appoint more than 50% of the members of the Board of Directors or the right to receive more than 50% of the distributed profit.

“Pitango” – shall mean Pitango Venture Capital Fund III (Israeli Sub) L.P., Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P., Pitango Venture Capital Fund III (Israeli Investors) L.P., Pitango JP Morgan Fund III (Israel), L.P., Pitango Principles Fund III (Israel) L.P., Pitango Venture Capital Fund III Trusts 2000 L.P., all of which shall be deemed Permitted Transferees of each other, and their Permitted Transferees to which they transfer shares

The “Poalim Agreement” shall mean the Series BB Preferred Share Purchase Agreement dated September 13, 2005 between the Company and certain investors.

“Poalim Ventures” means Poalim Ventures Ltd., Poalim Ventures I Ltd. and Poalim Ventures II L.P., who shall be deemed Permitted Transferees of each other, and their Permitted Transferees to which they transfer shares.

“Preferred Shares” – shall mean Series AA Preferred Shares and Series BB Preferred Shares.

“Qualified IPO” or “QIPO” – shall mean the consummation of a firm commitment underwritten public offering of the Company’s shares, netting to the Company at least US$ 30,000,000 (Thirty Million), at an offering price per share in excess of 3 (three) times the Original Issue Price of the Series BB-1 Preferred Shares.

“Recapitalization Event” – shall mean any event of share combination or subdivision, distribution of bonus shares or any other similar reclassification, reorganization or recapitalization of the Company’s share where the shareholders retain their proportionate holdings in the Company.

“Series AA Preferred Shares” – shall mean Series AA Preferred Shares of the Company, par value NIS 0.01 each.

“Series BB Preferred Shares” – shall mean Series BB-1 Preferred Shares, Series BB-2 Preferred Shares, Series BB-3 Preferred Shares and Series BB-4 Preferred Shares.

“Series BB-1 Preferred Shares” – shall mean Series BB-1 Preferred Shares of the Company, par value NIS 0.01 each.

“Series BB-2 Preferred Shares” – shall mean Series BB-2 Preferred Shares of the Company, par value NIS 0.01 each.

“Series BB-3 Preferred Shares” – shall mean Series BB-3 Preferred Shares of the Company, par value NIS 0.01 each.

“Series BB-4 Preferred Shares” – shall mean Series BB-4 Preferred Shares of the Company, par value NIS 0.01 each.

“Star” – shall mean SVE Star Ventures Enterprises Gmbh & Co. No. IX KG., Star Management of Investments No. II (2000) L.P., SVM Star Ventures Managementgesellschaft mbH No. 3, Star Growth Enterprise, a German Civil Law Partnership (with limitation of liability) and their Permitted Transferees to which they transfer shares.

“Wellington” - shall mean Wellington Partners Ventures III Technology Fund L.P. and its Permitted Transferees to which it transfers shares.

The “Wellington Agreement” – shall mean the Series BB Preferred Share Purchase Agreement dated March 22, 2006.

In these Articles, subject to this Article 2 and unless the context otherwise requires, expressions defined in the Companies Law, or any modification thereof in force at the date at which these Articles become binding on the Company, shall have the meanings so defined; and words importing the singular shall include the plural, and vice versa, and words importing the masculine gender shall include the female, and words importing persons shall include bodies corporate. The titles of the articles are not part of the articles.

For purposes of determining the availability of any right or the applicability of any limitation under these Articles, all Ordinary Shares and Preferred Shares entitled to such right or the application of such limitation held or acquired by affiliated entities or persons constituting Permitted Transferees of each other, shall be aggregated and such entities or persons shall be viewed as a single Shareholder.

In the event that an article that has been added to these Articles contradicts an original article found in these Articles – the article added shall take precedence.

3.	PRIVATE COMPANY

(a)	The Company is a private Company.

(b)	The right to transfer the shares of the Company shall be restricted in the manner hereinafter appearing;

(c)	The number of the shareholders of the Company (not including persons who are in the employment of the Company, and persons who, having been formerly in the employment of the Company were while in that employment and have continued after the termination of that employment to be shareholders of the Company) shall be limited to fifty, provided that, for the purposes of this provision, where two or more persons hold one or more shares in the Company jointly they shall be treated as a single shareholder; and

(d)	No invitation shall be issued to the public to subscribe for any shares or debentures or debenture stocks of the Company.

3A	CHARITABLE CONTRIBUTIONS

The Company may donate reasonable sums of money and/or issue securities of the Company representing up to tenth of one percent (0.1%) of its issued and outstanding share capital, to any worthy purpose or entity approved by the Board of Directors of the Company even if such donation is not made for business consideration.

4.	OFFICE

The Office of the Company shall be at such place as the Board shall from time to time designate.

5.	THE CAPITAL

The authorized capital of the Company is comprised of NIS 964,500 divided into: 53,000,060 Ordinary Shares, par value 0.01 NIS per share, 15,000,000 Series AA Preferred Shares, par value 0.01 NIS per share, 12,137,708 Series BB-1 Preferred Shares, par value 0.01 NIS per share, 4,000,000 Series BB-2 Preferred Shares, par value 0.01 NIS per share, 5,862,292 Series BB-3 Preferred Shares, par value 0.01 NIS per share and 6,449,940 Series BB-4 Preferred Shares, par value 0.01 NIS per share.

6.	RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED SHARES

The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Shares are as set forth in these Articles.

7.	DIVIDEND PROVISIONS

Subject to Article 8 below, any dividends declared by the Company shall be distributed, subject to Article 30 below, between all holders of shares of the Company, pari passu, based upon the number of Ordinary Shares (on an as converted basis) held by any such holder.

8.	DIVIDEND AND LIQUIDATION PREFERENCE

(a)	Upon the happening of any of the following events:

(1)	any liquidation, dissolution or winding up of the Company, either voluntary or involuntary; or

(2)	any consolidation, or merger of the Company with or into another corporation following which the shareholders of the Company prior to such transaction do not hold following such transaction more than 50% of the outstanding shares and the voting power of the surviving corporation by virtue of their holdings in the Company prior to such transaction (“Merger”); or

(3)	any sale or transfer to another corporation of all or substantially all of the assets of the Company, or all or substantially all of the shares in the Company (other than to a wholly owned subsidiary of the Company or to a corporation in which the shareholders of the Company prior to the transaction hold more than 50% of the outstanding voting rights) (“Acquisition”); or

(4)	any distribution of dividends;

(any of the events described in sections (1) to (4) above shall be hereinafter referred to as a “Liquidation Event”)

then the amount of declared dividends or any assets of the Company available for distribution in connection with, or the consideration received in, such Liquidation Event (hereinafter referred to as “Distribution Assets”) shall be distributed pursuant to the following order of preference:

(b)	The holders of the Series BB-3 Preferred Shares and the holders of the Series BB-4 Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of all other equity securities of the Company by reason of their ownership thereof, an amount per each Series BB-3 Preferred Share and per each Series BB-4 Preferred Share equal to: (i) the applicable Original Issue Price for each such share, plus (ii) an amount equal to declared but unpaid dividends on each such share, plus (iii) an amount equal to 8% return per annum, compounded annually, on the applicable Original Issue Price, for each such share to be calculated from the date of payment to the Company on account of such share, and with respect to the Series BB-4 Preferred Shares resulting from the conversion provided for in the Amadeus Agreement, from the date of payment of the Conversion Consideration by Amadeus to the Company, until such distribution, less (iv) any amount of dividend preference paid on account of such share until such distribution (the “BB-3/4 Preference Amount”). In the event that the Distribution Assets are not sufficient for a full payment of the BB-3/4 Preference Amount to the holders of the Series BB-3 Preferred Shares and the holders of the Series BB-4 Preferred Shares pursuant to this subarticle (b), such Distribution Assets as are available for distribution, shall be distributed among the holders of the Series BB-3 Preferred Shares and the holders of the Series BB-4 Preferred Shares pro-rata in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c)	Following the payment in full of the BB-3/4 Preference Amount, the holders of the Series BB-1 Preferred Shares and the holders of the Series BB-2 Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of all other equity securities of the Company by reason of their ownership thereof, an amount per each Series BB-1 Preferred Share and per each Series BB-2 Preferred Share equal to: (i) the applicable Original Issue Price for each such share, plus (ii) an amount equal to declared but unpaid dividends on each such share, plus (iii) an amount equal to 8% return per annum, compounded annually, on the applicable Original Issue Price, for each such share to be calculated from the date of payment to the Company on account of such share until such distribution, less (iv) any amount of dividend preference paid on account of such share until such distribution (the “BB-1/2 Preference Amount”). In the event that the Distribution Assets are not sufficient for a full payment of the BB-1/2 Preference Amount to the holders of the Series BB-1 Preferred Shares and the holders of the Series BB-2 Preferred Shares pursuant to this subarticle (c), such Distribution Assets as are available for distribution, shall be distributed among the holders of the Series BB-1 Preferred Shares and the holders of the Series BB-2 Preferred Shares pro-rata in proportion to the preferential amount each such holder is otherwise entitled to receive.

(d)	Following the payment in full of the BB-3/4 Preference Amount and the BB-1/2 Preference Amount, the holders of the Series AA Preferred Shares shall be entitled to receive prior and in preference to any distribution of any of the assets of the Company to the holders of all other equity securities of the Company by reason of their ownership thereof, an amount per each Series AA Preferred Share equal to: (i) the Original Issue Price for each Series AA Preferred Share, plus (ii) an amount equal to declared but unpaid dividends on each such Series AA Preferred Share, plus (iii) an amount equal to 8% return per annum, compounded annually, on the Original Issue Price for each outstanding Series AA Preferred Share to be calculated from the later of the date of payment to the Company on account of such Series AA Preferred Share or May 23, 2002 and until such distribution, less (iv) any amount of dividend preference paid on account of such Series AA Preferred Share until such distribution (the “AA Preference Amount”).

In the event that, following the payment in full of the BB-3/4 Preference Amount and the BB-1/2 Preference Amount, the remaining Distribution Assets are not sufficient for a full payment of the AA Preference Amount pursuant to this sub-article (d), then such remaining Distribution Assets shall be distributed among the holders of Series AA Preferred Shares pro-rata in proportion to the preferential amount each such holder is otherwise entitled to receive.

(e)	Thereafter, the holders of the Preferred Shares and the holders of the Ordinary Shares shall be entitled to receive any remaining Distribution Assets available for distribution pro rata based on the number of Ordinary Shares (on an as converted basis) held by any such holder.

(f)	Notwithstanding the foregoing, if distribution of the Distribution Assets among all shareholders of the Company, pro-rata to the number of shares they hold on an as converted basis, will result in the holders of Series BB-3 Preferred Shares receiving in respect of each Series BB-3 Preferred Share they hold an amount of at least three (3) times the Original Issue Price of the Series BB-3 Preferred Shares, then the provisions of sub-articles (b)-(e) above shall not apply and the Distribution Assets shall be distributed among all shareholders of the Company, pro-rata to the number of share they hold, on an as converted basis.

(g)	In the event of a Merger or an Acquisition in which the shareholders (and not the Company) are the intended recipients of the proceeds resulting therefrom (such as with a sale of shares transaction), no transfer of securities in accordance thereto will be considered valid, unless the provisions of the distribution preferences under this Article 8 shall apply.

(h)	Whenever the Distribution Assets are in securities or property other than cash, the value of such assets shall be the fair market value of such securities or other property as shall be determined by the Board, or by the liquidator in case of winding up. Such proceeds shall be made payable in US dollars unless any holder of fully paid share elects to receive such distributions in NIS. The NIS equivalent of the dollar value of any distribution shall be determined in accordance with the Representative Rate last published by the Bank of Israel prior to the date of the making of the distribution.

9.	CONVERSION OF PREFERRED SHARES

The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

(a)	Right to Convert.

(1)	Subject to Article 9(c), each fully paid Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Preferred Share at the Office or any transfer agent for the Preferred Shares, into one fully paid and non-assessable Ordinary Share nominal value NIS 0.01 and the Company shall, at such time, issue to the holders thereof, for no additional charge (a portion of the premium paid for such Preferred Shares being attributed as payment on account of the nominal value of such additional Ordinary Shares – in the event that the then applicable law requires that shares are issued for no less than their nominal value and to the extent no other source available pursuant to the provisions of the then applicable law may be used for such purpose), such number of fully-paid and non-assessable Ordinary Shares as required so that the total number of Ordinary Shares so issued (i.e. including the Ordinary Share into which the Preferred Share was converted) will be equal to the number determined by dividing the Original Issue Price applicable to such Preferred Share by the Conversion Price (as defined below) at the time in effect for such share. In the event that the then applicable law requires that shares are issued for not less than their nominal value, and the aggregate nominal value of all such Ordinary Shares shall exceed the consideration paid to the Company with respect to such Preferred Share, the holder thereof shall pay the Company such excess nominal value to the extent no other source available pursuant to the provisions of the then applicable law (such as premiums paid for other shares of the Company) may be used for such purpose. The initial Conversion Price per each Preferred Share shall be its Original Issue Price, provided, however, that the Conversion Price for the Preferred Shares shall be subject to adjustment as set forth in subarticles 9(c), 9(d) and 9(e).

(2)	Each Preferred Share shall automatically be converted into Ordinary Shares at the Conversion Price at the time in effect for such Preferred Share upon the earlier of: (A) a Qualified IPO, or (B) the written consent of the Majority Preferred Shareholders, provided however that if such conversion is not part of, or conditioned upon the closing of, a Qualified Transaction (as defined in Article (12)(e) below), such conversion shall be subject to the Special BB Consent as set forth in Article 12(e) below. The Series AA Preferred Shares shall also automatically be converted into Ordinary Shares as aforesaid upon the consent of the holders of at least sixty six percent (66%) of the issued and then outstanding Series AA Preferred Shares.

(b)	Mechanics of Conversion.

(1)	Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares such holder shall surrender the certificate or certificates therefor at the Office and shall give written notice to the Company of the election to convert the same (or any part thereof) and shall state therein the name or names of any nominee for such holder in which the certificate or certificates for shares of Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter unless such notice states that conversion is to be effective on any later date or when any conditions specified in the notice have been fulfilled in which case conversion shall take effect on such other date or when such conditions have been fulfilled, issue and deliver at such office to such holder of Preferred Shares, or subject to the transfer restrictions contained in these Articles to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Shares to be converted, or on any later date or when any conditions specified in the notice have been fulfilled and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. If the conversion is in connection with a QIPO, the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities. In the event that the certificate(s) representing the Preferred Shares to be converted as aforesaid are not delivered to the Company, then the Company shall not be obligated to issue any certificate(s) representing the Ordinary Shares issued upon such conversion, unless the holder of such Preferred Shares notifies the Company in writing that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

(2)	A conversion of Preferred Shares pursuant to one of the events described in Article 9(a)(2) shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares.

(c)	Conversion Price Adjustments of Preferred Shares

Until the QIPO, the applicable Conversion Price of the Preferred Shares shall be subject to adjustment from time to time as follows:

(1)	During the period commencing on the closing of the Poalim Agreement, and ending on the earlier of (x) the QIPO or (y) 24 months following such date (the “Initial Period”), upon each issuance by the Company of any “Additional Securities” (as defined below) without consideration or for a price per share less than the applicable Conversion Price for any issued and outstanding Series BB Preferred Shares in effect immediately prior to the issuance of such Additional Securities, the applicable Conversion Price for any such issued and outstanding Series BB Preferred Share in effect immediately prior to each such issuance shall be adjusted to the price per share paid at such issuance.

(2)	With respect to the Series BB Preferred Shares during the period after the Initial Period and until the QIPO and with respect to the Series AA Preferred Shares during the Initial Period and thereafter until the QIPO, upon each issuance by the Company of any “Additional Securities” (as defined below), without consideration or for a price per share less than the applicable Conversion Price for any issued and outstanding applicable series of Preferred Shares in effect immediately prior to the issuance of such Additional Securities, the applicable Conversion Price for any such issued and outstanding series of Preferred Shares in effect immediately prior to each such issuance shall be adjusted to a price (calculated to the nearest ten thousandth of a US Dollar ($0.0001)) determined by dividing (1) the sum of (A) the total number of Ordinary Shares issued and outstanding prior to the issuance of such Additional Securities multiplied by the applicable Conversion Price of such series, as the case may be, in effect prior to the issuance of such Additional Securities, plus (B) the total amount of the consideration received by the Company for such Additional Securities by (2) the sum of the total number of Ordinary Shares issued and outstanding immediately prior to the issuance of such Additional Securities plus the number of such Additional Securities issued. For the purpose of the above calculation, the number of shares of Ordinary Shares issued and outstanding immediately prior to such issue shall be calculated on an as converted and fully diluted basis, as if all outstanding warrants, options or other rights for the purchase of shares or convertible securities had been fully exercised (and the resulting securities fully converted into Ordinary Shares, if so convertible) as of such date.

(3)	In the event that the full application of the anti dilution protection in subarticles 9(c)(1) and 9(c)(2) cannot be implemented mathematically, then the Series BB Preferred Shares shall have absolute priority over the Series AA Preferred Shares in implementation of the above, such that only the Series BB Preferred Shares shall be provided with the anti-dilution protection.

(4)	(A)	No adjustments of any applicable Conversion Price shall be made in an amount less than ten thousandth of a US Dollar ($0.0001). No adjustment of any applicable Conversion Price pursuant to subarticles 9(c)(1) and (2) shall be made if it has the effect of increasing the applicable Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

(B)	In the case of the issuance of Additional Securities (as defined below) for cash, the consideration, for the purpose of subarticles 9(c)(1) and (2), shall be deemed to be the amount of cash received therefore before any payment of commissions, expenses and the like.

(C)	In the case of the issuance of Additional Securities (defined below) for a consideration, in whole or in part other than cash, the consideration other than cash shall, for the purpose of subarticles 9(c)(1) and (2), be deemed to be the fair value thereof as determined, in good faith, by the Board of Directors.

(D)	In the case of the issuance of options to purchase or rights to subscribe for Ordinary Shares, or securities by their terms convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, the aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercise, including without limitation, the passing of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Ordinary Shares or upon conversion or an exchange of such convertible or exchangeable security shall be deemed to have been issued at the time of the issuance of such options, rights, or securities at a consideration equal to the consideration (determined in the manner provided in subarticle 9(c)(4)(B) and (c)(4)(C)), if any, received by the Company upon the issuance of such options or rights or securities plus any additional consideration payable to the Company pursuant to the term of such options or rights or securities (without taking into account potential antidilution adjustments) for the Ordinary Shares covered thereby, and the applicable Conversion Price shall be adjusted accordingly. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for such series of Preferred Shares to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely to be included in the numerator and denominator for purposes of determining the number of Ordinary Shares outstanding for purposes of Article 9(c)(2)) shall be recomputed to reflect the issuance of only the number Ordinary Shares (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, or upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. The number of Ordinary Shares deemed issued and the consideration deemed paid therefor shall be appropriately adjusted to reflect any change, termination or expiration of the type described in this Article 9(c)(4)(D).

(E)	For purpose of subarticles 9(c)(1) and (2) hereof, the consideration for any Additional Securities shall be taken into account at the U.S. dollar equivalent thereof, on the day such Additional Securities are issued or deemed to be issued pursuant to subarticle 9(c)(4)(D).

(5)	“Additional Securities” shall mean any Ordinary Shares, options to purchase or rights to subscribe for Ordinary Shares, or securities which by their terms are convertible into or exchangeable for Ordinary Shares, or any securities convertible into or exercisable for any securities of the foregoing. Notwithstanding the foregoing, “Additional Securities” does not include:

(A)	Securities issued pursuant to a transaction described in subarticle 9(c)(6) hereof;

(B)	The issuance, pursuant to the approval of the Board, of Ordinary Shares or Options to purchase Ordinary Shares to employees, directors and bona-fide consultants;

(C)	Securities issued pursuant to options, warrants or other rights outstanding on the closing of the Poalim Agreement or on the closing of the Wellington Agreement or on the closing of the Amadeus Agreement, provided that such options, warrants or other rights are reflected in the respective Capitalization Table attached to any of such agreements;

(D)	Ordinary Shares issued upon conversion of Preferred Shares;

(E)	Issuance of bonus shares, providing such bonus shares are issued to all the then existing shareholders, or shares issued pursuant to a rights offering in which all such shares are offered exclusively to existing shareholders;

(F)	Shares issued in the acquisition of another company provided that the issuance of such shares is approved by the Board of Directors;

(G)	Shares issued in connection with equipment leases, bank loans or secured debt financings approved by the Board of Directors provided the number of such shares issued shall not exceed 1% of the then issued and outstanding share capital of the Company on a fully diluted, as converted basis;

(H)	Securities issued or issuable following written approval of Majority Preferred Shareholders in which they agree to waive their anti-dilution or pre-emptive rights (as the case may be) with respect to such specific issuance; and

(I)	Securities issued as a charitable donation pursuant to Article 3A.

(6)	If the Company shall subdivide or combine its Ordinary Shares, the applicable Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination, or, if the Company shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier.

(7)	Subject to the liquidation preference of the Preferred Shares as set forth in Article 8 above, if the Company at any time shall make a distribution of its assets to the holders of its Ordinary Shares as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends, each holder of Preferred Shares shall be entitled to receive without payment of any additional consideration, a sum equal to the amount of such assets as would have been payable to such holder as owner of that number of Ordinary Shares receivable by exercise of the conversion rights had such holder been the holder of record of such Ordinary Shares on the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution.

(d)	Other Distributions

Subject to the liquidation preference of the Preferred Shares as set forth in Article 8 above, in the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in subarticle 9(c)(5) or if the Company at any time shall pay a dividend payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares then, in each such case for the purpose of this subarticle 9(d), the holders of the Preferred Shares shall be entitled to receive such distribution, in respect of their holdings on an as-converted basis as of the record date for such distribution.

(e)	Recapitalizations

If at any time or from time to time there shall be a Recapitalization Event (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article 9 or Article 8) provisions shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled immediately prior to such Recapitalization Event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 9 with respect to the rights of the holders of the Preferred Shares after such Recapitalization Event to the end that the provisions of this Article (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event in a manner as nearly equivalent as may be practicable.

(f)	No Impairment

The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consideration, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of the Conversion Rights of the holders of Preferred Shares, but will at all times in good faith assist in the carrying out of all the provisions of this Article 9 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

(g)	No Fractional Shares and Certificate as to Adjustments

(1)	No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares held by the holder and the number of Ordinary Shares issuable upon such aggregate conversion.

(2)	Upon the occurrence of each adjustment or readjustment of any applicable Conversion Price pursuant to this Article 9, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

(h)	Notices of Record Date

In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall provide to each holder of Preferred Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)	Reservation of Shares Issuable Upon Conversion

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

10.	RESERVED

11.	VOTING RIGHTS

Subject to Article 58 below, each holder of Ordinary Shares and Preferred Shares shall be entitled to one (1) vote per Ordinary Share or Ordinary Share into which such Preferred Share is convertible at the time of voting, whether in a vote by show of hands, secret ballot or written consent. Each holder of Preferred Shares shall vote together with the Ordinary Shares as a single class (except as otherwise expressly provided in these Articles or as required by law) and shall be entitled to notice of any general meeting of shareholders in accordance with these Articles. Fractional votes shall not be permitted and any fractional vote resulting from the conversion mechanism described above in these Articles shall be rounded up or down to the nearest whole number (with one-half (1/2) being rounded upward).

12.	PROTECTIVE PROVISIONS

(a)	Until the QIPO, the Company shall not take any of the following actions without approval of the Majority Preferred Shareholders (which may be obtained by way of a written consent and shall not require the convening of a shareholders meeting for such purpose, unless required by applicable law):

(1)	any amendment to or modification of these Articles and/or the Memorandum of Association of the Company or any other action which would amend, change or modify the rights, preferences or privileges of the Preferred Shares.

(2)	declaration of any dividend;

(3)	the authorization of any share capital, or other rights or securities convertible into or exchangeable for share capital, or the conversion of any existing shares into shares, in each case with rights equal to or superior to the rights of the Preferred Shares;

(4)	any action or transaction which is outside the business of the Company as contemplated in the Updated Work Plan of the Company (as defined in the Amadeus Agreement);

(5)	any action which effects a merger, reorganization, liquidation, disposition, acquisition or sale of the Company or of any subsidiary thereof, or any transfer of a material asset of the Company or of any subsidiary thereof, or the creation of or purchase of or into any entity;

(6)	any action which may alter or change the capital structure of the Company or of any subsidiary thereof, any action which effects a reclassification or recapitalization of the outstanding capital shares of the Company, and any increase in the registered share capital of the Company or of any subsidiary thereof;

(7)	the creation of any guarantee, mortgage, pledge or security interest in a material asset, or in all or substantially all of the assets of the Company or a subsidiary;

(8)	the replacement of the independent auditors to the Company, which in any event shall be one of the “big four”; and

(9)	the incurrence by the Company or by any subsidiary thereof of any indebtedness that shall exceed the sum of $250,000 (Two Hundred Fifty Thousand US Dollars), calculated on a cumulative basis in respect of any one transaction or in respect of a series of connected transactions;

(b)	Until the QIPO, the Company shall not issue any securities of any kind or options to purchase securities of any kind without the approval of the majority of the directors appointed by the holders of the Preferred Shares, provided however that shares issued upon the exercise of warrants, options, or other rights outstanding as of the closing of the Poalim Agreement, the closing of the Wellington Agreement or the closing of the Amadeus Agreement or the grant of options (and shares issued upon exercise of such options) under the Company’s incentive plans are not subject to such approval.

(c)	Any amendment or modification of the rights and obligations of Intel set forth in Article 29(e) (Right of First Refusal), Article 29A (Co-Sale) and Article 29(B)(b) (Bring Along) and 65(c) (Directors) shall require the consent of Intel.

(d)	Until the QIPO, the Company shall not take, without the consent of the holders of at least a majority of the issued and outstanding Preferred Shares of the affected class, an action that amends or modifies the rights attached to such class of Preferred Shares, provided however that (a) the authorization or issuance of a new class of shares with preferential rights, or (b) a change, waiver of other modification that applies to the rights of the Preferred Shares in the same proportional manner and without treating a certain series proportionally different from the other series, in each case – that was approved by holders of a majority of the issued and outstanding Preferred Shares, shall not be deemed a change hereunder.

(e)	Until the QIPO, the Company shall not take, without the consent of the holders of at least a majority of the issued and outstanding Series BB Preferred Shares (which must include also the affirmative consent of the holders of the majority of the Series BB-1 Preferred Shares, Series BB-3 Preferred Shares and Series BB-4 Preferred Shares (voting together as one group) that were issued at the closing of the Poalim Agreement, at the closing of the Wellington Agreement and at the closing of the Amadeus Agreement to investors who were not shareholders of the Company immediately prior to the closing of the Poalim Agreement or affiliates or Permitted Transferees of such shareholders (the “Special BB Consent”)) an action that effects (i) any change or waiver of rights of the Series BB Preferred Shares that does not apply to the rights of all Preferred Shares in the same proportional manner and that treats a certain series proportionally differently from the other series; (ii) any waiver of liquidation preferences, anti-dilution, board representation or information rights of the Series BB Preferred Shares, (iii) an IPO, merger or the sale of all or substantially all of the Company’s shares or assets, unless, in each such case, the applicable IPO or transaction reflects a price per share of more than two times the Original Issue Price of the Series BB-1 Preferred Shares (a “Qualified Transaction”), or (iv) conversion of the Series BB Preferred Shares, other than as part of, and conditioned upon the closing of, a Qualified Transaction.

(f)	The required consents as set forth in Articles 12(a) – (e) above shall also apply to any action taken by any wholly owned subsidiary of the Company.

13.	ALLOTMENT OF SHARES

Subject to the provisions of Articles 12 and 14, the authorized but unissued shares shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including, inter-alia, terms relating to calls as set forth in Article 31 hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give any person the option to acquire from the Company any shares, either at par or at premium, or subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit.

14.	PREEMPTIVE RIGHTS

(g)	Until the QIPO, the provisions of this Article 14 shall apply:

(1)	Any Additional Securities (as defined in Article 9 above) to be issued by the Company (the “Offered Securities”) shall first be offered by the Board of Directors by written notice to each Major Holder (for purposes of this Article 14, the “Offerees”). The number of Offered Securities offered to each Offeree shall be the result of the multiplication of the Offered Securities by a fraction: (i) the numerator of which shall be the total number of outstanding Ordinary Shares of the Company (on an as-converted basis) held by such Offeree as determined prior to the offer made pursuant to this Article 14, and (ii) the denominator of which is the total number of outstanding Ordinary Shares of the Company (on an as-converted basis), as determined prior to the offer made pursuant to this Article 14.

(2)	The Company shall provide each Offeree with a Notice (the “Notice of Offer”) specifying the number of Offered Securities he is entitled to purchase and which shall state the terms of the proposed issuance, and any such Offeree may accept such offer, as to all or any part of the Offered Securities so offered to him, by giving the Company written notice of acceptance within twenty (20) days after being served with such Notice of Offer; provided that if the purchase by such Offeree is being effected prior to, or concurrently with such issuance of Offered Securities (rather than subsequent thereto) then such Offeree shall be obligated to consummate the purchase of such Offered Securities only if the Company consummates the sale of the balance of the Offered Securities pursuant to the terms described in such Notice of Offer

(3)	Any and all preemption rights set forth in this Article 14, may be exercised by a Permitted Transferee of a Major Holder instead of by such Major Holder if such Major Holder so notifies the Company in writing.

(h)	Any Offered Securities not subscribed for by the Offeree as aforesaid, shall be under the control of the Board of Directors and may be issued without regard to this Article 14, except to the extent that said Offered Securities may not be allotted on terms more favorable to the purchaser than those offered pursuant to this Article 14. In the event the Offered Securities are not acquired by the expiration of 120 days from the date of expiration of the twenty (20) day period referred to in Article 14(a)(2), they may not be issued except by compliance with the provisions of Article 14.

15.	REGISTERED HOLDER

(a)	If two or more persons are registered as joint holders of a share they shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, power of attorney and furnishing notices, the one registered first in the register of shareholders, insofar as all the registered joint holders shall not notify the Company in writing to relate to another one of them as the sole owner of the share, as aforesaid, shall be deemed to be the sole owner of the share.

(b)	In the case that two or more persons are registered together as holders of a share, each one of them shall be permitted to give receipts binding all the joint holders for dividends or other monies in connection with the share and the Company shall be permitted to pay all the dividends or other monies due with respect to the share to one or more of the joint holders, as it shall choose.

(c)	Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in, such share, on the part of any other person.

16.	SHARE CERTIFICATES

(a)	A shareholder shall be entitled to receive from the Company without payment, one certificate that shall contain that number of shares registered in the name of such shareholder, their class and serial numbering. However, in the event of joint holders holding a share, the Company shall not be obligated to issue more than one certificate to all of the joint holders, and the delivery of such a certificate to one of the joint holders shall be deemed to be a delivery to all of the joint holders.

(b)	Each certificate shall carry the signature or signatures of a director or such other persons appointed by the Board of Directors for this purpose and the rubber stamp or the seal of the Company.

(c)	If a share certificate is defaced, lost or destroyed, it may be replaced upon payment of such fee, if any, and on such terms, if any, as to evidence and indemnity as the Board of Directors may think fit.

17.	MODIFICATIONS OF SHARE RIGHTS

If at any time the share capital is divided into different classes of shares (unless otherwise provided for by the terms of issue of the shares of that class) it shall be permitted, subject to the provisions of Article 12 above, to change, convert, broaden, add or vary in any other manner the rights, advantages, restrictions and provisions attached at that time to one or more of the classes by a resolution of the general meeting of the shareholders of the Company, without the need for any separate class vote or class meeting.

It is hereby clarified that any resolution required to be adopted pursuant to these Articles by the consent of a separate class of shares, whether by way of a separate general meeting of such class or by way of written consent, shall be given by the holders of shares of such class entitled to vote or give consent thereon and no holder of shares of a certain class shall be banned from voting or consenting by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. A shareholder shall not be required to refrain from participating in the discussion, voting and/or consenting on any resolution concerning an amendment to any class of shares held by such shareholder, due to the fact that such shareholder may benefit in one way or another from the outcome of such resolution.

Without derogating from the need to receive any consents or approvals required pursuant to Article 12, it is hereby clarified and agreed that the enlargement of an existing class of shares, or the issuance or allotment of additional shares thereof, or the creation of additional shares of that class as a result of conversion of shares from another class or unification with another class, shall not be deemed, for purposes of these Articles, to amend, change, vary, modify or abrogate the rights attached to the previously issued shares of such class or of any other class.

PLEDGE

18.	The Company shall have a lien and first pledge on all the shares, not fully paid, registered in the name of any shareholder (whether registered in his name only or together with another or others) and on the proceeds from the sale thereof, for any amount still outstanding with respect to that share, whether presently payable or not. Such a pledge shall exist whether the dates of payment or fulfillment or execution of the obligations, debts or commitments have become due or not, and shall apply to all dividends that shall be decided upon from time to time in connection with these shares. No benefit shall be created with respect to this share based upon the rules of equity which shall frustrate this pledge, however the Board may declare at any time with respect to any share, that it is released, wholly or in part, temporarily or permanently, from the provisions of this article.

19.	The Company may sell, in such manner and at such time as the Board thinks fit, any of the pledged shares, but no sale shall be made unless the date of payment of the monies or a part thereof has arrived, or the date of fulfillment and performance of the obligations and commitments in consideration of which the pledge exists has arrived, and after a written request has been furnished to the shareholder or person who has acquired a right in the shares, which sets out the amount or obligation or commitment due from him and which demands their payment, fulfillment or execution, and which informs the person of the Board’s desire to sell the shares in the event of non-fulfillment of the notice, and the person has not fulfilled his obligation pursuant to the notice within seven days after the notice has been sent to him.

20.	The net proceeds of such sale after payment of the costs thereof, shall be applied in payment of such sum due to the Company or to the fulfillment of the obligation or commitment (including debts, liabilities and engagements which have not yet fallen due for payment or satisfaction), and the remainder (if there shall be any) shall be paid to the shareholder or to the person who has acquired a right in the share sold pursuant to the above.

21.	After execution of a sale as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the buyer’s name in the register of shareholders as the owner of the sold shares and it shall not be the obligation of the buyer to supervise the application of monies nor will his right in the shares be affected by a defect or illegality in the sale proceedings after his name has been registered in the register of shareholders with respect to those shares. The sole remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

TRANSFER OF SHARES AND THE MANAGEMENT THEREOF

22.	Each transfer of shares shall be made in writing in the form appearing herein below, or in a similar form, or in any form as to be determined upon by the Board from time to time, such form shall be delivered to the Office together with the transferred share certificates and any other proof the Board shall require, if it shall so require, in order to prove the title of the transferor. The instruments and documents notifying the Company with respect to the transfer are a prerequisite to the effectuation of such transfer. Notwithstanding the above, any transfer of shares to any person or entity that is not at the time of transfer a shareholder of the Company and that competes with the Company, directly or indirectly, in the field of optical inspection or metrology for semiconductors or the transfer of shares which have not been fully paid up will require the consent and approval of the Board of Directors, except if such transfer is to a Permitted Transferee.

Deed of Transfer of Shares

I, ____________ of _____________ in consideration of the sum of NIS ________ (New Israeli Shekels) paid to me by ______________, of ____________ (hereinafter called “the said transferee”) do hereby transfer to the said transferee ___________ share (or shares) having par value of NIS ________ each one numbered ____ until ____ inclusive in Negevtech Ltd., to hold unto the said transferee, his executors, administrators, and assigns, subject to the conditions on which I held the same at the time of the execution hereof; and I, the said transferee, do hereby agree to accept the said share (or shares) subject to the conditions aforesaid. As witness we have hereunder set out hands the ______ day of _________ 20__.

_________________________	_________________________
Transferee	Transferor

_________________________	_________________________
Address	Address

23.	The deed of share transfer shall be executed both by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the register of shareholders in respect thereof.

24.	The Company shall be permitted to demand a fee for registration of transfer, in a reasonable rate as to be determined by the Board from time to time, with the exception of transfers to Permitted Transferees.

25.	The Register shall be closed for a period of seven (7) days before every ordinary general meeting of the Company.

26.	Upon the death of a shareholder, the remaining holders (in the event that the deceased was a joint holder in a share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive) shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation with respect to the share that he held jointly with any other holder.

27.	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation of a shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right, either to be registered as a shareholder in respect of the share upon the consent of the Board or, instead of being registered himself, to transfer such share to another person, subject to the provisions contained in these Articles with respect to transfers.

28.	A person becoming entitled to a share because of the death of a shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid with respect to the share, but he shall not be entitled to receive notices with respect to Company meetings or to participate or vote therein with respect to that share, or aside from the aforesaid, to use any right of a shareholder, until he has been accepted as a shareholder with respect to that share.

29.	RIGHT OF FIRST REFUSAL

(a)	Until the QIPO, a shareholder in the Company shall not be permitted to make any Transfer (as hereinafter defined) of his shares in the Company, other than to a Permitted Transferee, except pursuant to the following provisions set forth below.

For the purposes of this Agreement, the term “Transfer” shall mean any sale, assignment, transfer, hypothecation or other encumbrance or disposition of in any way.

(b)	A shareholder, desirous of making any Transfer of the shares held by him to others, in whole or in part (hereinafter the “Transferor”) shall be obligated to offer them first to the Offerees (as defined in Article 14 above), by giving notice in writing to such Offerees (hereinafter “Sale Notice”).

(c)	In the Sale Notice the Transferor shall mention the number of shares he wishes to Transfer (hereinafter the “Offered Shares”), the price forming the consideration for the Offered Shares, the name of the transferee (the “Transferee”) and the other conditions of the sales.

(d)	The Sale Notice shall be irrevocable unless all of the Offerees agree otherwise.

(e)	Each of the Offerees may inform the Transferor in writing within 21 Business Days from the date of receipt of the Sale Notice as to his/her intention to purchase that number of Offered Shares, in whole or in part, which is the result of the multiplication of the Offered Shares by a fraction: (i) the numerator of which is the number of Ordinary Shares (on an as-converted basis) of the Company held by such Offeree and (ii) the denominator of which is the total number of outstanding Ordinary Shares (on an as-converted basis) held by all Offerees (hereinafter the “Offerees’ Offered Shares”), the purchase of which shall be at the purchase price and in accordance with the payment conditions as provided for in the Sale Notice (hereinafter the “Purchase Notice”). An Offeree who has submitted a Purchase Notice shall be referred to hereinafter as “Buyer”. Notwithstanding the foregoing, Intel (to the extent it is a Major Holder) shall be required to provide the Transferor with a Purchase Notice within 10 days of receipt of the Sale Notice and, in the event Intel is the Transferor, the Offerees will be required to provide Intel with a Purchase Notice within 10 days of receipt of the Sale Notice.

(f)	Thereafter, the Transferor shall give each Buyer who has fully exercised his rights pursuant to Article 29(e) a written notice (the “Excess Notice”) stating the amount of Offered Shares with respect to which no Purchase Notice was submitted (hereinafter referred to as “Excess Offered Shares”) and each such Buyer shall be entitled, subject to Article 29(j) below, provided he so notifies the Transferor in writing (the “Excess Reply Notice”), such Excess Reply Notice to be received by the Transferor within 7 Business Days following the delivery by the Transferor to such Buyer of the Excess Notice, to purchase any or all of such Excess Offered Shares.

(g)	If by the end of the time referred to in Articles 29(e) and 29(f) above no Purchase Notices have been received by the Transferor or the Transferor has received Purchase Notices with respect to a total number of shares that is less than the number of Offered Shares, the Transferor may, within 30 days from the expiration of the time for submission of the Purchase Notices or, in the event that Article 29(f) applies, the Excess Reply Notice, sell all (but not less than all) of the Offered Shares to the Transferee and/or to any Buyer that submitted a Purchase Notice and, if applicable, an Excess Notice, up to the number of shares requested to be purchased by such Buyer (though he shall be under no obligation to do so) at a price not less than the price mentioned in the Sale Notice (as linked to the representative rate of the U.S. dollar from the day of the furnishing of the notice to the date of sale in fact) and upon all other conditions not less favorable to the Transferor than those provided for in the Sales Notice.

(h)	If the Transferor shall not transfer the Offered Shares as aforesaid, within the period of time specified in Articles 29(e), (f) and (g) above, he shall be obligated, before selling the Offered Shares to another, to offer them again to the Offeree in accordance with the aforementioned procedure, and such procedure shall apply to any further offer.

(i)	If there have been received Purchase Notices and, if applicable, Excess Reply Notices, for a total number of shares equal to the number of Offered Shares, then every Buyer shall buy the number of shares as mentioned in the Purchase Notice and, if applicable, the Excess Reply Notices, he has submitted.

(j)	If Purchase Notices and Excess Reply Notices shall have been received for a total number of shares greater than the number of Offered Shares, the Buyers may acquire shares in a manner proportionate to the share capital of the Company held by them at that time, as determined in accordance with Article 29(e) above. However, no Buyer shall be required to buy a greater number of shares than the number provided for in the Purchase Notice and, if applicable, the Excess Reply Notice, submitted by him and upon the allocation to him of the full number of Offered Shares so requested by him in the Purchase Notice, such Buyer shall be disregarded for the purpose of any further allocation of the remaining Excess Offered Shares.

(k)	In every one of the events referred to in Articles 29(e), 29(f), 29(g), 29(h), 29(j) and 29(i) the Transferor shall send within five (5) days after the last date for the submission of each of the Purchase Notices and the Excess Reply Notices to each of the Buyers, a notice accompanied by the copies of all Purchase Notices received by the Transferor of either non-acceptance of the offer pursuant to the Sale Notice or the acceptance thereof (hereinafter the “Acquisition Notice”).

(l)	After receipt of the Acquisition Notice notifying acceptance, each Buyer shall purchase from the Transferor, and the Transferor shall sell and transfer to such Buyer the number of shares referred to in such notice according to the terms of the Sale Notice (other than in circumstances set forth in Article 29(g) above, in which case the provisions of said Article 29(g) will apply). Upon the transfer to Buyer such shares must be free and clear of any liens or encumbrances unless otherwise specified in the Sale Notice. The Transferor and such Buyer shall each have all remedies for breach of contract available under applicable laws in connection with the transactions set forth in this Article 29.

(m)	Any Transfer of shares by any Offeree pursuant to the exercise of its co-sale rights under Article 29A shall not give the other Offerees additional rights of first refusal and shall be deemed to have been part of the Offered Shares and included in the Sale Notice to the extent that the number of the shares being Transferred has not changed as a result of the exercise of co-sale rights. To the extent such number has changed, the provisions hereof shall apply to the transaction again, ab initio, and the Transferor shall give a new Sale Notice hereunder.

29A	CO SALE

(a)	Should any holder of Preferred Shares (other than Intel) (“Selling Shareholder”) wish to make a Transfer, other than to a Permitted Transferee, then each of the holders of Preferred Shares other than Intel (the “Entitled Shareholders”) shall have the right to participate in the Selling Shareholder’s Transfer of such Offered Shares, in accordance with this Article 29A, pursuant to the specified terms and conditions stated in the Sale Notice, provided that an Entitled Shareholder who is also an Offeree for purposes of Article 29 above shall be entitled to elect whether to exercise its rights under either Article 29 or Article 29A and shall not be entitled to contingently exercise its rights under both such articles. Each of the Entitled Shareholders shall be entitled, upon written notice to the Selling Shareholder within twenty-one (21) Business Days after receipt of the Sales Notice (“Participating Preferred Shareholders”), to sell to the Transferee up to that number of the Shares in the Company owned by such Participating Preferred Shareholder (the “Equity Shares”) determined by multiplying the total number of Offered Shares times a fraction the numerator of which is the number of Ordinary Shares owned by such Participating Preferred Shareholders (on an as-converted basis) and the denominator of which is the total number of Ordinary Shares owned by all Participating Preferred Shareholders (on an as-converted basis) and the Selling Shareholder. Such written notice shall indicate, subject to the terms of this Article 29A, the number of Shares that the Participating Preferred Shareholder intends to transfer to the Transferee. At the closing of the sale of the Offered Shares to the Transferee, the Selling Shareholder shall transfer his shares to the Transferee only if the Transferee concurrently therewith purchases, on the same terms and conditions specified in the Article 29A Notice, all of the Shares as to which participation notices have been delivered.

(b)	Notwithstanding the provisions of Article 29A(a), no Transfer in one transaction or in a series of related transactions, of shares representing more than 50% of the issued and outstanding shares of the Company (on an as converted basis) may be made, other than to a Permitted Transferee, unless the proposed Transferee of such shares offers to purchase the remaining issued and outstanding shares of the Company upon the same terms and conditions. In such event, the consideration payable by the Transferee shall be distributed among all selling shareholders participating in such Transfer in accordance with the terms of Article 8.

29B	BRING ALONG

(a)	At any time prior to the Company’s QIPO, in the event that:

Shareholders holding 60% (sixty percent) or more (the “Threshold Percent”) of the Company’s issued and outstanding shares, on an as converted basis (the “Proposing Shareholders”) accept an offer to affect a Merger or Acquisition (the “Offer”); and

Such Merger or Acquisition is conditioned upon the consent and/or sale of all of the remaining issued shares of the Company; then all remaining shareholders (the “Non Proposing Shareholders”) will be required, if so demanded by the Proposing Shareholders, to vote in favor of, execute the relevant documents, and otherwise take all necessary and reasonable actions relating to such Offer, including to sell their shares upon the same terms and conditions as in the Offer made to the Proposing Shareholders and the proceeds shall be allocated in accordance with the provisions of Article 8, provided however, that absent the written consent of the holders of the majority of the outstanding Series BB Preferred Shares (which must include also the Special BB Consent), the holders of the Preferred Shares shall not be forced to take any actions or sell their shares as aforesaid, if the Merger or the Acquisition does not reflect a Company price per share of more than two times the Original Issue Price of the Series BB-1 Preferred Shares. In the event that the Threshold Percent is met, any sale, assignment, transfer, pledge, hypothecation, mortgage, disposal or encumbrance of the Shares by the Non Proposing Shareholders other than in connection with the Offer, shall be absolutely prohibited.

(b)	Notwithstanding the foregoing, the obligation of Intel to sell its shares (the “Transaction”) pursuant to this Article 29B shall be subject to the satisfaction of each of the following conditions:

(i)	Form of Consideration. Intel shall not be required to accept any consideration for its shares other than cash or freely tradeable equity securities (subject to a lock-up period of no more than 90 days following the issuance of such securities to Intel) which have been admitted to or listed upon (i) the Official List of the UK Listing Authority or (ii) the New York or American Stock Exchange or the NASDAQ National Market in the United States of America or (iii) the Neuer Markt or (iv) Euronext Paris S.A. or (v) such other stock exchange as Intel may agree.

(ii)	Equal Consideration. Subject to section (iii) below, upon the consummation of the Transaction, all of the holders of Preferred Shares will receive the same form and amount of consideration per Preferred Share, respectively, taking into account any liquidation preference to which the holders of Preferred Shares are entitled, and if any holders of Preferred Shares are given an option as to the form and amount of consideration to be received, all holders will be given the same option.

(iii)	Costs/Expenses. Intel shall not be required to incur any costs or expenses (without limitation whether by way of out of pocket expenses or by way of set off) in connection with the Transaction except its pro rata share of any costs incurred for the benefit of all of the Company’s shareholders and for which Intel has agreed in writing to be responsible in advance of such costs being incurred. For the avoidance of doubt Intel shall be solely responsible for any costs that it decides to incur including the costs of its own counsel.

(iv)	Representations, Warranties and Indemnities. The only representations, warranties or indemnities that Intel shall be required to make in connection with the Transaction are representations, warranties and indemnities concerning (i) legal ownership of the Company’s securities to be sold by Intel (the “Intel Securities”), and (ii) the corporate authority of Intel to convey title to the Intel Securities, and the ability to do so free and clear of liens, encumbrances or adverse claims (the “Intel Required Obligations”). The Intel Required Obligations shall be in the same form as those to be given by each of the other shareholders of the Company and shall be given by Intel on a several (but not joint) basis only.

(v)	Liability. Intel shall not accept, assume or be deemed to have assumed any joint, or joint and several, liability with any other shareholder(s), the Company or any other party, with respect to any representation, warranty, indemnity, covenant or combination thereof made by such other shareholder(s), the Company or other party in connection with the Transaction. Intel’s liability shall in any event be limited to the amount of consideration actually received by Intel in cleared funds.

(vi)	Escrow and Liability upon Escrow. In the event that consideration for any of the shares in the Company is to be placed in escrow (the “Escrow Amount”), such Escrow Amount will not exceed 15% of the total consideration payable to all shareholders of the Company and that the Escrow Amount, to the extent that no claim has been made against it and for such amount as might remain following such claim, will be released to the shareholders at the latest three (3) months following the end of the acquiring company’s first accounting period after the consummation of the transfer of Intel’s shares or eighteen (18) months after the consummation of such transfer (the later of the two). Intel’s liability shall be limited to its pro rata share of the Escrow Amount (Intel’s pro rata share to be calculated on the basis of the consideration due to Intel as a proportion of the aggregate consideration due to all shareholders in the Company). For the avoidance of doubt, the Escrow Amount may be used to satisfy claims arising out of breaches by the Company of representations and warranties given by the Company in connection with a Transaction, all subject to the foregoing terms and conditions.

(vii)	US Securities. If the consideration proposed for Intel’s shares is in the form of securities of an issuer incorporated in the United States, Intel shall not be obligated to participate in the Transaction unless it is provided an opinion of counsel to the effect that the sale in connection with such Transaction is not in violation of the registration or qualification requirements of federal or applicable state securities laws in the United States, or, if Intel is not provided with such an opinion, the Company shall indemnify Intel for any violation.

(vii)	Other Agreements. Intel shall not be required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates.

(viii)	Covenant Not to Compete. Intel shall not be required to agree to any covenants including without limitation any covenant not to compete or any covenant not to solicit any of the customers, employees or suppliers of any party to the Transaction.

Furthermore, notwithstanding the foregoing, the obligation of Orbotech to sell its shares (the “OrbotechTransaction”) pursuant to this Article 29B shall be subject to the condition that the only representations, warranties or indemnities that Orbotech shall be required to make in connection with the Orbotech Transaction are representations, warranties and indemnities concerning (i) legal ownership of the Company’s securities to be sold by Orbotech (the “Orbotech Securities”), and (ii) the corporate authority of Orbotech to convey title to the Orbotech Securities, and the ability to do so free and clear of liens, encumbrances or adverse claims (the “Orbotech Required Obligations”). The Orbotech Required Obligations shall be in the same form as those to be given by each of the other shareholders of the Company and shall be given by Orbotech on a several (but not joint) basis only.

29C.	STAND STILL

Notwithstanding anything to the contrary in these Articles, any issuance of securities by the Company, and any sale, transfer, pledge, encumbrance or other disposal of any of the securities of the Company (by the Company or any shareholder), or any other action (including repurchase of any shares of the Company by the Company or by any subsidiary thereof), other than any action in which the provisions of Article 29B (Bring Along) shall apply, which results in a Strategic Investor (as defined below) whether or not a shareholder of the Company, holding (together with affiliates, Permitted Transferees, or other parties acting in concert with it) more than 20% of the voting rights in the Company, is prohibited unless approved in writing in advance by the Majority Preferred Shareholders (excluding, for the purposes of such majority, any Strategic Investors and their affiliates and Permitted Transferees or other parties acting in concert with them) and on terms and conditions approved by them. Any of the transactions set forth in the forgoing sentence not so approved shall be null and void and shall not be registered in the Company’s Shareholders Register. For purpose hereof a “Strategic Investor” shall mean a corporation or other business entity whose business is related to the Company’s business and who is likely to have a business or technologic interest in the Company’s business, as distinguished from an interest for the sole purpose of a financial investment.

CALLS

30.	A shareholder shall not be entitled to receive dividends nor to use any right a shareholder has, or receive any benefit or entitlement stated in these Articles (including without limitation, the rights set forth in Articles 7, 8, 11, 12, 14, 29, 29A, 65 and 86 hereof), unless he has paid all the calls that shall be made from time to time prior to or on the date appointed for payment thereof, with respect of money unpaid on all of his shares, whether he is the sole holder or holds the shares together with another person, in addition to interest and expenses if there shall be any.

31.	The Board may, subject to the provisions of these Articles, make calls upon the shareholders from time to time in respect of any moneys unpaid on their shares, as they shall determine proper, upon the condition that there shall be given prior notice of fourteen (14) days on every call and each shareholder shall be obligated to pay the total amount requested from him, or the installment on account of the call (if there shall so be) at the times and places to be determined by the Board.

32.	The calls for payment shall be deemed to have been requested from the date the Board shall have decided upon the calls for payment.

33.	The joint holders of a share shall be jointly and severally liable to pay the calls for payment in full and the installment on account, in connection with such calls.

34.	If a sum called in respect of a share is not paid the holders of the share or the person to whom it has been issued shall be liable to pay interest and linkage differentials upon the amount of the call or the payments on account, as determined by the Board of Directors commencing from the day appointed for the payment thereof to the time of actual payment, but the Board shall be at liberty to waiver payment of that interest, wholly or in part.

35.	Any amount that according to the condition of issuance of a share must be paid at the time of issuance or at a fixed date, whether on account of the sum of the share or premium, shall be deemed for the purposes of these Articles to be a call of payment that was made duly and the date of payment shall be the date appointed for payment. In the event of non-payment of this amount all of the Articles herein dealing with payment of interest, expenses, forfeiture, pledge and the like and all the other Articles connected therewith, shall apply, as if this sum had been duly requested and notice had been given, as aforesaid.

36.	The Board may make arrangements at the time of issue of shares for a difference between the holders with respect to the amount of calls to be paid and the times of payment, and the rate of interest.

37.	The Board may, if it thinks fit, receive from any shareholder willing to pay in advance all of the monies or a part thereof that shall be due on account of his shares, in addition to any amounts or a part thereof that shall be due on account of his shares, in addition to any amounts that the payment in fact has been requested and they shall be permitted to pay him interest at the rate the Board and shareholders shall agree upon, for the amounts paid in advance as aforesaid, or upon the part thereof which is in excess of the amounts whose payment was at the time requested on account of his shares in connection with which the payments have been made in advance, in addition to paying dividends that will be paid for that part of the share which has been paid in advance. The Board of Directors may at any time repay any amount so advanced without premium or penalty by giving such shareholder seven days’ prior notice in writing. Nothing in this Article 37 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

FORFEITURE OF SHARES

38.	If a shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

39.	The notice shall name a further day, not earlier than the expiration of seven days from the date of the notice, on or before which the amount of the call or installment or a part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment, at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

40.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. In such event, the provisions of Section 181 of the Companies Law shall apply, and the shares so forfeited shall be “dormant shares” as provided for therein. The forfeiture shall include those dividends that were declared but not yet distributed, with respect to the forfeited shares.

41.	A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board thinks fit, subject to applicable law. Such shares shall not be deemed, for the purposes of these Articles, to comprise part of the issued and outstanding share capital of the Company, and shall be disregarded for the purposes of calculations based thereon. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board thinks fit.

42.	A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all monies which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of all moneys that, at the date of forfeiture, were presently payable by him to the Company in respect of the shares (including interest and expenses).

43.	Without derogating from Article 30 above, the forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company or any claim or demand against it with respect to that share and the other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations not included in such a cancellation according to these Articles or that the Companies Law imposes upon former shareholders.

44.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

MODIFICATION OF CAPITAL

45.	Subject to the provisions of Article 12 above and to any applicable law, the Company may, from time to time, by resolution duly adopted according to these Articles:

(a)	consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

(b)	cancel any shares which have not been taken or agreed to be taken by any person;

(c)	by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of smaller amounts than is fixed by the Memorandum of Association in a manner that with respect to the shares created as a result of the division it will be possible within the resolution of division to grant to one or more shares a preferable right or advantage with respect to dividend, capital, voting or otherwise over the remaining share or other similar shares;

(d)	reduce its share capital and any fund reserved for capital redemption in the manner that it shall deem to be correct.

INCREASE OF SHARE CAPITAL

46.	Subject to the provisions of Article 12 above and to any applicable law, the Company shall be permitted from time to time, by resolution duly adopted according to these Articles, to increase its share capital – whether or not all its shares have been issued, or whether the shares issued have been paid in full – by creation of new shares. This new capital shall be in such an amount, divided into shares in such amounts and have such preferable or deferred or other special rights (subject always to the special rights conferred upon an existing class of share), subject to any condition and restrictions with respect to dividends, return of capital, voting or otherwise, all as shall be directed by the general meeting in its resolution sanctioning the increase of the share capital.

47.	Subject to any decision to the contrary in the resolution sanctioning the increase in share capital, pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

GENERAL MEETINGS

48.	A general meeting shall be held once in every calendar year at such time, being not more than fifteen months after the holding of the last preceding general meeting, and place as may be prescribed by the Board. The above mentioned general meetings shall be called “Annual General Meetings”. All other general meetings shall be called “Special General Meetings”.

49.	Subject to the provisions of these Articles the function of the Annual General Meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and accounts of the Board and auditors; to declare dividends, to appoint auditors and to fix their salaries. Every other matter shall be deemed to be special and shall be discussed at a Special General Meeting.

50.	The directors or anyone of them may, whenever they think fit, and upon a requisition in writing as provided for in the Companies Law, convene a Special General Meeting. Every such requisition shall include the objects for which a meeting should be convened, shall be signed by the requisitioners and shall be sent to the registered Office of the Company. If the Board of Directors does not convene a meeting within 21 days from the date of the submission of the requisition as aforesaid, the requisitioners may convene by themselves a meeting. However, the meeting which was so convened shall not be held after three months have passed since the date of the submission of the requisition.

NOTICE OF GENERAL MEETINGS

51.	A prior notice of 14 days at least shall be sufficient for any general meeting, including any meeting at which it is being proposed to amend the Memorandum of Association and/or Articles of Association and, accordingly, prior notice of at least 14 days shall be given with respect to the place, date and hour of the meeting, and in the event that a special matter shall be discussed, a general description of the nature of that matter. The notice shall be given, as herein below provided for, to the shareholders entitled pursuant to these Articles to vote at the meeting. The notice shall be sufficient for any meeting of shareholders including a meeting at which it is proposed to amend the Memorandum of Association and/or Articles of Association. If, by chance, a notice as aforesaid was not given or not received by a shareholder, this shall not amount to a disqualification of the resolution passed or disqualification of the proceedings held at that meeting. With the consent of all the shareholders who are entitled, at that time, to vote, it shall be permitted to convene all meetings and to resolve all types of resolutions, upon a shorter advance notice or without any notice and in such manner, generally, as such be approved by the shareholders.

QUORUM

52.	No deliberation shall be commenced with respect to any matter at the general or special meeting unless there shall be present a quorum at the time when the general meeting proceeds to deliberate. In any meeting a quorum shall be formed when there are present personally or by proxy not less than two shareholders who hold or represent together the majority of the voting rights of the issued share capital of the Company, providing that one of such two shareholders present shall be a holder of Preferred Share(s) of the Company.

53.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened by the Board upon the demand of shareholders or upon the demand of less than 50% of the directors then in office or directly by such shareholders or directors, shall be cancelled. Otherwise, if within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same place and time, or any other day and/or any other hour and/or any other place as the Board shall notify the shareholders, and, if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting any two shareholders present personally or by proxy shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened. Shareholders may participate by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting. The secretary of the meeting shall confirm attendance by telephone to the Chairman.

CHAIRMAN

54.	The Chairman of the Board of Directors shall preside as chairman at all general meetings. If there is no Chairman or he is not present within 15 minutes from the time appointed for the meeting or if he shall refuse to preside at the meeting, the shareholders present shall elect one of the directors to act as Chairman, and if only one director is present he shall act as Chairman. If no directors are present or if they all refuse to preside at the meeting the shareholders present shall elect one of the shareholders present to preside at the meeting. The Chairman shall have no special rights or privileges and no second or casting vote.

POWER TO ADJOURN

55.	The Chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, as the meeting shall decide. At an adjourned meeting no matters shall be discussed except for those permissible to be discussed at that meeting which decided upon the adjournment.

ADOPTION OF RESOLUTIONS

56.	At every meeting a resolution put to the vote of the meeting shall be decided upon by a show of hands, unless before or upon the declaration of the result of the show of hands a secret ballot in writing be demanded by the Chairman (if he is entitled to vote) or by any shareholder present, in person or by proxy, and entitled to vote at the meeting. Except if a secret vote is demanded as aforesaid, the declaration of the Chairman that the resolution has been carried or carried unanimously or by a particular majority, or lost, or not carried by a particular majority, shall be final, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without the necessity of proving the number or proportion of the votes recorded in favor or against such a resolution. Subject to any provision in this regard in the Companies Law, or in these Articles, all resolutions of the shareholders including without limitation with respect to a merger, a change of the Company’s name, modification or alterations of the Company’s share capital and the amendment of the Company’s Memorandum of Association in accordance with such resolution and the amendment or replacement of the Company’s Articles of Association shall be deemed adopted at a General Meeting at which a quorum is present if approved by a simple majority of the voting rights of the Company represented personally or by proxy and voting thereon.

57.	If a secret ballot is duly demanded, it shall be taken in such manner as the Chairman directs, whether immediately or after an adjournment or in a postponed manner or otherwise, and the results of the ballot shall be deemed to be a resolution of the meeting wherein the secret ballot was demanded. Those requesting a secret ballot can withdraw their request at any time before the secret ballot is held. A secret ballot demanded on the election of a Chairman, or on a question of adjournment shall be taken forthwith. A secret ballot demanded on any other question shall be taken at such time as the Chairman of the meeting directs. A demand for a secret ballot shall not prevent the continuation of the meeting with respect to the transaction of any other business, except for the manner with respect to which the secret ballot was demanded. All demands or notices hereunder may be submitted by facsimile.

VOTES OF SHAREHOLDERS

58.	Subject to and without derogating from the right or preference rights or restrictions existing at that time with respect to a certain class of shares forming of the capital of the Company, each shareholder present at a meeting, personally or by proxy, shall be entitled, whether at a vote by show of hands or by secret ballot, to one vote for each Ordinary Share held by him calculated, with respect to the Preferred Shares, on an as-converted basis, provided that no shareholder shall be permitted to vote any shares at a general meeting or appoint a proxy to vote therein except if he has paid all calls for payment prior to or on the day appointed for payment thereof and all monies due to the Company from him prior to or on the day appointed for payment thereof with respect to such shares.

59.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for the purpose of this article seniority shall be determined by the order in which the names stand in the register of shareholders. Joint holders of a share of which one of them is present at a meeting shall not vote by proxy. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders.

60.	PROXIES

(a)	In every vote a shareholder shall be entitled to vote either personally or by proxy. A proxy present at a meeting shall also be entitled to request a secret ballot. A proxy need not be a shareholder of the Company.

(b)	A shareholder of the Company that is a corporation or partnership shall be entitled by decision of its Board of Directors or by a decision of a person or other duly authorized body, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative, appointed as aforesaid, shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself may use just as if it was a person.

61.	(a)	A vote pursuant to an instruction appointing a proxy shall be valid notwithstanding the death of the appointor or the appointor becoming of unsound mind or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing was given of the death, becoming of unsound mind, cancellation or transfer and was received at the Office before the meeting took place.

(b)	A shareholder is entitled to vote by a separate proxy with respect to each share held by him provided that each proxy as aforesaid shall have a separate letter of appointment containing the serial number of the shares with respect to which the proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the holders of such instrument to a vote.

INSTRUMENT OF APPOINTMENT

62.	A letter of appointment of a proxy or power of attorney or other certificate (if there shall be such) pursuant to which the appointee is acting, shall be in writing and such instrument or a copy thereof shall be deposited in the Office, or in another place in Israel or abroad – as the Board shall direct from time to time generally or with respect to a particular case, no later than upon the commencement of the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, otherwise that person shall not be entitled to vote that share. An instrument appointing a proxy and which is not limited in time or by the occurrence of an event (such as an IPO) shall not be valid 12 months after the date of its execution. If the appointment shall be for a limited period or until the occurrence of an event (such as an IPO), the instrument shall be valid for the period or until the occurrence of the event contained therein.

63.	An instrument appointing a proxy (whether for a specific meeting or otherwise) may be in the following form or in any other similar form which the circumstances shall permit:

“I,______________, of ______________, a shareholder holding shares in ____________ and entitled to _______ votes hereby appoint ________________, of ____________, or in his place ______________, of _______________, to vote in my name and in my place at the general meeting (annual, special, adjourned – as the case may be) of the Company to be held on the ____ day of __________, 2___ and at any adjournment thereof.

In witness whereof, I have hereby affixed my signature the ___ day of __________, 2___.

—————————————— Appointor's Signature

64.	RESERVED

65.	DIRECTORS

(a)	The Board of Directors shall consist of up to nine (9) members who shall be appointed as follows:

(1)	each of Pitango, Star, Genesis and Orbotech shall be entitled to appoint one (1) director to the Board of Directors of the Company for so long as it holds Preferred Shares constituting more than 5% of the issued and outstanding share capital of the Company, on an as converted basis, and thereafter the directorship which was vacated shall be held by a director appointed by the holders of the majority of the Series AA Preferred Shares not otherwise entitled to appoint a director pursuant to this Article 65(a)(1);

(2)	each of Poalim Ventures and Wellington shall be entitled to appoint one (1) director for so long as it holds Preferred Shares constituting more than 3% of the issued and outstanding share capital of the Company, on an as converted basis and thereafter the directorship which was vacated shall be held by a director appointed by the holders of the majority of the Series BB Preferred Shares;

(3)	the majority of the directors appointed pursuant to Articles 65(a)(1) and(2) above shall be entitled to appoint up to two (2) directors, who shall be independent industry experts; and

(4)	the Chief Executive Officer (“CEO”) of the Company shall be a director if he or she is appointed as a director by a majority of the directors appointed pursuant to Articles 65(a)(1) and(2) above;

(b)	Amadeus shall be entitled to appoint one (1) observer to the Board for so long as it holds Preferred Shares constituting more than 5% of the issued and outstanding share capital of the Company, on as converted basis.

(c)	Observers to the Board of Directors shall be entitled to attend all Board of Directors meetings and in this capacity, to receive all notices of meetings and any documentation the Company provides to the Company’s directors before, during or after such meetings, subject to restrictions relating to attorney-client privilege, and shall be subject (other than an observer appointed by Intel) to the same fiduciary duties that apply to members of the Board of Directors.

(d)	The provisions of this Article 65 shall be in force until the QIPO.

66.	(a)	The directors and observers shall be appointed as set forth in Article 65 and may be removed and vacancies filled by those entitled to appoint, as specified in Article 65. Notice of appointment or removal shall become effective on the date fixed in the notice of appointment or removal, or upon delivery thereof to the Company, whichever is later. For avoidance of doubt, in the event that a seat of the Board of Directors is vacated, and no one is entitled to replace such vacated seat, then such vacated seat shall remain vacant and the number of directors shall be reduced accordingly.

(b)	If the office of any member of the Board of Directors is vacated, the other members of the Board of Directors may act in every way and manner so long as their number does not fall below two, at least one of which was appointed by the holders of the Preferred Shares. If their number falls below two, or if there are only two directors but none of them were appointed by the holder of the Preferred Shares, they may act only in an emergency, for convening General Meetings and for providing written notice to those shareholders or groups of shareholders who are entitled to fill the vacancies, of such vacancies. In the event that within 10 days following mailing of such written notices the vacancies are not filled, the directors in office, whatever their number or by whom appointed, may act in every way and manner.

67.	Subject to the provisions of these Articles or to the provisions of an existing contract, the tenure of office or the director shall automatically be terminated:

(1)	if he becomes bankrupt;

(2)	if he is declared lunatic or becomes of unsound mind;

(3)	if he has resigned by an instrument in writing to the Company;

(4)	if he is removed from office pursuant to Articles 65 and 66 above;

(5)	with his death;

(6)	if he is the CEO, upon termination of his position as CEO (or earlier, if removed pursuant to Articles 65 and 66 above, as aforesaid); or

(7)	if a company, with its liquidation.

68.	ALTERNATIVE DIRECTOR

(a)	Any person who is qualified to be appointed as a Director may serve as a substitute director even if he is a member of the Board of Directors or a substitute Director, (hereinafter “substitute”).

(b)	A substitute shall have one vote.

(c)	A substitute shall have, subject to the provisions of the instrument by which he was appointed, all the powers and authorities that the director for which he is serving as director, has.

(d)	The provision of this Article with respect to the appointment of a director shall apply with respect to an appointment of a substitute.

(e)	The office of a substitute director shall be automatically vacated if his appointment is terminated by the director who appointed him in accordance with these regulations, or upon the occurrence of one of the events described in Articles (1), (2), (3), (5), (6) or (7) of Article 67 or, if the office of the member of the Board of Directors with respect to whom he serves as a substitute shall be vacated for any reason whatsoever.

(f)	The substitute director has the right to receive notice of convening of a Board of Directors meeting and may participate or vote at such meeting only if the director appointing said substitute is absent from said meeting.

69.	REMUNERATION OF DIRECTOR

Members of the Board of Directors, not being employees of the Company or professionals providing special professional services for consideration to its members - shall not receive a salary from funds of the Company unless the general meeting has so decided and in the amount that the general meeting shall decide upon. The directors, and their substitutes, shall be entitled to receive expenses, in an acceptable rate, for travel expenses, board and lodging that have been expended for or during the performance of their duties as directors, and including travel expenses to the Board meetings and return. If pursuant to a decision of the Board, one of the directors shall perform services or tasks aside from his regular duties as a director, whether as a result of his particular profession or by a trip or stay abroad or otherwise, the Board may decide to pay him a preferred wage in addition to his regular salary, and such a wage shall be paid by way of salary, commission, participation in profits or otherwise and this wage shall be in addition to his regular salary, if there shall be any, or will be in place thereof, as shall be decided.

70.	POWER AND DUTIES

The management of the business of the Company shall be vested in the Board of Directors. They shall be entitled to exercise all the powers and authorities that the Company has and to perform in its name all the acts that it is entitled to do according to its memorandum of association and/or Articles and/or the Companies Law except for those which are pursuant to the Companies Law or the Articles vested in the general meeting of the Company, subject to any provisions in the Companies Law or in these Articles or the regulations that the Company shall adopt in its general meeting (insofar as they do not contradict the Companies Law or these Articles). However any article adopted by the Company in its general meeting shall not affect the legality of any prior act of the Board that would be legal and valid, if not for such an article.

71.	A director shall not be required to hold qualifying shares.

CONFLICT OF INTEREST

72.	A director shall not be prohibited from fulfilling his rights and duties under these Articles or from entering into contracts with the Company whether as a seller, buyer or otherwise, and no such contract or arrangement which shall be made on behalf of the Company or in its name wherein the director is or will be an interested party, either directly or indirectly, shall be void provided, however that:

(a)	any transaction between a director and the Company must be approved both by the Board of Directors and the Audit Committee of the Company, or, if no Audit Committee has been created, by the General Meeting;

(b)	the interested director may not participate or vote at the Board of Directors at which approval is sought unless all other directors are interested directors, but shall be counted toward the quorum necessary for commencing deliberations at such meeting; and

(c)	the interested director must, in addition to disclosing the substance of his interest in the transaction for which approval is sought, also disclose any material facts and documents relating thereto. The provisions of this article shall apply also to a substitute or alternate director, if it is appropriate.

73.	A director may hold another paid position or function in the Company or in any other company that the Company is a shareholder of or that it has some other interest in, together with his position as a director (except an auditor) upon those conditions with respect to salary and other matters as decided by the Board.

74.	FUNCTIONS OF THE DIRECTORS

The Board may meet in order to transact business, to adjourn its meetings or to organize them otherwise as it shall deem fit and to determine the legal quorum necessary to conduct business, provided that the quorum for a meeting of the Board of Directors shall consist of at least a majority of the directors then in office. A director whose presence is required for purposes of a quorum as aforesaid may by written notice to the Company waive the requirement for his presence in order to constitute a quorum. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the second business day following the day originally scheduled, and at such adjourned meeting 4 directors shall constitute a quorum notwithstanding that a director appointed by any specific shareholder or class of shareholders is not present.

75.	CHAIRMAN

The Board may from time to time elect, by a simple majority, a Chairman, and decide the period of time he shall hold such an office, and he shall preside at the meetings of the Board of Directors. However, if such a Chairman is not elected or if he is not present at any meeting, the Board may, by a simple majority, choose one of its members to serve as Chairman of that meeting.

The Chairman shall have no rights or privileges other than those granted to directors and shall not have a second of casting vote.

MEETINGS

76.	A member of the Board of Directors may at any time call a Board of Directors’ meeting, and the secretary shall be required on the request of such member to convene a Board of Directors’ meeting.

(a)	Any notice of a Board of Directors’ meeting can be given, in writing, or by fax or email provided that the notice is given seven (7) days before the time appointed for the meeting, unless all the members of the Board of Directors having received a shorter notice, shall agree to such a shorter notice, provided, however, that a four (4) days notice will be sufficient if the majority of the directors then in office agree to such shorter notice.

(b)	Unless otherwise provided by these Articles, all acts and determinations of the Board of Directors shall be determined by a simple majority of those attending and voting.

(c)	Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

77.	DELEGATION OF POWER

(a)	Subject to applicable law, the Board of Directors may delegate any of their powers to committees consisting of such member or members of their body as they deem fit and may, from time to time, revoke such delegation. No committee of the Board of Directors shall be established except by unanimous consent of all directors.

(b)	In the exercise of any power delegated to it by the Board of Directors all committees shall conform to any regulations that may be imposed upon them by the Board of Directors, if there shall be any such regulation. If no such regulations are adopted by the Board of Directors or if there are no complete and encompassing regulations, the committees shall act pursuant to these Articles dealing with organization of meetings, meetings and functions of the Board of Directors, mutatis mutandis, and insofar as no provision of the Board of Directors shall replace it pursuant to this article.

(c)	All actions performed in a bona fide fashion by the Board of Directors or by a committee of the Board of Directors, or by any person acting as a director or as a substitute shall be as valid, even if at a later date a flaw shall be discovered in the appointment of such a director or such a person acting as aforesaid, or that all or some of them were unfit as if each and every one of those persons shall have been duly appointed and fit to serve as a director or substitute as the case may be.

80.	GENERAL MANAGER

(a)	The Board may from time to time appoint one or more persons, whether or not he is a member of the Board of Directors, as the CEO of the Company, either for a fixed period of time or without limiting the time that he or they will stay in office, and the Board may from time to time (subject to any provision in any contract between him or them and the Company) release him or them from their office and appoint another or others in his or their place.

(b)	The Board of Directors may from time to time grant and bestow upon the general manager, at that time, those powers and authorities that it exercises pursuant to these Articles, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes and in such time and conditions, and on such restrictions, as it shall decide; and it may grant such authorities whether concurrently with the Board of Directors’ authorities in that area, or in excess of them, or in place thereof or any one of them, and it can from time to time revoke, repeal, or change any one or all of those authorities.

(c)	Notwithstanding the aforesaid in Article 69 the wages of the general manager shall be determined from time to time by the Board of Directors (subject to any provision in any contract between him and the Company) and it may be paid by way of a fixed salary or commission or dividends, or a percentage of profits or the Company profit turnover or of any other Company that the Company has an interest in, or by participation in such profits, or in one or more of the aforementioned methods.

81.	MINUTES

(a)	The Board shall cause minutes to be taken of all general meetings of the Company, of the appointments of officials of the Company, of Board of Directors’ meetings and of committee meetings that shall include the following items, if applicable:

(1)	the names of the members present;

(2)	the matters discussed at the meeting;

(3)	the results of the vote;

(4)	resolutions adopted at the meeting;

(5)	directives given by the meeting to the committees;

(6)	if requested, any reservation of a shareholder or director with regard to a matter discussed or resolution passed.

(b)	The minutes of any meeting shall serve as prima facie proof as to the facts in the minutes if the minutes are reviewed and approved at the next succeeding meeting and are signed by the Chairman of that next succeeding meeting.

82.	RESOLUTION IN WRITING

A resolution in writing signed by all shareholders of the Company or by all the members of the Board of Directors, or of a committee, or such a resolution that all the shareholders of the Company then entitled to vote at General Meetings, the members of the Board of Directors or a committee have agreed to in writing or by fax shall be valid for every purpose as a resolution adopted at a General Meeting, Board of Directors’ or committee meeting, as the case may be, that was duly convened and held. In place of a shareholder or director, as the case may be, any such aforesaid resolution may be signed and delivered by his substitute.

83.	SEAL, STAMP AND SIGNATURES

(a)	The Board shall cause the seal (if the Company shall have a seal) to be kept in safekeeping and it shall be forbidden to use the seal unless prior permission of the Board of Directors is given. If such permission was given, the seal shall be affixed in the presence of whoever has been so appointed by the Board of Directors, and he shall sign any document upon which the seal has been affixed.

(b)	The Company shall have at least one rubber stamp. The Board shall ensure that such a stamp is kept in a safe place.

(c)	The Board of Directors may designate and authorize any person or persons (even if they are not members of the Board of Directors) to act and to sign in the name of the Company, and the acts and signatures of such a person or persons shall bind the Company, insofar as such persons have acted and signed within the limits of their aforesaid authority.

(d)	The printing of the name of the Company by a typewriter or by hand next to the signatures of the authorized signatories of the Company, pursuant to sub-article (c) above, shall be valid as if the rubber stamp of the Company was affixed.

84.	BRANCH REGISTERS

The Company may, subject to the provisions of the Companies Law or any other applicable law that may substitute such provisions, keep in every other country where those provisions shall apply, a register or registers of shareholders living in that other country as aforesaid, and to exercise any other powers referred to in the laws with respect to such branch registers.

85.	THE SECRETARY, OFFICERS AND ATTORNEYS

(a)	The Board of Directors may appoint a secretary of the Company upon the conditions that it deems fit. The Board may as well, from time to time, appoint an associate secretary who shall be deemed to be the secretary for the period of his appointment.

(b)	The Board of Directors may, from time to time appoint to the Company, officers, workers, agents and functionaries to permanent, temporary or special positions, as it shall, from time to time, see fit and set compensation for them.

(c)	The Board may, at any time and from time to time, authorize any Company, firm, person or group of people, whether this authorization is done by the Board directly or indirectly, to be the attorneys in fact of the Company for those purposes and with those powers and discretion which shall not exceed those conferred upon the Board of Directors or that the Board of Directors can exercise pursuant to these Articles – and for such a period of time and upon such conditions as the Board deems proper, and every such authorization may contain such directives as the Board of Directors deems proper for the protection and benefit of the persons dealing with such attorneys.

86.	DIVIDEND

Subject to the provisions of the Companies Law and these Articles, including without limitation the provisions of Articles 7, 8 and 12 and subject to any rights or conditions of Preferred Shares and other rights and conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, the profits of the Company shall be distributable to the shareholders of the Company according to the proportion of the nominal value paid up or credited as paid up on account of the shares held by them at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value. A distribution, setting aside or declaration of dividend requires a decision of the Board of Directors.

The Board of Directors may issue any share upon the condition that a dividend shall be paid at a certain date or that a portion of the declared dividend for a certain period shall be paid, or that the period for which a dividend shall be paid shall commence at a certain date, or a similar condition, all as decided by the Board of Directors. In every such case – subject to the provision mentioned in the beginning of this article – the dividend shall be paid in respect of such a share in accordance with such a condition.

87.	Subject to the provisions of the Companies Law, at the time of declaration of a dividend the Board of Directors may decide that such a dividend shall be paid in part or in whole, by way of distribution of certain properties, especially by way of distribution of fully paid up shares or debentures or debenture stock of the Company, or by way of distribution of fully paid up shares or debentures or debenture stock of any other Company or in one or more of the aforesaid ways. For purposes of any such distribution, the outstanding Preferred Shares shall be deemed to have been converted into Ordinary Shares as of the time appointed by the Board of Directors for the purpose of determining entitlement to participate in such distribution.

88.	Any dividends payable on shares which are not fully paid up, will be first applied to any unpaid amount on such shares even if such payments are not yet due, pursuant to the terms of issuance or as provided in these Articles, and any excess will be distributed to the holder of such shares as set forth herein.

89.	The Board of Directors may put a lien on any dividend on which the Company has a charge, and it may use it to pay any debts, obligations or commitments with respect to which the charge exists.

90.	A transfer of shares shall not transfer the right to a dividend which has been declared after the transfer but before the registration of the transfer. The person registered in the register as a shareholder on the date appointed by the company for that purpose shall be the one entitled to receive a dividend.

91.	Reserved.

92.	A notice of the declaration of a dividend, whether an interim dividend or otherwise, shall be given to the shareholders registered in the register, in the manner provided for in these Articles.

93.	If no other provision is given, the dividend may be paid by check or payment order to be mailed to the registered address of a shareholder or person entitled thereto in the register or, in the case of registered joint owners, to the addresses of one of the joint owners as registered in the register. Every such check shall be made out to the person it is sent to. The receipt of the person who, on the date of declaration of dividend, is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

94.	(a)	Subject to Article 12 above, if at any time the share capital shall be divided into different classes of shares, the distribution of fully paid up shares, from funds pursuant to Article 95 below, shall be made in one of the two following manners as to be decided upon by the Board:

(i)	In such a manner so that all the holders of a share entitled to fully paid up shares shall receive one uniform class of shares; or

(ii)	such In manner so that each holder of shares entitled to fully paid up shares as aforesaid shall receive shares of the class of shares held by him and entitling him to fully paid up shares, as aforesaid.

(b)	In order to give effect to any resolution in connection with the distribution of dividends, or distribution of property, fully paid-up shares or debentures, the Board of Directors may resolve any difficulty that shall arise with distribution as it shall deem necessary, especially to issue certificates for fractional shares and to determine the value of certain property for purposes of distribution, and to decide that payment in cash shall be made to the shareholder on the basis of the value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of coordinating the rights of all the parties. The Board of Directors shall be permitted, in this regard, to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Board shall see beneficial. Wherever required, an agreement shall be submitted to the registrar of companies and the Board may appoint a person to execute such an agreement in the name of the persons entitled to a dividend, property, fully paid up shares or debentures as shares or debentures as aforesaid, and such an appointment shall be valid.

(c)	The Company shall not be obligated to pay interest on a dividend.

(d)	The Board of Directors may, with respect to all dividends not collected within one year after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded. The Company shall not pay interest for dividends or interest not collected.

95.	FUNDS

The Board may set aside from the profits of the Company the sums it deems proper, as a reserve fund or reserve funds for extraordinary uses, or for preferred dividends or equalization of dividends or other funds or for the purpose of correcting, bettering or retaining any property of the Company and for those other purposes which shall, in the absolute discretion of the Board of Directors, be beneficial to the Company and it may invest the various sums so invested in such investments as it finds proper, and from time to time deal with such investments, change or transfer them, in part or in whole, for the benefit of the Company. The Board of Directors may, as well, divide any reserve liability fund to preferred funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the Company, without being required to keep such sums separate from the rest of the Company’s property. The Board of Directors may, from time to time, also transfer, to the next year, profits out of such sums which are, in its absolute discretion, beneficial to the Company. Generally the Board of Directors may create funds as it deems necessary, either those resulting from profits of the Company or from re-evaluation of property, or from premiums paid for shares or from any other source, and to use them in its discretion as it deems fit insofar as that in the creation of such funds, the changes or uses do not exceed the provisions of the Companies Law or accepted accounting principles.

96.	All premiums received from the issue of shares shall be capital funds and they shall be treated for every purpose as capital and not as profits distributable as dividends. The Board of Directors may organize a reserve capital liability account and transfer, from time to time, all such premiums to the reserve capital liability account or use such premiums and monies to cover depreciation or doubtful loss. All losses from sale of investments or other property of the Company shall be debited from other funds of the Company. The Board of Directors may use any monies credited to the capital reserve liability account in any manner that these Articles or the Companies Law permits.

97.	Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these Articles, be invested together with such other monies of the Company in the day to day business of the Company, without having to differentiate between these investments and the investment of the monies of the Company.

98.	ACCOUNTS AND AUDIT

The Board shall cause correct accounts to be kept:

(a)	of the assets and liabilities;

(b)	of any amount of money received or expended by the Company and the mattes for which such sum of money is expended or received; and

(c)	of all purchases and sales made by the Company.

99.	The account books shall be kept in the Office or at such other place as the Board deems fit and they shall also be open for inspection by the directors.

100.	The Board of Directors shall determine from time to time, in any specific case or type of case, or generally, whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company, or any of them, shall be open for inspection by the shareholders, and no shareholder, not being a director, shall have any right of inspecting any account book or document of the Company except as conferred by law or authorized by the Board of Directors or by the Company in a general meeting.

101.	Not less than once a year, the Board shall submit before the Company at the Annual General Meeting a profit and loss account for the period after the previous account, and if it is the first account for the period after registration of the Company, it shall be prepared as of a date not more than nine months before the date of the meeting and in accordance with the relevant provisions of the Companies Law, and the Board shall submit a balance sheet that is correct as of the date of the profit and loss account. To the balance sheet shall be attached a report of the auditor and it shall be accompanied by a report from the Board with respect to the situation of the Company business and the amount they propose as a dividend and the amount (if any) that they propose be set aside for the fund accounts.

102.	Auditors shall be appointed and their function shall be set out in accordance with the Companies Law.

NOTICES

102.	A notice or any other document may be served by the Company upon any shareholder either personally or by sending it by prepaid letter, fax or e-mail addressed to such shareholder at his address, wherever situated, as appearing in the register of shareholders, provided, however that a shareholder may notify the Company in writing of its objection to the use of e-mail as the sole means of notice in which event the Company shall provide notice to such shareholder by e-mail and one of the other means permitted by this Article 102.

103.	All notices directed to be given to the shareholders shall, with respect to any shares to which persons are jointly entitled, be given to one of the joint holders, and any notice so given shall be sufficient notice to the holders of such share.

104.	Prior and timely notice of the convening of a shareholders meeting shall be given to each shareholder, wherever situated, at the last address provided by the shareholder. Any shareholder registered in the register who shall, from time to time, furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address.

105.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a shareholder by sending it through the post in a prepaid letter or fax or e-mail addressed to them by name, at the address furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

106.	Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by post, shall be deemed to have been served five (5) days after the time when the letter was delivered to the post, if sent by airmail, and two (2) days after the letter was delivered to the post, if sent by domestic post, and (iii) if sent by facsimile or electronic mail, shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or beginning the recipient’s next business day after receipt if not received during recipient’s normal business hours. In proving such service it shall be sufficient to prove that the letter, facsimile, or electronic mail containing the notice was properly addressed and delivered at the post office or sent by facsimile or electronic mail, as the case may be. Any list kept in the ordinary manner in any mail list of the company or any copy of any fax in the Company’s possession shall be prima facie proof of the delivery.

107.	(a)	In any case where it is necessary to give prior notice of a certain number of days or a notice valid for a certain period, the date of delivery shall be taken into account in the number of days or period.

(b)	In addition to the furnishing of a notice pursuant to the above article, the Company may furnish a notice to the shareholders entitled to receive notice, or to part of them, by publication of a notice in a newspaper distributed in the area wherein the Office is located, or any other place, in Israel or abroad, as the Board shall determine from time to time.

108.	RESERVED

109.	INDEMNITY

(a)	The Company shall, subject and pursuant to the provisions of the Companies Law, indemnify an “Office Holder” of the Company (as such term is defined in the Companies Law) for all liabilities and expenses incurred by him arising from or as a result of any act (or omission) carried out by him as an Office Holder of the Company and which is indemnifiable pursuant to the Companies Law, to the maximum extent permitted by law. The Company may indemnify an Office Holder post-factum and may also undertake to indemnify an Office Holder in advance, provided that, to the extent required under applicable law, such undertaking is limited to types of occurrences which, in the opinion of the Board of Directors are, at the time of the undertaking, foreseeable and to an amount of the Board of Directors has determined is reasonable in the circumstances.

(b)	The Company shall, subject and pursuant to the provisions of the Companies Law, enter into contracts to insure the liability of Office Holders of the Company for any liabilities incurred by him arising from or as a result of any act (or omission) carried out by him as an Office Holder of the Company and for which the Company may insure Office Holders pursuant to the Companies Law, to the maximum extent permitted by law.

(c)	The Company may, subject to the provisions of the Companies Law, procure insurance for or indemnify any person who is not an Office Holder including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder.

(d)	The Company may, to the maximum extent permitted by law, exempt and release an Office Holder, including in advance, from all or part of his or her liability for monetary or other damages due to, arising or resulting from, a breach of his or her duty of care to the Company. The Directors of the Company are released and exempt from all liability as aforesaid to the maximum extent permitted by law with respect to any such breach, which has been or may be committed.

Schedule 2.2(a&b)

Liquidation Preference	Exit Date	May-07

	AA				BB1				BB2

	Shares	Money Invested	Interest	Total	Shares	Money Invested	Interest	Total	Shares	Money Invested	Interest	Total

Pitango Venture Capital Fund III (Israeli Sub) L.P.	2,902,420	$8,167,004	$3,835,535	$12,002,539	1,377,123	$3,194,099			861,590	$1,698,616	$231,927	$1,930,543
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.	268,316	$755,003	$354,578	$1,109,582	127,309	$295,281			79,650	$157,029	$21,441	$178,470
Pitango Venture Capital Fund III (Israeli Investors) L.P.	784,811	$2,208,348	$1,037,124	$3,245,472	372,373	$863,682			233,002	$459,361	$62,720	$522,082
Pitango JP Morgan Fund III (Israel), L.P.	447,636	$1,259,586	$591,549	$1,851,135	-	$0			-	$0	$0	$0
Pitango Principles Fund III (Israel) L.P.	102,165	$287,480	$135,012	$422,492	48,474	$112,431			30,332	$59,799	$8,165	$67,964
Pitango Venture Capital Fund II Trusts 2000 L.P.	204,330	$574,956	$270,021	$844,977	96,949	$224,864			60,660	$119,591
Canada Israel Opportunity Fund III, L.P.	45,308	$127,494	$59,876	$187,371	9,544	$22,136			7,308	$14,408	$1,967	$16,375
Shrem, Fudim, Kelner Founders Group II L.P.	45,308	$127,494	$59,876	$187,371	-	$0			-	$0	$0	$0
Shrem Fudim Kelner Founders Group II Annex Fund L.P.	0	$0	$0	$0	9,544	$22,136			7,209	$14,212	$1,941	$16,153
Shrem, Fudim Kelner & Co Ltd.	30,187	$84,945	$39,893	$124,838	-	$0			4,932	$9,723	$1,328	$11,051
Qualitau Ltd.	355,522	$1,000,422	$469,836	$1,470,259	-		$0	$0	-		$0	$0
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.	2,224,297	$6,258,859	$2,939,398	$9,198,257	521,206	$1,208,885			635,475	$1,252,833	$171,060	$1,423,893
Star Management of Investments No. II (2000) L.P.	321,275	$904,023	$424,563	$1,328,586	56,238	$130,438			68,535	$135,116	$18,449	$153,565
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)	0	$0			2,247,164	$5,212,070			1,045,227	$2,060,655	$281,359	$2,342,014
SVM Star Ventures Managmentt- gesellschaft mbH Nr. 3	0	$0			334,236	$775,227			-	$0
Genesis Partners II, L.D.C.	1,773,948	$4,991,639	$2,344,263	$7,335,902	693,952	$1,609,552	$219,766	$1,829,318	490,760	$967,528	$132,105	$1,099,633
Genesis Partners II (Israel) L.P.	262,512	$738,672	$346,908	$1,085,580	102,414	$237,539	$32,433	$269,972	72,426	$142,787	$19,496	$162,283
Lehman Brothers European Venture Capital L.P.	222,108	625,001	$293,524	$918,525	-				-
Lehman Brothers Holdings plc (on behalf of pre-tax plan)	425,109	1,196,236	$561,798	$1,758,034	-				-
Lehman Brothers Partnership Account 2000/2001, L.P.	191,536	538,973	$253,122	$792,095	-				-
Lehman Brothers Offshore Partnership Account 2000/2001, L.P.	49,677	139,789	$65,650	$205,439	-				-
Orbotech Technology	1,776,860	$5,000,000	$2,348,190	$7,348,190	-		$0	$0	-		$0	$0
Intel	710,745	$2,000,001	$939,276	$2,939,277	-		$0	$0	-		$0	$0
Poalim Ventures Ltd.	0				381,027	$883,754	$120,666	$1,004,420	-
Poalim Ventures I Ltd.	0				586,194	$1,359,618	$185,640	$1,545,259	-
Poalim Ventures II L.P.	0				1,188,509	$2,756,628	$376,386	$3,133,014	-
Wellington	0	$0	$0	$0	-		$0	$0	-		$0	$0
Amadeus III	0				-				-
Amadeus III Affiliates Fund LP	0				-				-

Total	13,144,070	$36,985,926	$17,369,993	$54,355,919	8,152,256	$18,908,340	$934,892	$7,781,983	3,597,106	$7,091,659	$951,956	$7,924,024

	BB3				BB4				Total

	Shares	Money Invested	Interest	Total	Shares	Money Invested	Interest	Total	Shares	Money Invested	Interest	Total

Pitango Venture Capital Fund III (Israeli Sub) L.P.	183,505	$425,622	$40,000	$465,622	-				5,324,638	$13,485,341	$4,107,462	14,398,704
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.	16,964	$39,346	$3,698	$43,044	-				492,239	$1,246,659	$379,717	1,331,096
Pitango Venture Capital Fund III (Israeli Investors) L.P.	49,619	$115,086	$10,816	$125,902	-				1,439,805	$3,646,478	$1,110,660	3,893,456
Pitango JP Morgan Fund III (Israel), L.P.	-	$0	$0	$0	-				447,636	$1,259,586	$591,549	1,851,135
Pitango Principles Fund III (Israel) L.P.	6,460	$14,983	$1,408	$16,391	-				187,431	$474,693	$144,585	506,847
Pitango Venture Capital Fund II Trusts 2000 L.P.	12,918	$29,962	$2,816	$32,778	-				374,857	$949,372	$272,837	877,755
Canada Israel Opportunity Fund III, L.P.	-				-				62,160	$164,038	$61,843	203,745
Shrem, Fudim, Kelner Founders Group II L.P.	-				-				45,308	$127,494	$59,876	187,371
Shrem Fudim Kelner Founders Group II Annex Fund L.P.	-				-				16,753	$36,349	$1,941	16,153
Shrem, Fudim Kelner & Co Ltd.	-				-				35,119	$94,668	$41,221	135,889
Qualitau Ltd.	-		$0	$0	-		$0	$0	355,522	$1,000,422	$469,836	$1,470,259
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.	79,061	$183,374	$17,234	$200,607	121,135	$295,012	$15,444	$310,456	3,581,174	$9,198,962	$3,143,135	$11,133,212
Star Management of Investments No. II (2000) L.P.	8,530	$19,784	$1,859	$21,644	15,915	$38,759	$2,029	$40,788	470,493	$1,228,121	$446,900	$1,544,583
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)	181,876	$421,842	$39,645	$461,487	121,634	$296,227	$15,508	$311,735	3,595,901	$7,990,794	$336,511	$3,115,235
SVM Star Ventures Managmentt- gesellschaft mbH Nr. 3	-	$0	$0	$0	-	$0	$0	$0	334,236	$775,227	$0	$0
Genesis Partners II, L.D.C.	986,212	$2,287,421	$214,973	$2,502,394	168,168	$409,556	$21,440	$430,996	4,113,040	$10,265,696	$2,932,548	$13,198,244
Genesis Partners II (Israel) L.P.	145,546	$337,579	$31,726	$369,305	24,819	$60,444	$3,164	$63,608	607,717	$1,517,021	$433,728	$1,950,749
Lehman Brothers European Venture Capital L.P.	-				-		$0		222,108	$625,001	$293,524	$918,525
Lehman Brothers Holdings plc (on behalf of pre-tax plan)	-				-				425,109	$1,196,236	$561,798	$1,758,034
Lehman Brothers Partnership Account 2000/2001, L.P.	-				-				191,536	$538,973	$253,122	$792,095
Lehman Brothers Offshore Partnership Account 2000/2001, L.P.	-				-				49,677	$139,789	$65,650	$205,439
Orbotech Technology	-		$0	$0	-		$0	$0	1,776,860	$5,000,000	$2,348,190	$7,348,190
Intel	483,559	$1,121,566	$105,406	$1,226,972	60,770	$147,999	$7,748	$155,747	1,255,074	$3,269,566	$1,052,430	$4,321,996
Poalim Ventures Ltd.	47,628	$110,468	$10,382	$120,850	19,305	$47,015	$2,461	$49,476	447,960	$1,041,238	$133,510	$1,174,747
Poalim Ventures I Ltd.	73,274	$169,952	$15,972	$185,924	29,700	$72,331	$3,787	$76,118	689,168	$1,601,901	$205,399	$1,807,300
Poalim Ventures II L.P.	148,564	$344,580	$32,384	$376,963	60,217	$146,652	$7,677	$154,329	1,397,290	$3,247,859	$416,447	$3,664,306
Wellington	3,435,558	$7,968,434	$748,879	$8,717,313	363,801	$886,000	$46,383	$932,383	3,799,359	$8,854,434	$795,261	$9,649,695
Amadeus III	-				3,285,579	$8,110,340	$424,580	$8,534,920	3,285,579	$8,110,340	$424,580	$8,534,920
Amadeus III Affiliates Fund LP					67,053	$165,518	$8,665	$174,183	67,053	$165,518	$8,665	$174,183

Total	5,859,274	$13,590,000	$1,277,197	$14,867,197	4,338,096	$10,675,853	$558,886	$11,234,739	35,090,802	$87,251,777	$21,092,924	$96,163,862

Liquidation Preference	Exit Date	May-07

	AA				BB1				BB2

	Shares	Money Invested	Interest	Total	Shares	Money Invested	Interest	Total	Shares	Money Invested	Interest	Total

Pitango	4,709,678	$13,252,377	$6,223,819	$19,476,196	2,022,228	$4,690,356	$640,414	$5,330,770	1,265,234	$2,494,396	$340,581	$2,834,977
Shrem, Fudim, Kelner	120,803	$339,934	$159,646	$499,579	19,088	$44,273	$6,045	$50,318	19,449	$38,344	$5,235	$43,579
Qualitau Ltd.	355,522	$1,000,422	$469,836	$1,470,259	0		$0	$0	0		$0	$0
Star	2,545,572	$7,162,882	$3,363,961	$10,526,843	3,158,844	$7,326,620	$1,000,366	$8,326,986	1,749,237	$3,448,604	$470,867	$3,919,471
Genesis	2,036,460	$5,730,311	$2,691,171	$8,421,482	796,366	$1,847,091	$252,199	$2,099,290	563,186	$1,110,315	$151,601	$1,261,916
Lehman Brothers	888,430	$2,499,999	$1,174,094	$3,674,093	0		$0	$0	0		$0	$0
Orbotech Technology	1,776,860	$5,000,000	$2,348,190	$7,348,190	0		$0	$0	0		$0	$0
Intel	710,745	$2,000,001	$939,276	$2,939,277	0		$0	$0	0		$0	$0
Poalim		$0	$0	$0	2,155,730	$5,000,000	$682,693	$5,682,693	0		$0	$0
Wellington		$0	$0	$0	0		$0	$0	0		$0	$0
Amadeus		$0	$0	$0	0		$0	$0	0		$0	$0

Total	13,144,070	$36,985,926	$17,369,993	$54,355,919	8,152,256	$18,908,340	$2,581,717	$21,490,057	3,597,106	$7,091,659	$968,285	$8,059,944

	BB3				BB4				Total

	Shares	Money Invested	Interest	Total	Shares	Money Invested	Interest	Total	Shares	Money Invested	Interest	Total

Pitango	269,466	$625,000	$58,738	$683,738	0		$0	$0	8,266,606	$21,062,129	$7,263,552	$28,325,681
Shrem, Fudim, Kelner	0		$0	$0	0		$0	$0	159,340	$422,550	$170,926	$593,476
Qualitau Ltd.	0		$0	$0	0		$0	$0	355,522	$1,000,422	$469,836	$1,470,259
Star	269,467	$625,000	$58,738	$683,738	258,684	$629,998	$32,981	$662,979	7,981,804	$19,193,104	$4,926,913	$24,120,016
Genesis	1,131,758	$2,625,000	$246,699	$2,871,699	192,987	$470,000	$24,605	$494,605	4,720,757	$11,782,717	$3,366,275	$15,148,993
Lehman Brothers	0		$0	$0	0		$0	$0	888,430	$2,499,999	$1,174,094	$3,674,093
Orbotech Technology	0		$0	$0	0		$0	$0	1,776,860	$5,000,000	$2,348,190	$7,348,190
Intel	483,559	$1,121,566	$105,406	$1,226,972	60,770	$147,999	$7,748	$155,747	1,255,074	$3,269,566	$1,052,430	$4,321,996
Poalim	269,466	$625,000	$58,738	$683,738	109,222	$265,998	$13,925	$279,923	2,534,418	$5,890,998	$755,356	$6,646,354
Wellington	3,435,558	$7,968,434	$748,879	$8,717,313	363,801	$886,000	$46,383	$932,383	3,799,359	$8,854,434	$795,261	$9,649,695
Amadeus	0		$0	$0	3,352,632	$8,275,858	$433,245	$8,709,103	3,352,632	$8,275,858	$433,245	$8,709,103

Total	5,859,274	$13,590,000	$1,277,197	$14,867,197	4,338,096	$10,675,853	$558,886	$11,234,739	$35,090,802	$87,251,777	$22,756,078	$110,007,856

Negevtech Ltd.

Capitalization Table (on a fully diluted basis) as of March 29, 2007

Name	# Ordinary	# Options/Warrants to Purchase Ordinary	# Preferred AA	# Warrants to purchase Preferred AA	# Preferred BB-2 (including 15% discount)	# Preferred BB-1

Pitango Venture Capital Fund III (Israeli Sub) L.P.			2,902,420	201,465	861,590	1,377,123
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.			268,316	18,624	79,650	127,309
Pitango Venture Capital Fund III (Israeli Investors) L.P.			784,811	54,475	233,002	372,373
Pitango Parallel investor Fund III (Israel), L.P			447,636	36,734
Pitango Principles Fund III (Israel) L.P.			102,165	7,092	30,332	48,474
Pitango Venture Capital Fund II Trusts 2000 L.P.			204,330	14,184	60,660	96,949
Canada Israel Opportunity Fund III, L.P.			45,308	2,520	7,308	9,544
Shrem, Fudim, Kelner Founders Group II L.P.			45,308	2,520
Shrem Fudim Kelner Founders Group II Annex Fund L.P.					7,209	9,544
Shrem, Fudim Kelner & Co Ltd.			30,187	1,679	4,932
Qualitau Ltd.			355,522	26,879
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.			2,224,297	318,075	635,475	521,206
Star Management of Investments No. II (2000) L.P.			321,275	45,943	68,535	56,238
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)					1,045,227	2,247,164
SVM Star Ventures Managmenttgesellschaft mbH Nr. 3						334,236
Genesis Partners II, L.D.C.			1,773,948	253,679	490,760	693,952
Genesis Partners II (Israel) L.P.			262,512	37,535	72,426	102,414
Lehman Brothers European Venture Capital L.P.			222,108	41,998
Lehman Brothers Holdings plc (on behalf of pre-tax plan)			425,109	80,384
Lehman Brothers Partnership Account 2000/2001, L.P.			191,536	36,217
Lehman Brothers Offshore Partnership Account 2000/2001, L.P.			49,677	9,393
Orbotech Technology Ventures L.P.			1,776,860	335,988
Intel Atlantic, Inc.			710,745	134,395
Poalim Ventures Ltd.						381,027
Poalim Ventures I Ltd.						586,194
Poalim Ventures II L.P.						1,188,509
Wellington Partners Venture III Technology Fund L.P.
Amadeus III
Amadeus III Affiliates Fund LP
Financiere Seso S.A	159,620
Inter Hightech (1982) Ltd.	71,829
Service Providers		32,769
TICI		87,791
Tmura Fund		5,000
ESOP IL Plan(1)(2)	393,500	5,031,003

ESOP US Plan		605,000

Plenus Technologies Ltd

Total	624,949	5,761,563	13,144,070	1,659,779	3,597,106	8,152,256

Name	# Warrants to purchase Preferred BB-1	# Preferred BB-3	# Preferred BB-4	# Total Shares on an as converted basis	% Issued & Outstanding on an as converted basis	# Total Fully Diluted on an as converted basis	% Fully Diluted on an as converted basis

Pitango Venture Capital Fund III (Israeli Sub) L.P.		183,505		5,324,638	14.91%	5,526,103	12.36%
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.		16,964		492,239	1.38%	510,863	1.14%
Pitango Venture Capital Fund III (Israeli Investors) L.P.		49,619		1,439,805	4.03%	1,494,280	3.34%
Pitango Parallel investor Fund III (Israel), L.P				447,636	1.25%	484,370	1.08%
Pitango Principles Fund III (Israel) L.P.		6,460		187,431	0.52%	194,523	0.44%
Pitango Venture Capital Fund II Trusts 2000 L.P.		12,918		374,857	1.05%	389,041	0.87%
Canada Israel Opportunity Fund III, L.P.				62,160	0.17%	64,680	0.14%
Shrem, Fudim, Kelner Founders Group II L.P.				45,308	0.13%	47,828	0.11%
Shrem Fudim Kelner Founders Group II Annex Fund L.P.				16,753	0.05%	16,753	0.04%
Shrem, Fudim Kelner & Co Ltd.				35,119	0.10%	36,798	0.08%
Qualitau Ltd.				355,522	1.00%	382,401	0.86%
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.		79,061	121,135	3,581,174	10.03%	3,899,249	8.72%
Star Management of Investments No. II (2000) L.P.		8,530	15,915	470,493	1.32%	516,436	1.16%
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)		181,876	121,634	3,595,901	10.07%	3,595,901	8.05%
SVM Star Ventures Managmenttgesellschaft mbH Nr. 3				334,236	0.94%	334,236	0.75%
Genesis Partners II, L.D.C.		986,212	168,168	4,113,040	11.52%	4,366,719	9.77%
Genesis Partners II (Israel) L.P.		145,546	24,819	607,717	1.70%	645,252	1.44%
Lehman Brothers European Venture Capital L.P.				222,108	0.62%	264,106	0.59%
Lehman Brothers Holdings plc (on behalf of pre-tax plan)				425,109	1.19%	505,493	1.13%
Lehman Brothers Partnership Account 2000/2001, L.P.				191,536	0.54%	227,753	0.51%
Lehman Brothers Offshore Partnership Account 2000/2001, L.P.				49,677	0.14%	59,070	0.13%
Orbotech Technology Ventures L.P.				1,776,860	4.98%	2,112,848	4.73%
Intel Atlantic, Inc.		483,559	60,770	1,255,074	3.51%	1,389,469	3.11%
Poalim Ventures Ltd.		47,628	19,305	447,960	1.25%	447,960	1.00%
Poalim Ventures I Ltd.		73,274	29,700	689,168	1.93%	689,168	1.54%
Poalim Ventures II L.P.		148,564	60,217	1,397,290	3.91%	1,397,290	3.13%
Wellington Partners Venture III Technology Fund L.P.		3,435,558	363,801	3,799,359	10.64%	3,799,359	8.50%
Amadeus III			3,285,579	3,285,579	9.20%	3,285,579	7.35%
Amadeus III Affiliates Fund LP			67,053	67,053	0.19%	67,053	0.15%
Financiere Seso S.A				159,620	0.45%	159,620	0.36%
Inter Hightech (1982) Ltd.				71,829	0.20%	71,829	0.16%
Service Providers				–	0.00%	32,769	0.07%
TICI				–	0.00%	87,791	0.20%
Tmura Fund				–	0.00%	5,000	0.01%
ESOP IL Plan(1)(2)				393,500	1.10%	5,424,503	12.14%

ESOP US Plan				–	0.00%	605,000	1.35%

Plenus Technologies Ltd	1,556,437			–	0.00%	1,556,437	3.48%

Total	1,556,437	5,859,274	4,338,096	35,715,751	100%	44,693,530	100%

(1) The 381,500 Ordinary Shares are held by Eli Lerner, CPA as trustee under the Company’s ESOP

(2) Includes 1,410,285 options to purchase Ordinary Shares of the Company granted to Arnon Gat, the Company’s CEO. Such number of Shares includes an Adjustment (as provided for and defined in Mr. Gat’s employment agreement with the Company) in connection with an investment of US$25.

	Current Cap-Table

Name	# Ordinary	# Options/Warrants to Purchase Ordinary	# Preferred AA	# Warrants to purchase Preferred AA	# Preferred BB-2 (including 15% discount)	# Preferred BB-1	# Warrants to purchase Preferred BB-1	# Preferred BB-3	# Preferred BB-4	# Total Shares on an as converted basis	% Issued & Outstanding on an as converted basis	# Total Fully Diluted on an as converted basis	% Fully Diluted on an as converted basis	Holdings According to the Money	Automatic Conversion+ Money Allocation+ 85% BB Anti Dilution

Pitango Venture Capital Fund III (Israeli Sub) L.P.	-	-	2,902,420	201,465	861,590	1,377,123	-	183,505	-	5,324,638	14.91%	5,526,103	12.36%	15.46%	1,712,966
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.	-	-	268,316	18,624	79,650	127,309	-	16,964	-	492,239	1.38%	510,863	1.14%	1.43%	158,355
Pitango Venture Capital Fund III (Israeli Investors) L.P.	-	-	784,811	54,475	233,002	372,373	-	49,619	-	1,439,805	4.03%	1,494,280	3.34%	4.18%	463,195
Pitango Parallel Investor Fund III (Israel), L.P	-	-	447,636	36,734	-	-	-	-	-	447,636	1.25%	484,370	1.08%	1.44%	113,519
Pitango Principles Fund III (Israel) L.P.	-	-	102,165	7,092	30,332	48,474	-	6,460	-	187,431	0.52%	194,523	0.44%	0.54%	60,297
Pitango Venture Capital Fund II Trusts 2000 L.P.	-	-	204,330	14,184	60,660	96,949	-	12,918	-	374,857	1.05%	389,041	0.87%	1.09%	120,594
Canada Israel Opportunity Fund III, L.P.	-	-	45,308	2,520	7,308	9,544	-	-	-	62,160	0.17%	64,680	0.14%	0.19%	18,204
Shrem, Fudim, Kelner Founders Group II L.P.	-	-	45,308	2,520	-	-	-	-	-	45,308	0.13%	47,828	0.11%	0.15%	11,490
Shrem Fudim Kelner Founders Group II Annex Fund L.P.	-	-	-	-	7,209	9,544	-	-	-	16,753	0.05%	16,753	0.04%	0.04%	6,677
Shrem, Fudim Kelner & Co Ltd.	-	-	30,187	1,679	4,932	-	-	-	-	35,119	0.10%	36,798	0.08%	0.11%	9,441
Qualitau Ltd.	-	-	355,522	26,879	-	-	-	-	-	355,522	1.00%	382,401	0.86%	1.15%	-
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.	-	-	2,224,297	318,075	635,475	521,206	-	79,061	121,135	3,581,174	10.03%	3,899,249	8.72%	10.54%	1,115,644
Star Management of Investments No. II (2000) L.P.	-	-	321,275	45,943	68,535	56,238	-	8,530	15,915	470,493	1.32%	516,436	1.16%	1.41%	142,132
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)	-	-	-	-	1,045,227	2,247,164	-	181,876	121,634	3,595,901	10.07%	3,595,901	8.05%	9.16%	1,461,726
SVM Star Ventures Managmenttgesellschaft mbH Nr. 3	-	-	-	-	-	334,236	-	-	-	334,236	0.94%	334,236	0.75%	0.89%	135,866
Genesis Partners II, L.D.C.	-	-	1,773,948	253,679	490,760	693,952	-	986,212	168,168	4,113,040	11.52%	4,366,719	9.77%	11.77%	1,418,654
Genesis Partners II (Israel) L.P.	-	-	262,512	37,535	72,426	102,414	-	145,546	24,819	607,717	1.70%	645,252	1.44%	1.74%	209,545
Lehman Brothers European Venture Capital L.P.	-	-	222,108	41,998	-	-	-	-	-	222,108	0.62%	264,106	0.59%	0.72%	-
Lehman Brothers Holdings plc (on behalf of pre-tax plan)	-	-	425,109	80,384	-	-	-	-	-	425,109	1.19%	505,493	1.13%	1.37%	-
Lehman Brothers Partnership Account 2000/2001, L.P.	-	-	191,536	36,217	-	-	-	-	-	191,536	0.54%	227,753	0.51%	0.62%	-
Lehman Brothers Offshore Partnership Account 2000/2001, L.P.	-	-	49,677	9,393	-	-	-	-	-	49,677	0.14%	59,070	0.13%	0.16%	-
Orbotech	-	-	1,776,860	335,988	-	-	-	-	-	1,776,860	4.98%	2,112,848	4.73%	5.73%	-
Intel	-	-	710,745	134,395	-	-	-	483,559	60,770	1,255,074	3.51%	1,389,469	3.11%	3.75%	-
Poalim Ventures Ltd.	-	-	-	-	-	381,027	-	47,628	19,305	447,960	1.25%	447,960	1.00%	1.19%	191,264
Poalim Ventures I Ltd.	-	-	-	-	-	586,194	-	73,274	29,700	689,168	1.93%	689,168	1.54%	1.84%	294,250
Poalim Ventures II L.P.	-	-	-	-	-	1,188,509	-	148,564	60,217	1,397,290	3.91%	1,397,290	3.13%	3.72%	596,596
Wellington Partners Venture III Technology Fund L.P.	-	-	-	-	-	-	-	3,435,558	363,801	3,799,359	10.64%	3,799,359	8.50%	10.15%	1,626,458
Amadeus III	-	-	-	-	-	-	-	-	3,285,579	3,285,579	9.20%	3,285,579	7.35%	9.30%	1,489,777
Amadeus III Affiliates Fund LP	-	-	-	-	-	-	-	-	67,053	67,053	0.19%	67,053	0.15%	0.19%	30,403
Financiere Seso S.A	159,620	-	-	-	-	-	-	-	-	159,620	0.45%	159,620	0.36%		1,596
Inter Hightech (1982) Ltd.	71,829	-	-	-	-	-	-	-	-	71,829	0.20%	71,829	0.16%		718
Service Providers	-	32,769	-	-	-	-	-	-	-	-	0.00%	32,769	0.07%		-
TICI	-	87,791	-	-	-	-	-	-	-	-	0.00%	87,791	0.20%		-
Tmura Fund	-	5,000	-	-	-	-	-	-	-	-	0.00%	5,000	0.01%		-
ESOP IL Plan(1)(2) (exercise)	393,500	5,031,003	-	-	-	-	-	-	-	393,500	1.10%	5,424,503	12.14%		3,935
ESOP IL Plan	-	-	-	-	-	-	-	-	-	-	0.00%	-	0.00%		-
ESOP US Plan	-	605,000	-	-	-	-	-	-	-	-	0.00%	605,000	1.35%		-
New ESOP	-	-	-	-	-	-	-	-	-	-	0.00%	-	0.00%		-
Plenus Technologies Ltd	-	-	-	-	-	-	1,556,437	-	-	-	0.00%	1,556,437	3.48%		-

Total	624,949	5,761,563	13,144,070	1,659,779	3,597,106	8,152,256	1,556,437	5,859,274	4,338,096	35,715,751	100.00%	44,693,530	100%	75.86%	8,764,376

	ReCapitalization & A1 Financing									New Round

Name	Ordinary	# Options to Purchase Ordinary	# Warrants to Purchase Ordinary	Ordinary Preferred A	Ordinary Preferred B	Ordinary Preferred B 85% Anti-Dilution	Total Ordinary Preferred B	Total holdings	% Fully Diluted on an as converted basis	New Round $	Preferred A-1	# Total Fully Diluted on an as converted basis	% Fully Diluted on an as converted basis

Pitango Venture Capital Fund III (Israeli Sub) L.P.				736,047	479,313	497,606	976,919	1,712,966	11.34%	$2,221,057	1,678,169	3,391,135	12.82%
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.				68,044	44,310	46,001	90,311	158,355	1.05%	$205,327	155,139	313,494	1.19%
Pitango Venture Capital Fund III (Israeli Investors) L.P.				199,026	129,611	134,558	264,169	463,195	3.07%	$600,572	453,776	916,971	3.47%
Pitango Parallel Investor Fund III (Israel), L.P				113,519	-	-	-	113,519	0.75%	$186,721	141,081	254,600	0.96%
Pitango Principles Fund III (Israel) L.P.				25,909	16,872	17,516	34,388	60,297	0.40%	$78,181	59,071	119,368	0.45%
Pitango Venture Capital Fund II Trusts 2000 L.P.				51,818	33,744	35,032	68,776	120,594	0.80%	$156,362	118,143	238,737	0.90%
Canada Israel Opportunity Fund III, L.P.				11,490	3,294	3,420	6,714	18,204	0.12%	$30,000	22,667	40,871	0.07%
Shrem, Fudim, Kelner Founders Group II L.P.				11,490	-	-	-	11,490	0.08%			11,490	0.13%
Shrem Fudim Kelner Founders Group II Annex Fund L.P.				-	3,276	3,401	6,677	6,677	0.04%	$30,000	22,667	29,344	0.11%
Shrem, Fudim Kelner & Co Ltd.				7,656	876	909	1,785	9,441	0.06%	$30,000	22,667	32,108	0.12%
Qualitau Ltd.	90,163					-	-	90,163	0.60%	-	-	90,163	0.34%
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.				564,076	270,620	280,948	551,568	1,115,644	7.35%	$1,685,855	1,273,785	2,389,429	9.01%
Star Management of Investments No. II (2000) L.P.				81,475	29,760	30,897	60,657	142,132	0.94%	$221,484	167,347	309,479	1.17%
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)				-	717,176	744,550	1,461,726	1,461,726	9.69%	$1,692,786	1,279,023	2,740,749	10.38%
SVM Star Ventures Managmenttgesellschaft mbH Nr. 3				-	66,661	69,205	135,866	135,866	0.92%	$146,381	110,601	246,467	0.94%
Genesis Partners II, L.D.C.				449,869	475,322	493,463	968,785	1,418,654	9.39%	$1,868,977	1,412,147	2,830,801	10.70%
Genesis Partners II (Israel) L.P.				66,572	70,148	72,825	142,973	209,545	1.39%	$275,826	208,406	417,951	1.58%
Lehman Brothers European Venture Capital L.P.	56,328				-	-	-	56,328	0.37%		-	56,328	0.21%
Lehman Brothers Holdings plc (on behalf of pre-tax plan)	107,810				-	-	-	107,810	0.71%		-	107,810	0.41%
Lehman Brothers Partnership Account 2000/2001, L.P.	48,575				-	-	-	48,575	0.32%		-	48,575	0.18%
Lehman Brothers Offshore Partnership Account 2000/2001, L.P.	12,598				-	-	-	12,598	0.08%		-	12,598	0.05%
Orbotech	450,622				-	-	-	450,622	2.98%		-	450,622	1.70%
Intel	294,668					-	-	294,668	1.95%		-	294,668	1.11%
Poalim Ventures Ltd.				-	93,841	97,423	191,264	191,264	1.27%	$251,949	190,366	381,630	1.44%
Poalim Ventures I Ltd.				-	144,370	149,880	294,250	294,250	1.95%	$387,613	292,870	587,120	2.22%
Poalim Ventures II L.P.				-	292,712	303,884	596,596	596,596	3.95%	$785,885	593,793	1,190,389	4.50%
Wellington Partners Venture III Technology Fund L.P.				-	798,001	828,457	1,626,458	1,626,458	10.76%	$2,142,511	1,618,822	3,245,280	12.27%
Amadeus III					730,940	758,837	1,489,777	1,489,777	9.86%	$1,942,438	1,467,652	2,957,429	11.18%
Amadeus III Affiliates Fund LP					14,917	15,486	30,403	30,403	0.20%	$60,075	45,391	75,794	0.29%
Financiere Seso S.A	1,596		-				-	1,596	0.01%			1,596	0.01%
Inter Hightech (1982) Ltd.	718		-				-	718	0.00%			718	0.00%
Service Providers	-		328				-	328	0.00%			328	0.00%
TICI	-		878				-	878	0.01%			878	0.00%
Tmura Fund	-		50				-	50	0.00%			50	0.00%
ESOP IL Plan(1)(2) (exercise)	3,935						-	3,935	0.03%			3,935	0.0149%
ESOP IL Plan		50,310					-	50,310	0.33%			50,310	0.1902%
ESOP US Plan	-	6,050					-	6,050	0.04%			6,050	0.0229%
New ESOP							-	2,584,209	17.10%			2,584,209	9.7720%
Plenus Technologies Ltd	-		15,564				-	15,564	0.10%			15,564	0.06%

Total	1,067,013	56,360	16,820	2,386,991	4,415,764	4,584,298	9,000,062	15,111,455	100.00%	$15,000,000	11,333,583	26,445,038	100.00%

*Plenus’ Warrant to purchase 15,564 Ordinary shares (following Closing) are not included

	Current Cap-Table

Name	# Ordinary	# Options/Warrants to Purchase Ordinary	# Preferred AA	# Warrants to purchase Preferred AA	# Preferred BB-2 (including 15% discount)	# Preferred BB-1	# Warrants to purchase Preferred BB-1	# Preferred BB-3	# Preferred BB-4	# Total Shares on an as converted basis	% Issued & Outstanding on an as converted basis	# Total Fully Diluted on an as converted basis	% Fully Diluted on an as converted basic	Holdings According to the Money	Automatic Conversion+ Money Allocation+ 85% BB Anti Dilution

Pitango	-	-	4,709,678	332,574	1,265,234	2,022,228	-	269,466	-	8,266,606	23.15%	8,599,180	19.24%	24.14%	2,628,927
Shrem, Fudim, Kelner	-	-	120,803	6,719	19,449	19,088	-	-	-	159,340	0.45%	166,059	0.37%	0.48%	45,812
Qualitau Ltd.	-	-	355,522	26,879	-	-	-	-	-	355,522	1.00%	382,401	0.86%	1.15%	-
Star	-	-	2,545,572	364,018	1,749,237	3,158,844	-	269,467	258,684	7,981,804	22.35%	8,345,822	18.67%	22.00%	2,855,367
Genesis	-	-	2,036,460	291,214	563,186	796,366	-	1,131,758	192,987	4,720,757	13.22%	5,011,971	11.21%	13.50%	1,628,200
Lehman Brothers	-	-	888,430	167,992	-	-	-	-	-	888,430	2.49%	1,056,422	2.36%	2.87%	-
Orbotech	-	-	1,776,860	335,988	-	-	-	-	-	1,776,860	4.98%	2,112,848	4.73%	5.73%	-
Intel	-	-	710,745	134,395	-	-	-	483,559	60,770	1,255,074	3.51%	1,389,469	3.11%	3.75%	-
Poalim Ventures	-	-	-	-	-	2,155,730	-	269,466	109,222	2,534,418	7.10%	2,534,418	5.67%	6.75%	1,082,110
Wellington	-	-	-	-	-	-	-	3,435,558	363,801	3,799,359	10.64%	3,799,359	8.50%	10.15%	1,626,460
Amadeus	-	-	-	-	-	-	-	-	3,352,632	3,352,632	9.39%	3,352,632	7.50%	9.49%	1,520,182
Financiere Seso S.A	159,620	-	-	-	-	-	-	-	-	159,620	0.45%	159,620	0.36%		1,596
Inter Hightech (1982) Ltd.	71,829	-	-	-	-	-	-	-	-	71,829	0.20%	71,829	0.16%		718
Service Providers	-	32,769	-	-	-	-	-	-	-	-	0.00%	32,769	0.07%		-
TICI	-	87,791	-	-	-	-	-	-	-	-	0.00%	87,791	0.20%		-
Tmura Fund	-	5,000	-	-	-	-	-	-	-	-	0.00%	5,000	0.01%		-
ESOP IL Plan(1)(2) (exercise)	393,500	5,031,003	-	-	-	-	-	-	-	393,500	1.10%	5,424,503	12.14%		3,935
ESOP IL Plan	-
ESOP US Plan	-	605,000	-	-	-	-	-	-	-	-	0.00%	605,000	1.35%		-
New ESOP	-
Plenus Technologies Ltd	-	-	-	-	-	-	1,556,437	-	-	-	0.00%	1,556,437	3.48%		-

Total	624,949	5,761,563	13,144,070	1,659,779	3,597,106	8,152,256	1,556,437	5,859,274	4,338,096	35,715,751	100%	44,693,530	100%	100.00%	11,393,307

	ReCap									New Round

Name	Common	# Warrants to purchase Preferred AA	# Options/Warrants to Purchase Ordinary	Common A	Common B	Common B 85% anti- dilution shares	Total Common B	Total holdings	% Fully Diluted on an as converted basis	New Round $	Preferred A-1	# Total Fully Diluted on an as converted basis	% Fully Diluted on an as converted basis

Pitango		332,574		1,194,363	703,850	730,714	1,434,564	2,628,927	17.40%	$3,448,220	2,605,382	5,234,309	19.79%
Shrem, Fudim, Kelner		6,719		30,636	7,446	7,730	15,176	45,812	0.30%	$90,000	68,002	113,814	0.43%
Qualitau Ltd.	90,163	26,879			-	-	-	90,163	0.60%			90,163	0.34%
Star		364,018		645,551	1,084,217	1,125,599	2,209,816	2,855,367	18.90%	$3,746,506	2,830,759	5,686,126	21.50%
Genesis		291,214		516,441	545,470	566,289	1,111,759	1,628,200	10.77%	$2,144,803	1,620,555	3,248,755	12.28%
Lehman Brothers	225,311	167,992			-	-	-	225,311	1.49%			225,311	0.85%
Orbotech	450,622	335,988			-	-	-	450,622	2.98%			450,622	1.70%
Intel	294,668	134,395				-	-	294,668	1.95%			294,668	1.11%
Poalim Ventures		-		-	530,923	551,187	1,082,110	1,082,110	7.16%	$1,425,447	1,077,029	2,159,139	8.16%
Wellington		-		-	798,001	828,459	1,626,460	1,626,460	10.76%	$2,142,511	1,618,824	3,245,284	12.27%
Amadeus		-			745,857	774,325	1,520,182	1,520,182	10.06%	$2,002,513	1,513,045	3,033,227	11.47%
Financiere Seso S.A	1,596	-	-				-	1,596	0.01%			1,596	0.01%
Inter Hightech (1982) Ltd.	718	-	-				-	718	0.00%			718	0.00%
Service Providers	-	-	328				-	328	0.00%			328	0.00%
TICI	-	-	878				-	878	0.01%			878	0.00%
Tmura Fund	-	-	50				-	50	0.00%			50	0.00%
ESOP IL Plan(1)(2) (exercise)	3,935	-					-	3,935	0.03%			3,935	0.01%
ESOP IL Plan			50,310					50,310	0.33%			50,310	0.19%
ESOP US Plan	-	-	6,050				-	6,050	0.04%			6,050	0.02%
New ESOP								2,584,211	17.10%			2,584,211	9.77%
Plenus Technologies Ltd	-	-	15,564				-	15,564	0.10%			15,564	0.06%

Total	1,067,013	1,659,779	73,180	2,386,991	4,415,764	4,584,303	9,000,067	15,111,462	100.00%	$15,000,000	11,333,596	26,445,058	100.00%

Schedule 2.3

Negevtech – Officers and Directors

Negevtech - Directors
Eran Gersht
Amichai Steinberg
Yaffa Krindel
Aaron Mankovsky
Bart Markus
Eddy Shalev
Rafi Yizhar
Jaron Lotan

Negevtech Structure:

Negevtech Ltd. - Parent Company

12 Hamada St.
Rehovot, Israel 76703
Tel: 972 89312222
Fax: 972 89366050

Dr. Rivi Sherman	President
Glyn Davies	Corporate VP Marketing
Oz Desheh	CFO
Mordechai Gatenio	VP Operations
Yuval Levin	VP Sales
Michal Rozenkrantz	VP Human Resources
Dvir Harmelech	VP R&D
Shmuel Gov	VP Customer Support
Ehud Tirosh	VP CTO

Negevtech Inc.
2880 Lakeside Drive, Suite 131
Santa Clara, CA 95054
Phone: 408.486.9831
Fax: 408.486.9832

Directors:
Oz Desheh
Rivi Sherman

Officers:
Glyn Davies - President

Offices:
Santa Clara: see address above
Boise: Southwind Center
6013 Overland Rd., Ste 102
Boise, ID 83709
USA
Austin: 3019 Alvin Devane, Suite 160,
Austin, TX 78741

Negevtech PTE. Ltd. (Singapore)
8 Cross Street
#11-00 PwC Building
Singapore 048424

Directors:
Oz Desheh
Chen Wen Woam Angela
Officers:
Oz Desheh

Negevtech GmbH Dresden
Manfred-von-Ardenne-Ring 20, Haus E
01099 Dresden

Fon +49 351 89 25 730
Fax + 49 351 89 25 738

Directors:
Oz Desheh
Markus Kindler
Officers:
Markus Kindler

Negevtech Japan
3-1-1004, Otsuka 2-chome,
Bunkyo-ku, Tokyo
Japan
Tel: +81 (904) 013 5962
Directors:
Oz Desheh
Rivi Sherman
Officers:
Roi Shefts - Business Manager

Negevtech Korea Co., Ltd.
27th FI, Korea Trade Tower Center
159-1 Samsung-Dong
Kangman-ku, Seoul 135-729
Korea

Directors:
Oz Desheh
Rivi Sherman
Internal Auditor:
Michal Levi

Negevtech Taiwan
68F, Taipei 101 Tower,
No. 7, Sec. 5, Xinyi Road, Taipei,
11049, Taiwan, R.O.C.
Tel: (0)886-2-8101-6666
Fax: (0)886-2-8101-6667

Directors:
Oz Desheh
Officers:
Yanki Avni - Business Manager

Schedule 2.8

NT file name	Family	Country	#	Official No.	Title	Prior date	Filing date	Issue date	Status	Attorney	Attorney file name	Inventors

0001-US-01	1	.US	1	6,693,664	Method and system for fast on-line electro-optical detection of wafer defects	30/06/1999	18/06/2002	17/02/2004	Issued	STC	44623	Gad Neumann

[***]

0001-EP-01	1	EP	1	EP1439385	Method and system for fast on-line electro-optical detection of wafer defects	15/01/2003	15/01/2003	-	Pending	STC	46509	Gad Neumann

0001-IL-01	1	IL	1	153977	Method and system for fast on-line electro-optical detection of wafer defects	15/01/2003	15/01/2003	5/07/2006	Issued	STC	47513	Gad Neumann

0001-JP-01	1	JP	1	2003-7400	Method and system for fast on-line electro-optical detection of wafer defects	15/01/2003	15/01/2003	-	Pending	STC	47606	Gad Neumann

0001-KR-01	1	KR	1	2003-2671	Method and system for fast on-line electro-optical detection of wafer defects	15/01/2003	15/01/2003	-	Pending	STC	47607	Gad Neumann

0001-TW_01	1	TW	1	92100777	Method and system for fast on-line electro-optical detection of wafer defects	15/01/2003	15/01/2003	11/11/2006	Issued	STC	46793	Gad Neumann

0002-US-01	2	.US	1	10/345,097	System for detection of wafer defects	15/01/2003	15/01/2003	-	Pending	STC	44420	Dov Furman, Gad Neumann, Noam Dotan, Ram Segal, Shai Silberstein

0002-US-02	2	.US	2	11/476,342	System for detection of wafer defects	15/01/2003	28/06/2006	-	Pending	STC	55071	Dov Furman, Gad Neumann, Noam Dotan, Ram Segal, Shai Silberstein

0002-US-03	2	.US	3	11/476,356	System for detection of wafer defects	15/01/2003	28/06/2006	-	Pending	STC	55072	Dov Furman, Gad Neumann, Noam Dotan, Ram Segal, Shai Silberstein

0002-US-04	2	.US	4	11/476,358	System for detection of wafer defects	15/01/2003	28/06/2006	-	Pending	STC	55147	Dov Furman, Gad Neumann, Noam Dotan, Ram Segal, Shai Silberstein

0002-US-05	2	.US	5	11/476,322	System for detection of wafer defects	15/01/2003	28/06/2006	-	Pending	STC	55070	Dov Furman, Gad Neumann, Noam Dotan, Ram Segal, Shai Silberstein

0002-US-06	2	.US	6	11/524,684	System for detection of wafer defects	15/01/2003	21/09/2006	-	Pending	STC	55247	Dov Furman, Gad Neumann, Noam Dotan, Ram Segal, Shai Silberstein

0002-US-07	2	.US	7	7,180,586	System for detection of wafer defects	15/01/2003	23/12/2004	20/02/2007	Issued	STC	53751	Gad Neumann & Noam Dotan

*** Text omitted and filed separately with the Securities and Exchange Commission pursuant to 17 CFR § 230.406 and § 200.80(b)(4).

NT file name	Family	Country	#	Official No.	Title	Prior date	Filing date	Issue date	Status	Attorney	Attorney file name	Inventors

0002-EP-01	2	EP	1	EP1606605	System for detection of wafer defects	15/01/2003	11/01/2004	-	Pending	STC	55062	Dov Furman, Gad Neumann, Noam Dotan, Ram Segal, Shai Silberstein

0002-KR-01	2	KR	1	2005-7013165	System for detection of wafer defects	15/01/2003	15/07/2005	-	Pending	STC	55065	Gad Neumann

[***]

0002-WO-01	2	WO	1	PCT/IL04/000023	System for detection of wafer defects	15/01/2003	11/01/2004	-	Filed	STC	50446	Dov Furman, Gad Neumann, Noam Dotan, Ram Segal, Shai Silberstein

0003-US-01	3	.US	1	6,892,013	Fiber optical illumination system	15/01/2003	15/01/2003	10/05/2005	Issued	STC	47667	Dov Furman, Gad Neumann, Noam Dotan

0003-US-02	3	.US	2	11/096,873	Fiber optical illumination system	15/01/2003	1/04/2005	-	Allowed	STC	54590	Dov Furman

0003-US-03	3	.US	3	11/709,019	Fiber optical illumination system	15/01/2003	-		Pending	STC	60473	Dov Furman

0003-EP-01	3	EP	1	EP1588210	Fiber optical illumination system	15/01/2003	11/12/2004		Pending	STC	55106	Dov Furman, Gad Neumann, Noam Dotan

0003-KR-01	3	KR	1	2005-7013118	Fiber optical illumination system	15/01/2003	15/06/2005	-	Pending	STC	55109	Dov Furman, Gad Neumann, Noam Dotan

0003-TW-01	3	TW	1	93101034	Fiber optical illumination system	15/01/2003	11/12/2004	12/2005	Issued	STC	50532	Dov Furman, Gad Neumann, Noam Dotan

0003-WO-01	3	WO	1	PCT/IL04/000022	Fiber optical illumination system	15/01/2003	11/12/2004		Filed	STC	50445	Dov Furman, Gad Neumann, Noam Dotan

0004-US-01	4	US-Prov	1	60/587,675	Multimode inspection method and apparatus	12/07/2004	12/07/2004	-	Filed	STC	?	Dov Furman, Noam Dotan, Efraim Miklatzky

0004-US-02	4	.US	2	11/176,844	Multimode inspection method and apparatus	12/07/2004	6/07/2005	-	Allowed	STC	53885	Dov Furman, Noam Dotan, Efraim Miklatzky

0004-EP-01	4	EP	1	WO2006006148	Multimode inspection method and apparatus	12/07/2004	17/01/2007		Pending	STC	60474	Dov Furman, Noam Dotan, Efraim Miklatzky

0004-WO-01	4	WO	1	PCT/IL2005/000708	Multimode inspection method and apparatus	12/07/2004	4/06/2005		Filed	STC	53886	Dov Furman, Noam Dotan, Efraim Miklatzky

*** Text omitted and filed separately with the Securities and Exchange Commission pursuant to 17 CFR § 230.406 and § 200.80(b)(4).

NT file name	Family	Country	#	Official No.	Title	Prior date	Filing date	Issue date	Status	Attorney	Attorney file name	Inventors

0006-US-01	6	.US	1	11/069,712	Method and apparatus for detecting defects in wafer	28/02/2005	28/02/2005	-	Pending	STC	53603	Erez Sali, Tomer Yanir, Mark Wagner, Noam Dotan, Yuval Dorfan, Ran Zaslavsky

0006-EP-01	6	EP	1	EP1696227	Method and apparatus for detecting defects in wafer	28/02/2005	28/02/2006	-	Pending	STC	57768	Erez Sali, Tomer Yanir, Mark Wagner, Noam Dotan, Yuval Dorfan, Ran Zaslavsky

[***]

0007-US-01	7	.US	1	11/068,711	Method and apparatus for detecting defects in wafers including alignment of the wafer images so as to induce the same smear in all images	28/02/2005	28/02/2005	-	Pending	STC	53604	Yuval Dorfan, Ran Zaslavsky, Mark Wagner, Dov Furman, Shai Silberstein

[***]

0008-US-01	8	.US	1	11/410,276	Printed Fourier Filtering In Optical Inspection	24/04/2006	24/04/2006	-	Pending	D&M	NRI-1	Dan Fuchs, Shai Silberstein

0009-US-01	9	US-Prov	1	60/808,816	Wafer Inspection Using Short-Pulsed Continuous Broadband Illumination	26/05/2006	26/05/2006	-	Provisional	D&M	NRI-2	Dov Furman, Shai Silbertein

0009-US-02	9	.US	2	11/684,191	Wafer Inspection Using Short-Pulsed Continuous Broadband Illumination	26/05/2006	9/03/2007	-	Pending	D&M	NRI-2	Dov Furman, Shai Silbertein

0009-EP-01	9	EP	1	N/A	Wafer Inspection Using Short-Pulsed Continuous Broadband Illumination	26/05/2006	N/A	-	Pending	D&M	NRI-2-EP	Dov Furman, Shai Silbertein

[***]

0010-US-01	10	.US	1	11/503,859	Speckle Reduction Using a Fiber Bundle and Light Guide	14/08/2006	14/08/2006	-	Pending	D&M	NRI-3	Dov Furman, Daniel Mandelik

0011-US-01	11	.US	1	11/590,650	Defect Detection through Image Comparison Using Relative Measures	31/10/2006	31/10/2006	-	Pending	D&M	NRI-4	Erez Sali, Oren Cohen

[***]								-

[***]

[***]

[***]

*** Text omitted and filed separately with the Securities and Exchange Commission pursuant to 17 CFR § 230.406 and § 200.80(b)(4).

Attorney	Attorney file name	NT file name

D&M	NRI-1	0008-US-01
D&M	NRI-2 (Provisional)	0009-US-01
D&M	NRI-2	0009-US-02
D&M	NRI-3	0010-US-01
D&M	NRI-4	0011-US-01
D&M	NRI-5	0013-US-01
D&M	NRI-7	0012-US-01
D&M	NRI-8	0014-US-01
D&M	NRI-9	0015-US-01
STC	44420	0002-US-01
STC	44623	0001-US-01
STC	46509	0001-EP-01
STC	46793	0001-TW_01
STC	47513	0001-IL-01
STC	47606	0001-JP-01
STC	47607	0001-KR-01
STC	47667	0003-US-01
STC	47776	0001-CN-01
STC	50445	0003-WO-01
STC	50446	0002-WO-01
STC	50532	0003-TW-01
STC	50533	0002-TW-01
STC	53603	0006-US-01
STC	53604	0007-US-01
STC	53751	0002-US-07
STC	53885	0004-US-02
STC	53886	0004-WO-01
STC	54590	0003-US-02
STC	55062	0002-EP-01
STC	55065	0002-KR-01
STC	55070	0002-US-05
STC	55071	0002-US-02
STC	55072	0002-US-03
STC	55106	0003-EP-01
STC	55109	0003-KR-01
STC	55147	0002-US-04
STC	55247	0002-US-06
STC	57767	0007-IL-01
STC	57768	0006-EP-01
STC	57769	0006-IL-01
STC	60473	0003-US-03
STC	60474	0004-EP-01
STC	?	0004-US-01

Schedule 2.8(e)

Founders

Gadi Neumann
David Alumot

Schedule 2.18

List of Material Tangible Properties and Assets

[***]

*** Text omitted and filed separately with the Securities and Exchange Commission pursuant to 17 CFR § 230.406 and § 200.80(b)(4).

Schedule 2.19

NEGEVTECH LTD.

INTERIM REPORT

AS OF MARCH 31, 2007

(Unaudited)

[***]

*** Text omitted and filed separately with the Securities and Exchange Commission pursuant to 17 CFR § 230.406 and § 200.80(b)(4).

Schedule 2.24

List of Agreements with Employees & Consultants

[***]

*** Text omitted and filed separately with the Securities and Exchange Commission pursuant to 17 CFR § 230.406 and § 200.80(b)(4).

Schedule 2.25

Government Sponsored Programs

1.	Office of the Chief Scientist

On April 18, 2000 the OCS approved a grant in the amount of NIS 4,262,066 which was fully provided to the Company.

On April 3, 2001, the OCS approved an additional grant in the amount of NIS 9,972,714 which was fully provided to the Company.

On July 15, 2002, the OCS approved an additional grant in the amount of NIS 10,217,368 which was fully provided to the Company.

On June 10, 2003, the OCS approved an additional grant in the amount of NIS 9,499,968 which was fully provided to the Company.

On June 13, 2004, the OCS approved an additional grant in the amount of NIS 9,000,000 which was fully provided to the Company.

On May 2, 2005, the OCS approved an additional grant in the amount of NIS 6,800,000 out of which an amount of NIS 5,069,553 was provided to the Company.

On June 20 ,2006 the OCS approved an additional grant in the amount of NIS 6,208,568 out of which an amount of NIS 2,736,823 was provided to the Company.

2.	Fund for the Encouragement of Marketing Activities

On December 15, 2002, the Fund for the Encouragement of Marketing Activities approved a grant in the amount of $40,000 which was fully provided to the Company.

3.	Investment Center

On December 20, 2001 the Company applied for an approved enterprise status from the Investment Center of the Israeli Ministry of Trade and Industry. Approval was granted on March 24, 2002.

On October 19, 2004 the Investment Center approved an extension of the plan until March 23, 2005.

On July 27, 2005 the Investment Center approved an extension of the plan until March 23, 2006

Schedule 2.28

List of Insurance Policies

Negevtech maintains the following valid insurance policies:

Medical Insurance Policy		The policy covers the medical insurance of Israeli employees during their stay abroad for short periods and for relocation periods
Professional & Product Liability Insurance Policy	$5,000,000
Directors & Officers Liability Insurance Policy	$5,000,000
Marine Cargo Insurance Policy	$5,000,000 / $7,500,000 (Globus warehouses)
Property in business interruption to cover Negevtech Property	$100,000-$11,000,000	The coverage is for Negevtech Ltd., for more details please see Migdal`s Hi-Tech Business Insurance Policy
Third Party Liability	$5,000,000
Employer Liability	$5,000,000
Goods in Transit	$65,000
Employees` Loyalty	$100,000
Electronic Equipment	$33,000-$1,812,160
CGL	$1,000,000	Negevtech Inc.
Commercial Umbrella and Business & Personal Property Insurance policy	$5,000,000	Negevtech Inc. – See The Hartford`s Policy
Business Auto	$1,000,000	Negevtech Inc.

Schedule 3.5 A

Venture Capital Funds

Pitango Venture Capital Fund III (Israeli Sub) L.P.

Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.

Pitango Venture Capital Fund III (Israeli Investors) L.P.

Pitango Parallel Investor Fund III (Israel), L.P.

Pitango Principles Fund III (Israel) L.P.

Pitango Venture Capital Fund Trusts 2000 Ltd.

Canada Israel Opportunity Fund III, L.P.

Shrem, Fudim, Kelner Founders Group II L.P.

Shrem Fudim Kelner Founders Group II Annex Fund L.P.

Shrem, Fudim Kelner & Co Ltd.

SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.

Star Management of Investments No. II (2000) L.P.

Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)

SVM Star Ventures Managmenttgesellschaft mbH Nr. 3

Genesis Partners II, L.D.C.

Genesis Partners II (Israel) L.P.

Poalim Ventures Ltd.

Poalim Ventures I Ltd.

Poalim Ventures II L.P.

Wellington Partners Venture III Technology Fund L.P.

Amadeus III

Amadeus III Affiliates Fund LP

Schedule 3.5 B

Non Israeli Residents

Wellington Partners Venture III Technology Fund L.P.

Amadeus III

Amadeus III Affiliates Fund LP

Schedule 4.5

TULCHINSKY STERN MARCIANO ■ BEN ZUR ■ COHEN & CO.

L A W	O F F I C E S

w w w . t s l a w . c o . i l

5 Hafzadi St., (Ofer Bldg) • Jerusalem 95484 • Tel. (972) 2-6511919 • Fax. (972) 2-6513133

Museum Tower • 4 Berkowitz St. • Tel Aviv 64238 • Tel. (972) 3-6075000 • Fax. (972) 3-6075050

Menachem Tulchinsky, Adv.	Shlomi Azar, Adv. * †
Doron Stern, Adv.	Assaf Benmelech, Adv.
David Cohen, Adv.	Lana Tavor, Adv.
Boaz Ben Zur, Adv.	Galia Suesskind - Spiegel, Adv.
Isaac Marciano, Adv. (C.P.A.)	Oren Shriqui, Adv.
Yossi Ratnovsky, Adv. (C.P.A.)	Alon Karniel, Adv.
Chagit Pedael, Adv.	Talya Michaelson, Adv.
Yaacov Michlin, Adv.	Ofer Dolinsky, Adv.
Alon Tabak, Adv. *	Shimrit Lifshitz, Adv.
Baruch Perl, Adv.	Mirit Ber - Hoffman, Adv. (C.P.A.)
Ariel Fuss, Adv.	Michal Abramowitz - Levi, Adv.
Glenn Shalom - Winter, Adv.*	Nir Friedman, Adv.
Uriel Barak, Adv.*	Raz Ben - Dor, Adv.
Asaf Ben - Zeev, Adv.	Inbal Laifer, Adv.
Hagai Halevy, Adv.	Lital Helman, Adv.
Amit Manor, Adv.	Avital Mandel, Adv
Michal Markovitz - Blachar, Adv.	Hemi Shmueli, Adv.
Hadas Poraz, Adv.	Moshe Mazor, Adv.
Keren Shemesh, Adv.	Elad Shtief, Adv.

*Member of the N.Y. Bar Association †Qualified Solicitor in England &Wales

Jerusalem, July 20 2007

TO:	The Investors Listed on Schedule A of the Share Purchase Agreement (as defined herein)

Ladies and Gentlemen,

Re: Negevtech Ltd.

          We have acted as counsel to Negevtech Ltd., a company limited by shares, formed and existing under the laws of the State of Israel (the “Company”), in connection with the Series A1 Preferred Share Purchase Agreement dated July 20, 2007 (the “Share Purchase Agreement”) between the Company and yourselves and all the Schedules, Exhibits and ancillary documents related thereto to which the Company is a party (the “Transaction Documents”). Unless defined herein, capitalized terms have the meaning ascribed to them in the Transaction Documents.

                    In rendering this opinion, we have examined such documents and matters of law as we considered necessary for the purpose of rendering this opinion, including, without limitations, the Transaction Documents and the current Memorandum of Association and Articles of Association of the Company. As to matters of fact material to the opinions expressed herein, we have relied (without independent investigation) upon the representations by the Company in the Transaction Documents and on representations or certificates of, or communications with directors, officers, employees or representatives of the Company and certain public officials. Except as expressly set forth in this opinion, we have not undertaken any independent investigation to determine the existence or absence of such facts. Apart from an examination of the public records of the Israeli Registrar of Companies, we have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinions expressed herein. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below.

                    In rendering this opinion, we have examined originals or copies of documents, corporate records and other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed that the signatures on documents and instruments examined by us are authentic, that each is what it purports to be, and that all documents and instruments submitted to us as copies or facsimiles conform with the originals, which facts we have not independently verified.

                    In making our examination of documents, we have further assumed that (i) each party to such documents (other than the Company in connection with the Transaction Documents) had the power, legal competence and capacity to enter into and perform all of such party’s obligations thereunder, (ii) each party to such documents (other than the Company in connection with the Transaction Documents) has duly authorized, executed and delivered such documents, (iii) each of such documents is enforceable against and binding upon the parties thereto (other than the Transaction Documents against the Company), and (iv) there is no fact or circumstance relating to you or your business that might prevent you from enforcing any of the rights provided for in the Transaction Documents. We have also assumed that there are no extrinsic agreements or understandings among the parties to the Share Purchase Agreement, or contractual obligations that would modify or interpret the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder.

                    As used in this opinion, the expression “to our knowledge” or “known to us” with reference to matters of fact refers to the current actual knowledge of attorneys within the firm principally responsible for handling current matters for the Company. Except to the extent expressly set forth herein we have not undertaken any independent investigation to determine the existence or absence of any other facts, and no inference as to our knowledge of the existence or absence of any such facts should be drawn from our representation of the Company or the rendering of the opinions set forth below.

                    Where statements in this opinion are qualified by the term “material” or “materially,” those statements involve judgments and opinions as to the materiality or lack of materiality of any matter to the Company’s business, assets, results of operations or financial condition that are entirely those of the Company and its officers, after having been advised by us as to the legal effect and consequences of such matters.

                    We express no opinion as to matters governed by any laws other than the laws of the State of Israel. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the Transaction Documents or the transactions contemplated thereby.

                    In rendering the opinion set forth in paragraph 1 below, we have relied exclusively upon the Certificate of Incorporation and Registration as a Private Company issued by the Registrar of Companies dated 22.12.91 and upon documents filed and held on record with the Registrar of Companies.

                    In rendering the opinion in paragraph 3 and 4(ii) below, we have relied, inter alia, on your representations in Section 3 of the Share Purchase Agreement.

                    In rendering the opinion in paragraph 4 relating to violations of laws, rules or regulations of the State of Israel applicable to the Company, such opinion is limited to such laws, rules or regulations that in our experience are typically applicable to a transaction of the nature contemplated by the Agreement.

                    In connection with the general enforceability opinion set forth below, this opinion is qualified by, and we render no opinion with respect to, the following:

•

We express no opinion as to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances, preferential transfers and equitable subordination;

•

Our opinions are qualified by the limitations imposed by general principles of equity upon the availability of equitable remedies for the enforcement of provisions of the Transaction Documents, and by the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, would be commercially unreasonable, may establish claims of depravation of the minority or where their breach is not material; without limitation of the foregoing, we express no opinion as to potential claims or rights which may be raised by shareholders of the Company concerning the validity of the Recapitalization and/or the issuance of the Recap Ordinary Shares, the conversion thereto into Ordinary Preferred A Shares or Ordinary Preferred B Shares or the issuance of the Issued Shares, due to the nature of the Recapitalization and such issuances and conversion and their impact on the rights of the shareholders of the Company, provided that the aforesaid shall not derogate in any way from our opinion that all necessary corporate actions by the board of directors and the shareholders of the Company have been taken in order to approve the Recapitalization and such issuances and conversion are in compliance with the current Articles of Association and Memorandum of Association of the Company and the existing Shareholders Rights Agreement between the parties and do not require any consent or agreement of any Israeli government entity that has not been obtained.

•	We express no opinion as to the enforceability of the indemnification provisions in the Transaction Documents;

•

We express no opinion as to the effect of foreign laws, judicial determinations or governmental actions affecting creditors’ rights or the Company’s performance of its obligations under the Transaction Documents.

•

We express no opinion as to the effect of any Israeli law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or contrary to public policy;

•

We express no opinion as to the enforceability of provisions of the Transaction Documents expressly or by implication waiving broadly or vaguely stated rights or unknown future rights, or waiving rights granted by law where such waivers are against public policy;

•

We express no opinion as to the enforceability of any provision of any of the Transaction Documents purporting to (a) waive rights to service of process or objections to the laying of venue or to forum in connection with any litigation arising out of or pertaining to the Transaction Documents, (b) exclude conflict of law principles under Israeli law, (c) establish particular courts as the forum for the adjudication of any controversy relating to the Transaction Documents, (d) establish the laws of any particular state or jurisdiction for the adjudication of any controversy relating to the Transaction Documents, (e) establish evidentiary standards or make determinations conclusive or (f) provide for arbitration of disputes;

•	We express no opinion as to the effect of judicial decisions, that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of the Transaction Documents;

•

We express no opinion as to the enforceability of any provisions of the Transaction Documents providing that (a) rights or remedies are not exclusive, (b) rights or remedies may be exercised without notice, (c) every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, (d) the election of a particular remedy or remedies does not preclude recourse to one or more other remedies, (e) liquidated damages are to be paid upon the breach of any of the Transaction Documents or (f) the failure to exercise, or any delay in exercising, rights or remedies available under the Transaction Documents will not operate as a waiver of any such right or remedy;

•

We note that a requirement that provisions of the Transaction Documents may only be waived in writing may not be binding or enforceable if an oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver;

                    In addition to the foregoing, the opinions expressed below are specifically subject to the following qualifications and assumptions:

•	We express no opinion as to compliance with any antitrust statutes, rules or regulations;

•

We have assumed and express no opinion with respect to (a) the accuracy and completeness of representations and warranties of the Investors set forth in the Transaction Documents, and (b) the validity of any wire transfers, drafts or checks tendered by the Investors;

•

We express no opinion as to whether the members of the Company’s Board of Directors have complied with their fiduciary duties or duties of care in connection with the authorization and performance of the Recapitalization, the Share Purchase Agreement or any other of the Transaction Documents.

Based upon and subject to the foregoing and except as set forth in the Transaction Documents or the Schedule of Exceptions thereto, we are of the opinion that:

1.

The Company is a company limited by shares, duly incorporated and validly existing under the laws of the State of Israel. The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as, to our knowledge, it is presently conducted.

2.

The Company has all the requisite corporate power and authority to execute, deliver and perform the Transaction Documents and to perform its obligations set forth therein. The Company has the requisite corporate power and authority to offer, issue and sell the Issued Shares to be sold to you pursuant to the Share Purchase Agreement.

3.

Each of the Transaction Documents has been duly authorized by all necessary corporate actions on the part of the Company, has been executed and delivered by duly authorized officers of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. No other corporate act or proceeding on the part of the Company is necessary for the execution of the Transaction Documents and/or the fulfillment of the Company’s obligations thereunder.

4.

(a) The execution and delivery by the Company of the Transaction Documents, the issue and sale of the Issued Shares and the performance by the Company of its obligations under the Transaction Documents will not conflict with, constitute a violation of, result in a breach of any provision of, or constitute a default under any applicable statute, rule or regulation to which the Company is subject, including applicable Israeli securities laws.

          (b) The execution and delivery by the Company of the Transaction Documents, the issue and sale of the Issued Shares, the Recapitalization and the conversion of the Recap Ordinary Shares into Ordinary A Shares and Ordinary B Shares (the “Ordinary A/B Shares”) and the performance by the Company of its obligations under the Transaction Documents will not conflict with, constitute a violation of, result in a breach of any provision of, or constitute a default under, (i) the current Articles of Association of the Company; (ii) those Material Agreements (as defined in Section 2.10(c) of the Share Purchase Agreement) listed as numbers 37, 38 and 39 in the list of Material Agreements referenced to Section 2.10 of the Schedule of Exceptions to the Share Purchase Agreement, and the existing Shareholders Rights Agreement; or (iii) any judgment, decree or order known to us to which the Company is a party or by which it is bound, except in relation to subsections 4(a), 4(b)(ii) and 4(b)(iii) above for such conflicts, violations, breaches or defaults that are not reasonably likely to have a material adverse effect on the Company and the ability of the Company to perform its obligations under the Transaction Documents. Compliance by the Company with the terms of the Transaction Documents does not require the consent or agreement of any Israeli government entity (other than the Investment Center and the Office of the Chief Scientist, both of the Ministry of Industry, Trade and Labor, the approval in principle of both have been obtained, as set forth in the Schedule of Exceptions), nor does it require a filing with any Israeli government entity (other than the Registrar of Companies, the Investment Center and the Office of the Chief Scientist).

5.

The Issued Shares being purchased by you once issued and paid for in full in accordance with the provisions of the Share Purchase Agreement and the Amended Articles, and the Ordinary A/B Shares issued to you upon conversion of the Recap Ordinary Shares, will be duly and validly issued, fully paid and non-assessable, and, to the best of our knowledge, not issued in violation of any pre-emptive rights, and, to the best of our knowledge, you will hold such shares free and clear of any liens, security interests, pledges or charges in favor of the Company, except as set forth in the Transaction Documents. Upon conversion in accordance with the Amended Articles of the Issued Shares being purchased by you when fully paid, and/or of the Ordinary A/B Shares, the Ordinary Shares into which the Issued Shares and/or the Ordinary A/B Shares are convertible will be duly authorized, validly issued, fully paid, and non assessable, and, to the best of our knowledge, will not be issued in violation of any preemptive rights existing as of the date hereof.

6.

As of Closing (and following the Recapitalization), the authorized share capital of the Company constitutes of NIS 56,000,000 divided into (i) 30,000,000 Ordinary Shares, nominal value NIS 1 each, (ii) 3,500,000 Ordinary Preferred A Shares, nominal value NIS 1 each, (iii) 10,000,000 Ordinary Preferred B Shares, par value NIS 1 each, and (iv) 12,500,000 Series A1 Preferred Shares, nominal value NIS 1 each.

          Based on a review of the Company’s records and shareholder register, the issued and outstanding share capital of the Company immediately prior to the Closing and the Recapitalization is 624,949 Ordinary Shares, nominal value NIS 0.01 each, 13,144,070 Series AA Preferred Shares, nominal value NIS 0.01 each, 8,152,256 Series BB-1 Preferred Shares, nominal value NIS 0.01 each, 3,597,106 Series BB-2 Preferred Shares, nominal value NIS 0.01 each, 5,859,274 Series BB-3 Preferred Shares, nominal value NIS 0.01 each and 4,338,096 Series BB-4 Preferred Shares, nominal value NIS 0.01 each. All such issued and outstanding shares have been duly authorized, validly issued, and to the best of our knowledge, are free of any liens or encumbrances in favor of the Company, except as set forth in the Transaction Documents.

          To the best of our knowledge on the basis of our review of the documents provided to us by the Company (except with respect to options granted pursuant to the Company’s share option plans and shares issued upon exercise thereof, in respect of which we have relied solely on representations made by certain officers of the Company), and except as disclosed in the Transaction Documents, there are not as of the date hereof, any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments (including conversion or pre-emptive rights), or any other agreements of any character directly obligating the Company to issue (a) any additional shares, except that we express no opinion as to the number of shares issuable in respect of the anti-dilution rights of any of the classes of shares of the Company in connection with the Share Purchase Agreement or as a result of the issuance of the Issued Shares, provided that the aforesaid shall not derogate in any way from our opinion that all necessary corporate actions by the board of directors and the shareholders of the Company have been taken in order to approve the waiver of anti-dilution rights under the Share Purchase Agreement, in compliance with the current Articles of Association; or (b) any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares. To the best of our knowledge, except as disclosed in the Transaction Documents, the Company has not adopted or authorized any plan for the benefit of its officers, employees, or directors which requires or permits the issuance, sale, purchase, or grant of any shares of the Company’s share capital or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares.

7.	All necessary corporate proceedings have been taken to adopt the Amended Articles as they appear in Exhibit A of the Share Purchase Agreement, and such Amended Articles were validly adopted.

8.

Except as set forth in the Transaction Documents, we do not know of any civil, criminal or arbitration proceedings pending before any court or administrative agency to which the Company is party, nor is there in any investigation pending or threatened against the Company being handled by us.

This opinion is rendered as of the date first written above solely for your benefit in connection with the Transaction Documents and may not be relied on by, nor may copies be delivered to, any other person without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinions expressed herein.

TULCHINSKY STERN MARCIANO, BEN-ZUR, COHEN & CO., LAW OFFICES

Schedule 4.10

Officer Certificate

To:	The Investors Listed on Schedule A hereto (the "Investors")

From:	Oz Desheh, Chief Financial Officer of Negevtech Ltd. (the "Company")

Re:	Officer’s Certificate Pursuant to Section 4.10 to the Series A1 Preferred SharePurchase Agreement by and between the Company and the Investors dated July 20,2007 (the “Agreement”)

I, the undersigned, in my capacity as Chief Financial Officer of the Company, hereby certify the following:

1.	The representations and warranties contained in Section 2 of the Agreement are true as of the date hereof.

2.	The Company has performed and complied with all the agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with on or before the Closing (as defined in the Agreement).

3.	There has been no material adverse change in the financial or business condition or prospects of the Company from the date of the Agreement until the date hereof.

4.	As of the date hereof, there is no action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any state, municipal, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (i) prevent consummation of any of the transactions contemplated by the Agreement; (ii) cause any of the transactions contemplated by the Agreement to be rescinded following consummation

IN WITNESS WHEREOF, I have executed this certificate on this __ day of ____ 2007.

_______________________________
Chief Financial Officer of Negevtech Ltd.